UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant	☑
Filed by a Party other than the Registrant	☐
Check the appropriate box:
☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
C-COR INCORPORATED
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: Common Stock, par value $.01 per share

(2)	Aggregate number of securities to which transaction applies: 57,341,546 - the estimated maximum number of shares of Common Stock of the Registrant expected to be outstanding immediately prior to merger of Registrant with a wholly owned subsidiary of ARRIS Group, Inc.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $11.64 - pursuant to Rules 0-11(c)(1) and 0-11(a)(4) under the Securities Exchange Act of 1934, the average of the high and low sales prices of the Common Stock of the Registrant, as quoted on the NASDAQ Global Select Market on October 9, 2007.

(4)	Proposed maximum aggregate value of transaction: $266,057,606. The proposed maximum offering price is equal to (i) the product of (a) $11.64, the average of the high and low sales prices of the Common Stock of the Registrant, as quoted on the NASDAQ Global Select Market on October 9, 2007 and (b) the aggregate number of securities to which the transaction applies minus (ii) the cash portion of the consideration to be paid by ARRIS Group, Inc. to the holders of the Registrant’s Common Stock.

(5)	Total fee paid: $8,168
☐	Fee paid previously with preliminary materials.

☑	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid: $8,168

(2)	Form, Schedule or Registration Statement No.: Form S-4

(3)	Filing Party: ARRIS Group, Inc.

(4)	Date Filed: October 12, 2007
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

The information in this preliminary joint proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY COPY — SUBJECT TO COMPLETION, DATED OCTOBER 12, 2007

 • , 2007

Dear ARRIS shareholders and C-COR shareholders:

The Boards of Directors of ARRIS Group, Inc. and C-COR Incorporated have approved a merger of the two companies that they believe will create a leading pure play cable solutions company with highly scalable, revenue producing technologies for high speed data, telephony, optical and network access infrastructure and video management solutions.

Under the merger agreement, C-COR shareholders will have the right to elect to receive either $13.75 in cash or 0.9642 of a share of ARRIS common stock for each share of C-COR common stock they own. The stock portion of the merger consideration is subject to adjustment in the event the average closing price of ARRIS’ common stock over the ten trading-day period ending three trading days prior to the closing of the merger is less than $12.83 or more than $15.69 per share. ARRIS and C-COR have agreed that approximately 49% of the shares of C-COR common stock outstanding immediately before completion of the merger will be converted into the right to receive the stock consideration (although a small portion of that consideration may be paid in cash) and the remaining approximately 51% of the shares will be converted into the right to receive the cash consideration. Therefore, the cash and stock elections that C-COR shareholders make with respect to their shares will be subject to proration to achieve this allocation.

Based on the estimated number of shares of C-COR common stock outstanding and the current price of ARRIS common stock, ARRIS expects to pay approximately $ •  in cash and to issue approximately • shares of ARRIS common stock to C-COR shareholders in the merger. Former C-COR shareholders are expected to own approximately 19% of the outstanding ARRIS shares immediately after the merger. ARRIS common stock is listed on the NASDAQ Global Select Market under the symbol “ARRS.” C-COR common stock is listed on the NASDAQ Global Select Market under the symbol “CCBL.”

Each company is holding a special meeting of its shareholders in order to obtain the shareholder approval necessary to complete the merger. The accompanying joint proxy statement/prospectus provides a detailed description of the proposed merger and the merger consideration. In addition, it provides you with important information regarding the special meetings of shareholders. We urge you to read the enclosed materials (and any documents incorporated by reference into this joint proxy statement/prospectus) carefully. Please pay particular attention to the “Risk Factors” section beginning on page 15.

We cannot complete the merger without the approval of the shareholders of both of our companies. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend your company’s special meeting, please vote all proxy cards that you receive as soon as possible to ensure that your shares are represented at the applicable special meeting. Shareholders holding registered shares or shares through a broker-managed account can vote their shares by using a toll-free telephone number or the Internet. Instructions for using these convenient services are provided on the accompanying proxy card. Of course, you may still vote your shares by marking your vote on the accompanying proxy card, signing and dating it and mailing it in the envelope provided. If you are a shareholder of both ARRIS and C-COR, you will receive two separate packages of proxy materials and should respond to both. If you have any questions or need assistance voting your shares, please call • , who is assisting ARRIS, toll free at • , if you are an ARRIS shareholder, or • , who is assisting C-COR, toll free at • , if you are a C-COR shareholder.

The ARRIS board of directors recommends that ARRIS shareholders vote FOR the proposal to approve the issuance of ARRIS common stock to be issued to C-COR shareholders pursuant to the merger agreement. The C-COR board of directors recommends that C-COR shareholders vote FOR the proposal to adopt the merger agreement.

Sincerely,

Chairman and Chief Executive Officer	Chairman and Chief Executive Officer
ARRIS Group, Inc.	C-COR Incorporated

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated • , 2007, and is first being sent to ARRIS shareholders and C-COR shareholders on or about • , 2007.

ARRIS Group, Inc.
3871 Lakefield Drive
Suwanee, Georgia 30024
(678) 473-2000

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD • , 2007

To the Shareholders of ARRIS Group, Inc.:

A special meeting of shareholders of ARRIS Group, Inc., a Delaware corporation (“ARRIS”), will be held at • (local time) on • , • , 2007, at • , for the following purposes:

1. To consider and vote upon a proposal to approve the issuance of ARRIS common stock in the merger of C-COR Incorporated, a Pennsylvania corporation (“C-COR”), with and into Air Merger Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of ARRIS (“Merger Sub”), as contemplated by the Agreement and Plan of Merger, dated as of September 23, 2007, by and among ARRIS, C-COR and Merger Sub, as that agreement may be amended;

2. To consider and vote on any adjournment or postponement of the special meeting, if necessary, to solicit additional proxies in favor of the proposal to approve the issuance of shares of ARRIS common stock pursuant to the merger agreement; and

3. To transact any other business as may properly come before the special meeting or any properly reconvened meeting following an adjournment or postponement of the special meeting.

Holders of record of ARRIS common stock at the close of business on • , 2007, are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. A list of these shareholders will be available for inspection by any shareholder for any purpose germane to the special meeting during ordinary business hours for ten days prior to the special meeting at the offices of ARRIS and will also be available at the special meeting.

Your vote is very important. Your proxy is being solicited by the ARRIS board of directors. The issuance of new shares of ARRIS common stock must be authorized by the shareholders of ARRIS in order for the merger to be completed.

By Order of the ARRIS board of directors,

Lawrence A. Margolis
Secretary

Suwanee, Georgia
 • , 2007

IMPORTANT NOTICE

If you do not plan to attend the special meeting to vote your shares, please complete, date, sign and promptly mail the enclosed proxy card in the return envelope provided. No postage is necessary if mailed in the United States. Shareholders of record and many shareholders holding shares in broker-managed accounts may also give their proxy by telephone or through the Internet in accordance with the instructions accompanying the proxy card. Any person giving a proxy has the power to revoke it at any time, and shareholders who are present at the special meeting may withdraw their proxies and vote in person.

C-COR Incorporated
60 Decibel Road
State College, Pennsylvania 16801
(814) 238-2461/(800) 233-2267

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD • , 2007

To the Shareholders of C-COR Incorporated:

A special meeting of shareholders of C-COR Incorporated, a Pennsylvania corporation (“C-COR”), will be held at • (local time) on • , • , 2007, at 1735 Market Street, 42nd floor, Philadelphia, Pennsylvania 19103, for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of September 23, 2007, by and among C-COR, ARRIS Group, Inc., a Delaware corporation (“ARRIS”), and Air Merger Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of ARRIS (“Merger Sub”), as that agreement may be amended;

2. To consider and vote on any adjournment or postponement of the special meeting, if necessary, to solicit additional proxies in favor of the proposal to adopt the merger agreement; and

3. To transact other business that may properly come before the special meeting or any properly reconvened meeting following an adjournment or postponement of the special meeting.

Shareholders of record at the close of business on • , 2007, are entitled to notice of and to vote at the special meeting and any postponement or adjournment of the special meeting. Your vote is important. Please complete, date and sign the enclosed proxy and return it promptly, or if you prefer, you may cast your vote by Internet or telephone. If you attend the special meeting, you may vote in person.

By Order of the board of directors of C-COR,

William T. Hanelly
Chief Financial Officer, Secretary and Treasurer

State College, Pennsylvania
 • , 2007

IMPORTANT NOTICE
If you do not plan to attend the special meeting to vote your shares, please complete, date, sign and promptly mail the enclosed proxy card in the return envelope provided. No postage is necessary if mailed in the United States. Shareholders of record and many shareholders holding shares in broker-managed accounts may also give their proxy by telephone or through the Internet in accordance with the instructions accompanying the proxy card. Any person giving a proxy has the power to revoke it at any time, and shareholders who are present at the special meeting may withdraw their proxies and vote in person.

REFERENCE TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about ARRIS and C-COR from documents that are not included in or delivered with this joint proxy statement/prospectus. For a listing of the documents incorporated by reference into this joint proxy statement/prospectus, see “Where You Can Find Additional Information” beginning on page 94. This information is available to you without charge upon your written or oral request. You can obtain documents related to ARRIS and C-COR that are incorporated by reference into this joint proxy statement/prospectus, without charge, from the SEC’s website (www.sec.gov) or by requesting them in writing or by telephone from the appropriate company.

ARRIS Group, Inc. 3871 Lakefield Drive Suwanee, Georgia 30024 (678) 473-2647 Attn: Investor Relations www.arrisi.com	C-COR Incorporated 60 Decibel Road State College, Pennsylvania 16801 (800) 233-2267 ext. 4402 Attn: Investor Relations www.c-cor.com

(All website addresses given in this joint proxy statement/prospectus are for information only and are not intended to be an active link or to incorporate any website information into this joint proxy statement/prospectus.)

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this joint proxy statement/prospectus.

In order to receive timely delivery of requested documents in advance of the special meetings, you should make your request no later than • , 2007.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by ARRIS (File No. 333- • ), constitutes a prospectus of ARRIS under Section 5 of the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the ARRIS common stock to be issued to C-COR shareholders as required by the merger agreement. It also constitutes a notice of meeting and a joint proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, with respect to the special meeting of ARRIS shareholders, at which ARRIS’ shareholders will be asked to consider and vote upon a proposal to approve the issuance of ARRIS common stock required to be issued to C-COR shareholders pursuant to the merger agreement, and, with respect to the special meeting of C-COR shareholders, at which C-COR’s shareholders will be asked to consider and vote upon a proposal to adopt the merger agreement.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE MEETINGS

General Questions and Answers

Q:	What are ARRIS and C-COR proposing?

A:	On September 23, 2007, ARRIS, C-COR and Merger Sub entered into a merger agreement providing for the acquisition of C-COR by means of a merger of C-COR into Merger Sub, a wholly owned subsidiary of ARRIS, and Merger Sub will change its name to “C-COR Incorporated.” We refer to this transaction as the merger. Following the merger, existing shareholders of ARRIS will own approximately 81% of ARRIS and former shareholders of C-COR will own approximately 19% of ARRIS. Also, following the merger, ARRIS will take all reasonable steps to insure that one designee of C-COR will be appointed to the board of directors of ARRIS.

Q:	What will C-COR shareholders receive in the merger?

A:	In the merger, shareholders of C-COR will receive either $13.75 in cash or 0.9642 of a share of ARRIS common stock for each share of C-COR common stock based on the shareholder’s election and subject to adjustment, which we refer to as the merger consideration, in exchange for each share of common stock of C-COR they own.

The implied value of the stock consideration to be received by C-COR shareholders as a result of the merger will fluctuate as the market price of ARRIS common stock fluctuates. As a result, ARRIS and C-COR have agreed that the number of shares of ARRIS common stock that each C-COR shareholder may elect to receive for each share of C-COR common stock will (i) increase in the event the closing price of ARRIS common stock decreases below a 10% threshold, or (ii) decrease in the event the closing price of ARRIS common stock increases above a 10% threshold. See “The Merger Agreement — Merger Consideration and Shareholder Elections” beginning on page 57 for more detailed information.

Q:	Are C-COR shareholders guaranteed to receive their election of cash or ARRIS common stock?

A:	No. Under the merger agreement, approximately 49% of the shares of C-COR common stock outstanding immediately before completion of the merger will be converted into the stock consideration and the remaining approximately 51% of the shares will be converted into the cash consideration, although a small portion of the consideration that would otherwise be payable in stock may be paid in cash as described under “The Merger Agreement — Merger Consideration and Shareholder Election — Stock Consideration Adjustment.” Therefore, the cash and stock elections that C-COR shareholders make with respect to their shares will be subject to proration to meet this requirement. See “The Merger Agreement — Merger Consideration and Shareholder Elections” beginning on page 57 for more detailed information.

Q.	Do ARRIS shareholders make an election?

A.	No. ARRIS shareholders will continue to own their existing shares of ARRIS common stock, which will not change or otherwise convert into other securities or cash.

Q:	When and how must a C-COR shareholder elect the type of merger consideration?

A:	The procedure for electing the type of merger consideration that a C-COR shareholder wants to receive is specified in an election form that accompanies this joint proxy statement/prospectus. You should carefully review and follow the instructions set forth in that election form. These instructions require that a properly completed and signed election form be received by the exchange agent by the election deadline, which is 5:00 p.m., New York City time, on • , 2007. Holders of record who do not submit a properly completed and signed election form to the exchange agent by the election deadline will have no control over the type of merger consideration they receive.

If your shares of C-COR common stock are held in a stock brokerage account or by a bank or other nominee, you must follow your broker’s, bank’s, or other nominee’s procedures for electing the type of merger consideration that you want to receive in the merger. If you do not properly follow these instructions for election, you will have no control over the type of merger consideration you receive.

In all events, the amount of cash and ARRIS common stock that you receive will reflect the election forms that are received from other shareholders, i.e. the more of one form of consideration that other shareholders elect, the less of that form you will receive.

Q:	Can I change my election after I submit my election form?

A:	Yes. A holder of record of C-COR common stock can revoke an election and submit new election materials before the election deadline by submitting a written notice to the exchange agent that is received prior to the election deadline at the following address:

•

The revocation must specify the account name and such other information as the exchange agent may request, and revocations may not be made in part. New elections must be submitted in accordance with the election procedures described in this joint proxy statement/prospectus.

If you instructed a broker, bank, or other nominee to submit an election for your shares, you must follow your broker’s, bank’s, or other nominee’s directions for changing those instructions.

Q.	Do I need to send in my stock certificates now?

A.	No. After the merger is completed, we will send C-COR shareholders written instructions for exchanging their stock certificates.

Q:	How do the ARRIS and C-COR Boards of Directors recommend that I vote regarding the merger?

A:	ARRIS’ board of directors recommends that ARRIS’ shareholders vote FOR the issuance of ARRIS common stock pursuant to the merger agreement.

C-COR’s board of directors unanimously recommends that C-COR’s shareholders vote FOR the adoption of the merger agreement.

Q:	Why are ARRIS and C-COR proposing to merge?

A:	The ARRIS board of directors has concluded that the merger offers significant benefits to its shareholders. The C-COR board of directors has concluded that the merger offers significant benefits to C-COR and its shareholders. See “The Merger — Factors Considered by the ARRIS Board of Directors” and “— Factors Considered by the C-COR Board of Directors,” beginning on page 33 for more information.

Q:	Are there risks I should consider in deciding whether to vote for the merger?

A:	Yes. The merger is subject to a number of risks and uncertainties. Before deciding whether to vote for or against the merger, you should carefully consider the risks set forth in “Risk Factors” and other information included or incorporated by reference in this joint proxy statement/prospectus.

Q:	What will happen to C-COR stock options and warrants in the merger?

A:	All C-COR stock options outstanding at the time of the merger will become fully vested and will be converted into options to acquire ARRIS common stock. The number of shares subject to such converted stock options will be adjusted by multiplying the number of shares subject to such C-COR stock option by 0.9642, subject to adjustment in certain circumstances, and the exercise price will be adjusted accordingly. The options to acquire ARRIS common stock will be subject to the same terms and conditions as were applicable under the C-COR plans pursuant to which they initially were issued (except that all options other than options awarded by C-COR to new employees after September 23, 2007 will vest on the date of the merger and except to the extent that such terms and conditions may be altered to reflect the merger).

All C-COR warrants outstanding and unexercised immediately prior to the effective time of the merger will expire and no merger consideration will be paid with respect to any unexercised warrants. As a result, holders of outstanding C-COR warrants must exercise their warrants prior to the effective time of the merger or they will receive no merger consideration.

Q.	If I want to exercise my C-COR options, what do I do?

A.	You are under no obligation to exercise your C-COR options before the completion of the merger. However, if you hold exercisable C-COR options and wish to exercise them prior to the merger in order to be eligible to elect to receive cash consideration for such shares, then prior to 4:00 p.m. (local time) on the second trading day immediately prior to the date of closing of the merger you should exercise your options by submitting a completed and executed Stock Option Cash Exercise Letter of Authorization (included in materials accompanying this joint proxy statement/prospectus) along with payment for the shares and any applicable taxes to C-COR Incorporated, 60 Decibel Road, State College, Pennsylvania 16801, to the attention of Mark Savereno. Questions may be directed to Mr. Savereno at msavereno@c-cor.com or (800) 233-2267, ext. 4749. You may also execute a cashless exercise of outstanding exercisable options prior to the deadline set forth above.

Q.	If I want to exercise my C-COR warrants, what do I do?

A.	You are under no obligation to exercise your C-COR warrants before the completion of the merger. However, if you hold C-COR warrants and wish to exercise them to acquire C-COR common stock in order to receive the merger consideration, then prior to 4:00 p.m. (local time) on the second trading day immediately prior to the date of closing of the merger you should exercise your warrants by sending the warrant, with the completed and executed Notice of Exercise (included in materials accompanying this joint proxy statement/prospectus) and payment to C-COR Incorporated, 60 Decibel Road, State College, Pennsylvania 16801, to the attention of Mark Savereno. Questions may be directed to Mr. Savereno at msavereno@c-cor.com or (800) 233-2267, ext. 4749. You may also execute a cashless exercise of outstanding exercisable warrants as specified by the provisions of your warrants prior to the deadline set forth above.

Q:	Am I entitled to dissenter or appraisal rights in connection with the merger?

A:	No. Shareholders do not have dissenter or appraisal rights in connection with the merger.

Q:	Where will the ARRIS common stock be listed?

A:	ARRIS will remain listed on the NASDAQ Global Select Market following the merger. The stock symbol for ARRIS is “ARRS.”

Q:	When do ARRIS and C-COR expect to complete the merger?

A:	ARRIS and C-COR will complete the merger when all of the conditions to completion of the merger have been satisfied or waived. ARRIS and C-COR are working toward satisfying these conditions and completing the merger as quickly as possible. ARRIS and C-COR currently expect to complete the merger in the first quarter of 2008. Because the merger is subject to a number of conditions, some of which are beyond ARRIS’ and C-COR’s control, the exact timing cannot be predicted.

Q:	Where can I find more information about the companies?

A:	You can find more information about ARRIS and C-COR from various sources described under “Where You Can Find Additional Information.”

ARRIS Shareholder Meeting Questions and Answers

Q:	When and where is the Special Meeting of the ARRIS shareholders?

A:	ARRIS will hold a special meeting of the shareholders on • , 2007, at • (local time), at • , which we refer to as the ARRIS meeting.

Q:	On what am I being asked to vote?

A:	ARRIS shareholders are being asked to approve the following proposals at the ARRIS meeting:

• to approve the issuance of ARRIS common stock to be issued pursuant to the Agreement and Plan of Merger, dated as of September 23, 2007, by and among ARRIS, C-COR and Merger Sub;

• to consider and vote on any adjournment or postponement of the ARRIS meeting, if necessary, to solicit additional proxies in favor of the proposal to approve the issuance of shares of ARRIS common stock pursuant to the merger agreement; and

• to transact any other business that may properly come before the ARRIS meeting or any properly reconvened meeting following an adjournment or postponement of the ARRIS meeting.

Q:	What vote is required by the ARRIS shareholders to approve the issuance of the shares of ARRIS common stock in the merger?

A:	Approval of the issuance of ARRIS common stock in the merger will require the affirmative vote of a majority of the votes cast by the holders of ARRIS common stock entitled to vote at the ARRIS meeting. Each share of ARRIS common stock is entitled to one vote on this proposal and on all other matters scheduled to come before the ARRIS meeting.

As of the record date, ARRIS directors and executive officers owned and were entitled to vote • ARRIS common stock, representing approximately • % of the shares outstanding on the record date. The directors and officers of ARRIS have informed ARRIS that they intend to vote all of their shares of ARRIS common stock FOR the approval of the issuance of ARRIS common stock in the merger.

Q:	How do I vote on the proposals to be presented at the ARRIS meeting?

A:	First, please review the information contained in this joint proxy statement/prospectus, including the annexes. This joint proxy statement/prospectus contains important information about ARRIS, C-COR, Merger Sub and the merger. It also contains important information about what the boards of directors of ARRIS and C-COR considered in evaluating the merger.

Second:

• If you are a registered holder of ARRIS common stock, please submit your proxy card promptly by telephone, via the Internet or by signing, dating and returning the appropriate enclosed proxy card in the envelope provided so that your shares can be voted at the ARRIS meeting. The ARRIS proxy card applicable to ARRIS shareholders is printed on blue paper. You may also attend in person and vote at the ARRIS meeting, even if you have already submitted a proxy card.

• If you hold your ARRIS common stock in “street” name, you must contact your broker or other nominee to obtain a broker voting instruction form (if you did not receive one together with this joint proxy statement/prospectus) and for other instructions as to how to vote your shares.

• If you hold your ARRIS common stock in both registered and “street” name, you will receive both a proxy card and a broker voting instruction form. To ensure that all your shares are represented at the ARRIS meeting, please submit a vote by telephone, via the Internet or by mail for each proxy card or broker voting instruction form you receive.

Q:	What happens if I don’t indicate how to vote on my signed proxy card or broker voting instruction form?

A:	If you sign and send in your proxy card but do not include instructions on how to vote your properly signed form, your shares will be voted FOR the issuance of ARRIS common stock in the merger and FOR any adjournment or postponement of the ARRIS meeting to solicit additional proxies.

If you are a non-registered holder and your shares of ARRIS common stock are held in “street name” and you do not provide voting instructions to your broker or other nominee, which we refer to as a “broker non-vote,” your shares will not be considered to have been voted for the issuance of ARRIS common stock in the merger or for any adjournment or postponement of the ARRIS meeting to solicit additional proxies. Given that only a majority of votes cast is required to approve the proposal, shares not voted for the issuance of ARRIS common stock in the merger will have no effect on that proposal. Broker non-votes will be deemed present for quorum purposes.

If you sign and send in your broker voting instruction form but do not include instructions on how to vote your properly signed form, your shares will not be voted with respect to the proposals that may properly come before the ARRIS meeting but you will be deemed present for quorum purposes.

Q:	Can I change my vote after I have mailed my signed proxy card or broker voting instruction form?

A.	Yes. You can change your vote before your proxy card or broker voting instruction form is voted at the ARRIS meeting.

Registered Holders. If you are a registered holder, you can change your vote in one of three ways:

• First, before the ARRIS meeting, you can deliver a signed notice of revocation of proxy to the Secretary of ARRIS or to the offices of ARRIS’ proxy solicitor at the addresses specified below at any time up to and including the last business day before the ARRIS meeting.

• Second, you can complete and submit a later-dated proxy card no later than 5:00 p.m. (local time) on the last business day before the ARRIS meeting.

• Third, you can attend the ARRIS meeting and vote in person. Your attendance at the ARRIS meeting alone will not revoke your proxy; rather, you must vote at the ARRIS meeting in order to revoke your previously submitted proxy card.

If you are a registered holder and want to change your proxy directions by mail or by fax, you should send any notice of revocation or your completed new proxy card, as the case may be, to ARRIS at either of the following addresses:

ARRIS Group, Inc. 3871 Lakefield Drive Suwanee, Georgia 30024 Attention: Secretary Fax: (678) 473-8470	[ARRIS PROXY SOLICITOR]

Non-Registered Holders. If a broker, bank, trust company or other nominee holds your shares in “street name” and you have instructed such nominee to vote your shares and wish to change your vote, you must follow directions received from such nominee to change those instructions.

You may also revoke or change your proxy or broker voting instructions by telephone or via the Internet by following the instructions set forth below under “Can I vote by telephone or electronically?”

Q:	Can I vote by telephone or electronically?

A:	Yes, in most cases. To vote by telephone, please call the number shown on your proxy card or broker voting instruction form from a touch-tone phone and follow the instructions. To vote via the Internet, please go to the website shown on your proxy card or broker voting instruction form and follow the instructions

v

on the screen. Please note that you will need to refer to the control number indicated on your proxy card or broker voting instruction form to identify yourself in the electronic voting system. Please also refer to the instructions on your proxy card or broker voting instruction form for information regarding the deadline for voting your shares electronically. If you hold your ARRIS common stock through a broker or other nominee, you should check your broker voting instruction form forwarded to you by such nominee to see which options are available.

Q:	If my broker or other nominee holds my shares in “street name,” will my broker or other nominee vote my shares for me?

A:	No. Your broker or other nominee will not vote your shares unless it receives your specific instructions in a completed broker voting instruction form. After carefully reading and considering the information contained in this joint proxy statement/prospectus, including the annexes, please follow the directions provided by your nominee with respect to voting procedures and complete a broker voting instruction form. Please ensure that your broker voting instruction form is submitted to your nominee in sufficient time to ensure that your vote is received by ARRIS on or before 5:00 p.m. (local time) on • , 2007. If you have instructed a nominee to vote your shares and wish to change your vote, you must follow directions received from your nominee to change those instructions.

Q:	Who can help answer my questions about the merger?

A:	• is acting as the proxy solicitor for ARRIS. If you have any questions about the merger or about how to vote your shares, please call • toll free at • .

C-COR Shareholder Meeting Questions and Answers

Q:	When and where is the Special Meeting of the C-COR shareholders?

A:	We will hold the special meeting of the shareholders of C-COR on • , 2007, at • (local time), at 1735 Market Street, 42nd Floor, Philadelphia, Pennsylvania 19103, which we refer to as the C-COR meeting.

Q:	On what am I being asked to vote?

A:	C-COR shareholders are being asked to approve the following proposals at the C-COR meeting:

• to adopt the Agreement and Plan of Merger, dated as of September 23, 2007, by and among ARRIS, C-COR and Merger Sub;

• to consider and vote on any adjournment or postponement of the C-COR meeting, if necessary, to solicit additional proxies in favor of the proposal to adopt the merger agreement; and

• to transact any other business that may properly come before the C-COR meeting or any properly reconvened meeting following an adjournment or postponement of the C-COR meeting.

Q:	What vote is required to approve the merger agreement at the C-COR meeting?

A.	Adoption of the merger agreement requires the affirmative vote of the majority of the votes cast by the holders of C-COR common stock entitled to vote at the C-COR meeting. Each share of C-COR common stock is entitled to one vote on this proposal and on all other matters scheduled to come before the C-COR meeting.

As of the record date, C-COR directors and executive officers owned and were entitled to vote • shares of C-COR common stock, representing approximately • % of the C-COR common stock outstanding on that date. The directors and officers of C-COR have informed C-COR that they intend to vote all of their shares of C-COR common stock FOR the adoption of the merger agreement.

Q:	How do I vote on the proposals to be presented at the C-COR meeting?

A:	First, please review the information contained in this joint proxy statement/prospectus, including the annexes. This joint proxy statement/prospectus contains important information about ARRIS, C-COR, Merger Sub and the merger. It also contains important information about what the Boards of Directors of ARRIS and C-COR considered in evaluating the merger.

Second:

• If you are a registered holder of C-COR common stock, please submit your proxy card promptly by telephone, via the Internet or by signing, dating and returning the enclosed appropriate proxy card in the envelope provided so that your shares can be voted at the C-COR meeting. The C-COR proxy card applicable to C-COR shareholders is printed on pink paper. You may also attend in person and vote at the C-COR meeting, even if you have already submitted a proxy card.

• If you hold your C-COR common stock in “street” name, you must contact your broker or other nominee to obtain a broker voting instruction card or form (if you did not receive one together with this joint proxy statement/prospectus) and for other instructions as to how to vote your shares.

• If you hold your C-COR common stock in both registered and “street” name, you will receive both a proxy card and a broker voting instruction card or form.

• To ensure that all of your shares are represented at the C-COR meeting, please submit a vote by telephone, via the Internet or by mail for each proxy card or broker voting instruction card or form you receive.

Q:	What happens if I don’t indicate how to vote on my signed proxy card or broker voting instruction card or form?

A:	If you sign and send in your proxy card but do not include instructions on how to vote your properly signed form, your shares will be voted FOR the adoption of the merger agreement and FOR any adjournment or postponement of the C-COR meeting to solicit additional proxies.

If your shares of C-COR are held in “street name” and you do not provide voting instructions to your broker or other nominee, which we refer to a broker non-vote, your shares will not be considered to have been voted for the adoption of the merger agreement or any adjournment or postponement of the C-COR meeting to solicit additional proxies. Because the required vote of C-COR shareholders is based upon the number of votes cast, rather than upon the number of shares of C-COR common stock outstanding, any shares for which a holder does not submit a proxy or vote in person at the C-COR meeting, including abstentions and broker non-votes, will not be counted in connection with the adoption of the merger agreement. Broker non-votes will be deemed present for quorum purposes.

If you sign and send in your broker voting instruction form but do not include instructions on how to vote your properly signed form, your shares will not be voted with respect to the proposals that may properly come before the C-COR meeting, however, you will be deemed present for quorum purposes.

Q:	Can I change my vote after I have mailed my signed proxy card or broker voting instruction card or form?

A:	Yes. You can change your vote before your proxy card or broker voting instruction card or form is voted at the C-COR meeting.

Registered Holders. If you are a registered holder, you can change your vote in one of three ways:

• First, before the C-COR meeting, you can deliver a signed notice of revocation of proxy to the Secretary of C-COR at the address specified below at any time up to and including the last business day before the C-COR meeting.

• Second, you can complete and submit a later-dated proxy card at any time up to and including the last business day before the C-COR meeting.

• Third, you can attend the C-COR meeting and vote in person. Your attendance at the C-COR meeting alone will not revoke your proxy; rather, you must also vote at the C-COR meeting in order to revoke your previously submitted proxy card.

If you are a C-COR shareholder and want to change your proxy directions by mail or by fax, you should send any notice of revocation or your completed new proxy card, as the case may be, to C-COR at the following address:

C-COR Incorporated
60 Decibel Road
State College, Pennsylvania 16801
Attention: Secretary
Fax: (814) 237-5574

Non-Registered Holders. If a broker, bank, trust company or other nominee holds your shares in “street name” and you have instructed such nominee to vote your shares and wish to change your vote, you must follow directions received from such nominee to change those instructions.

You may also revoke or change your proxy or broker voting instructions by telephone or via the Internet by following the instructions set forth below under “Can I vote by telephone or electronically?”

Q:	Can I vote by telephone or electronically?

A:	Yes, in most cases. To vote by telephone, please call the number shown on your proxy card or broker voting instruction card or form from a touch-tone phone and follow the instructions. To vote via the Internet, please go to the website shown on your proxy card or broker voting instruction card or form and follow the instructions on the screen. Please note that you will need to refer to the control number indicated on your proxy card or broker voting instruction card or form to identify yourself in the electronic voting system. Please also refer to the instructions on your proxy card or broker voting instruction card or form for information regarding the deadline for voting your shares by telephone or electronically. If you hold your shares of C-COR common stock through a broker or other nominee, you should also check your broker voting instruction card or form forwarded to you by such nominee to see which options are available.

Q:	If my broker or other nominee holds my shares of C-COR common stock in “street name,” will my broker or other nominee vote my shares for me?

A:	No. Your broker or other nominee will not vote your shares unless it receives your specific instructions in a completed broker voting instruction form. After carefully reading and considering the information contained in this joint proxy statement/prospectus, including the annexes, please follow the directions provided by your nominee with respect to voting procedures and complete a broker voting instruction form. Please ensure that your broker voting instruction form is submitted to your nominee in sufficient time to ensure that your vote is received by C-COR on or before 5:00 p.m. (local time) on • , 2007. If you have instructed a nominee to vote your shares and wish to change your vote, you must follow directions received from your nominee to change those instructions.

Q.	What are the U.S. federal income tax consequences of the merger to holders of C-COR common stock?

A.	The transaction will generally be tax-free to C-COR shareholders who receive solely ARRIS common stock for their C-COR common stock. C-COR shareholders who receive solely cash for their C-COR common stock generally will recognize gain or loss equal to the difference between the amount of cash received and their tax basis in their shares of C-COR common stock. C-COR shareholders who receive both ARRIS common stock and cash for their C-COR common stock generally will recognize gain equal to the lesser of (i) the amount of cash received and (ii) the excess of the “amount realized” in the transaction (i.e., the fair market value of the ARRIS common stock at the effective time of the merger plus the amount of cash received) over their tax basis in their C-COR common stock. For more information, see “Material U.S. Federal Income Tax Consequences of the Merger — Tax Consequences of the Merger to C-COR Shareholders.”

Q:	Who can help answer my questions about the merger?

A:	• is acting as the proxy solicitor for C-COR. If you have any questions about the merger or about how to vote your shares or options, please call • toll free at the following number: • .

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus and may not contain all the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire joint proxy statement/prospectus, including the annexes, and the other documents to which we have referred you. For information on how to obtain the documents that we have filed with the SEC, see “Where You Can Find Additional Information.”

The Companies

ARRIS Group, Inc.
3871 Lakefield Drive
Suwanee, Georgia 30024
(678) 473-2000

ARRIS provides broadband local access networks with best-in-class video, high-speed data, mobile and fixed-line telephony systems for the delivery of voice, video and data to their residential and small-to-medium sized business customers. ARRIS’ complete solutions enhance the reliability and value of converged services from the network to the end-user. Additionally, ARRIS provides a complete set of tools and cable system infrastructure products. Headquartered in Atlanta, Georgia, ARRIS has research and development centers in Atlanta, Chicago, Cork, Ireland and Shenzhen, China and operates support and sales offices throughout the world.

ARRIS’ common stock is listed on the NASDAQ Global Select Market and trades under the symbol “ARRS.” ARRIS was organized as a corporation under the laws of the State of Delaware.

For additional information about ARRIS and its business, see “Where You Can Find Additional Information.”

C-COR Incorporated
60 Decibel Road
State College, Pennsylvania 16801
(814) 238-2461

C-COR, headquartered in State College, Pennsylvania, is a global provider of integrated network solutions that include products, content and operations management systems, and professional services for broadband networks. Its core strategy is to lead network operators through the transition to Internet Protocol-based networks by leveraging its extensive global installed base of products and experienced workforce to deliver network solutions that meet the business needs of its customers. C-COR operates through two business segments: Broadband Systems Solutions and Network Services.

C-COR’s common stock is listed on the NASDAQ Global Select Market and trades under the symbol “CCBL.” C-COR was organized as a corporation under the laws of the Commonwealth of Pennsylvania.

For additional information about C-COR and its business, see “Where You Can Find Additional Information.”

Air Merger Subsidiary, Inc.

Merger Sub, a wholly owned subsidiary of ARRIS, is a Delaware corporation formed for the purpose of effecting the merger. Merger Sub has not conducted any activities other than those incidental to its formation and as contemplated by the merger agreement.

The Merger (page 57)

The transaction will be implemented by means of a merger of C-COR with and into Merger Sub. Following completion of the merger, Merger Sub will change its name to “C-COR Incorporated” and will remain a wholly owned subsidiary of ARRIS.

Merger Consideration (page 57)

Under the merger agreement, C-COR shareholders will have the right to elect to receive either $13.75 in cash, without interest, or 0.9642 of a share of ARRIS common stock, for each share of C-COR common stock that they own. For example, if a C-COR shareholder owns 100 shares of C-COR common stock, he or she could elect to receive cash in exchange for 40 shares and shares of ARRIS common stock in exchange for the other 60 shares.

However, regardless of the elections made by individual C-COR shareholders, ARRIS and C-COR have agreed to fix the number of shares of C-COR common stock that will be converted into shares of ARRIS common stock and the number of shares that will be converted into cash. Under the merger agreement, approximately 49% of the shares of C-COR common stock outstanding immediately before completion of the merger will be converted into the right to receive the stock consideration and the remaining approximately 51% of the shares will be converted into the right to receive the cash consideration, although a small portion of the consideration that would otherwise be payable in stock may be paid in cash as described under “The Merger Agreement — Merger Consideration and Shareholder Elections — Stock Consideration Adjustments.” Therefore, the cash and stock elections that C-COR shareholders make with respect to their shares will be subject to proration to achieve this required ratio of cash and stock consideration.

Specifically, if C-COR shareholders elect to receive more stock consideration or cash consideration than is provided for under the merger agreement, elections for the over-subscribed form of merger consideration will be prorated so that the overall approximate 51/49 split of the merger consideration is achieved. For example, if C-COR shareholders elect, in the aggregate, to exchange more than 49% of the outstanding C-COR shares for shares of ARRIS common stock, then C-COR shareholder elections to receive ARRIS common stock for shares of C-COR common stock will be adjusted on a pro rata basis and, since it is unlikely that C-COR shareholders collectively will elect exactly the 51/49 split, a portion of the shares electing ARRIS common stock will receive the cash consideration instead. As a result, C-COR shareholders are likely to receive cash or shares of ARRIS stock for greater or fewer C-COR shares than they specify in their election. See the table on page 60 for examples of the potential effects of the proration on C-COR shareholder elections.

The implied value of the stock consideration will fluctuate as the market price of ARRIS common stock fluctuates. As a result of this fluctuation in the implied value, ARRIS and C-COR have agreed that, in the event the average closing price of ARRIS’ common stock on the NASDAQ Global Select Market for the ten-trading day period ending three trading days before the anticipated closing date, which we refer to as the average closing price, is less than $12.83, the exchange ratio for the conversion of C-COR common stock into ARRIS common stock will be increased so that the per share stock consideration will equal $12.38, based on the average closing price. The per share cash consideration will remain $13.75. The $12.83 threshold represents a 10% decrease from the $14.26 closing price of ARRIS’ common stock on the NASDAQ Global Select Market on the last trading day before the merger agreement was signed. The increase in the exchange ratio will result in an increase in the number of shares of ARRIS common stock issued as stock consideration. However, instead of issuing those additional shares, ARRIS may, at its option and subject to certain limitations, pay the incremental amount in cash to the C-COR shares receiving the stock consideration. No additional increase in the stock consideration will be made in the event the average closing price is less than $11.41. In such circumstances, ARRIS will use an average closing price of $11.41 and the exchange ratio will be fixed at 1.0848 shares of ARRIS common stock for each share of C-COR common stock receiving the stock consideration. In addition, if the average closing price is less than $11.41, both ARRIS and C-COR will have the right to terminate the merger agreement. See “The Merger Agreement — Termination” beginning on page 71 for more information.

Similarly, in the event the average closing price is more than $15.69, the exchange ratio for the conversion of C-COR common stock into ARRIS common stock will be decreased so that the per share stock consideration will equal $15.13, based on the average closing price. The per share cash consideration will remain $13.75. The $15.69 threshold represents a 10% increase over the $14.26 closing price of ARRIS’ common stock on the NASDAQ Global Select Market on the last trading day before the merger agreement was signed. This decrease in the exchange ratio will result in a reduction in the number of shares of ARRIS common stock issued as stock consideration. No additional decrease in the exchange ratio will be made, however, in the event the average closing price is more than $17.11. In such circumstances, ARRIS will use an average closing price of $17.11 and the exchange ratio will be fixed at 0.8839 shares of ARRIS common stock for each share of C-COR common stock receiving the stock consideration.

The table below provides examples of the consideration that will be paid to each C-COR shareholder electing to receive cash consideration and stock consideration, assuming the average closing price of the ARRIS common stock is as indicated. The table assumes that in the event the average closing price is less than $12.83, ARRIS elects to pay the additional consideration in shares of ARRIS’ common stock.

				100% Cash	Pro Rata Values Reflecting 51% Cash/49% Stock Consideration Mix
ARRIS		100% Stock Election		Election			Implied Stock	Cash	Average
Average			Value per	Value per			Consideration	Consideration	Implied Value
Closing		Exchange	C-COR	C-COR	Exchange		Value per	Value per	per C-COR
Price		Ratio	Share	Share	Ratio		C-COR Share	C-COR Share	Share

$18.54		0.8839x	$16.39	$13.75	0.4339	x	$8.04	$7.00	$15.04
$17.11	(1)	0.8839x	$15.13	$13.75	0.4339	x	$7.43	$7.00	$14.43
$16.40		0.9223x	$15.13	$13.75	0.4528	x	$7.43	$7.00	$14.43
$15.69		0.9642x	$15.13	$13.75	0.4734	x	$7.43	$7.00	$14.43
$14.97		0.9642x	$14.43	$13.75	0.4734	x	$7.09	$7.00	$14.09
$14.26		0.9642x	$13.75	$13.75	0.4734	x	$6.75	$7.00	$13.75
$13.55		0.9642x	$13.07	$13.75	0.4734	x	$6.41	$7.00	$13.41
$12.83		0.9642x	$12.38	$13.75	0.4734	x	$6.08	$7.00	$13.08
$12.12		1.0210x	$12.38	$13.75	0.5012	x	$6.08	$7.00	$13.08
$11.41	(2)	1.0848x	$12.38	$13.75	0.5325	x	$6.08	$7.00	$13.08
$9.98		1.0848x	$10.83	$13.75	0.5325	x	$5.32	$7.00	$12.32

(1)	No further adjustment will be made to the exchange ratio above the $17.11 per share threshold.

(2)	No further adjustment will be made to the exchange ratio below the $11.41 per share threshold.

ARRIS’ common stock trades on the NASDAQ Global Select Market under the ticker symbol “ARRS.” C-COR common stock trades on the NASDAQ Global Select Market under the ticker symbol “CCBL.” You may obtain current market price quotations for each company’s common stock from newspapers, over the Internet, or from other sources.

Holders of C-COR common stock who receive shares of ARRIS common stock in the merger will not receive any fractional shares of ARRIS common stock. Instead, the total number of shares of ARRIS common stock that a C-COR shareholder will receive in the merger will be rounded down to the nearest whole number and ARRIS will pay cash for any resulting fractional share of ARRIS common stock that a C-COR shareholder otherwise would be entitled to receive. The amount of cash payable for a fractional share of ARRIS common stock will be determined by multiplying the fraction by the average closing price.

Treatment of C-COR Stock Options and Warrants in the Merger (page 62)

All C-COR options outstanding at the time of the merger, except for any options awarded subsequent to September 23, 2007 (the date the merger agreement was signed) will become fully vested as a result of the merger. In addition, options granted to C-COR non-employee directors as part of C-COR’s customary annual grant, which is expected to be made in October, will become fully vested as a result of the merger. Any options that are not exercised prior to the effective time of the merger will be converted into options to acquire shares of ARRIS common stock and both the number of shares underlying the option and the exercise price will be adjusted to reflect the stock consideration (or exchange ratio).

As of the effective time of the merger, each outstanding warrant to purchase shares of C-COR common stock will be cancelled. As a result, holders of outstanding C-COR warrants must exercise such warrants prior to the effective time of the merger in order to be entitled to receive any merger consideration.

Reasons for the Merger

In reaching their respective conclusions to approve the merger and the merger agreement and recommend, with respect to ARRIS, that the ARRIS shareholders vote FOR approval of the issuance of ARRIS common stock issued pursuant to the merger agreement, and, with respect to C-COR, that the C-COR shareholders vote FOR adoption of the merger agreement, the ARRIS and C-COR boards of directors independently considered a number of factors. The strategic advantages of the merger and financial incentives of the merger in comparison to a stand-alone strategy for each company were carefully weighed against the potential risks of the merger to ARRIS, C-COR and their respective shareholders. For a detailed description of the factors considered by the ARRIS board of directors, see “The Merger — Factors Considered by the ARRIS Board of Directors” beginning on page 33. For a detailed description of the factors considered by the C-COR board of directors, see “The Merger — Factors Considered by the C-COR Board of Directors” beginning on page 41.

Recommendations of the Boards of Directors

ARRIS.  After careful consideration, the ARRIS board of directors determined that the merger agreement and the transactions it contemplates are fair to and in the best interests of ARRIS and its shareholders and approved and adopted the merger agreement and the issuance of ARRIS common stock in the merger. The ARRIS board of directors recommends that the ARRIS shareholders vote FOR the proposal to authorize the issuance of ARRIS common stock pursuant to the merger.

In evaluating the merger agreement, the ARRIS board of directors consulted with ARRIS’ senior management and ARRIS’ legal and financial advisors and considered a number of strategic, financial and other considerations referred to under “The Merger — Factors Considered by the ARRIS Board of Directors” beginning on page 33.

C-COR.  After careful consideration, the C-COR board of directors unanimously determined that the merger agreement and the transactions it contemplates are fair to and in the best interests of C-COR and its shareholders and approved the merger agreement. The C-COR board of directors recommends that C-COR’s shareholders vote FOR adoption of the merger agreement.

In reaching its decision to adopt the merger agreement and to recommend that C-COR shareholders vote to adopt the merger agreement, the C-COR board of directors consulted with C-COR’s management and C-COR’s financial and legal advisors and considered a number of strategic, financial and other considerations referred to under “The Merger — Factors Considered by the C-COR Board of Directors” beginning on page 41.

Opinions of Financial Advisors (page 34)

ARRIS.  In connection with the merger, ARRIS’ board of directors received an opinion, dated September 23, 2007, from ARRIS’ financial advisor, UBS Securities LLC, which we refer to as UBS, as to the fairness, from a financial point of view and as of the date of such opinion, to ARRIS of the per share merger consideration to be paid by ARRIS. The full text of UBS’ written opinion, dated September 23, 2007, is attached to this joint proxy statement/prospectus as Annex B. Holders of shares of ARRIS common stock are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. UBS’ opinion was provided for the benefit of ARRIS’ board of directors in connection with, and for the purpose of, its evaluation of the merger consideration from a financial point of view, does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the merger. UBS’ opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available to ARRIS or ARRIS’ underlying business decision to effect the merger. For purposes of UBS’ opinion, the term “per share merger consideration” refers to the per share value of the merger consideration of $13.75 based on the cash election consideration of $13.75 and the implied value, utilizing the closing price of ARRIS common stock on September 21, 2007, of the stock election consideration of 0.9642 of a share of ARRIS common stock.

C-COR.  On September 23, 2007, Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as Merrill Lynch, delivered to C-COR’s board of directors its oral opinion, which opinion was subsequently confirmed in writing, to the effect that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the merger consideration to be received by holders of C-COR common stock pursuant to the merger was fair, from a financial point of view, to those holders. A copy of Merrill Lynch’s written opinion is attached to this joint proxy statement/prospectus as Annex C. C-COR encourages its shareholders to read Merrill Lynch’s opinion carefully and in its entirety for a description of the assumptions made, matters considered and limits on the scope of review undertaken by Merrill Lynch. Merrill Lynch’s opinion was intended for the use and benefit of C-COR’s board of directors, does not address the merits of the underlying decision by C-COR to engage in the merger, and does not constitute a recommendation to any C-COR shareholder as to how that shareholder should vote on the proposed merger or any related matter or as to what form of merger consideration such shareholder should elect.

Interests of Directors and Management in the Merger (page 52)

In considering the recommendation of the C-COR board of directors with respect to the adoption of the merger agreement, C-COR shareholders should be aware that some of the directors and officers of C-COR have interests in the merger that are different from, or are in addition to, the interests of C-COR shareholders generally. For example, Mr. David A. Woodle, Chairman and Chief Executive Officer of C-COR, has an employment agreement and each of the other executive officers of C-COR has a change of control agreement with C-COR that provide for severance payments and the acceleration of certain benefits if the executive is terminated involuntarily within 18 months after a change of control. In addition, under the C-COR Incentive Plan, pursuant to which stock options held by the executive officers and directors of C-COR were issued, all unvested stock options will vest upon consummation of the merger.

Under the merger agreement, ARRIS must take such steps as are reasonably necessary to insure that a nominee to the board of directors of ARRIS as selected by C-COR (and reasonably acceptable to ARRIS) is appointed to the board of directors of ARRIS. At the time the C-COR board of directors approved the merger agreement, the C-COR board of directors had not determined whom it would propose as a nominee to the ARRIS board of directors.

C-COR’s board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger and making its recommendation that the C-COR shareholders adopt the merger agreement.

For a further discussion of interests of directors and executive officers of C-COR in the merger, see “The Merger — Interests of C-COR’s Directors and Management in the Merger.”

Material Income Tax Consequences of the Merger (page 74)

Neither ARRIS nor C-COR will be required to complete the merger unless it receives an opinion from its respective legal counsel to the effect that the merger will qualify as a “reorganization” for United States federal income tax purposes. Therefore, the transaction generally will be tax-free to holders of C-COR common stock for federal income tax purposes except to the extent that they receive cash, including consideration in the merger and any cash that they receive instead of fractional shares of ARRIS common stock.

Those holders receiving solely cash for their C-COR common stock generally will recognize gain or loss equal to the difference between the amount of cash received and their tax basis in their shares of C-COR common stock. Those holders receiving both ARRIS common stock and cash for their C-COR common stock generally will recognize gain equal to the lesser of (i) the amount of cash received and (ii) the excess of the “amount realized” in the transaction (i.e., the fair market value of the ARRIS common stock at the effective time of the merger plus the amount of cash received) over their tax basis in their C-COR common stock. In certain circumstances, the gain or, in the case of recipients of cash only, the entire amount of cash received, could be taxable as ordinary dividend income rather than as a capital gain.

No Dissenters’ or Appraisal Rights (page 55)

Under Pennsylvania law, C-COR shareholders are not entitled to dissenters’ or appraisal rights in connection with the merger because shares of C-COR common stock are listed on the NASDAQ Global Select Market.

Conditions to Completion of the Merger (page 68)

The respective obligations of ARRIS and C-COR to effect the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction and waiver of various conditions as more fully described under “The Merger Agreement — Conditions to Completion of the Merger.” These conditions include:

•	adoption by C-COR shareholders of the merger agreement;

•	approval by ARRIS shareholders of the issuance of ARRIS common stock pursuant to the merger;

•	absence of legal prohibitions on consummating the merger and the transactions contemplated by the merger agreement or other legal issues that would have a material adverse effect on ARRIS or C-COR;

•	termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, which we refer to as the HSR Act;

•	receipt of consent and approval, by each of C-COR and ARRIS, of any person whose consent or approval is required under any agreement or instrument in order to permit the consummation of the merger and the transactions contemplated by the merger agreement;

•	material accuracy of the representations and warranties of ARRIS and C-COR with specified exceptions;

•	material performance of the other party to the merger agreement of all agreements and covenants required by the merger agreement; and

•	receipt of tax opinions by Ballard Spahr Andrews & Ingersoll, LLP and Troutman Sanders LLP substantially to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code.

Neither ARRIS nor C-COR can give any assurances when and if all of the conditions to the merger will either be satisfied or waived or that the merger will occur.

Termination of the Merger Agreement (page 71)

Under the merger agreement, either party may terminate the agreement and abandon the merger prior to the effective time of the merger, whether before or after the approval by shareholders of C-COR and ARRIS, as authorized by the board of directors of the terminating party under certain circumstances as more fully described in “The Merger Agreement — Termination.” In the event of termination of the merger agreement and abandonment of the merger, ARRIS or C-COR may be required to pay to the other party a termination fee equal to $22.5 million. The circumstances under which either party may be required to pay a termination fee are more fully described in “The Merger Agreement — Termination Fee.”

Differences in Rights of C-COR Shareholders After the Merger (page 78)

C-COR shareholders who receive ARRIS common stock in the merger will become ARRIS shareholders as a result of the merger. Their rights as shareholders after the merger will be governed by Delaware law and by ARRIS’ certificate of incorporation and bylaws. The rights of ARRIS’ shareholders are different in certain respects from the rights of C-COR’s shareholders. Some of the principal differences are described in this joint proxy statement/prospectus under “Certain Differences in Rights of Shareholders.”

SELECTED HISTORICAL FINANCIAL DATA

Selected Historical Consolidated Financial Data of ARRIS

The following selected financial data of ARRIS for each of the fiscal years in the five-year period ended December 31, 2006 have been derived from the audited consolidated financial statements of ARRIS and the following selected historical financial data of ARRIS for each of the six-month periods ended June 30, 2007 and 2006 have been derived from the unaudited consolidated financial statements of ARRIS. This information is only a summary and should be read in conjunction with the audited consolidated financial statements of ARRIS and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in ARRIS’ Annual Report on Form 10-K filed with the SEC on March 1, 2007, and the unaudited consolidated financial statements of ARRIS and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in ARRIS’ Quarterly Report on Form 10-Q filed with the SEC on August 3, 2007, which are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find Additional Information.”

	June 30,		December 31,
	2007	2006	2006	2005	2004	2003	2002
	(In thousands, except per share data)

Consolidated Operating Data:
Net sales	$487,971	$428,334	$891,551	$680,417	$490,041	$433,986	$651,883
Net income (loss) from continuing operations	60,918	45,364	142,066	51,275	(30,510)	(47,664)	(114,413)
Net income (loss) per common share from continuing operations Basic	$0.56	$0.43	$1.32	$0.53	$(0.36)	$(0.62)	$(1.40)
Diluted	$0.55	$0.42	$1.30	$0.52	$(0.36)	$(0.62)	$(1.40)
Weighted average common shares and common share equivalents
Basic	108,935	106,665	107,268	96,581	85,283	76,839	81,934
Diluted	111,340	109,294	109,490	98,264	85,283	76,839	81,934
Selected Balance Sheet Data:
Total assets	$1,071,699	$590,185	$1,013,557	$529,403	$450,678	$451,859	$563,412
Long-term debt and capital lease obligations, less current portion	$276,000	$—	$276,000	$—	$75,000	$125,092	$158

Selected Historical Consolidated Financial Data of C-COR

The following selected financial data of C-COR for each of the fiscal years ended June 29, 2007, June 30, 2006, June 24, 2005, June 25, 2004 and June 27, 2003, have been derived from the audited consolidated financial statements of C-COR. This information is only a summary and should be read in conjunction with the audited consolidated financial statements of C-COR and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in C-COR’s Annual Report on Form 10-K filed with the SEC on September 12, 2007, as amended on October 11, 2007, which is incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find Additional Information.”

	June 29,	June 30,	June 24,	June 25,	June 27,
	2007	2006	2005	2004	2003
	(In thousands, except per share data)

Consolidated Operating Data:
Net sales	$277,329	$213,946	$199,237	$197,770	$179,105
Income (loss) from continuing operations(1)	$25,649	$(30,072)	$(26,433)	$36,803	$(138,425)
Income (loss) per share from continuing operations
Basic	$0.53	$(0.63)	$(0.58)	$0.95	$(3.81)
Diluted	$0.51	$(0.63)	$(0.58)	$0.92	$(3.81)
Weighted average common shares and common share equivalents Basic	48,762	47,891	45,325	38,832	36,384
Diluted	52,565	47,891	45,325	40,223	36,384
Selected Balance Sheet Data:
Total assets	$376,720	$313,129	$337,755	$266,885	$143,017
Long-term debt and capital lease obligations, less current portion	$35,968	$35,966	$35,617	$772	$938

(1)	Income (loss) from continuing operations in fiscal years 2007, 2006, 2005, 2004 and 2003 includes a number of significant charges and recoveries, including charges associated with business combinations (see Notes 4, 5, 6, 8 and 22 to the consolidated financial statements of C-COR included in its Form 10-K for the fiscal year ended June 29, 2007, which is incorporated by reference into this joint proxy statement/prospectus).

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following selected unaudited pro forma combined financial data have been derived from and should be read together with the unaudited pro forma combined financial statements and related notes included elsewhere in this joint proxy statement/prospectus under the heading, “Unaudited Pro Forma Combined Financial Statements.” The unaudited pro forma statement of operations data for the six months ended June 30, 2007, and for the year ended December 31, 2006, give effect to the merger as if it occurred on January 1, 2006. The unaudited pro forma combined balance sheet data were computed as if the merger had been completed on June 30, 2007. This information is based on the historical consolidated balance sheets and related adjusted historical consolidated statements of income of ARRIS and C-COR and gives effect to the merger using the purchase method of accounting for business combinations.

The companies may have performed differently had they been combined at the date or for the periods presented. You should not rely on the selected unaudited pro forma combined financial data as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that ARRIS will experience after the merger.

	Year Ended	Six Months
	December 31,	Ended June 30,
	2006	2007
	(In millions, except
	per share data)

Net sales	$1,128.4	$635.4
Cost of sales	774.2	425.9

Gross margin	354.2	209.5
Gross margin %	31.4%	33.0%
Operating expenses:
Selling, general, and administrative expenses	149.6	84.4
Research and development expenses	100.1	53.4
Restructuring and impairment charges	9.3	0.8
Gain on sale of product lines	(1.7)	—
Amortization of intangibles	59.6	29.6

Total operating expenses	316.9	168.2

Operating income	37.3	41.3
Other expense (income):
Interest expense	6.3	3.4
Gain on investments	—	(1.4)
Loss (gain) on foreign currency	(2.0)	0.5
Interest income	(2.9)	(6.2)
Gain related to terminated acquisition, net of expenses	—	(22.8)
Gain on sale of bankruptcy trade claims	(9.7)	—
Other expense (income), net	(2.6)	(0.2)

Income from continuing operations before income taxes	48.2	68.0
Income tax expense (benefit)	(57.6)	19.1

Net income from continuing operations	$105.8	$48.9

Income from continuing operations per common share:
Basic	$0.80	$0.36
Diluted	$0.78	$0.36
Weighted average common shares:
Basic	132.4	134.1
Diluted	135.5	137.7

At
June 30, 2007
(In millions)

BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments	$257.5
Marketable Securities	$53.5
Accounts Receivable, net	$184.1
Total current assets	$695.5
Goodwill	$482.1
Intangibles, net	$309.2
Total assets	$1,607.4
Current liabilities	$155.0
Long term debt, net of current portion	$277.0
Total stockholders’ equity	$1,042.1

COMPARATIVE PER SHARE DATA

The following table summarizes unaudited per share information for ARRIS and C-COR on a historical basis, a pro forma combined basis for ARRIS, giving effect to the pro forma effects of the merger, and an equivalent pro forma combined basis for C-COR. It has been assumed for purposes of the pro forma financial information provided below that the merger was completed on January 1, 2006, for income statement purposes, and on June 30, 2007, for balance sheet purposes. The following information should be read in conjunction with the audited consolidated financial statements of ARRIS and C-COR as of and for the fiscal years ended December 31, 2006 and June 29, 2007, respectively, which are incorporated by reference into this joint proxy statement/prospectus, the unaudited consolidated financial statements of C-COR at and for the six-month period ended December 31, 2006, which are incorporated by reference into this joint proxy statement/prospectus, and the “Unaudited Pro Forma Combined Financial Statements” as of and for the year ended December 31, 2006 beginning on page P-1. The pro forma information below is presented for illustrative purposes only and is not necessarily indicative of the income per share and book value that would have occurred if the merger had been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company.

The historical book value per share is computed by dividing total shareholders’ equity by the number of shares of common stock outstanding at the end of the period. The pro forma income per share from continuing operations of the combined company is computed by dividing the pro forma income from continuing operations available to holders of the combined company’s common stock by the pro forma weighted-average number of shares outstanding over the period. The pro forma combined book value per share is computed by dividing total pro forma shareholders’ equity by the pro forma number of shares of common stock outstanding at the end of the period. C-COR equivalent pro forma combined per share amounts are calculated by multiplying the pro forma combined per share amounts by the exchange ratio of 0.9642, the number of shares of ARRIS common stock that would be exchanged for each share of C-COR common stock in the merger. The C-COR equivalent per share amounts do not include the benefits of the cash component of the merger consideration and assume that no adjustments are made to the stock consideration as a result of the average closing price of ARRIS’ common stock being less than $12.83 or more than $15.69 or otherwise.

	As of and for the		As of and for the
	Twelve Months Ended		Six Months Ended
	December 31, 2006		June 30, 2007

ARRIS — Historical
Historical per common share:
Income per share from continuing operations (diluted)	$1.30		$0.55
Dividends declared per common share	—		—
Book value per share	$5.52		$6.18
C-COR — Historical
Historical per common share:
Income per share from continuing operations (diluted)	$0.20		$0.31
Dividends declared per common share	—		—
Book value per share	$4.29		$4.83
Unaudited Pro Forma Combined
Unaudited pro forma per common share:
Income per share from continuing operations (diluted)	$0.78		$0.36
Dividends declared per common share	—		—
Book value per share	N.A.	(1)	$7.75
Unaudited Pro Forma C-COR Equivalents
Unaudited pro forma per equivalent C-COR share:
Income per share from continuing operations (diluted)	$0.75		$0.34
Dividends declared per common share	—		—
Book value per share	N.A.	(1)	$7.47

(1)	For the pro forma balance sheet presentation, it was assumed that the merger was completed on June 30, 2007, and, therefore, the pro forma book values for the twelve months ended December 31, 2006 are not presented.

COMPARATIVE MARKET PRICE INFORMATION

ARRIS common stock is listed on the NASDAQ Global Select Market under the symbol “ARRS.” The C-COR common stock is listed on the NASDAQ Global Select Market under the symbol “CCBL.” The following table presents trading information for ARRIS and C-COR common stock on September 21, 2007, the last trading day before the public announcement of the execution of the merger agreement, and • , 2007, the latest practicable trading day before the date of this joint proxy statement/prospectus.

	ARRIS Common Stock						C-COR Common Stock
	High		Low		Close		High		Low		Close

September 21, 2007		$14.70		$14.25		$14.26		$9.97		$9.80		$9.88
• , 2007	$	•	$	•	$	•	$	•	$	•	$	•

For illustrative purposes, the following table provides C-COR equivalent per share information on each of the relevant dates. C-COR equivalent per share amounts assume that no adjustment is made to the stock consideration as a result of the average closing price of ARRIS’ common stock being less than $12.83 or more than $15.69 or otherwise, and are calculated:

•	for a mixed election by adding (1) the product of approximately 49% (representing the stock portion of the merger consideration) of the ARRIS per share amounts by the exchange ratio under the merger agreement of 0.9642 and (2) $7.00 (representing the cash price per share multiplied by approximately 51% which is the approximate cash portion of the merger consideration); and

•	for an all-stock election by multiplying the ARRIS per share amounts by the exchange ratio of 0.9642.

	C-COR Common Stock						C-COR Common Stock
	Mixed Equivalent						Stock Equivalent
	High		Low		Close		High		Low		Close

September 21, 2007		$13.96		$13.74		$13.75		$14.17		$13.74		$13.75
• , 2007	$	•	$	•	$	•	$	•	$	•	$	•

The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share reported on the NASDAQ Global Select Market for ARRIS and C-COR common stock. No dividends were declared on either the ARRIS common stock or the C-COR common stock during the periods presented below.

	ARRIS Common Stock		C-COR Common Stock
Calendar Year	High	Low	High	Low

2005
First Quarter	$7.27	$5.45	$9.75	$5.88
Second Quarter	9.18	6.28	7.50	5.57
Third Quarter	12.17	8.50	8.82	6.27
Fourth Quarter	12.79	7.12	7.00	4.77
2006
First Quarter	$14.30	$9.50	$8.97	$4.87
Second Quarter	14.22	10.66	8.88	6.13
Third Quarter	13.12	9.25	8.86	6.30
Fourth Quarter	13.80	10.84	11.46	8.55
2007
First Quarter	$15.45	$12.32	$15.00	$11.19
Second Quarter	17.74	13.93	15.06	11.25
Third Quarter	17.89	11.21	16.00	9.40
Fourth Quarter (through November • , 2007)	•	•	•	•

We urge you to obtain current market quotations before you make your decision regarding the merger. Because the exchange ratio with respect to the stock consideration will be adjusted only in the event the average closing price of the ARRIS common stock is less than $12.83 or more than $15.69, and will not be adjusted further if the average closing price of the ARRIS common stock is less than $11.41 or more than $17.11, the market value of the shares of ARRIS common stock that holders of C-COR common stock will receive in the merger may vary significantly from the market value of such shares on the date of the merger agreement, this joint proxy statement/prospectus, or the special meetings of the shareholders of ARRIS and C-COR.

FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus, including information incorporated by reference in this joint proxy statement/prospectus (see “Where You Can Find Additional Information”), contains certain statements that are not historical facts and are forward-looking statements because they are based on our managements’ beliefs, certain assumptions and current expectations with respect to the financial condition, results of operations, plans, objectives, future performance and businesses of each of ARRIS and C-COR, as well as certain statements relating to the merger. These forward-looking statements include, without limitation:

•	statements relating to the future and pro forma financial and operating results of ARRIS and statements relating to ARRIS after the merger;

•	statements regarding the significant benefits from the merger, including strategic considerations and our ability to generate expected synergies and efficiencies, improve product quality and breadth, develop new products and better serve our customers;

•	statements regarding our plans, objectives, expectations and intentions regarding ARRIS’ products and services and the future development of ARRIS’ business after the merger;

•	statements regarding the expected timetable for completing the merger;

•	statements relating to our ability to secure necessary regulatory and shareholder approvals for the merger; and

•	other statements identified by the use of forward-looking terminology such as the words “expects,” “projects,” “intends,” “believes,” “anticipates” and other terms with similar meanings indicating possible future events or actions or potential impact on the businesses or shareholders of ARRIS and the shareholders of C-COR.

The management of each of ARRIS and C-COR believe that these forward-looking statements are reasonable; however, you should not place undue reliance on these statements, as they are based on our managements’ current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•	the risk factors described under “Risk Factors;”

•	the cost savings and other expected synergies from the merger may not be fully realized or may take longer to realize than expected;

•	the businesses may not be integrated successfully or the anticipated improved financial performance, product quality and development may not be achieved, the costs or difficulties related to the integration of the businesses of ARRIS and C-COR may be greater than expected or disruptions from the merger may make it more difficult to maintain relationships with customers, employees and suppliers;

•	the failure of the ARRIS or C-COR shareholders to approve the merger;

•	the failure to satisfy the other conditions required for closing the merger;

•	the timing of the introduction and the performance of new products and manufacturing or product development problems;

•	an inability to absorb or adjust costs in response to lower sales volumes than are anticipated; and

•	decisions by our larger customers to cancel contracts or orders as they are entitled to do, or not enter into new contracts or orders with ARRIS because of dissatisfaction, technological or competitive changes, the merger, or other reasons.

Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the periodic reports filed by ARRIS and C-COR with the SEC. Except for their ongoing obligations to disclose material information under U.S. federal securities laws and regulations, both ARRIS and C-COR disclaim any obligation to release publicly any revisions to any forward-looking statements, to report events or circumstances after the date of this joint proxy statement/prospectus or to report the occurrence of unanticipated events.

RISK FACTORS

We urge you to consider carefully all of the information we have included and incorporated by reference in this joint proxy statement/prospectus before you vote. See “Where You Can Find Additional Information” beginning on page 94. You should also read and consider the risks associated with each of the businesses of ARRIS and C-COR because these risks will affect the resulting company. These risks can be found, with respect to ARRIS, in the ARRIS Quarterly Report on Form 10-Q filed with the SEC on August 3, 2007, and, with respect to C-COR, in the C-COR Annual Report on Form 10-K filed with the SEC on September 12, 2007, and may be updated by ARRIS or C-COR in subsequent quarterly reports on Form 10-Q and current reports on Form 8-K, which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. In addition, we urge you to consider carefully the following material risks relating to the merger and the business of the resulting company.

ARRIS may fail to realize the anticipated revenue and earnings growth and other benefits expected from the merger, which could adversely affect the value of shares of ARRIS common stock after the merger.

The merger involves the integration of two companies that previously operated independently. The integration of two previously independent companies is a challenging, time-consuming and costly process.

The value of shares of ARRIS common stock following completion of the merger will be affected by the ability of ARRIS to achieve the benefits expected to result from the merger. Achieving the benefits of the merger will depend in part upon meeting the challenges inherent in the successful combination of two business enterprises of the size and scope of ARRIS and C-COR, and the possible resulting diversion of management attention for an extended period of time. It is possible that the process of combining the companies could result in the loss of key employees, the disruption of each company’s ongoing businesses, or inconsistencies in standards, controls, procedures, and policies that adversely affect the ability of the companies to maintain relationships with customers, suppliers, and employees, or to achieve the anticipated benefits of the merger. In addition, the successful combination of the companies will require the dedication of significant management resources, which could temporarily divert attention from the day-to-day business of the combined company.

There can be no assurance that these challenges will be met and that the diversion of management attention will not negatively impact the operations of the combined company following the merger. Delays encountered in the transition process could have a material adverse effect on the revenues, expenses, operating results, and financial condition of the combined company following the merger. Although ARRIS and C-COR expect significant benefits, such as revenue and earnings growth, to result from the merger, there can be no assurance that the combined company will actually realize any of these anticipated benefits. See “The Merger — Factors Considered by the ARRIS Board of Directors” beginning on page 33 and “— Factors Considered by the C-COR Board of Directors” beginning on page 41.

Because the market price of ARRIS common stock will fluctuate, C-COR shareholders cannot be sure of the market value of the ARRIS common stock that they will receive in the merger.

Upon completion of the merger, approximately 49% of the outstanding shares of C-COR common stock will be converted into shares of ARRIS common stock. The ratio at which those shares will be converted will only be adjusted if the average closing price of ARRIS’ common stock is less than $12.83 or more than $15.69. However, even in such event, the adjustments to the exchange ratio are limited and, in the case of a decline in the price of ARRIS’ stock, will not provide C-COR shareholders receiving ARRIS common stock the same value for such shares as was contemplated when the merger agreement was signed. Accordingly, the market value of the ARRIS common stock that C-COR shareholders will be entitled to receive upon completion of the merger will depend on the market value of ARRIS common stock at the time of the completion of the merger and could vary significantly from the market value on the date of this joint proxy statement/prospectus or the dates of the ARRIS and C-COR special meetings.

The market value of the ARRIS common stock that C-COR shareholders will be entitled to receive in the merger also will continue to fluctuate after the completion of the merger. For example, from January 1, 2007 through the date of this joint proxy statement/prospectus, the sale price of ARRIS common stock has ranged from a low of $ •  to a high of $ • , all as reported on the NASDAQ Global Select Market. See “Comparative Market Price Information” beginning on page 13.

Such variations could be the result of changes in the business, operations, or prospects of ARRIS or C-COR before the merger, or the combined company following the merger, market assessments of the likelihood that the merger will be completed or the timing of the completion of the merger, regulatory considerations, general market and economic conditions, and other factors both within and beyond the control of ARRIS and C-COR. Because the date that the merger is completed could be later than the date of the ARRIS and C-COR special meetings, at the time of the special meetings C-COR shareholders may not know with certainty the value of the shares of ARRIS common stock that they will receive upon completion of the merger.

ARRIS and C-COR may elect to proceed with the merger even if the average closing price of the ARRIS common stock is less than $11.41.

Under the merger agreement, either ARRIS or C-COR may terminate the merger agreement in the event that the average closing price of ARRIS’ common stock is less than $11.41. However, termination of the merger agreement in such circumstance is at the discretion of the boards of directors of ARRIS and C-COR and no assurance can be provided that either ARRIS or C-COR will terminate the merger agreement in such circumstance. If the average closing price of ARRIS’ common stock is less than $11.41, the boards of directors of ARRIS and C-COR may still determine that the merger remains in the best interests of their respective companies and shareholders and, therefore, elect to proceed with the merger. In that event, under the terms of the merger agreement, no further adjustment will be made to the exchange ratio for the stock consideration and, as a result, the value of the ARRIS shares a C-COR shareholder receives in the merger could be significantly lower than the value of those shares at the time the merger agreement was signed or at the time of either the ARRIS meeting or the C-COR meeting.

The pendency of the merger could materially adversely affect the future business and operations of ARRIS and C-COR.

In connection with the pending merger, some customers of ARRIS and C-COR may delay or defer decisions, which could negatively impact revenues, earnings, and cash flows of ARRIS and C-COR, as well as the market prices of ARRIS common stock and C-COR common stock, regardless of whether the merger is completed. Similarly, current and prospective employees of ARRIS and C-COR may experience uncertainty about their future roles with the combined company following the merger, which may materially adversely affect the ability of ARRIS and C-COR to attract and retain key management, sales, marketing, technical, and other personnel.

Directors and executive officers of C-COR may have potential conflicts of interest in recommending that C-COR shareholders vote in favor of the merger agreement.

Some of the directors and executive officers of C-COR have interests in the merger that are different from, and are in addition to, the interests of C-COR shareholders generally. These interests relate to the treatment of options held by directors and executive officers of C-COR in the merger, the payment of severance benefits to certain executive officers of C-COR under certain circumstances following completion of the merger, the appointment of a nominee of C-COR as a director of ARRIS after the merger, ARRIS’ commitment to assume the current employment agreements of C-COR’s executive officers, and ARRIS’ agreement to indemnify C-COR directors and officers from certain claims and to continue certain insurance coverage. You should consider these interests in connection with your vote, including whether these interests may have influenced these directors and executive officers to recommend or support the merger. See “The Merger — Interests of C-COR’s Directors and Management in the Merger” beginning on page 52.

C-COR shareholders may receive a combination of consideration different from what they elect, and while such elections are being calculated, may not be able to transfer the shares of ARRIS common stock, if any, to which they may be entitled.

While each C-COR shareholder may elect to receive all cash, all ARRIS common stock, or a combination of cash and ARRIS common stock in the merger, the pools of cash and ARRIS common stock available for all C-COR shareholders will be fixed amounts. Accordingly, depending on the elections made by other C-COR shareholders, even if you elect to receive all cash in the merger, you may receive a portion of your consideration in ARRIS common stock and even if you elect to receive all ARRIS common stock in the merger, you may receive a portion of your consideration in cash. If you elect to receive a combination of cash and ARRIS common stock in the merger, you are likely to receive cash and ARRIS common stock in a proportion different from what you elected. The tax consequences to you from the transaction may be less favorable than you anticipated in the event you receive a greater portion of your consideration in cash than you elected. See “Material U.S. Federal Income Tax Consequences of the Merger” for more information. If you do not submit a properly completed and signed election form to the exchange agent by the election deadline, you will have no control over the type of merger consideration you may receive.

Within five business days of the closing of the merger, ARRIS and the exchange agent will calculate the number and amount of valid cash and stock elections made by C-COR shareholders. The validity of any election will be determined solely by ARRIS, in the exercise of its reasonable discretion. Until ARRIS and the exchange agent complete this calculation, a former holder of C-COR common stock may not be able to sell or otherwise dispose of the shares of ARRIS common stock, if any, to which such holder is entitled.

The merger agreement restricts both C-COR’s and ARRIS’ ability to pursue alternatives to the merger.

The merger agreement contains “no shop” provisions that, subject to limited fiduciary exceptions, restrict C-COR’s ability to directly or indirectly initiate, solicit, encourage, facilitate, discuss, or commit to competing third-party proposals to acquire all or a significant portion of C-COR. Further, there are only limited exceptions to C-COR’s agreement that the C-COR board of directors will not withdraw, modify, or qualify in any manner adverse to ARRIS its approval of the merger agreement or its recommendation to holders of C-COR common stock that they vote in favor of the adoption of the merger agreement, or recommend any other acquisition proposal. Although the C-COR board of directors is permitted to take these actions if it determines in good faith, after consultation with outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties under applicable law in connection with a superior proposal, doing so in specified situations could entitle ARRIS to terminate the merger agreement and to be paid by C-COR a termination fee of $22.5 million in cash.

Similarly, in the event a third party makes a proposal to acquire all or a significant portion of ARRIS, and the merger agreement is terminated and ARRIS completes the third-party transaction within 12 months of the termination of the merger agreement, ARRIS could be required to pay C-COR a termination fee of $22.5 million in cash.

ARRIS and C-COR agreed to these restrictions to induce the other party to enter into the merger agreement. However, these provisions could discourage a potential third-party acquiror that might have an interest in acquiring all or a significant part of either C-COR or ARRIS from considering or proposing that acquisition, or might result in a potential acquiror proposing to pay a lower per share price to acquire either C-COR or ARRIS than it might otherwise have proposed to pay because of the added cost of the termination fee that may become payable to either ARRIS or C-COR in certain circumstances.

The market price of the shares of ARRIS common stock and the results of operations of ARRIS after the merger may be affected by factors different from those affecting C-COR or ARRIS currently.

The businesses of ARRIS and C-COR differ in some respects and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations and market prices of each of ARRIS or C-COR. For example, as a result of the purchase accounting requirements under

GAAP, ARRIS will not be able to recognize a significant amount of the deferred revenues currently recognized by C-COR, which will have a significant impact on the combined company’s financial results over approximately the first year of combined operations. For a discussion of the businesses of ARRIS and C-COR see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under “Where You Can Find Additional Information” beginning on page 94.

Purchase accounting adjustments required under GAAP will have a significant impact on ARRIS’ GAAP earnings after the merger, which could impact the trading price of ARRIS’ common stock.

Under U.S. generally accepted accounting principles, or GAAP, ARRIS is required to account for the merger using a set of accounting rules known as “purchase accounting,” whereby assets and liabilities of an acquired entity are recorded at fair value as of the date of acquisition. ARRIS expects that certain adjustments made as a result of the purchase accounting requirements will have a significantly adverse effect on ARRIS’ GAAP earnings for at least the first year after the merger. These adjustments will include, but may not be limited to, fair market value adjustments to C-COR’s inventory, intangible assets, in-process research and development, and deferred revenue. For instance, deferred revenue currently reflected as a liability in C-COR’s financial statements and that, absent the merger, would be recognized over time as revenue will be substantially eliminated, thereby resulting in reduced revenue until the level of deferred revenue (or revenue that is instead recognized on a current basis) again builds to its current level. The initial purchase accounting adjustments, and their subsequent impact on financial results, do not necessarily reflect future expected cash flows of the combined company following the merger; however, the negative impact of such adjustments on ARRIS’ GAAP earnings after the merger could have a material adverse effect on the market price of ARRIS’ common stock.

ARRIS’ results of operations after the merger could be adversely affected as a result of goodwill impairment.

Under GAAP, when ARRIS acquires a business, purchase accounting principles require that it record an asset called “goodwill” in an amount equal to the excess amount it pays for the business, including liabilities assumed, over the fair value of the tangible and intangible assets of the business. ARRIS expects that the merger will result in the recognition of approximately $331.5 million in additional goodwill as of June 30, 2007. Statement of Financial Accounting Standards (SFAS) No. 142 “Goodwill and Other Intangible Assets” requires that goodwill and other intangible assets that have indefinite useful lives not be amortized, but instead be tested at least annually for impairment, and that intangible assets that have finite useful lives be amortized over their useful lives. In testing for impairment, SFAS No. 142 provides specific guidance for testing goodwill and other non-amortized intangible assets for impairment. SFAS No. 142 requires ARRIS’ management to make certain estimates and assumptions, including, among other things, an assessment of market conditions and projections of cash flows, investment rates and cost of capital and growth rates. These estimates and assumptions can significantly impact the reported value of goodwill and other intangible assets. Absent any impairment indicators, ARRIS performs its impairment tests annually during the fourth quarter. Any future impairments would negatively impact ARRIS’ results of operations for the period in which the impairment is recognized.

ARRIS’ and C-COR’s stockholders will be diluted by the merger.

The merger will dilute the ownership position of the current shareholders of ARRIS. ARRIS will issue approximately 25 million shares of ARRIS common stock (based on the number of outstanding shares of C-COR common stock on the date of this joint proxy statement/prospectus and assuming the exercise of all outstanding options to purchase shares of C-COR common stock) to C-COR shareholders in the merger. As a result, ARRIS’ shareholders and C-COR’s shareholders are expected to hold approximately 81% and 19%, respectively, of the combined company’s common stock outstanding on a fully diluted basis (including shares issuable pursuant to outstanding options and convertible securities) immediately following the completion of the merger.

Any delay in completing the merger may reduce or eliminate the benefits expected.

In addition to the required shareholder approvals and regulatory clearances and approvals, the merger is subject to a number of other conditions beyond the control of ARRIS and C-COR that may prevent, delay, or otherwise materially adversely affect its completion. We cannot predict whether and when these other conditions will be satisfied. Further, the requirements for obtaining the required clearances and approvals could delay the completion of the merger for a period of time or prevent it from occurring. Any delay in completing the merger could cause ARRIS not to realize some of the benefits that ARRIS expects to achieve following the merger if it successfully completes the merger within its expected timeframe and integrates C-COR’s business.

The rights of C-COR shareholders will change when they become shareholders of ARRIS upon completion of the merger.

Upon completion of the merger, C-COR shareholders who receive ARRIS shares in the merger will become ARRIS shareholders. There are numerous differences between the rights of a shareholder of C-COR, a Pennsylvania corporation, and the rights of a shareholder of ARRIS, a Delaware corporation. For a detailed discussion of these differences, see “Certain Differences in Rights of Shareholders” beginning on page 78.

The costs and expenses incurred in connection with the integration of ARRIS’ and C-COR’s businesses may affect the combined company’s operating results.

The combined company will incur certain costs and expenses in connection with the integration of ARRIS’ and C-COR’s businesses. These costs and expenses will have a negative effect on the combined company’s results of operations.

SPECIAL MEETING OF ARRIS SHAREHOLDERS

The accompanying ARRIS proxy card is solicited on behalf of ARRIS’ management for use at the ARRIS meeting.

Date, Time and Place of the ARRIS Meeting

The ARRIS meeting is scheduled to be held as follows:
Date: •, 2007
Time: • , local time
Place: • , •

Purpose of the ARRIS Meeting

At the ARRIS meeting, ARRIS shareholders will be asked to:

1. consider and vote upon a proposal to approve the issuance of ARRIS common stock to be issued in the merger as further described under “The Merger” and “The Merger Agreement;”

2. consider and vote on any adjournment or postponement of the ARRIS meeting, if necessary, to solicit additional proxies in favor of the proposal to approve the issuance of shares of ARRIS common stock pursuant to the merger agreement; and

3. transact such other business that may properly come before the ARRIS meeting or any adjournment or postponement of the ARRIS meeting.

The agreement and plan of merger is attached to this joint proxy statement/prospectus as Annex A. ARRIS shareholders are encouraged to read the merger agreement in its entirety and the other information contained in this joint proxy statement/prospectus, including the other annexes, carefully before deciding how to vote.

Recommendation of the ARRIS Board of Directors

THE ARRIS BOARD OF DIRECTORS RECOMMENDS THAT ARRIS SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE ISSUANCE OF ARRIS COMMON STOCK TO BE ISSUED IN THE MERGER AND FOR ANY PROPOSAL TO ADJOURN OR POSTPONE THE ARRIS MEETING TO SOLICIT ADDITIONAL PROXIES. For further details regarding the reasons for this recommendation, see “The Merger — Factors Considered by the ARRIS Board of Directors.”

Record Date, Voting Securities and Entitlement to Vote

The ARRIS board of directors has fixed the close of business on • , 2007 as the record date for determining ARRIS shareholders entitled to notice of, and to vote at, the ARRIS meeting. As of the record date, there were • shares of ARRIS common stock outstanding and entitled to vote at the ARRIS meeting. Each share of ARRIS common stock carries the right to one vote on each proposal.

ARRIS will prepare, at least ten days prior to the ARRIS meeting, a list of the holders of ARRIS common stock entitled to vote at the ARRIS meeting. The list of ARRIS shareholders will be available for inspection for ten days prior to the ARRIS meeting at the offices of ARRIS during usual business hours and will also be available at the ARRIS meeting.

On the record date, directors and executive officers of ARRIS and their affiliates beneficially owned and had the right to vote • shares of common stock, representing approximately • of the shares outstanding on the record date. The directors and officers of ARRIS have informed ARRIS that they intend to vote all of their shares of ARRIS common stock FOR the approval of the issuance of ARRIS common stock to be issued in the merger.

Quorum and Votes Required

Attendance in person or by proxy of holders of a majority of the issued and outstanding ARRIS common stock will constitute a quorum for the transaction of business at the ARRIS meeting. If a quorum is present, the affirmative vote of a majority of the votes cast is necessary to approve the issuance of ARRIS common stock in the merger and any proposal to adjourn the meeting to solicit additional proxies.

If a quorum is not present, the ARRIS meeting may be adjourned to allow additional time for obtaining additional proxies or votes. At any subsequent reconvening of the ARRIS meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the ARRIS meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent meeting.

Withheld Votes and Abstentions

ARRIS common stock represented at the ARRIS meeting but not voting, including ARRIS common stock for which proxies have been received but for which holders of shares have abstained, will be treated as present at the ARRIS meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Given that only a majority of votes cast is required to approve both the proposal to approve the issuance of ARRIS common stock in the merger and any proposal to adjourn or postpone the ARRIS meeting to solicit additional proxies, withheld votes and abstentions will have no effect on the proposals.

Proxies and Broker Voting Instruction Forms

Your vote is very important. Registered holders of ARRIS common stock can vote in person by completing the ballot at the ARRIS meeting, or you can vote before the ARRIS meeting by proxy. Even if you plan to attend the meeting, we encourage you to vote your shares as soon as possible by proxy. Registered holders of ARRIS common stock can vote by proxy by mail, using the Internet, or by telephone, as discussed below.

Vote by Mail:  Registered holders of ARRIS common stock may vote by mail by signing the enclosed proxy card and promptly returning it in the postage-paid envelope provided. For a proxy to be valid, you (or your attorney-in-fact, who must be authorized in writing) must sign it and must either return it in the envelope provided or deliver it to the offices of • not later than 5:00 p.m. (local time) on the business day prior to the ARRIS meeting or any adjournment or postponement thereof. An undated but executed proxy card will be deemed to be dated the date of this joint proxy statement/prospectus.

Vote by Internet or Telephone:  Registered holders of ARRIS common stock may also vote by proxy via the Internet at the website indicated on your proxy card or by telephone by calling the toll-free number shown on your proxy card and following the instructions. You must do so not later than 5:00 p.m. (local time) on the business day prior to the ARRIS meeting or any adjournment or postponement thereof. You will also need your control number located on the front of your proxy card to identify yourself to the system. If you vote via the Internet or by telephone, please do NOT return a signed proxy card. A signed and completed proxy card or properly submitted telephone or Internet proxies received by ARRIS prior to or at the ARRIS meeting will be voted as instructed.

A proxy card for ARRIS shareholders is enclosed with this joint proxy statement/prospectus and is blue. Signing the enclosed proxy card will not affect a shareholder’s right to attend the ARRIS meeting. ARRIS common stock represented by proxies on the accompanying blue form will be voted in accordance with the holder’s instructions. If you need an additional proxy card, please contact our proxy solicitor, •  toll free at • .

If you hold your ARRIS common stock in “street” name, you must contact your broker or other nominee to obtain a broker voting instruction form (if you did not receive one together with this joint proxy statement/prospectus) and for other instructions as to how to vote your shares. If you hold ARRIS common stock in both registered and “street” name, you will receive both a proxy card and a broker voting instruction form. To ensure that all your shares are represented at the ARRIS meeting, please submit a vote by telephone, via the Internet or by mail for each proxy card or broker voting instruction form you receive.

If the ARRIS meeting is adjourned to a different place, date or time, ARRIS need not give notice of the new place, date or time if the new place, date or time is announced at the ARRIS meeting before adjournment, unless the adjournment is for more than 30 days after the date fixed for the ARRIS meeting. If a new record date is or must be set for the adjourned meeting, notice of the adjourned meeting shall be given to persons who are shareholders as of the new record date.

Voting of Proxies and Broker Voting Instruction Forms

The individuals named in the enclosed proxy card will vote the ARRIS common stock represented by the proxy in accordance with the instructions of the ARRIS shareholder who appointed them. If you submit a validly executed proxy card without providing instructions, the ARRIS common stock represented by the proxy will be voted FOR the proposal to approve the issuance of the shares of ARRIS common stock in the merger and FOR any proposal to adjourn or postpone the ARRIS meeting to solicit additional proxies. The enclosed proxy card, when properly completed and signed, confers discretionary authority on the appointed individuals to vote as they see fit on any amendment or variation to any of the matters identified in the notice of ARRIS meeting and on any other matter that may properly be brought before the ARRIS meeting.

Your broker or other nominee will not vote your shares unless it receives specific instructions from you. If you sign and send in your broker instruction form but do not include instructions on how to vote your properly signed form, your shares will not be voted with respect to the proposals that may properly come before the ARRIS meeting, however, you will be deemed present for quorum purposes.

At the date of this joint proxy statement/prospectus, neither the ARRIS board of directors nor management of ARRIS is aware of any variation, amendment or other matter to be presented for a vote at the ARRIS meeting.

Revocation of Proxies and Broker Voting Instruction Forms

If you are a registered holder giving a proxy pursuant to this solicitation, you have the power to revoke and change it at any time before the ARRIS meeting. It may be revoked by filing a written notice with the Secretary of ARRIS or the offices of ARRIS’ proxy solicitor at the address below or by submitting in writing a proxy bearing a later date, in either case by 5:00 p.m. (local time) on the business day prior to the ARRIS meeting or any adjournment or postponement thereof, or by attending the ARRIS meeting and voting in person. Attendance at the ARRIS meeting will not, by itself, revoke a proxy.

If you are a registered holder and want to change your proxy directions by mail or by fax, you should send a notice of revocation or your completed new proxy card, as the case may be, to ARRIS at either of the following addresses:

ARRIS Group, Inc.	[ARRIS Proxy Solicitor]
3871 Lakefield Drive
Suwanee, Georgia 30024
Attention: Secretary
Fax: (678) 473-8470

You may also revoke a proxy via the Internet at the website indicated on your proxy card or by telephone by calling the toll-free number shown on your proxy card and following the instructions.

If a broker or other nominee holds your shares in “street name” and you have instructed a nominee to vote your shares and wish to change your vote, you must follow directions received from your nominee to change those instructions.

Solicitation of Proxies

ARRIS will bear the expenses in connection with the solicitation of proxies from ARRIS shareholders, except that C-COR and ARRIS have agreed to share equally out-of-pocket expenses related to the printing and filing of this joint proxy statement/prospectus. ARRIS has retained • a proxy solicitation firm, for assistance in connection with the solicitation of proxies and anticipates paying a fee not exceeding $ •  plus additional charges related to telephone calls and other services. No solicitation fees will be payable if the merger is not completed. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of ARRIS common stock held of record by these persons and ARRIS may reimburse them for their reasonable transaction and clerical expenses.

Solicitation of proxies may also be made by mail, in person, or by telephone, email, Internet, facsimile, telegram or other means of communication, by ARRIS’ directors, officers and employees, who will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services.

SPECIAL MEETING OF C-COR SHAREHOLDERS

The accompanying C-COR proxy card is solicited on behalf of C-COR’s management for use at the C-COR meeting.

Date, Time and Place of the C-COR Meeting

The C-COR meeting is scheduled to be held as follows:

Date: • , 2007
Time: • , local time
Place: 1735 Market Street, 42nd floor, Philadelphia, Pennsylvania 19103

Purpose of the C-COR Meeting

At the C-COR meeting, C-COR shareholders will be asked to:

1. consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of September 23, 2007, by and among C-COR, ARRIS and Merger Sub, as that agreement may be amended, as further described under “The Merger” and “The Merger Agreement;”

2. consider and vote on any adjournment or postponement of the special meeting, if necessary, to solicit additional proxies in favor of the proposal to adopt the merger agreement; and

3. transact such other business that may properly come before the C-COR meeting or any properly reconvened meeting following an adjournment or postponement of the C-COR meeting.

The agreement and plan of merger is attached to this joint proxy statement/prospectus as Annex A. C-COR shareholders are encouraged to read the merger agreement in its entirety and the other information contained in this joint proxy statement/prospectus, including the other annexes, carefully before deciding how to vote.

Recommendation of the C-COR Board of Directors

THE C-COR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT C-COR SHAREHOLDERS VOTE FOR THE PROPOSAL TO ADOPT THE AGREEMENT AND PLAN OF MERGER AND FOR ANY PROPOSAL TO ADJOURN OR POSTPONE THE C-COR MEETING TO SOLICIT ADDITIONAL PROXIES. For further details regarding the reasons for this recommendation, see “The Merger — Factors Considered by the C-COR Board of Directors.”

Record Date, Voting Securities and Entitlement to Vote

The C-COR board of directors has fixed the close of business on • , 2007 as the record date for determining C-COR shareholders entitled to notice of, and to vote at, the C-COR meeting. As of the record date, there were • shares of C-COR common stock outstanding and entitled to vote at the C-COR meeting. Each share of C-COR common stock carries the right to one vote on each proposal.

C-COR will prepare, at least 5 days prior to the C-COR meeting, a list of the holders of C-COR common stock entitled to vote at the C-COR meeting. The list of C-COR shareholders will be available for inspection at C-COR’s registered office during usual business hours.

On the record date, directors and executive officers of C-COR and their affiliates beneficially owned and had the right to vote • C-COR common stock, representing approximately • % of the C-COR shares outstanding on the record date. The directors and officers of C-COR have informed C-COR that they intend to vote all of their shares of C-COR common stock FOR the adoption of the merger agreement.

Quorum and Votes Required

Attendance in person or by proxy of C-COR shareholders entitled to cast at least a majority of the votes that all holders of issued and outstanding C-COR common stock are entitled to cast on the merger will constitute a quorum for the transaction of business at the C-COR meeting. If a quorum is present, the affirmative vote of the majority of the votes cast by all shareholders entitled to vote at the C-COR meeting is necessary to adopt the merger agreement.

If a quorum is not present, the C-COR meeting may be adjourned to allow additional time for obtaining additional proxies or votes. At any subsequent reconvening of the C-COR meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the C-COR meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent meeting.

Withheld Votes and Abstentions

C-COR common stock represented at the C-COR meeting but not voting, including C-COR common stock for which proxies have been received but for which holders of shares have abstained, will be treated as present at the C-COR meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Only shares affirmatively voted for adoption of the merger agreement, and any proposal to adjourn or postpone the C-COR meeting to solicit additional proxies including properly executed proxies, will be counted as favorable votes for such proposals. An abstention or failure to vote, because they are not treated as votes cast, will have no effect on the vote for either the proposal to adopt the merger agreement or any proposal to adjourn or postpone the C-COR meeting.

Proxies and Broker Voting Instruction Forms

Your vote is very important. Registered holders of C-COR common stock can vote before the C-COR meeting by proxy, or you can vote in person by completing the ballot at the C-COR meeting. Even if you plan to attend the meeting, we encourage you to vote your shares as soon as possible by proxy. Registered holders of C-COR common stock can vote by proxy by mail, using the internet, or by telephone, as discussed below.

Vote by Mail:  Registered holders of C-COR common stock may vote by mail by signing the enclosed proxy card and promptly returning it in the postage-paid envelope provided. For a proxy to be valid, you (or your attorney-in-fact, who must be authorized in writing) must sign it and must either return it in the envelope provided or deposit it at the offices of American Stock Transfer and Trust Company not later than 5:00 p.m. (local time) on the business day prior to the C-COR meeting or any adjournment or postponement thereof. An undated but executed proxy card will be deemed to be dated the date of this joint proxy statement/prospectus.

Vote by Internet or Telephone:  Registered holders of C-COR common stock may also cast their vote by proxy via the Internet at the website indicated on your proxy card or by telephone by calling the toll-free number shown on your proxy card and following the instructions. You must do so not later than 5:00 p.m. (local time) on the business day prior to the C-COR meeting or any adjournment or postponement thereof. You will also need your control number located on the front of your proxy card to identify yourself to the system. If you vote via the Internet or by telephone, please do NOT return a signed proxy card. A signed and completed proxy card or properly submitted telephone or Internet proxies received by C-COR prior to or at the C-COR meeting will be voted as instructed.

A proxy card for C-COR shareholders is attached to this joint proxy statement/prospectus and is pink. Signing the enclosed proxy card will not affect a shareholder’s right to attend the C-COR meeting. C-COR common stock represented by proxies on the accompanying pink form will be voted in accordance with the holder’s instructions. If you need an additional proxy card, please contact our proxy solicitor, • or toll free at • . Banks and brokers may call collect at • .

If you hold your C-COR common stock in “street” name, you must contact your broker or other nominee to obtain a broker voting instruction form (if you did not receive one together with this joint proxy statement/

prospectus) and for other instructions as to how to vote your shares. If you hold C-COR common stock in both registered and “street” name, you will receive both a proxy card and a broker voting instruction form. To ensure that all your shares are represented at the C-COR meeting, please submit a vote by telephone, via the Internet or by mail for each proxy card or broker voting instruction form you receive.

If the C-COR meeting is adjourned to a different place, date or time, C-COR need not give notice of the new place, date or time if the new place, date or time is announced at the C-COR meeting before adjournment. If a new record date is or must be set for the adjourned meeting, notice of the adjourned meeting shall be given to persons who are shareholders as of the new record date.

Voting of Proxies and Broker Voting Instruction Forms

The individuals named in the enclosed proxy card will vote the C-COR common stock represented by the proxy in accordance with the instructions of the C-COR shareholder who appointed them. If you submit a validly executed proxy card without providing instructions, the C-COR common stock represented by the proxy will be voted FOR the proposal to adopt the merger agreement and FOR any proposal to adjourn or postpone the C-COR meeting to solicit additional proxies. The enclosed proxy card, when properly completed and signed, confers discretionary authority on the appointed individuals to vote as they see fit on any amendment or variation to any of the matters identified in the notice of C-COR meeting and on any other matter that may properly be brought before the C-COR meeting.

Your broker or other nominee will not vote your shares unless it receives specific instructions from you. If you sign and send in your broker instruction form but do not include instructions on how to vote your properly signed form, your shares will not be voted with respect to the proposals that may properly come before the C-COR meeting, however, you will be deemed present for quorum purposes.

At the date of this joint proxy statement/prospectus, neither the C-COR board of directors nor management of C-COR is aware of any variation, amendment or other matter to be presented for a vote at the C-COR meeting.

Revocation of Proxies and Broker Voting Instruction Forms

If you are a registered holder giving a proxy pursuant to this solicitation you have the power to revoke and change it at any time before the C-COR meeting. It may be revoked by filing a written notice with the Secretary of C-COR at the address below or by submitting in writing a proxy bearing a later date, in either case, by 5:00 p.m. (local time) on the business day prior to the C-COR meeting or any adjournment or postponement thereof, or by attending the C-COR meeting and voting in person. Attendance at the C-COR meeting will not, by itself, revoke a proxy.

If you are a registered holder and want to change your proxy directions by mail or by fax, you should send a notice of revocation or your completed new proxy card, as the case may be, to C-COR at the following address:
C-COR Incorporated
60 Decibel Road
State College, Pennsylvania 16801
Attention: Secretary
Fax: (814) 237-5574

You may also revoke a proxy via the Internet at the website indicated on your proxy card or by telephone by calling the toll-free number shown on your proxy card and following the instructions.

If a broker or other nominee holds your shares in “street name” and you have instructed a nominee to vote your shares and wish to change your vote, you must follow directions received from your nominee to change those instructions.

Solicitation of Proxies

C-COR will bear the expenses in connection with the solicitation of proxies from C-COR shareholders, except that ARRIS and C-COR have agreed to share equally out-of-pocket expenses related to the printing and filing of this joint proxy statement/prospectus. C-COR has retained • , a proxy solicitation firm, for assistance in connection with the solicitation of proxies and anticipates paying a fee not exceeding $ •  plus additional charges related to telephone calls and other services. No solicitation fees will be payable if the merger is not completed. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of C-COR common stock held of record by these persons and C-COR may reimburse them for their reasonable transaction and clerical expenses.

Solicitation of proxies may also be made by mail, in person, or by telephone, email, Internet, facsimile, telegram or other means of communication, by C-COR’s directors, officers and employees, who will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services.

THE MERGER

Background of the Merger

The board of directors of C-COR has historically reviewed its strategic alternatives on a continual basis. During late 2005 and early 2006, the board of directors of C-COR began to reassess the strategic plan for C-COR in light of developments in the broadband communications industry. On the customer front, Verizon and AT&T announced plans to make major investments in their network infrastructures to enable them to offer video services that would compete directly with C-COR’s main customers, the cable operators. On the competitive front, C-COR’s largest competitor, Scientific Atlanta, agreed to be acquired by Cisco in order to more effectively compete in the future. The board considered risks facing C-COR, including competitive risks, market risks and execution risks, and the potential impact on C-COR of various scenarios regarding the increasing competition between telcos and cable operators. Several alternative courses of action were evaluated, including continuing on its present course with C-COR’s existing product portfolio, adding to the product portfolio by acquisition, divesting certain product lines and increasing investment in others, and seeking opportunities to become part of a larger entity.

After several months of strategic planning discussions, C-COR’s board of directors decided to seek the assistance of a financial advisor. On April 18, 2006, the board unanimously voted to form a selection committee, whose role was to select a financial advisor. Mr. Fink, Mr. Ibarguen, Mr. Royse, directors of C-COR, and Mr. Woodle, Chairman, President and Chief Executive Officer of C-COR, were appointed to the selection committee. After meeting with two other financial advisors, the selection committee invited Merrill Lynch to the next board meeting.

On May 2, 2006, the board of directors of C-COR met to discuss various trends, including consolidation in the broadband communications sector and the alternatives for increasing shareholder value. At the request of the board of directors, representatives of Merrill Lynch attended the meeting to provide a review of current trends in the broadband communications industry and a general review of potential strategic alternatives for C-COR. On May 12, 2006, C-COR engaged Merrill Lynch to act as the exclusive financial advisor to C-COR’s board of directors in connection with any proposed sale of C-COR.

On June 20, 2006, C-COR’s board of directors met, together with Merrill Lynch to review C-COR’s plan for its upcoming fiscal year 2007, which started in July. The board of directors discussed the strategic positioning of each business unit, the long-term strategic plan, by segment and for C-COR as a whole, and the changes in the industry. At the meeting, Merrill Lynch updated the board of directors on various strategic options potentially available to C-COR, including discussion as to anticipated interest with respect to potential bidders.

Acquisitions have been and continue to be an important part of ARRIS’ strategic growth plan. In that regard, ARRIS has actively sought out possible acquisition targets and has conducted extensive due diligence investigations and analyses of various target companies. On November 6, 2006, ARRIS issued $276 million of senior convertible notes to strengthen its position as a potential acquirer, and, in January 2007, initiated a tender offer for the shares of TANDBERG Television for cash and stock, which tender offer was subsequently terminated as the result of a higher competing bid made by a third party. ARRIS also briefly considered the acquisition of C-COR in 2005. However, the price ranges suggested by the parties were not mutually acceptable and the discussions were terminated in June 2005.

During the August 15, 2006 meeting, the C-COR board of directors authorized Merrill Lynch to undertake an auction process. Commencing in late August 2006, and continuing for several weeks, Merrill Lynch contacted, on behalf of C-COR, approximately 22 potential strategic buyers or merger of equals partners. Of the parties contacted, eight parties, including ARRIS, executed confidentiality agreements and began conducting preliminary due diligence, including participating in discussions with management and receiving limited non-public information concerning C-COR.

On October 16, 2006, C-COR’s board of directors met, together with Merrill Lynch, to discuss the solicitation process. At that meeting, the board of directors and Merrill Lynch also discussed the next steps in the process, including concluding management meetings and soliciting non-binding indications of value on November 10, 2006.

In early November 2006, Merrill Lynch provided the parties that had executed confidentiality agreements with C-COR’s financial results for the first quarter of fiscal year 2007 and an updated fiscal year 2007 budget. Based on this preliminary information and the initial discussions, ARRIS did not to submit an indication of interest.

On November 15, 2006, C-COR’s board of directors met, together with its legal counsel and Merrill Lynch, to discuss the submission of one non-binding indication of interest received and verbal updates from four other parties (none of whom submitted a non-binding indication of interest). The non-binding indication of interest suggested either an acquisition of the Access & Transport business line or the acquisition of C-COR in conjunction with a financial party. The non-binding indication of interest did not include a valuation for either the Access & Transport business line or C-COR. C-COR’s board of directors discussed potential alternatives, including a sale of the Access & Transport business line to the interested party if the interested party could arrange a transaction with a financial partner that would result in the sale of the entire company.

The board of directors discussed the reasons it believed C-COR did not receive any indications of value and what this meant to C-COR both in the near and long term. These reasons included lack of interest in all business segments by one party and lack of proven profitable performance to justify an acceptable valuation. The board of directors discussed alternative structures and the challenges of selling pieces of C-COR or entering into a transaction with a private equity firm. The board of directors also explored potential synergies that C-COR could bring to a deal.

Of the parties that indicated they were willing to continue discussions, one was interested in the video on demand business line, another indicated that it had reviewed a merger of equals transaction with its board of directors and may continue to consider a transaction of that nature outside of C-COR’s current process, and a third indicated that it may be interested in pursuing a transaction with C-COR in the future, but the closing and integration of other acquisitions prevented it from making any decisions at that time.

At the conclusion of the meeting, the board of directors of C-COR unanimously decided to terminate the process of identifying a strategic buyer, to inform the four parties that indicated a willingness to continue discussions that C-COR would consider future non-binding letters of interest that included a valuation of the company, to develop strategic alternatives other than a sale of C-COR for presentation at the January 2007 board meeting, and to focus on executing C-COR’s current business plan. Following the meeting, Merrill Lynch, on behalf of C-COR’s board of directors, suggested to the interested party that a sale of the entire company might be possible if the interested party could arrange a financial partner, and provided authorization for the interested party to conduct discussions with third parties which the interested party had identified to C-COR.

In December 2006, the interested party notified Merrill Lynch that, after further internal strategic discussions, it would not be submitting a non-binding indication of value for either the Access & Transport business segment or C-COR in conjunction with a third party. Later in December 2006, Merrill Lynch met with representatives of C-COR to review additional strategic alternatives, other than the sale of C-COR, potentially available to C-COR, including potential acquisition opportunities.

On January 23, 2007, C-COR’s board of directors convened to discuss the best ways to enhance shareholder value. The board considered whether C-COR should remain cable centric, and, if C-COR were to expand into different areas, what those markets should be. The board recognized that it had discussed these issues on a number of occasions over the past year and believed it should formalize its decision making process. The board developed a written “decision tree” which it would use to analyze all decisions regarding the strategic direction of C-COR. At the request of C-COR’s board, Mr. Woodle presented an analysis, which had been prepared with the assistance of Merrill Lynch and reviewed by members of C-COR’s management, of the competitive landscape and the product and service offerings of selected potential acquisition candidates and merger partners. The board also reviewed the proposed ARRIS/TANDBERG Television transaction and its likely impact on the industry landscape.

The board of directors discussed the challenges and rationales for growing C-COR either through a merger of equals or through the acquisition of smaller companies. The board identified five potential parties and discussed the financial position, strengths and potential synergies of each company. Subsequently, Mr. Woodle asked Merrill Lynch to provide more detailed information on three of the potential parties for the board to review at its upcoming meetings.

On April 24, 2007, the board of directors of C-COR met again to discuss strategic alternatives. The board had an extensive discussion on various alternatives, including growing the business organically by revising C-COR’s service model, by growing its video business through acquisitions or by expanding the operations support system (OSS) business through acquisitions. The directors agreed that C-COR should proceed with divesting its field services business. Also, the board requested that C-COR’s management team develop strategies and funding alternatives for growing the video business line. At the request of the board, Mr. Woodle made a presentation, which had been prepared with the assistance of Merrill Lynch and reviewed by members of C-COR’s management, of two companies the board was considering acquiring to grow the video business line.

Following the April 24, 2007, board meeting, Mr. Woodle spoke informally with the chief executive officer of one of the target companies considered at the meeting. After that discussion, Mr. Woodle determined that that company was not a viable target for C-COR’s strategic goals because it was likely to be a dilutive transaction.

On May 3, 2007, Merrill Lynch reviewed with Mr. Woodle and other members of C-COR’s management team information regarding a potential merger of equals. C-COR also revisited a potential video acquisition that was discussed at the previous board meeting. Mr. Woodle and the management team reviewed the pros and cons of each company and potential transaction, discussed potential financing alternatives and discussed various approaches to entering into a definitive agreement with either company. The management team determined that the best initial approach was for Mr. Woodle to speak to the chief executive officers of the two companies.

Thereafter, Mr. Woodle spoke to the chief executive officers of both companies. The chief executive officer of the video target indicated he was not interested in a transaction with C-COR at that time. The other expressed an interest in a potential merger of equals transaction. The potential merger of equals partner had been identified by C-COR’s board of directors and Merrill Lynch when the board of directors began the formal strategic alternatives review and had indicated in November 2006 that it was interested in continued discussions.

Throughout early May, Mr. Woodle and the chief executive officer of the potential merger partner engaged in preliminary discussions regarding deal terms, diligence, timeline and process. On May 14, 2007, C-COR’s board of directors authorized C-COR to enter into a confidentiality agreement with the potential merger partner. On May 23, 2007, the management of both C-COR and the potential merger partner, and their respective financial advisors, conducted initial reciprocal business, financial and synergy related due diligence.

On May 31, 2007, the boards of directors of both C-COR and the potential merger partner met separately to discuss the potential transaction and decide whether to enter into an exclusive dealing agreement. C-COR’s board of directors reviewed the preliminary structure, the proposed board composition, executive chairman and president positions, the transition process and time line. After discussing the strategic alternatives review process that the board had conducted over the past nine months and considering the fact that an exhaustive search had not revealed a potential buyer for C-COR, the board agreed that a merger of equals in light of the growing competition, larger competitors and converging technologies made sense from both a strategic and operational point of view. The board noted that a number of the companies’ products were complementary and a combination would give C-COR and the combined company access to new markets. After much discussion, C-COR’s board of directors authorized C-COR to enter into an exclusive dealing agreement for a transaction with the potential merger partner.

Following its board meeting, the chief executive officer of the potential merger partner contacted Mr. Woodle to inform him that his board was not prepared to enter into exclusive negotiations at that time, but indicated it would reconsider the potential merger of equals transaction at its strategic planning meeting later that summer. Mr. Woodle and the chief executive officer of the potential merger partner continued to discuss a potential merger of equals transaction throughout the summer.

Throughout the summer of 2007, Merrill Lynch, on behalf of C-COR, continued to conduct informal discussions with selected interested parties. In July 2007, the chief executive officer of the potential merger partner informed Mr. Woodle that his board had reconsidered a merger of equals transaction with C-COR, but decided not to pursue a transaction at that time.

In a social telephone call made by Mr. Stanzione, Chairman and Chief Executive Officer of ARRIS, to Mr. Woodle in early August 2007, the prospect of combining the two companies was raised, and a prompt follow-up call was arranged for August 10, 2007. On the August 10, 2007 call, Mr. Woodle described C-COR’s long-term strategic plan and its 2008 financial plan to Mr. Stanzione and other members of ARRIS management.

On August 14, 2007, the ARRIS board of directors met in a regularly scheduled meeting. During that meeting, the status of various ARRIS strategic opportunities were discussed and the board reviewed the current status of the financing markets available to ARRIS. ARRIS’ management specifically reviewed with the board of directors the possible strategic benefits of an acquisition of C-COR and the board determined that management should proceed with discussions of possible transactions, including with C-COR. Over the next several days, ARRIS and C-COR continued their preliminary reviews. ARRIS also subsequently engaged UBS as its financial advisor in connection with a possible acquisition of C-COR.

On August 21, 2007, C-COR’s board of directors met to discuss the competitive landscape. The board recognized that the industry continued to be dominated by two large companies, an issue that was being compounded by consolidation at the customer level. The board again reviewed its strategic alternatives, including potential acquisition targets and merger of equal partners. At the conclusion of this meeting, the board determined that Mr. Woodle should continue discussions with ARRIS.

On August 28, 2007, Mr. Stanzione phoned Mr. Woodle to express ARRIS’ interest in a transaction with C-COR. On August 29, 2007, C-COR’s board of directors met telephonically to discuss a potential merger with ARRIS. At the conclusion of this meeting, the board of directors determined that Mr. Woodle should continue discussions with ARRIS.

Between August 28, 2007 and August 31, 2007 Messrs. Stanzione and Woodle had several brief conversations regarding the possibility of combining the companies. On August 31, 2007, ARRIS sent C-COR a letter of intent that proposed a merger pursuant to which ARRIS would acquire all of C-COR’s outstanding shares of common stock. The letter of intent proposed merger consideration of between $14.00 and $15.00 per share, which would be comprised of 50% cash and 50% shares of ARRIS common stock, subject to due diligence and market conditions. That day, the board of directors authorized C-COR to enter into an exclusivity agreement with ARRIS, pursuant to which C-COR agreed that it would not solicit or engage in discussions with a third party concerning a transaction involving the sale of C-COR by way of merger, spin off or sale of stock or assets through September 30, 2007.

On September 7, 2007, the management team of ARRIS met with the management team of C-COR in State College, Pennsylvania to discuss certain diligence matters related to C-COR. C-COR’s and ARRIS’ respective legal and financial advisors also attended. During the week of September 10, 2007, representatives of ARRIS visited several C-COR locations, including its manufacturing plant in Tijuana, Mexico. Throughout September, both ARRIS and C-COR conducted business, legal and accounting due diligence and negotiated a merger agreement.

On September 17, 2007, representatives of both ARRIS and C-COR met to discuss diligence matters relating to ARRIS. C-COR’s and ARRIS’ respective legal and financial advisors also attended. The board of directors of C-COR thought it was important to conduct a due diligence review of ARRIS given that C-COR shareholders would receive shares of ARRIS common stock in the merger. At this diligence meeting,

Mr. Stanzione proposed a new per share merger consideration, which would still be comprised of 50% stock and 50% cash. Mr. Stanzione indicated that the proposed merger consideration was lower than the range stated in the letter of intent due to changes in the market prices of the common stock of both ARRIS and C-COR.

On September 18, 2007, on behalf of Mr. Woodle, Merrill Lynch contacted UBS, ARRIS’ financial advisor, to notify them that the consideration proposed by ARRIS the day before was considered too low and presented a counter-proposal, which included a collar mechanism to adjust the stock component of the consideration to protect C-COR shareholders from significant changes in the market price of ARRIS’ common stock. On September 20, 2007, Mr. Stanzione contacted Mr. Woodle to further discuss the amount of merger consideration.

Between August 28, 2007 and September 20, 2007, Mr. Stanzione remained in frequent contact with the members of the ARRIS board regarding the status of ARRIS’ review of C-COR’s operations and negotiations with C-COR. On September 19, 2007, ARRIS’ board of directors met to discuss the proposed transaction with C-COR. Members of ARRIS’ management and representatives of ARRIS’ legal and financial advisors also attended this meeting. At the meeting, ARRIS’ management reviewed with the board its due diligence review of C-COR and ARRIS’ financial advisor discussed with the board financial aspects of the proposed transaction. Following discussions, the board of directors authorized Mr. Stanzione to continue negotiations with C-COR.

On September 20, 2007, C-COR’s board of directors met to consider the transaction with ARRIS. The board reviewed its strategic alternatives process, the industry landscape and the strategic rationale of a combination with ARRIS. Merrill Lynch then reviewed with the board of directors a financial analysis of the proposed transaction. Representatives of KPMG LLP, C-COR’s independent accounting firm, presented their due diligence review of ARRIS’ financial statements and related matters. Representatives of Ballard Spahr Andrews & Ingersoll, LLP, C-COR’s legal counsel, reviewed with the board its fiduciary obligations, presented their legal due diligence review and summarized the terms and conditions of the merger agreement. The board reviewed and discussed various provisions of the merger agreement and discussed the risks and benefits of entering into the merger agreement. After extensive discussions, the board authorized Mr. Woodle to enter into a merger agreement at $13.75 per share, but requested that he try to negotiate a higher cash component and protect C-COR’s downside risk.

On September 21, 2007, after additional negotiations regarding the merger consideration, Mr. Stanzione and Mr. Woodle agreed that the merger consideration would be $13.75 per share, of which $7.00 would be paid in cash and the remainder would be paid in ARRIS’ common stock. The parties also agreed that C-COR’s shareholders may elect to take cash, stock or a combination of the two, subject to proration if the elections exceeded approximately 51% cash or approximately 49% stock. The parties also agreed to the previously proposed collar mechanism, whereby the stock component of the merger consideration would be subject to adjustment in the event that the average closing price of ARRIS’ common stock for the ten trading-day period ending three trading days prior to the anticipated closing date is less than $12.83 or more than $15.69. The parties also agreed that no further adjustments would be made in the event the average closing price of the ARRIS stock is less than $11.41 or more than $17.11.

From September 21 through September 23, the parties continued to negotiate various provisions of the merger agreement and complete their due diligence.

On the afternoon of September 23, 2007, the ARRIS board of directors met to consider the merger agreement and the merger. At this meeting, representatives of Troutman Sanders LLP summarized the terms of the merger agreement and reviewed with the board its fiduciary duties. UBS reviewed with ARRIS’ board of directors its financial analysis of the $13.75 per share merger consideration and delivered to ARRIS’ board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated September 23, 2007, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the $13.75 per share merger consideration to be paid by ARRIS was fair, from a financial point of view, to ARRIS. The ARRIS board of directors discussed the risks and benefits of entering into the merger agreement and how this transaction fit within the strategic plan for ARRIS. After much discussion, the ARRIS board of directors voted to enter into the merger agreement. All of the ARRIS directors, except for Mr. Best, voted in favor of the transaction. Mr. Best recused himself from the consideration of, and vote on, the transaction because Mr. Best also serves as a director of a company that competes directly with C-COR.

On the evening of September 23, 2007, C-COR’s board of directors met to consider approval of the merger agreement. Merrill Lynch made a financial presentation and delivered an oral opinion to the board of directors, subsequently confirmed in writing, to the effect that, as of September 23, 2007, and based on the assumptions made, matters considered and limits of review set forth in its written opinion, the merger consideration to be received by holders of C-COR common stock pursuant to the merger agreement was fair from a financial point of view to those holders. Representatives of Ballard Spahr Andrews & Ingersoll, LLP updated the board regarding its review of the legal due diligence and provided an updated summary of the merger agreement. The C-COR board of directors discussed the risks and benefits of entering into the merger agreement and how this transaction fit within the strategic plan for C-COR. After much discussion, the C-COR board of directors unanimously voted to enter into the merger agreement.

Subsequent to the board meetings, C-COR and ARRIS entered into the merger agreement and issued a joint press release announcing the transaction.

Factors Considered by the ARRIS Board of Directors

In reaching its conclusion to approve the merger and the merger agreement and recommend that ARRIS shareholders vote FOR approval of the issuance of ARRIS common stock pursuant to the merger agreement, the ARRIS board of directors considered a number of factors as set forth below.

Strategic Considerations.  The ARRIS board of directors considered a number of strategic advantages of the merger in comparison to a stand-alone strategy, including, but not limited to, the views of the ARRIS board of directors that:

•	the merger will significantly expand ARRIS’ product line, giving ARRIS the ability to deploy and manage multiple technologies from the combined company to provide end-to-end solutions;

•	the merger will strengthen ARRIS’ position as the leading pure play cable solutions provider;

•	the merger will expand ARRIS’ addressable market and accelerate its video growth strategy;

•	an expanded portfolio will differentiate ARRIS from smaller niche players;

•	the expanded product offerings that ARRIS will be able to provide following the merger will strengthen ARRIS’ relationships with significant customers such as Comcast, TimeWarner, Charter and Liberty; and

•	the expanded product line will improve ARRIS’ ability to compete with larger competitors and improve its positioning as an industry consolidator.

Financial Incentives.  The ARRIS board of directors also considered certain financial advantages to the merger including, but not limited to, the following factors:

•	the merger is projected to result in a significant increase in sales and will make ARRIS the largest independent cable equipment player;

•	C-COR’s Optical and Access businesses have higher gross margins than ARRIS’ existing gross margins, and revenues from these businesses are expected to improve ARRIS’ gross margin in the long term;

•	the merger is anticipated to provide meaningful cost synergies by consolidating public company and administrative costs as well as sales force and research and development optimization costs; and

•	the merger will diversify revenues received from ARRIS’ core multiple system operator relationships.

Other Factors.  The ARRIS board of directors also considered the following factors, among others:

•	ARRIS’ and C-COR’s respective historical businesses and financial results and prospects, including the results of ARRIS’ due diligence investigation of C-COR;

•	the ability of the two companies to effectively integrate their businesses and cultures;

•	the opinion of UBS, ARRIS’ financial advisor, dated September 23, 2007, to ARRIS’ board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to ARRIS of the $13.75 per share merger consideration to be paid by ARRIS, as more fully described in “The Merger — Opinion of ARRIS’ Financial Advisor;” and

•	the terms of the merger agreement that create a strong commitment on the part of C-COR to complete the merger.

Potential Risks.  The ARRIS board of directors considered a variety of risks and other potentially negative factors concerning the merger, including, without limitation, the following factors:

•	the risks of integrating the operations of C-COR and ARRIS, including the risks that integration costs may be greater, and synergy benefits lower, than anticipated by ARRIS management;

•	as a result of the merger and under purchase accounting, ARRIS will not be able to recognize most of C-COR’s deferred revenue balance, resulting in a significant negative impact on the combined company’s financial statements and near-term results of operations;

•	a significant portion of C-COR’s business remains with radio frequency/optical infrastructure, which is a highly competitive market segment;

•	C-COR’s in-house manufacturing in Tijuana, Mexico adds potential earnings volatility in the event of an industry down-cycle (relative to ARRIS’ outsourcing approach);

•	the merger provides only limited customer expansion beyond ARRIS’ existing cable customers and only moderate opportunity international growth; and

•	competition is expected to intensify in C-COR’s high margin businesses, which will put pressure on C-COR’s more favorable gross margins as prices decrease.

The foregoing discussion of the factors considered by ARRIS’ board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by ARRIS’ board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, ARRIS’ board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. ARRIS’ board of directors considered all these factors as a whole, and overall considered the factors to be favorable to, and supportive of, its determination.

Opinion of ARRIS’ Financial Advisor

On September 23, 2007, at a meeting of ARRIS’ board of directors held to evaluate the proposed merger, UBS delivered to ARRIS’ board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated September 23, 2007, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the $13.75 per share merger consideration to be paid by ARRIS was fair, from a financial point of view, to ARRIS.

The full text of UBS’ opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is attached as Annex B and is incorporated into this joint proxy statement/prospectus by reference. UBS’ opinion was provided for the benefit of ARRIS’ board of directors in connection with, and for the purpose of, its evaluation of the merger consideration from a financial point of view, does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the merger. The opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available to ARRIS or ARRIS’ underlying business decision to effect the merger. Holders of shares of ARRIS common stock are encouraged to read this opinion carefully in its entirety. The summary of UBS’ opinion described below is qualified in its entirety by reference to the full text of its opinion.

In arriving at its opinion, among other things, UBS:

•	reviewed certain publicly available business and financial information relating to C-COR and ARRIS;

•	reviewed certain internal financial information and other data relating to C-COR’s business and financial prospects that were provided to UBS by C-COR’s management and not publicly available, including financial forecasts and estimates prepared by C-COR’s management as adjusted by ARRIS’ management;

•	reviewed certain internal financial information and other data relating to ARRIS’ business and financial prospects that were provided to UBS by ARRIS’ management and not publicly available, including financial forecasts and estimates prepared by ARRIS’ management;

•	conducted discussions with members of the senior managements of ARRIS and C-COR concerning the businesses and financial prospects of ARRIS and C-COR;

•	reviewed publicly available financial and stock market data with respect to certain other companies UBS believed to be generally relevant;

•	compared the financial terms of the merger with the publicly available financial terms of certain other transactions UBS believed to be generally relevant;

•	reviewed current and historical market prices of C-COR common stock and ARRIS common stock;

•	considered certain pro forma effects of the merger on ARRIS’ financial statements, both before and after giving effect to the accounting treatment under purchase accounting of certain deferred revenue of C-COR as estimated by ARRIS’ management;

•	reviewed the merger agreement; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

In connection with its review, with the consent of ARRIS’ board of directors, UBS did not assume any responsibility for independent verification of any of the information provided to or reviewed by UBS for the purpose of its opinion and, with the consent of ARRIS’ board of directors, UBS relied on such information being complete and accurate in all material respects. In addition, with the consent of ARRIS’ board of directors, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of ARRIS or C-COR, nor was UBS furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates and pro forma effects referred to above, UBS assumed, at the direction of ARRIS’ board of directors, that they had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of C-COR and ARRIS, as the case may be, as to the future performance of C-COR and ARRIS and such pro forma effects. In addition, UBS assumed, with the approval of ARRIS’ board of directors, that the financial forecasts and estimates referred to above would be achieved at the times and in the amounts projected. UBS assumed, with the consent of ARRIS’ board of directors, that the merger would qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to UBS as of, the date of its opinion.

At the direction of ARRIS’ board of directors, UBS was not asked to, and it did not, offer any opinion as to the terms, other than the $13.75 per share merger consideration to the extent expressly specified in UBS’ opinion, of the merger agreement, the form of the merger or the form of the merger consideration. UBS expressed no opinion as to what the value of ARRIS common stock would be when issued pursuant to the merger or the prices at which ARRIS common stock or C-COR common stock would trade at any time. In rendering its opinion, UBS assumed, with the consent of ARRIS’ board of directors, that (i) ARRIS and C-COR would comply with all material terms of the merger agreement, and (ii) the merger would be consummated in accordance with the terms of the merger agreement without any adverse waiver or amendment of any material term or condition of the merger agreement. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any material adverse effect on ARRIS, C-COR or the merger. Except as described above, ARRIS imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion.

In connection with rendering its opinion to ARRIS’ board of directors, UBS performed a variety of financial and comparative analyses that are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected companies analysis and the selected precedent transactions analysis summarized below, no company or transaction used as a comparison was either identical or directly comparable to C-COR, ARRIS or the merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS’ analyses and opinion. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The forecasts and estimates of the future performance of ARRIS and C-COR provided by the managements of ARRIS and C-COR in or underlying UBS’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which were beyond the control of ARRIS and C-COR. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies actually may be sold.

The merger consideration was determined through negotiation between ARRIS and C-COR and the decision to enter into the merger was solely that of ARRIS’ board of directors. UBS’ opinion, including its financial analyses, were only one of many factors considered by ARRIS’ board of directors in its evaluation of the merger and should not be viewed as determinative of the views of ARRIS’ board of directors or management with respect to the merger or the merger consideration.

The following is a brief summary of the material financial analyses performed by UBS and reviewed with ARRIS’ board of directors on September 23, 2007 in connection with UBS’ opinion. The financial analyses summarized below include information presented in tabular format. To fully understand UBS’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ financial analyses. For purposes of the “C-COR Financial Analyses” summarized below, the “per share merger consideration” refers to the per share value of the merger consideration of $13.75 based on the cash election consideration of $13.75 and the implied value, utilizing the closing price of ARRIS common stock on September 21, 2007, of the stock election consideration of 0.9642 of a share of ARRIS common stock.

C-COR Financial Analyses

Selected Companies Analysis.  UBS compared selected financial and stock market data of C-COR with corresponding data, to the extent publicly available, of the following 14 publicly traded communications equipment companies:

•	ADC Telecommunications, Inc.

•	ADTRAN, Inc.

•	ARRIS

•	BigBand Networks, Inc.

•	Cisco Systems, Inc.

•	CommScope, Inc.

•	Concurrent Computer Corporation

•	Harmonic Inc.

•	Motorola, Inc.

•	NDS Group plc

•	OpenTV Corp.

•	SeaChange International, Inc.

•	Tellabs, Inc.

•	Thomson SA

UBS reviewed, among other things, the enterprise value of each selected company (calculated as diluted equity value based on the closing stock price on September 21, 2007, plus book value of debt and minority interests, plus preferred stock at liquidation value, less cash and cash equivalents), as a multiple of the respective selected company’s revenue, earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, and earnings before interest and taxes, referred to as EBIT, for the latest 12 months, and as estimated for calendar years 2007 and 2008. UBS also reviewed the closing stock price of each selected company on September 21, 2007 as a multiple of calendar years 2007 and 2008 estimated earnings per share, referred to as EPS. UBS then compared these multiples derived for the selected companies to corresponding multiples implied for C-COR based on the closing price of C-COR common stock on September 21, 2007 and on the $13.75 per share merger consideration, utilizing both publicly available research analyst’s forecasts, referred to as C-COR street forecasts, and internal estimates of C-COR’s management as adjusted by ARRIS’ management, referred to as C-COR adjusted management forecasts. Estimated financial data of the selected companies were based on publicly available research analysts’ estimates. This analysis indicated the following implied mean, median, high and low multiples for the selected companies, as compared to corresponding multiples implied for C-COR based on the closing price of C-COR common stock on September 21, 2007 and based on the $13.75 per share merger consideration, utilizing both C-COR adjusted management forecasts and C-COR street forecasts:

									Implied Multiples for C-COR
									Based on Closing Stock				Based on $13.75 per Share
									Price on September 21, 2007				Merger Consideration
											C-COR				C-COR
	Implied Multiples for								C-COR		Adjusted		C-COR		Adjusted
	Selected Companies								Street		Management		Street		Management
	Mean		Median		High		Low		Forecasts		Forecasts		Forecasts		Forecasts

Enterprise Value as Multiple of:
Revenue
Latest 12 Months	2.2	x	1.7	x	5.6	x	0.8	x	1.6	x	1.6	x	2.3	x	2.3	x
Estimated Calendar Year 2007	2.1	x	1.7	x	5.2	x	0.8	x	1.5	x	1.5	x	2.2	x	2.2	x
Estimated Calendar Year 2008	1.8	x	1.6	x	4.4	x	0.7	x	1.4	x	1.3	x	2.0	x	1.9	x
EBITDA
Latest 12 Months	13.5	x	13.7	x	24.9	x	5.2	x	11.0	x	11.0	x	16.3	x	16.3	x
Estimated Calendar Year 2007	15.4	x	12.5	x	30.1	x	5.4	x	7.7	x	9.7	x	11.4	x	14.3	x
Estimated Calendar Year 2008	10.4	x	10.6	x	15.4	x	5.2	x	6.3	x	7.3	x	9.4	x	10.9	x
EBIT
Latest 12 Months	17.4	x	15.5	x	31.5	x	10.0	x	12.7	x	12.7	x	18.9	x	18.9	x
Estimated Calendar Year 2007	16.9	x	15.4	x	28.5	x	9.9	x	10.5	x	11.0	x	15.7	x	16.3	x
Estimated Calendar Year 2008	14.6	x	14.7	x	25.1	x	8.2	x	8.3	x	8.3	x	12.4	x	12.3	x
Equity Value as Multiple of EPS:
Estimated Calendar Year 2007	21.4	x	21.2	x	29.0	x	15.1	x	12.8	x	12.6	x	17.9	x	18.1	x
Estimated Calendar Year 2008	20.1	x	18.0	x	43.7	x	12.1	x	15.0	x	13.1	x	20.8	x	18.8	x

Selected Precedent Transactions Analysis.  UBS reviewed transaction values in the following 13 selected transactions involving communications equipment companies:

Announcement Date	Acquiror	Target

• 07/2007	• The Swarth Group and Ashmore Investment Management Limited	• ECI Telecom Ltd.
• 06/2007	• CommScope, Inc.	• Andrew Corporation
• 06/2007	• TPG Partners V, L.P. and Silver Lake Partners III, L.P.	• Avaya Inc.
• 04/2007	• Mitel Networks Corporation	• Inter-Tel (Delaware), Incorporated
• 04/2007	• Motorola, Inc.	• Terayon Communication Systems, Inc.
• 02/2007	• Telefonaktiebolaget LM Ericsson (publ)	• TANDBERG Television ASA
• 12/2007	• Motorola, Inc.	• Tut Systems, Inc.
• 12/2006	• Telefonaktiebolaget LM Ericsson (publ)	• Redback Networks Inc.
• 09/2006	• Motorola, Inc.	• Symbol Technologies, Inc.
• 04/2006	• Alcatel	• Lucent Technologies Inc.
• 11/2005	• Cisco Systems, Inc.	• Scientific-Atlanta, Inc.
• 10/2005	• Telefonaktiebolaget LM Ericsson (publ)	• Marconi Corporation plc. (Telecommunications business)
• 05/2004	• Tellabs, Inc.	• Advanced Fibre Communications, Inc.

For each of the selected transactions, UBS calculated and compared the resulting enterprise value as a multiple of latest 12 months’ and estimated next 12 months’ revenue and EBITDA as of the time of the respective transaction. UBS also reviewed the per share purchase price of each of the target companies as a multiple of latest 12 months’ and estimated next 12 months’ EPS as of the time of the respective transaction. UBS then compared these multiples derived from the selected transactions to corresponding multiples implied for C-COR based on the $13.75 per share merger consideration, utilizing both C-COR street forecasts and C-COR adjusted management forecasts. Multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. This analysis indicated the following implied mean, median, high and low multiples for the selected transactions, as compared to corresponding multiples implied for C-COR based on the $13.75 per share merger consideration, utilizing both C-COR adjusted management forecasts and C-COR street forecasts:

									Implied Multiples for
									C-COR Based on
									$13.75 per Share
									Merger Consideration
											C-COR
	Implied Multiples for								C-COR		Adjusted
	Selected Transactions								Street		Management
	Mean		Median		High		Low		Forecasts		Forecasts

Transaction Value as Multiple of:
Latest 12 Months Revenue	2.3	x	1.7	x	7.7	x	1.2	x	2.3	x	2.3	x
Estimated Next 12 Months Revenue	2.0	x	1.5	x	5.6	x	1.1	x	2.1	x	2.0	x
Latest 12 Months EBITDA	17.8	x	13.1	x	58.0	x	9.1	x	16.3	x	16.3	x
Estimated Next 12 Months EBITDA	10.9	x	10.3	x	15.1	x	8.0	x	11.5	x	12.6	x
Equity Value as Multiple of:
Latest 12 Months EPS	28.0	x	25.6	x	42.8	x	12.4	x	20.9	x	20.9	x
Estimated Next 12 Months EPS	26.2	x	24.2	x	43.0	x	14.9	x	19.7	x	18.4	x

Discounted Cash Flow Analysis.  UBS performed a discounted cash flow analysis of C-COR to calculate the estimated present value as of September 30, 2007 of the standalone unlevered, after-tax free cash flows that C-COR was projected to generate from the second quarter of fiscal year 2008 through the full fiscal year 2012 based on C-COR adjusted management forecasts. UBS calculated a range of terminal values by applying a range of EBITDA terminal value multiples of 10.0x to 14.0x to C-COR’s fiscal year 2012 estimated EBITDA. The unlevered, after-tax free cash flows, adjusted to reflect the present value of C-COR’s net operating loss carryforwards anticipated by ARRIS’ management to be available, and terminal values were then discounted to present value using discount rates ranging from 14.5% to 18.5%. This analysis indicated an implied per share equity reference range for C-COR of approximately $12.45 to $17.60, as compared to the $13.75 per share merger consideration.

ARRIS Financial Analysis

Selected Companies Analysis.  UBS compared selected financial and stock market data of ARRIS with corresponding data, to the extent publicly available, of the following eight publicly traded communications equipment companies:

•	BigBand Networks, Inc.

•	C-COR

•	Cisco Systems, Inc.

•	D-Link Corporation

•	Harmonic Inc.

•	Motorola, Inc.

•	NETGEAR, Inc.

•	Thomson SA

UBS reviewed, among other things, the enterprise value of each selected company as a multiple of the respective selected company’s revenue, EBITDA and EBIT for the latest 12 months and as estimated for calendar years 2007 and 2008. UBS also reviewed the closing stock price of each selected company on September 21, 2007 as a multiple of calendar years 2007 and 2008 estimated EPS. UBS then compared these multiples derived for the selected companies to corresponding multiples implied for ARRIS based on the closing price of ARRIS common stock on September 21, 2007, utilizing both publicly available research analyst’s forecasts, referred to as “ARRIS street forecasts,” and the high and low range of ARRIS management’s internal estimates, referred to as “ARRIS management forecasts.” Estimated financial data of the selected companies were based on publicly available research analysts’ estimates. This analysis indicated the following implied mean, median, high and low multiples for the selected companies, as compared to corresponding multiples implied for ARRIS based on the closing price of ARRIS common stock on September 21, 2007, utilizing both ARRIS management forecasts and ARRIS street forecasts:

									Implied Multiples for ARRIS
									Based on Closing Stock Price on
									September 21, 2007
									ARRIS		ARRIS Management
	Implied Multiples for Selected Companies								Street		Forecasts
	Mean		Median		High		Low		Forecasts		High		Low
Enterprise Value as Multiple of:
Revenue
Latest 12 Months	2.1	x	1.5	x	5.6	x	0.8	x	1.3	x	1.3	x	1.3	x
Estimated Calendar Year 2007	2.0	x	1.4	x	5.2	x	0.8	x	1.3	x	1.3	x	1.3	x
Estimated Calendar Year 2008	1.7	x	1.3	x	4.4	x	0.7	x	1.1	x	1.1	x	1.2	x
EBITDA
Latest 12 Months	14.1	x	14.2	x	24.9	x	5.2	x	9.7	x	9.7	x	9.7	x
Estimated Calendar Year 2007	14.5	x	13.9	x	26.3	x	5.4	x	9.2	x	9.6	x	10.4	x
Estimated Calendar Year 2008	10.2	x	10.8	x	15.4	x	5.2	x	7.6	x	7.7	x	8.7	x
EBIT
Latest 12 Months	17.1	x	17.9	x	24.9	x	10.0	x	10.5	x	10.5	x	10.5	x
Estimated Calendar Year 2007	17.3	x	15.9	x	28.5	x	10.5	x	9.9	x	10.5	x	11.4	x
Estimated Calendar Year 2008	13.4	x	13.0	x	19.2	x	8.3	x	8.2	x	8.2	x	9.4	x
Equity Value as Multiple of EPS
Estimated Calendar Year 2007	19.4	x	17.3	x	28.6	x	12.8	x	16.2	x	17.0	x	18.3	x
Estimated Calendar Year 2008	17.5	x	16.8	x	27.5	x	12.1	x	13.8	x	13.6	x	15.8	x

  Accretion/Dilution Analysis

UBS reviewed the potential pro forma financial impact of the merger on ARRIS’ fiscal year 2008 estimated non-GAAP earnings per share, referred to as non-GAAP EPS, both before and after giving effect to the accounting treatment under purchase accounting of certain deferred revenue of C-COR as estimated by ARRIS’ management. Estimated financial data of ARRIS and other information were provided by ARRIS’ management (which data, at the direction of ARRIS’ management, did not include potential future synergies that could result from the merger) and estimated financial data of C-COR were based on C-COR adjusted management forecasts. Based on the $13.75 per share merger consideration, this analysis indicated that (i) before giving effect to such accounting treatment, the merger would be accretive to ARRIS’ fiscal year 2008 estimated non-GAAP EPS based on the low range of ARRIS management forecasts and dilutive to ARRIS’ fiscal year 2008 estimated non-GAAP EPS based on the high range of ARRIS management forecasts and (ii) after giving effect to such accounting treatment, the merger would be dilutive to ARRIS’ fiscal year 2008 estimated non-GAAP EPS based on both the low and high range of ARRIS management forecasts. Actual results may vary from projected results and the variations may be material.

  Miscellaneous

UBS has acted as financial advisor to ARRIS in connection with the merger and will receive a fee for its services, a portion of which was payable in connection with UBS’ opinion and a significant portion of which is contingent upon consummation of the merger. In addition, ARRIS has agreed to reimburse UBS for its reasonable expenses, including fees, disbursements and other charges of counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. In the past, UBS provided investment banking services to ARRIS unrelated to the proposed merger, for which UBS received compensation. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of ARRIS and C-COR and, accordingly, may at any time hold a long or short position in such securities.

ARRIS selected UBS as its financial advisor in connection with the merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Factors Considered by the C-COR Board of Directors

In reaching its conclusion to approve the merger agreement and the merger and recommend that C-COR shareholders vote FOR adoption of the merger agreement, the C-COR board of directors, at its meeting held on September 23, 2007, considered the merger agreement and determined it to be fair to, advisable and in the best interests of C-COR and its shareholders. In evaluating the merger, C-COR’s board of directors consulted with management, as well as its legal and financial advisors, and considered a number of factors as set forth below.

Strategic Considerations.  The C-COR board of directors considered a number of strategic advantages of the merger in comparison to a stand-alone strategy, including, but not limited to, the following factors:

•	the thorough, 12-month review conducted by C-COR’s board of directors of the strategic options available to the company, including remaining an independent public company, pursuing various recapitalization or acquisition strategies, that as part of the review, the company, with the assistance of its financial advisor, contacted 22 potential strategic buyers and that the merger agreement was the most favorable proposal received by C-COR, including as to price and certainty;

•	the possible alternatives to the merger (including the possibility of continuing to operate C-COR as an independent entity and the desirability and perceived risks of that alternative), the range of potential benefits to C-COR’s shareholders of the possible alternatives and the timing and likelihood of accomplishing such alternatives, and C-COR’s board of directors’ assessment that none of such alternatives were reasonably likely to present superior opportunities for C-COR or to create greater value for its shareholders, taking into account risks of execution as well as business, competitive, industry and market risks, of the alternatives and the merger;

•	the continued consolidation of the industry and the competitive effects of the increased consolidation on smaller companies such as C-COR;

•	the strength of ARRIS’ financial position, in particular its significant cash position, which will enable it to make future acquisitions;

•	ARRIS’ products are complementary to the products of C-COR and should enable the combined companies to better meet demands of its customers;

•	the favorable long-term impact of the merger upon C-COR’s employees by joining a company that will be larger and better able to compete; and

•	the positive impact upon C-COR’s customers by merging with ARRIS to produce a more stable company with more extensive product offerings.

Financial Advantages.  The C-COR board of directors also considered certain financial advantages to the merger including, but not limited to, the following factors:

•	the financial terms of the merger, including the fact that, based on the closing price of its common stock as reported on the NASDAQ Global Market on September 21, 2007 (the last business day prior to announcement of the merger agreement), the $13.75 per share merger consideration represented an approximate 19% premium to the 30-day trading average of C-COR’s common stock and a 39% premium as of that date; and

•	both companies expect that ARRIS will be able to achieve significant operational savings after the completion of the merger as it integrates C-COR’s operations.

Other Factors.  The C-COR board of directors also considered the following factors, among others:

•	the ability of C-COR’s shareholders to elect to receive the merger consideration in cash, ARRIS common stock or a combination of cash and ARRIS common stock, subject to pro-ration if the elections exceed approximately 51% cash or approximately 49% stock, and the fact that, to the extent shareholders receive ARRIS common stock, the transaction will be tax free;

•	the financial presentation of Merrill Lynch, including the opinion of Merrill Lynch to C-COR’s board of directors to the effect that, as of September 23, 2007 and based on the assumptions made, matters considered and limits of review set forth in its written opinion, the merger consideration to be received by holders of C-COR common stock pursuant to the merger was fair, from a financial point of view, to those holders;

•	its review of C-COR’s business, operations, financial condition and earnings on an historical and a prospective basis;

•	the evaluation by C-COR’s board of directors of its business plan and the risks and uncertainties associated with the implementation of the plan compared to the risks and benefits from the proposed merger;

•	the downside protection through the collar and the ability of C-COR to terminate the merger agreement if the ARRIS stock price drops below $11.41;

•	the ability of C-COR to receive a termination fee in the amount of $22.5 million if a third party makes a proposal to acquire ARRIS, the shareholders of ARRIS do not approve the issuance of shares by ARRIS in the merger and within twelve months of the termination date, ARRIS enters into a transaction to be acquired;

•	the C-COR board of directors has the right under the merger agreement to consider unsolicited superior proposals and to change its recommendation, and terminate the merger agreement, provided C-COR pays to ARRIS a termination fee in the amount of $22.5 million;

•	the regulatory and other approvals required in connection with the merger and the likelihood that such approvals would be received without unacceptable conditions; and

•	the fact that some of C-COR’s directors and executive officers have other financial interests in the merger that are in addition to their interests as shareholders, including as a result of employment and compensation arrangements with C-COR and the manner in which they would be affected by the merger.

Potential Risks.  The C-COR board of directors considered a variety of risks and other potentially negative factors concerning the merger, including, without limitation, the following factors:

•	the risk that potential benefits of the merger, including possible synergies, might not be realized;

•	the possibility that the consummation of the merger may be delayed, or not occur;

•	the incurrence of substantial expenses related to the merger, including transaction expenses and integration costs; and

•	the other potential risks about the merger and the business of ARRIS following a merger as described under the heading “Risk Factors” in this joint proxy statement/prospectus.

The foregoing discussion of the factors considered by C-COR’s board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by C-COR’s board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, C-COR’s board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. C-COR’s board of directors considered all these factors as a whole, and overall considered the factors to be favorable to, and supportive of, its determination.

Opinion of C-COR’s Financial Advisor

On September 23, 2007, Merrill Lynch delivered to C-COR’s board of directors its oral opinion, which opinion was subsequently confirmed in writing, to the effect that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the merger consideration to be received by holders of C-COR common stock pursuant to the merger was fair, from a financial point of view, to those holders. A copy of Merrill Lynch’s written opinion is attached to this joint proxy statement/prospectus as Annex C.

Merrill Lynch’s written opinion sets forth the assumptions made, matters considered and limits on the scope of review undertaken by Merrill Lynch. C-COR encourages its shareholders to read Merrill Lynch’s opinion carefully and in its entirety. Merrill Lynch’s opinion was intended for the use and benefit of C-COR board of directors, does not address the merits of the underlying decision by C-COR to engage in the merger, and does not constitute a recommendation to any C-COR shareholder as to how that shareholder should vote on the proposed merger or any related matter or as to what form of merger consideration such shareholder should elect. Merrill Lynch was not asked to address, and its opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of C-COR, other than the holders of C-COR common stock. Merrill Lynch’s opinion does not express any opinion as to the prices at which C-COR common stock or ARRIS common stock will trade following the announcement or consummation of the merger. This summary of Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion attached to this joint proxy statement/prospectus as Annex C.

In arriving at its opinion, Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to C-COR and ARRIS that it deemed to be relevant;

•	reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of C-COR, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the merger furnished to Merrill Lynch by C-COR, which are referred to below as the “Expected Synergies,” and certain information relating to the business, earnings, cash flow, assets, liabilities and prospects of ARRIS, furnished to Merrill Lynch by ARRIS, including financial forecasts for fiscal years 2007 and 2008 only, Merrill Lynch having been informed by ARRIS that ARRIS has not prepared financial forecasts beyond that period;

•	conducted discussions with members of senior management and representatives of C-COR and ARRIS concerning the matters described in the preceding two bullet points, as well as their respective businesses and prospects before and after giving effect to the merger and the Expected Synergies;

•	reviewed the market prices and valuation multiples for C-COR common stock and ARRIS common stock and compared them with those of certain publicly-traded companies that it deemed to be relevant;

•	reviewed the results of operations of C-COR and ARRIS and compared them with those of certain publicly-traded companies that it deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that it deemed to be relevant;

•	participated in certain discussions and negotiations among representatives of C-COR and ARRIS and their financial and legal advisors;

•	reviewed the potential pro forma impact of the merger;

•	reviewed the merger agreement; and

•	reviewed such other financial studies and analyses and took into account such other matters as were deemed necessary, including its assessment of general economic, market and monetary conditions.

In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of C-COR or ARRIS and was not furnished with any such evaluation or appraisal, nor did it evaluate the solvency or fair value of C-COR or ARRIS under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of C-COR or ARRIS. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with Merrill Lynch by C-COR or ARRIS, Merrill Lynch assumed that such financial forecast information and the Expected Synergies were reasonably prepared and reflected the best currently available estimates and judgment of C-COR’s or ARRIS’ management as to the expected future financial performance of C-COR or ARRIS, as the case may be, and the Expected Synergies. Merrill Lynch further assumed that the merger would qualify as a “tax-free reorganization” for U.S. federal income tax purposes.

Merrill Lynch’s opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to it as of, the date thereof. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that would have a material adverse effect on the contemplated benefits of the merger.

At the September 23, 2007 meeting of the C-COR board of directors and in connection with preparing its opinion, Merrill Lynch made a presentation of certain financial analyses of the merger. The following is a summary of the material analyses contained in the presentation that was delivered to the C-COR board of directors. Some of the summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses performed by Merrill Lynch, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Merrill Lynch.

The fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was given more weight than any other analysis; in reaching its conclusion, Merrill Lynch arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes the totality of the factors considered and performed by Merrill Lynch in connection with its opinion operated collectively to support its determinations as to the fairness from a financial point of view of the merger consideration to the holders of C-COR common stock pursuant to the merger. Merrill Lynch did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

In arriving at its opinion, Merrill Lynch made its determination as to the fairness, from a financial point of view, as of the date of the opinion, of the consideration to be received by holders of C-COR common stock on the basis of the financial analyses described below. The following summary is not a complete description of all of the analyses performed and factors considered by Merrill Lynch in connection with its opinion, but rather is a summary of the material financial analyses performed and factors considered by Merrill Lynch. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis.

With respect to the comparable company and comparable transactions analyses summarized below, such analyses reflect selected companies and transactions, and not necessarily all companies or transactions, that may be considered relevant in evaluating the merger. In addition, no company or transaction used as a comparison is either identical or directly comparable to C-COR, ARRIS or the merger. These analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

The estimates of future performance of C-COR provided by C-COR’s management and of ARRIS provided by ARRIS’ management in or underlying Merrill Lynch’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond C-COR’S and ARRIS’ control. Estimates of the financial value of companies do not purport to be appraisals or reflect the prices at which such companies actually may be sold.

The consideration payable in the merger was determined through negotiation between C-COR and ARRIS and the decision to enter into the merger agreement was solely that of C-COR and ARRIS. The opinion and financial analyses of Merrill Lynch were only one of many factors considered by C-COR in its evaluation of the merger and should not be viewed as determinative of the views of C-COR with respect to the merger or the consideration offered.

Transaction Overview

Based upon the $14.26 closing price of ARRIS common stock on September 21, 2007, the exchange ratio pursuant to the merger of 0.9642 shares of ARRIS common stock per share of C-COR common stock (in the case of a C-COR shareholder receiving the merger consideration in the form of shares of ARRIS common stock and assuming no proration), or $13.75 in cash per share of C-COR common stock (in the case of a C-COR shareholder receiving the merger consideration in the form of cash and assuming no proration), Merrill Lynch noted that the implied value of the merger consideration to be received, whether in shares of ARRIS common stock or in cash, per share of C-COR common stock as of that date was $13.75, which is referred to below as the “implied consideration value.” Based upon the implied consideration value, approximately 54.3 million diluted shares of C-COR common stock outstanding (calculated using the treasury stock method) and assuming that stock options are exercised and convertible debt is converted prior to closing, and approximately $107.0 million of net cash based on $108.4 million in cash and $1.4 million in debt (which excludes convertible debt currently outstanding), Merrill Lynch also noted that the merger implied a net offer value of approximately $747.3 million, and a transaction value of approximately $640.3 million, which is referred to below as the “implied transaction value.”

Merrill Lynch compared the implied consideration value to the closing price of C-COR common stock on September 21, 2007 and to the average daily closing price of C-COR common stock for the one month period ending on that date and noted the following implied offer premia:

	C-COR
	Common	Implied
Time Period	Stock Price	Premium*

Current (September 21, 2007)	$9.88	39.2%
1-month average	$10.91	26.1%

*	Based upon the implied consideration value of $13.75

Analysis of C-COR

Historical Trading Performance.  Merrill Lynch reviewed the historical closing prices for C-COR common stock on a yearly basis since January 1, 2005 as reported by FactSet to provide background information on the prices at which C-COR common stock has historically traded. FactSet is an online investment research and database service used by many financial institutions. This review indicated the following:

C-COR Stock Price by Calendar Year

Year	High	Low	Mean

2005	$9.56	$4.83	$6.79
2006	$11.33	$5.04	$7.97
2007*	$15.76	$9.59	$13.25

*	Through September 21, 2007

These trading prices compared to the closing price of C-COR common stock on September 21, 2007 of $9.88 and the implied consideration value of $13.75.

Comparable Public Companies Analysis.  Merrill Lynch performed a comparable public companies analysis to estimate the implied equity value ranges per share of C-COR common stock on both an enterprise value basis and on a sum-of-the-parts basis. Using publicly available information, Merrill Lynch compared certain financial and operating information, ratios and valuation multiples for C-COR with corresponding financial and operating information, ratios and valuation multiples for the following five cable equipment companies that Merrill Lynch deemed relevant to its analysis, which are referred to below as the “Comparable Cable Equipment Companies,” and to the six non-cable telecommunications companies that Merrill Lynch deemed relevant to its analysis, which are referred to below as the “Comparable Non-Cable Telecommunications Companies”:

The Comparable Cable Equipment Companies were comprised of:

• ARRIS	• Harmonic Inc.

• BigBand Networks Inc.	• SeaChange International Inc.

• Concurrent Computer Corp.

The Comparable Non-Cable Telecommunications Companies were comprised of:

• ADC Telecommunications Inc.	• CIENA Corp.

• ADTRAN Inc.	• Harris Corp.

• Adva AG Optical Networking	• Tellabs Inc.

Using publicly available information and research estimates, Merrill Lynch reviewed for each of these companies, the ratio of enterprise value, defined as the market capitalization plus total debt, minority interests, preferred stock, and any one-time costs, less cash and marketable securities, to estimated earnings before interest, taxes, depreciation and amortization, or “EBITDA,” for calendar year 2008, which is referred to below as “Enterprise Value/2008E EBITDA.”

This analysis showed the following:

Comparable Cable Equipment Companies

Multiple	High		Low		Mean		Median

Enterprise Value/2008E EBITDA	13.5	x	6.4	x	9.6	x	8.4x

Comparable Non-Cable Telecommunications Companies

Multiple	High		Low		Mean		Median

Enterprise Value/2008E EBITDA	20.5	x	7.3	x	11.8	x	10.7x

Merrill Lynch estimated implied equity value ranges per share of C-COR common stock based upon estimated 2008 EBITDA for C-COR provided by C-COR management. Using a reference range of 8.0x to 10.0x C-COR’s estimated EBITDA for calendar year 2008, after adding net cash and dividing by the fully diluted shares of C-COR common stock outstanding (calculated using the treasury stock method), this analysis indicated implied values per share of C-COR common stock, rounded to the nearest $0.25, of approximately $10.75 to $13.00, compared to the closing price of C-COR common stock on September 21, 2007 of $9.88 and the implied consideration value of $13.75.

Using publicly available information, Merrill Lynch also compared certain financial and operating information for C-COR’s three principal businesses, Access & Transport, On Demand and OSS, on a sum-of-the-parts basis with the financial and operating information, ratios and valuation multiples from companies in similar lines of business which Merrill Lynch deemed relevant to its analysis, which are referred to as the “Access & Transport Comparable Companies,” the “On Demand Comparable Companies” and the “OSS Comparable Companies.”

The Access & Transport Comparable Companies were comprised of:

• ADC Telecommunications Inc.	• ARRIS

• ADTRAN, Inc.	• Harmonic Inc.

• Adva AG Optical Networking

The On Demand Comparable Companies were comprised of:

• BigBand Networks Inc.	• SeaChange International Inc.

• Concurrent Computer Corp.

The OSS Comparable Companies were comprised of:

• Amdocs Ltd.	• Convergys Corp.

• Comverse Technology Inc.	• CSG Systems International Inc.

Using publicly available information and research estimates, Merrill Lynch separately calculated for each of these companies the ratio of enterprise value to estimated revenues for calendar year 2008. For C-COR’s Access & Transport business, this ratio is referred to below as “Enterprise Value/2008E Revenue (Access & Transport Comparable Companies),” for C-COR’s On Demand business, this ratio is referred to below as “Enterprise Value/2008E Revenue (On Demand Comparable Companies),” and for C-COR’s OSS business, this ratio is referred to as “Enterprise Value/2008E Revenue (OSS Comparable Companies).”

This analysis showed the following:

C-COR Sum-of-the-parts Analysis

Multiple	High		Low		Mean		Median

Enterprise Value/2008E Revenue (Access & Transport Comparable Companies)	2.84	x	0.91	x	1.75	x	1.53	x
Enterprise Value/2008E Revenue (On Demand Comparable Companies)	1.72	x	0.86	x	1.20	x	1.02	x
Enterprise Value/2008E Revenue (OSS Comparable Companies)	2.08	x	0.80	x	1.63	x	1.82x

Merrill Lynch estimated implied equity value ranges per share of C-COR common stock, based upon financial forecasts provided by C-COR management on a sum-of-the-parts basis for C-COR’s three businesses referred to above. Using a reference range of 1.25x to 1.75x C-COR’s estimated calendar year 2008 revenues for Access & Transport, 1.50x to 2.00x C-COR’s estimated calendar year 2008 revenues for On Demand, and 1.50x to 2.00x C-COR’s estimated calendar year 2008 revenues for OSS, after adding net cash and dividing by the fully diluted shares of C-COR common stock outstanding (calculated using the treasury stock method), this analysis indicated implied values per share of C-COR common stock, rounded to the nearest $0.25, of approximately $10.00 to $13.25, compared to the closing price of C-COR common stock on September 21, 2007 of $9.88 and the implied consideration value of $13.75.

No company used in the above analysis is identical to C-COR. In evaluating companies identified by Merrill Lynch as comparable to C-COR or C-COR’s businesses or otherwise relevant to its analysis of C-COR, Merrill Lynch made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which matters are beyond C-COR’s control. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies identified above and other factors that could affect the public trading values of such companies.

Selected Acquisition Comparables Analysis.  Using publicly available information, Merrill Lynch examined the following transactions involving communications equipment companies announced since January 1, 2002. The transactions considered and the month and year each transaction was announced were as follows:

Month and Year of
Acquiror	Target	Announcement

Commscope Inc.	Andrew Corporation	June 2007
Silver Lake Partners and TPG Capital	Avaya Inc.	June 2007
Motorola Inc.	Terayon Communication Systems, Inc.	April 2007
LM Ericsson Telefon AB	TANDBERG Television Ltd	February 2007
LM Ericsson Telefon AB	Redback Networks, Inc.	December 2006
Harmonic Inc.	Entone Technologies, Inc.	August 2006
Cisco Systems, Inc.	Arroyo Video Solutions, Inc.	August 2006
Motorola Inc.	Broadbus Technologies, Inc.	July 2006
Powerwave Technologies Inc.	Filtronic PLC (Wireless Infrastructure Division)	June 2006
ADC Telecommunications Inc.	Andrew Corporation	May 2006
Alcatel	Lucent Technologies Inc.	April 2006
Cisco Systems, Inc.	Scientific-Atlanta, Inc.	November 2005
Ericsson	Marconi Corp. plc (Certain Assets)	October 2005
Harris Corp.	Leitch Technology Corporation	August 2005
ADC Telecommunications Inc.	Fiber Optic Network Solutions (FONS) Corp.	July 2005
JDS Uniphase Corporation	Acterna Inc.	May 2005
C-COR	nCUBE Corporation	October 2004
Avaya Inc.	Tenovis GmbH	October 2004
Tektronix Inc.	Inet Technologies, Inc.	July 2004
Tellabs Inc.	Advanced Fibre Communications, Inc.	May 2004
Advanced Fibre Communications, Inc.	Marconi Communications, Inc. (North American Access Group)	January 2004
Powerwave Technologies Inc.	LGP Allgon Holding AB	December 2003
Juniper Networks, Inc.	Unisphere Networks, Inc.	May 2003
Cisco Systems, Inc.	The Linksys Group, Inc.	March 2003
Andrew Corporation	Allen Telecom Inc.	February 2003
LGP Telecom Holding AB	Allgon AB	January 2003
CIENA Corp.	ONI Systems Corp.	February 2002
Proxim Corporation	Western Multiplex Corporation	January 2002

In its analysis, Merrill Lynch derived and compared multiples for C-COR and the selected transactions, calculated as follows:

•	the ratio of transaction value to estimated revenues for the next-twelve-months following announcement of the transaction, which is referred to below as “Transaction Value/Next-Twelve-Month Revenues,” and

•	the ratio of transaction value to estimated EBITDA for the next-twelve-months following announcement of the transaction, which is referred to below as “Transaction Value/Next-Twelve-Month EBITDA.”

This analysis indicated the following:

Selected Comparable Acquisition Multiples

Multiple	High		Low		Mean		Median

Transaction Value/Next-Twelve-Month
Revenues	5.2	x	0.7	x	2.0	x	1.6	x
Transaction Value/Next-Twelve-Month
EBITDA	21.1	x	7.5	x	12.6	x	12.1	x

Using a reference range of 1.50x to 2.00x C-COR’s estimated revenues for fiscal year 2008, after adding net cash and dividing by the fully diluted shares of C-COR common stock outstanding (calculated using the treasury stock method), this analysis indicated implied values per share of C-COR common stock, rounded to the nearest $0.25, of approximately $10.75 to $13.75. Using a reference range of 10.0x to 13.0x, C-COR’s estimated EBITDA for fiscal year 2008, after adding net cash and dividing by the fully diluted shares of C-COR common stock outstanding (calculated using the treasury stock method), this analysis indicated implied values per share of C-COR common stock, rounded to the nearest $0.25, of approximately $11.50 to $14.25. These ranges of implied values per share of C-COR common stock compared, in each case, to the closing price of C-COR common stock on September 21, 2007 of $9.88 and the implied consideration value of $13.75.

No selected comparable company or transaction is identical to C-COR or the merger. Accordingly, an analysis of the resulting multiples of the selected transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and the selected transactions and other factors that may have affected the selected transactions and/or affect the merger.

Discounted Cash Flow Analysis.  Merrill Lynch performed a discounted cash flow, or DCF, analysis for C-COR, using financial forecasts provided by C-COR management, on a sum-of-the-parts basis for C-COR’s three principal businesses. Merrill Lynch estimated the present value of the standalone, unlevered, after-tax free cash flows that each of the businesses of C-COR could produce over the fiscal years 2008 through 2012 before giving effect to the Expected Synergies. The range of terminal values was derived by applying perpetuity growth rates ranging from 4.0% to 6.0% for Access & Transport, 6.0% to 8.0% for On Demand and 5.0% to 7.0% for OSS to fiscal year 2012 estimated free cash flow for each of the businesses. In order to derive implied equity value per share ranges for C-COR, Merrill Lynch discounted the free cash flows and terminal values of each of the businesses to present value using discount rates ranging from 13.0% to 15.0% for Access & Transport, 13.0% to 15.0% for On Demand and 12.0% to 14.0% for OSS. After adding net cash and the estimated net present value of C-COR’s net operating losses and dividing by the fully diluted shares of C-COR common stock outstanding (calculated using the treasury stock method), this analysis indicated a range of implied equity value per share of C-COR common stock, rounded to the nearest $0.25, of approximately $9.50 to $14.00, compared to the closing price of C-COR common stock on September 21, 2007 of $9.88 and the implied consideration value of $13.75.

Analysis of ARRIS

Comparable Public Companies Analysis.  Using financial forecasts provided by ARRIS management and publicly available information, Merrill Lynch compared certain financial and operating information, ratios and valuation multiples for ARRIS with corresponding financial and operating information, ratios and valuation multiples for the following eight companies, which are referred to as the ARRIS comparable companies:

• BigBand Networks Inc.	• Harmonic Inc.

• C-COR	• Motorola Inc.

• Cisco Systems Inc.	• NETGEAR Inc.

• Concurrent Computer Corp.	• SeaChange International Inc.

Using publicly available information and research estimates, Merrill Lynch reviewed for each of these companies, including a subset of these companies which excluded both Cisco Systems Inc. and Motorola Inc.:

•	the ratio of enterprise value to estimated EBITDA for calendar year 2007, which is referred to below as “Enterprise Value/2007E EBITDA;”

•	the ratio of enterprise value to estimated EBITDA for calendar year 2008, which is referred to below as “Enterprise Value/2008E EBITDA;”

•	the ratio of enterprise value to estimated revenue for calendar year 2007, which is referred to below as “Enterprise Value/2007E Revenue;”

•	the ratio of enterprise value to estimated revenue for calendar year 2008, which is referred to below as “Enterprise Value/2008E Revenue;”

•	the ratio of the share price to the estimated earnings per share for calendar year 2007, which is referred to below as the “2007E P/E;” and

•	the ratio share price to the estimated earnings per share for calendar year 2008, which is referred to below as the “2008E P/E.”

This analysis showed the following:

ARRIS Comparable Public Companies Analysis

Multiple	High		Low		Mean		Median		ARRIS

Enterprise Value/2007E EBITDA	24.9	x	9.4	x	16.5	x	15.5	x	9.9	x
Enterprise Value/2008E EBITDA	13.6	x	6.4	x	10.1	x	10.0	x	8.1	x
Enterprise Value/2007E Revenue	5.21	x	0.96	x	1.99	x	1.37	x	1.28	x
Enterprise Value/2008E Revenue	4.54	x	0.86	x	1.73	x	1.22	x	1.15	x
2007E P/E	29.5	x	13.0	x	21.7	x	22.4	x	17.6	x
2008E P/E	32.8	x	14.7	x	21.6	x	19.1	x	14.6	x

ARRIS Comparable Public Companies Analysis (Excluding Cisco and Motorola)

Multiple	High		Low		Mean		Median		ARRIS

Enterprise Value/2007E EBITDA	20.8	x	9.4	x	15.0	x	15.2	x	9.9	x
Enterprise Value/2008E EBITDA	13.5	x	6.4	x	9.4	x	8.7	x	8.1	x
Enterprise Value/2007E Revenue	2.62	x	0.96	x	1.61	x	1.37	x	1.28	x
Enterprise Value/2008E Revenue	2.31	x	0.86	x	1.39	x	1.22	x	1.15	x
2007E P/E	29.5	x	13.0	x	21.5	x	21.7	x	17.6	x
2008E P/E	32.8	x	14.7	x	21.8	x	18.9	x	14.6	x

Research Analyst Price Targets.  Merrill Lynch reviewed the most recent Wall Street research equity analyst per share target prices for ARRIS common stock, which ranged from $19.00 to $21.00, compared to the closing price of ARRIS common stock on September 21, 2007 of $14.26.

Pro Forma Analysis.  Merrill Lynch analyzed the potential pro forma effect of the merger on C-COR shareholders for the years 2007 through 2010 using financial forecasts provided by C-COR management, both including and excluding the Expected Synergies. The financial forecasts that included the Expected Synergies assumed, among other factors, that the combined company would achieve the Expected Synergies in the amounts and at the times indicated. The financial forecasts did not make any adjustment for the combined company as related to projected tax rates or to deferred revenue resulting from purchase accounting. This analysis indicated that the merger would be accretive to earnings to ARRIS shareholders throughout the period both including and excluding the Expected Synergies.

Miscellaneous.  C-COR’s board of directors selected Merrill Lynch to act as its financial advisor with respect to the possible sale of C-COR because Merrill Lynch is an internationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

Merrill Lynch is acting as financial advisor to C-COR in connection with the merger and will receive a fee from C-COR for its services pursuant to a letter agreement dated May 12, 2006, as amended. Pursuant to this letter agreement, C-COR agreed to pay Merrill Lynch a fee for its services, a portion of which was payable upon delivery of its opinion and a significant portion of which is payable contingent upon consummation of the merger. In addition, C-COR has agreed to indemnify Merrill Lynch for certain liabilities arising out of its engagement. C-COR has also agreed to reimburse Merrill Lynch for its reasonable expenses, including attorney’s fees and disbursements.

In the ordinary course of its business, Merrill Lynch may actively trade C-COR common stock and other securities of C-COR, as well as the ARRIS common stock and other securities of ARRIS, for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Interests of C-COR’s Directors and Management in the Merger

In considering the recommendation of the C-COR board of directors with respect of the adoption of the merger agreement, C-COR shareholders should be aware that the merger agreement includes an agreement that ARRIS shall take such steps as are reasonably necessary to ensure that a nominee to the board of directors of ARRIS as selected by C-COR (and reasonably acceptable to ARRIS) is appointed to the board of directors of ARRIS. At the time the C-COR board of directors approved the merger agreement, the C-COR board of directors had not yet determined who it would propose as a nominee for the ARRIS board of directors. The members of the board of directors of Merger Sub, none of whom are members of the C-COR board of directors, will serve as the directors of the surviving corporation after the closing of the merger. The terms of the C-COR Amended and Restated Incentive Plan, under which stock options held by the non-employee directors are granted, provide that the vesting of all unvested stock options held by non-employee directors will accelerate upon any change of control transaction. The merger will constitute a change of control transaction. The C-COR non-employee directors currently hold 70,000 unvested stock options. If the merger had occurred on October 9, 2007, the aggregate in-the-money value of such accelerated stock options would have been $152,900. In addition, C-COR is also permitted to make its customary annual option grant to its non-employee directors, which grants are expected to be made in October 2007. Unlike any other option grants made to C-COR employees after September 23, 2007, the vesting of the options granted to the non-employee directors will accelerate as a result of the merger.

C-COR’s Chairman and Chief Executive Officer, Mr. David A. Woodle, has an Amended and Restated Employment Agreement dated March 5, 2007, which we refer to as the Woodle Employment Agreement, that provides certain benefits be paid to Mr. Woodle in the event he is terminated in connection with a change of control. If Mr. Woodle’s employment is terminated, other than for cause (as defined in the Woodle Employment Agreement), within 18 months after a change of control occurs (the merger will constitute a change of control transaction under the Woodle Employment Agreement), Mr. Woodle is entitled to receive the following severance payments: (i) three times his annual salary at the rate on the date of the termination of his employment (but not less than three times his annual salary prior to the change of control); (ii) three times the C-COR’s matching and discretionary contributions to its 401(k) Plan and the Supplemental Executive Retirement Plan, which we refer to as the SERP (if the termination occurs during a plan year for which C-COR makes a discretionary contribution to the 401(k) Plan, an amount equal to the contribution he would have received); (iii) 100% vesting on all 401(k) Plan and SERP contributions to the extent not already vested; (iv) three times the average Profit Incentive Plan payment made to Mr. Woodle over the past three years; and (v) three years of health, dental, accident, life and disability insurance coverage. If payments by C-COR pursuant to the Woodle Employment Agreement are deemed compensation for Mr. Woodle and, as a result, he becomes subject to “excise tax” under Section 4999 of the Code, C-COR must pay Mr. Woodle an additional amount required to “gross up” such amount paid by Mr. Woodle in excise taxes. Pursuant to the C-COR Incentive Plan, all outstanding but unvested options held by Mr. Woodle become fully vested upon the occurrence of a change of control. In addition, Mr. Woodle is entitled to a supplemental retirement benefit with an annual benefit of $50,000, commencing on Mr. Woodle’s retirement and continuing until his death in accordance with, and subject to, definitions of retirement as outlined in the C-COR Incentive Plan. Under the Woodle Employment Agreement, if Mr. Woodle’s employment is terminated by C-COR within three months prior to a change of control, but such termination was in connection with a change of control, Mr. Woodle is entitled to receive all payments and benefits to which he would otherwise be entitled if such termination had actually occurred within 18 months after such change of control. If Mr. Woodle resigns within 18 months after a change of control, he is entitled to the same benefits as from an involuntary termination if: (a) he determines there has been a significant change in his responsibilities or duties; (b) his base salary is reduced by more than 10%; or (c) he is required to relocate more than 40 miles from his former place of work.

All of C-COR’s executive officers, other than Mr. Woodle, have change of control agreements, which we refer to as the Change of Control Agreements. Pursuant to the Change of Control Agreements, in the event an executive is terminated involuntarily within 18 months after a change of control, the executive is entitled to receive: (i) two times his or her annual salary (Mr. Hanelly, the Chief Financial Officer, Treasurer and Secretary of C-COR, would receive three times his annual salary) payable in a lump sum; (ii) two times C-COR’s annual matching contribution to the Retirement Savings and Profit Sharing Plan, the 401(k) Plan and discretionary and matching contributions to the SERP (Mr. Hanelly would receive three times C-COR’s contributions) payable in a lump sum; (iii) the sum of the prior two years’ awards from the Profit Incentive Plan then in effect (Mr. Hanelly would receive three years’ awards) payable in a lump sum; (iv) 24 months of coverage under C-COR’s various health, dental, life and disability insurance plans (Mr. Hanelly would receive 36 months of coverage) or, at the executive’s discretion, a lump sum payment in an amount equal to C-COR’s cost of providing such coverages during such period; and (v) unreduced benefits payable under C-COR’s Supplemental Retirement Plan, which we refer to as CSRP, even if the executive has not yet attained age 55, payable in monthly installments over 15 years. Pursuant to the C-COR Amended and Restated Incentive Plan, all outstanding but unvested options held by executive officers become fully vested upon the occurrence of a change of control. If the executive resigns within 18 months after a change of control, the executive is entitled to the same benefits as from an involuntary termination if: (a) the executive determines there has been a significant change in his/her responsibilities or duties; (b) the executive’s base salary is reduced by more than 10%; or (c) the executive is required to relocate more than 40 miles from his/her former place of work.

If payments by C-COR pursuant to a Change of Control Agreement are deemed compensation for the executive and, as a result, the executive becomes subject to “excise tax” under Section 4999 of the Code, C-COR will pay such executive an additional amount required to “gross up” such amount paid by the executive in excise taxes. Additionally, C-COR is responsible for the fees and expenses of counsel (up to a maximum of $500,000) and any additional amount required to “gross up” the amount paid to cover federal and state income taxes payable by such executive relating to such payments that the executive incurs in the enforcement of his or her rights under the agreement by litigation or other legal action.

C-COR committed in its initial offer letter to Mr. Pohl, dated December 22, 2004, that should his employment change significantly within 36 months of his date of hire (January 1, 2005), that he would be entitled to enhanced severance benefits. The enhanced severance benefits in the event of such significant change in employment status include: twelve months severance based upon base salary at time of termination, payment of Profit Incentive Plan should a payment be authorized by the board of directors at the conclusion of the fiscal year during which employment is terminated, and immediate vesting of CSRP payments constituting normal retirement age/service requirements ($18,000 annually for fifteen years, payable in equal monthly installments).

Based on a hypothetical termination date of October 1, 2007, the value of salary, bonus and accelerated stock which would be paid to C-COR’s executive officers in the event of a change of control have been set forth in the following table:

Change of Control Payments

								Estimated
								280G Tax
			Incentive	C-COR	Insurance		Equity	Gross-Up
	Multiple	Salary(1)	Compensation(2)	Contributions(3)	Benefits(4)	CSRP(5)	Acceleration(6)	Payment(7)	Total

David A. Woodle	3	$1,500,000	$504,087	$421,717	$44,302	$1,350,000	$872,125	$901,281	$5,593,512
William T. Hanelly	3	$849,000	$194,423	$200,518	$43,675	$270,000	$267,775	$620,725	$2,446,116
Michael J. Pohl	2	$680,000	$224,054	$157,935	$26,108	$270,000	$516,625	$610,226	$2,484,948
John O. Caezza	2	$600,000	$204,519	$141,265	$30,644	$270,000	$268,000	$654,354	$2,168,782
Steven T. Gropp	2	$460,000	$9,200	$127,925	$28,000	$270,000	$337,188	$510,960	$1,743,273
Mary Beahm	2	$332,000	$90,123	$71,714	$28,214	$270,000	$144,375	$334,034	$1,270,460
Ken Wright	2	$510,000	$170,692	$119,194	$33,625	$270,000	$192,500	$501,097	$1,797,108
Joseph Zavacky	2	$321,000	$89,409	$69,975	$28,155	$270,000	$58,850	$275,577	$1,112,966

(1)	Amounts shown in the Salary column are calculated as current annual salary multiplied by the multiple shown in first column.

(2)	Amounts shown in the Incentive Compensation column for Mr. Woodle and Mr. Hanelly are the actual incentive payments for the last 3 years; amounts shown for the other executives are the actual incentive payments for the last 2 years. No amounts are included for payments that may be made under the fiscal year 2008 PIP plan.

(3)	Amounts shown in the C-COR Contributions columns are calculated based upon the current deferral rates for the executive officers for the 401(k) and SERP plans and the relevant C-COR matches and contributions for those plans times the sum of the current annual salary and incentive compensation award times the multiple in Column 1. For Mr. Gropp, the C-COR contributions also includes discretionary contributions in the amount of $60,949, the vesting of which would accelerate on a change of control. The discretionary contributions require five years of service for 100% vesting with no partial vesting prior to that time. Mr. Gropp did not meet the five-year vesting requirement as of October 1, 2007.

(4)	Amounts shown in the Insurance Payment column represent C-COR’s payments for continuing the health, dental, disability and life insurance coverage for the named executives for the number of years shown in the Multiple column.

(5)	The amount shown in the CSRP column for Mr. Woodle is the estimated amount payable under his plan benefit calculated based upon a $50,000 annual payment beginning June 29, 2007 and continuing for a life expectancy of 78. These payments are due to Mr. Woodle in the event that he terminates employment for any reason, whether his employment was terminated voluntarily or involuntarily, not only in the case of change of control. The amounts shown for the other named executives are the sum of full payments due under the plan if the named executive retired at age 65. In the event of termination after a change in control, these payments become due as if the named executive had retired at age 65. As Mr. Woodle is eligible for retirement under the CSRP, such amounts are not included for purposes of calculating his estimated tax gross-up payment.

(6)	The amounts in the Equity Acceleration column represent the value of all unvested stock options at the closing price on October 1, 2007, minus any applicable strike price. In the event of a change of control, such as the merger, these options vest immediately. Each of Mr. Woodle, Mr. Hanelly, Mr. Pohl and Mr. Zavacky are eligible for retirement under the Incentive Plan, so the value of their respective options was not included for purposes of their respective estimated tax gross-up payments.

(7)	Consists of payments of an amount equal to Section 4999 excise tax and an additional amount to cover taxes on such excise tax payment.

C-COR’s officers will serve as the officers of the surviving company after the closing.

C-COR, prior to the effective time of the merger, and each of ARRIS and Merger Sub, following the effective time of the merger, have agreed to indemnify and hold harmless the present and former directors and officers of C-COR and its subsidiaries for costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, or liabilities, arising out of matters existing at or prior to the merger to the same extent those individuals are indemnified or have the right to advancement or expenses, as of the date of the merger agreement, by C-COR pursuant to its articles of incorporation and bylaws, to the fullest extent permitted by law. Prior to the closing, Merger Sub, as the surviving company, or in lieu thereof, C-COR, will obtain directors’ and officers’ “tail” insurance policies with a claims period of at least six years from the effective time of the merger, subject to certain limitations.

C-COR’s board of directors was aware of these interests and considered them, among other matters, in approving the merger and making its recommendation that the C-COR shareholders adopt the merger agreement.

No Dissenters’ or Appraisal Rights

Under Pennsylvania law, the holders of C-COR common stock are not entitled to dissenters’ or appraisal rights with respect to the merger. Therefore, although holders of C-COR common stock may vote against the merger, they will not have the right under Pennsylvania law to demand from C-COR an appraisal proceeding to determine the “fair value” of their shares. A holder of C-COR common stock who receives shares of ARRIS common stock in the merger and who does not wish to be an ARRIS shareholder may elect to sell his or her shares at any time in the public market at the value set by the market.

Regulatory Matters

The merger is subject to the requirements of the HSR Act and the rules promulgated under the HSR Act by the U.S. Federal Trade Commission, or the FTC, which prevent transactions such as the merger from being completed until required information and materials are furnished to the U.S. Department of Justice, or DOJ, and the FTC and the applicable waiting period is terminated or expires. On October 11, 2007, ARRIS and C-COR filed the requisite Pre-Merger Notification and Report Forms under the HSR Act with the DOJ and the FTC. The applicable waiting period began on October 11, 2007 and will expire on November 12, 2007 unless early termination is granted or unless extended by a request for additional information.

The DOJ, the FTC and others may challenge the merger on antitrust grounds either before or after expiration or termination of the waiting period. Accordingly, at any time before or after the completion of the merger, any of the DOJ, the FTC or others could take action under the antitrust laws as it deems necessary or desirable in the public interest, including without limitation seeking to enjoin the completion of the merger or permitting completion subject to regulatory concessions or conditions. We cannot assure you that a challenge to the merger will not be made or that, if a challenge is made, it will not succeed.

Accounting Treatment

ARRIS is required to account for the merger as a purchase transaction under GAAP. Under the purchase method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of C-COR will be recorded, as of completion of the merger, at their respective fair values and added to those of ARRIS. Any excess of purchase price over the net fair value of C-COR’s assets and liabilities is recorded as goodwill (excess purchase price). Financial statements and reported results of operations of ARRIS issued after completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of C-COR. The results of operations of C-COR will be included in the results of operations of ARRIS following the effective time of the merger.

Stock Exchange Listing

ARRIS has agreed to use its reasonable efforts to cause the shares of ARRIS common stock to be issued pursuant to the merger to be approved for listing on the NASDAQ Global Select Market before the completion of the merger, subject to official notice of issuance and regulatory approval.

It is a condition to the merger that the ARRIS common stock issuable in the merger be approved for listing on the NASDAQ Global Select Market. Upon completion of the merger, ARRIS common stock will continue to trade under the symbol “ARRS” and C-COR common stock will cease to be listed on the NASDAQ Global Select Market and its shares will be deregistered under the Exchange Act.

Issue and Resale of Shares of ARRIS Common Stock Received In the Merger

In general, ARRIS common stock issued to C-COR shareholders pursuant to the merger agreement will be freely transferable, except for any shares received by persons who may be deemed to be “affiliates” of the parties under the Securities Act. Affiliates generally include individuals or entities that control, are controlled by, or are under common control with a person. Affiliates may sell their ARRIS common stock only pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under Rule 145(d) of the Securities Act or any other applicable exemption under the Securities Act. ARRIS’ registration statement on Form S-4, of which this joint proxy statement/prospectus constitutes a part, does not cover the resale of ARRIS common stock held by affiliates after the merger.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement and certain other related matters. This summary is qualified in its entirety by reference to the merger agreement which is incorporated by reference in its entirety and attached to this joint proxy statement/prospectus as Annex A. We encourage you to read the merger agreement in its entirety.

Form of the Merger

The ARRIS board of directors and the C-COR board of directors each approved the merger agreement, the merger, and the other transactions contemplated by the merger agreement. The merger agreement contemplates the merger of C-COR with and into Merger Sub. At the effective time of the merger, the separate corporate existence of C-COR will cease, and Merger Sub will continue as the surviving entity and a wholly owned subsidiary of ARRIS. Each share of ARRIS common stock issued and outstanding at the effective time of the merger will remain issued and outstanding as one share of common stock of ARRIS, and each share of C-COR common stock issued and outstanding at the effective time of the merger will be converted into the right to receive either cash or ARRIS common stock, subject to the election, proration and adjustment procedures described below. See “ — Merger Consideration and Shareholder Elections” below.

Merger Sub’s articles of incorporation and bylaws will be the articles of incorporation and bylaws of the surviving corporation after the effective time of the merger. After the merger is complete, Merger Sub will file an amendment to its articles of incorporation to change its name to “C-COR Incorporated.” In addition, at the effective time of the merger, a designee of C-COR (reasonably acceptable to ARRIS), who has not yet been determined, will be appointed to the ARRIS board of directors. The directors of Merger Sub will continue as the directors of the surviving corporation after the merger and the officers of C-COR immediately prior to the merger will become the officers of the surviving corporation.

Merger Consideration and Shareholder Elections

Under the merger agreement, C-COR shareholders will have the right to elect to receive either $13.75 in cash, without interest, or 0.9642 of a share of ARRIS common stock, for each share of C-COR common stock that you own. For example, if a C-COR shareholder owns 100 shares of C-COR common stock, he or she could elect to receive cash in exchange for 40 shares and shares of ARRIS common stock in exchange for the other 60 shares.

However, regardless of the elections made by individual C-COR shareholders, ARRIS and C-COR have agreed to fix the number of shares of C-COR common stock that will be converted into shares of ARRIS common stock, and the number of shares that will be converted into cash. Under the merger agreement, approximately 49% of the shares of C-COR common stock outstanding immediately before completion of the merger will be converted into the right to receive stock consideration, and the remaining approximately 51% of the shares will be converted into the right to receive the cash consideration, although a small portion of the consideration that would otherwise be payable in stock may be paid in cash as described below under “ — Stock Consideration Adjustments.” Therefore, the cash and stock elections that C-COR shareholders make with respect to their shares will be subject to proration to achieve this required ratio of cash and stock consideration.

Specifically, as described in more detail below under “— Election Limitations,” if C-COR shareholders elect to receive more stock or cash consideration than is provided for under the merger agreement, elections for the over-subscribed form of merger consideration will be prorated so that the overall approximate 51/49 split of the merger consideration is achieved. For example, if C-COR shareholders elect in the aggregate to exchange more than 49% of the outstanding C-COR shares for shares of ARRIS common stock, then the C-COR shareholders’ elections to receive ARRIS common stock for shares of C-COR common stock will be adjusted on a pro rata basis and, since it is unlikely that C-COR shareholders collectively will elect exactly the 51/49 split, a portion of those shares electing ARRIS common stock will receive the cash consideration instead. As a result, C-COR shareholders are likely to receive cash or shares of ARRIS stock for greater or fewer C-COR shares than they specify in their election.

Stock Consideration Adjustments

The implied value of the stock consideration will fluctuate as the market price of ARRIS common stock fluctuates and, because elections are subject to proration as described below under “— Election Limitations,” there can be no assurance that a C-COR shareholder will receive ARRIS common stock, rather than cash, for each share of C-COR common stock for which he or she makes a stock election. As a result of this fluctuation in the implied value, ARRIS and C-COR have agreed that, in the event the average closing price is less than $12.83, the exchange ratio for the conversion of C-COR common stock into ARRIS common stock will be increased so that the per share stock consideration will equal $12.38, based on the average closing price. The per share cash consideration will remain $13.75. The $12.83 threshold represents a 10% decrease from the $14.26 closing price of ARRIS’ common stock on the NASDAQ Global Select Market on the last trading day before the merger agreement was signed. The increase in the exchange ratio will result in an increase in the number of shares of ARRIS common stock issued as stock consideration. However, instead of issuing those additional shares, ARRIS may, at its option and subject to certain limitations, pay the incremental amount in cash to the C-COR shares receiving the stock consideration. No additional increase in the stock consideration will be made in the event the average closing price is less than $11.41. In such circumstances, ARRIS will use an average closing price of $11.41 and the exchange ratio will be fixed at 1.0848 shares of ARRIS common stock for each share of C-COR common stock receiving the stock consideration. In addition, if the average closing price is less than $11.41, both ARRIS and C-COR will have the right to terminate the merger agreement. See “— Termination.”

Similarly, in the event the average closing price is more than $15.69, the exchange ratio for the conversion of C-COR common stock into ARRIS common stock will be decreased so that the per share stock consideration will equal $15.13, based on the average closing price. The per share cash consideration will remain $13.75. The $15.69 threshold represents a 10% increase over the $14.26 closing price of ARRIS’ common stock on the NASDAQ Global Select Market on the last trading day before the merger agreement was signed. This decrease in the exchange ratio will result in a reduction in the number of shares of ARRIS common stock issued as stock consideration. No additional decrease in the exchange ratio will be made, however, in the event the average closing price is more than $17.11. In such circumstances, ARRIS will use an average closing price of $17.11 and the exchange ratio will be fixed at 0.8839 shares of ARRIS common stock for each share of C-COR common stock receiving the stock consideration.

The table below provides examples of the consideration that will be paid to each C-COR shareholder electing to receive cash consideration and stock consideration, assuming the average closing price of the ARRIS common stock is as indicated. The table assumes that, in the event the average closing price is less than $12.83, ARRIS elects to pay the additional consideration in shares of ARRIS’ common stock.

		100% Stock Election			Pro Rata Values Reflecting 51% Cash/49% Stock Consideration Mix
				100% Cash			Implied Stock
ARRIS			Value	Election			Consideration	Cash	Average Implied
Average			per	Value			Value per	Consideration	Value
Closing		Exchange	C-COR	per C-COR	Exchange		C-COR	Value per C-COR	per C-COR
Price		Ratio	Share	Share	Ratio		Share	Share	Share

$18.54		0.8839x	$16.39	$13.75	0.4339	x	$8.04	$7.00	$15.04
$17.11	(1)	0.8839x	$15.13	$13.75	0.4339	x	$7.43	$7.00	$14.43
$16.40		0.9223x	$15.13	$13.75	0.4528	x	$7.43	$7.00	$14.43
$15.69		0.9642x	$15.13	$13.75	0.4734	x	$7.43	$7.00	$14.43
$14.97		0.9642x	$14.43	$13.75	0.4734	x	$7.09	$7.00	$14.09
$14.26		0.9642x	$13.75	$13.75	0.4734	x	$6.75	$7.00	$13.75
$13.55		0.9642x	$13.07	$13.75	0.4734	x	$6.41	$7.00	$13.41
$12.83		0.9642x	$12.38	$13.75	0.4734	x	$6.08	$7.00	$13.08
$12.12		1.0210x	$12.38	$13.75	0.5012	x	$6.08	$7.00	$13.08
$11.41	(2)	1.0848x	$12.38	$13.75	0.5325	x	$6.08	$7.00	$13.08
$9.98		1.0848x	$10.83	$13.75	0.5325	x	$5.32	$7.00	$12.32

(1)	No further adjustment will be made to the exchange ratio above the $17.11 per share threshold.

(2)	No further adjustment will be made to the exchange ratio below the $11.41 per share threshold.

In deciding to make any increase in the stock consideration in cash, shares of ARRIS common stock or both, ARRIS may not make such increase in cash if it would result in counsel for either ARRIS or C-COR being unable to issue its opinion that the merger will qualify as a “reorganization” under the Internal Revenue Code of 1986 (referred to herein as the Code). See “Material U.S. Federal Income Tax Consequences of the Merger.”

ARRIS’ common stock trades on the NASDAQ Global Select Market under the ticker symbol “ARRS.” C-COR common stock trades on the NASDAQ Global Select Market under the ticker symbol “CCBL.” You may obtain current market price quotations for each company’s common stock from newspapers, over the Internet, or from other sources.

Non-Electing Shares

C-COR shareholders who make no election, or who do not make a valid election, with respect to any or all of their shares of C-COR common stock will be deemed not to have made an election as to those shares. C-COR shareholders holding shares of C-COR common stock as to which no election has been made may receive, in respect of those shares, cash, ARRIS common stock, or a mix of cash and shares of ARRIS common stock depending on, and after giving effect to, the number of valid cash elections and stock elections that have been made by other C-COR shareholders using the proration adjustment described below.

In addition, under the terms of the merger agreement, all of the C-COR shares held in C-COR’s retirement plans, including both its plans qualified under Section 401(a) of the Code and its non-qualified plans, will be deemed “non-electing” C-COR shares and participants under such plans will not have the right to make an election with respect to the shares of C-COR common stock held by them under the retirement plans.

Election Limitations

The number of shares of C-COR common stock that will be converted into the stock consideration in the merger is fixed at approximately 49% of the total number of shares of C-COR common stock outstanding immediately before completion of the merger, although a small portion of the consideration that would otherwise be payable in stock may be paid in cash as described above under “ — Stock Consideration Adjustments.” The remainder of the shares will be converted into $13.75 per share in cash, without interest. Therefore, the cash and stock elections made by C-COR shareholders are subject to proration to achieve this ratio of the total number of shares of ARRIS common stock to be issued and the aggregate amount of cash to be paid in the merger. As a result, depending on the overall elections made by C-COR shareholders, they could receive cash or ARRIS common stock for more or fewer C-COR shares than specified in their elections. However, except with respect to C-COR treasury shares or C-COR shares owned by ARRIS, each share of C-COR common stock held by a C-COR shareholder will be converted into either the stock or cash consideration described herein upon completion of the merger.

Proration if Too Much Stock is Elected.  If C-COR shareholders elect to receive more shares of ARRIS common stock than ARRIS is required to issue in the merger, then:

•	C-COR shareholders who elect to receive cash or who have made no election for shares of C-COR common stock will receive cash for their shares of C-COR common stock; and

•	C-COR shareholders who elect to receive ARRIS common stock for shares of C-COR common stock will receive ARRIS common stock for a prorated portion of their shares and cash for those shares of C-COR common stock not converted into ARRIS common stock.

Proration if Too Much Cash is Elected.  If C-COR shareholders elect to receive fewer shares of ARRIS common stock than ARRIS is required to issue in the merger, then C-COR shareholders who elected to receive ARRIS common stock for shares of C-COR common stock will receive ARRIS common stock for their shares of C-COR common stock, and those C-COR shareholders who have elected cash or have made no election for shares of C-COR common stock will be treated in the following manner:

•	If the number of shares held by C-COR shareholders as to which no election has been made is sufficient to make up the shortfall in the number of shares of ARRIS common stock that ARRIS is required to issue in the merger under the merger agreement, then all C-COR shareholders who elected cash for their shares of C-COR common stock will receive cash for those shares of C-COR common stock, and those shareholders who made no election for their shares of C-COR common stock will receive, pro rata, a combination of cash and ARRIS common stock for those shares of C-COR common stock in whatever proportion is necessary to make up the shortfall.

•	If the number of shares held by C-COR shareholders as to which no election has been made is insufficient to make up the shortfall, then all of those shares will be converted into ARRIS common stock and those C-COR shareholders who elected to receive cash for their shares of C-COR common stock will receive, pro rata, a combination of cash and ARRIS common stock.

The table below illustrates some, but not all of the potential outcomes for the amount of stock consideration and/or cash consideration a C-COR shareholder could receive depending on the percentage of C-COR shares as to which an election has been made to receive the stock consideration or the cash consideration. The calculations in the table below assume that no adjustment is made to the stock consideration as a result of the average trading price of ARRIS’ common stock, that valid elections have been made in respect of all of the outstanding C-COR shares and do not give effect to the payment of cash for fractional shares. The table below is for illustrative purposes only. Because the proration will be done on a share by share basis, unless ARRIS elects to pay a portion of the stock consideration in cash in the event the average closing price is less than $12.83, no single share of C-COR common stock will actually receive both shares of ARRIS common stock and cash (other than cash in lieu of fractional shares).

Percentage of C-COR		Percentage of C-COR		Aggregate Consideration	Aggregate Consideration
Shares Requesting		Shares Requesting		Received for Each C-COR	Received for Each C-COR
Cash Consideration		Stock Consideration		Cash Election Share	Stock Election Share

100%		0%		$7.00 in cash and 0.4733 shares of ARRIS common stock	$7.00 in cash and 0.4733 shares of ARRIS common stock
90%		10%		$7.78 in cash and 0.4188 shares of ARRIS common stock	0.9642 shares of ARRIS common stock
80%		20%		$8.75 in cash and 0.3506 shares of ARRIS common stock	0.9642 shares of ARRIS common stock
70%		30%		$10.00 in cash and 0.2630 shares of ARRIS common stock	0.9642 shares of ARRIS common stock
60%		40%		$11.67 in cash and 0.1461 shares of ARRIS common stock	0.9642 shares of ARRIS common stock
51	%(1)	49	%(1)	$13.75 in cash	0.9642 shares of ARRIS common stock
40%		60%		$13.75 in cash	$2.50 in cash and 0.7889 shares of ARRIS common stock
30%		70%		$13.75 in cash	$4.11 in cash and 0.6762 shares of ARRIS common stock
20%		80%		$13.75 in cash	$5.31 in cash and 0.5917 shares of ARRIS common stock
10%		90%		$13.75 in cash	$6.25 in cash and 0.5259 shares of ARRIS common stock
0%		100%		$7.00 in cash and 0.4733 shares of ARRIS common stock	$7.00 in cash and 0.4733 shares of ARRIS common stock

(1)	Represents agreed upon ratio of cash consideration and merger consideration.

Treasury Shares and Shares Held by ARRIS or C-COR

Any shares of C-COR common stock owned immediately prior to the completion of the merger by C-COR or ARRIS (other than shares held by C-COR pursuant to the Supplemental Executive Retirement Plan) will be cancelled and retired and will cease to exist, and there will be no payment or consideration for those shares.

Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration

Conversion of C-COR common stock into the right to receive the merger consideration will occur automatically upon completion of the merger. Prior to the closing of the merger, ARRIS will deposit in trust with the exchange agent certificates representing the shares of ARRIS common stock issuable in the merger and cash sufficient to pay the cash consideration and the cash to be paid instead of fractional shares of ARRIS common stock.

As soon as reasonably practicable after the effective time of the merger, and promptly following its calculation of the number and amount of valid stock and cash elections and its receipt of properly completed transmittal materials, The Bank of New York, as exchange agent, will exchange certificates representing shares of C-COR common stock for the merger consideration pursuant to the terms of the merger agreement.

Election Form

Accompanying this joint proxy statement/prospectus is an election form. The election form will allow a C-COR shareholder to elect to receive cash or ARRIS common stock for each share of C-COR common stock held by the holder, subject to proration. The exchange agent will also make available election forms to holders of C-COR common stock who request such forms before the election deadline described below.

Shareholders of C-COR who wish to elect the type of merger consideration they will receive if the merger is completed should carefully review and follow the instructions set forth in the election form. Shareholders who hold their shares in “street name” should follow the instructions of their broker, bank, or other nominee to make an election with respect to those shares. The election deadline is 5:00 p.m., New York City time, on • , 2007, which is the day prior to the date of the special meeting of the C-COR shareholders. Shares of C-COR common stock as to which the holder has not made a valid election before the election deadline will be treated as though no election has been made. Since the election deadline will occur before the date the merger is completed, a C-COR shareholder will not know what the market price of a share of ARRIS common stock will be, and accordingly may not know what the indicated value of the merger consideration for each share of C-COR common stock that is converted in the merger into a share of ARRIS common stock will be as of completion of the merger. We expect that the market price of ARRIS common stock will fluctuate both before and after the election deadline and the completion of the merger.

To make an election, a holder of C-COR common stock must submit a properly completed election form and return it, so that the form is actually received by the exchange agent at or before the election deadline in accordance with the instructions on the election form.

Generally, an election may be revoked or changed, but only by written notice received by the exchange agent before the election deadline (accompanied by a new properly completed and signed election form in the event of a changed election).

Shareholders will not be entitled to revoke or change their elections following the election deadline. Shares of C-COR common stock as to which a holder has not made a valid election prior to the election deadline, including as a result of revocation, will be deemed non-electing shares. If it is determined that any purported election was not properly made, the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, unless a proper election is subsequently made on a timely basis.

Within five business days of the closing of the merger, ARRIS and the exchange agent will calculate the number and amount of valid cash and stock elections made by C-COR shareholders. The validity of any election will be determined solely by ARRIS, in the exercise of its reasonable discretion. Until ARRIS and the exchange agent complete this calculation, a former holder of C-COR common stock may not be able to sell or otherwise dispose of the shares of ARRIS common stock, if any, to which such holder is entitled.

Letter of Transmittal

Prior to or promptly following the effectiveness of the merger, the exchange agent will send a letter of transmittal to those persons who were C-COR shareholders immediately prior to completion of the merger. This mailing will contain instructions on how to surrender shares of C-COR common stock in exchange for the merger consideration the holder is entitled to receive. If a certificate for C-COR common stock has been lost, stolen, or destroyed, the exchange agent will issue the merger consideration properly payable following its receipt of an affidavit of that fact by the person claiming that such certificate is lost, stolen or destroyed and, if required by ARRIS, the posting of a bond as indemnity against any claim made against ARRIS with respect to the certificate.

Dividends and Distributions

Until C-COR common stock certificates (or other appropriate evidence of share ownership) are surrendered for exchange, any dividends or other distributions declared after the effectiveness of the merger with respect to ARRIS common stock into which shares of C-COR common stock may have been converted will accrue but will not be paid. When duly surrendered, ARRIS will pay any unpaid dividends or other distributions, without interest. After the effective time, there will be no transfers on the stock transfer books of C-COR of any shares of C-COR common stock.

Withholding

The exchange agent will be entitled to deduct and withhold from the merger consideration payable to any C-COR shareholder the amounts it is required to deduct and withhold under any federal, state, local, or foreign tax laws.

No Fractional Shares

ARRIS will not issue fractional shares to shareholders in connection with the merger. Rather, shareholders will receive cash, without interest, equal to such fractional part of a share of ARRIS common stock multiplied by the average closing price.

Treatment of C-COR Stock Options and Warrants

As of the effective time of the merger, each outstanding option to purchase shares of C-COR common stock granted under C-COR’s stock-based compensation and benefit plans will become fully vested (except for options granted by C-COR to new employees hired after September 23, 2007, the date of the merger agreement) and will be converted into an option to acquire a number of shares of ARRIS common stock (rounded down to the nearest whole number of shares) obtained by multiplying the number of shares of C-COR common stock subject to the C-COR stock option immediately prior to the effective time of the merger by 0.9642, which we refer to as the option exchange ratio. However, in the event the average closing price is less than $12.83, the option exchange ratio will be calculated by dividing $13.08 by the average trading price of the ARRIS common stock and in the event the average closing price is more than $15.69, the option exchange ratio will be calculated by dividing $14.43 by the average trading price of the ARRIS common stock. In no event, however, is ARRIS required to use an average trading price of less than $11.41 or more than $17.11.

The exercise price per share for the converted options will be obtained by dividing the exercise price per share of C-COR common stock of such C-COR stock option immediately prior to the effective time of the merger by the applicable option exchange ratio (rounded up to the nearest cent).

Following the merger, each option will continue to be governed by the same terms and conditions as were applicable to the option immediately prior to the merger; provided, that each C-COR option will be converted into an option to acquire ARRIS common stock.

As of the effective time of the merger, each outstanding warrant to purchase shares of C-COR common stock will expire. As a result, holders of outstanding C-COR warrants must exercise such warrants prior to the effective time of the merger in order to be entitled to receive any cash or stock merger consideration.

Closing and Effective Time

Closing

The closing of the merger will take place as soon as practicable after all closing conditions have been satisfied or waived (other than any conditions which by their terms cannot be satisfied until the closing date, but subject to the satisfaction or, where permitted, waiver of those conditions as of the closing date) or another time as agreed to in writing by the parties. See “The Merger Agreement — Conditions to Completion of the Merger.”

Effective Time

Shortly after the closing, ARRIS and Merger Sub will file a certificate of merger with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law and C-COR will file articles of merger with the Department of State of the Commonwealth of Pennsylvania in accordance with the Pennsylvania Business Corporation Law. The merger will become effective upon the effective time as set forth in the certificate of merger and the articles of merger.

Representations and Warranties

The merger agreement contains various representations and warranties of ARRIS and C-COR. The assertions embodied in those representations and warranties were made for purposes of the merger agreement and are subject to qualifications and limitations agreed to by ARRIS and C-COR in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties were made as of a specified date or may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, or may have been used for the purpose of allocating risk between the respective parties rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

Mutual Representations of ARRIS and C-COR.  Representations and warranties made by and to ARRIS and C-COR in the merger agreement relate generally to:

•	organization, existence, good standing and corporate or similar power of each party and its subsidiaries and the ownership by each party of its subsidiaries;

•	incorporation documents and bylaws;

•	capitalization;

•	the corporate authorization of the merger agreement and the transactions contemplated by the merger agreement, the due execution and enforceability of the merger agreement and actions of such party’s board of directors with respect to the merger agreement and the transactions contemplated by the merger agreement;

•	material contracts;

•	the absence of conflicts with applicable law in connection with the parties’ performance under the merger agreement and related agreements;

•	required consents and required government approvals;

•	compliance with laws and possession of permits;

•	proper filings of documents with the SEC, the accuracy of information contained in those documents, the accuracy of financial statements included in those documents, compliance with the Sarbanes-Oxley Act and matters relating to disclosure and internal controls;

•	the absence of any material adverse effect and certain other changes or events since, for C-COR, the end of C-COR’s last fiscal year (June 29, 2007) and, for ARRIS, the end of ARRIS’ second quarter (June 30, 2007);

•	absence of undisclosed liabilities and litigation;

•	the accuracy of information supplied for inclusion in securities filings in connection with the merger, including in this joint proxy statement/prospectus;

•	pension and employee benefits compliance matters;

•	employees and employment agreements;

•	tax matters;

•	customer matters;

•	environmental matters;

•	intellectual property matters;

•	the Foreign Corrupt Practices Act;

•	financial advisor opinions;

•	absence of obligations to pay certain brokers’ or similar fees;

•	approval of the merger by the board of directors;

•	shareholder votes required in connection with the merger; and

•	the inapplicability of each party’s shareholder rights plan in connection with the merger.

Additional Representations of C-COR.  In addition to the representations and warranties described above, C-COR also provided representations and warranties that relate generally to:

•	labor matters;

•	restrictions on business activities;

•	title to properties;

•	supplier relations;

•	inventory;

•	product warranties and product liabilities;

•	insurance matters;

•	the inapplicability of Pennsylvania anti-takeover statutes; and

•	import and export control laws.

Additional Representations of ARRIS.  In addition to the representations and warranties described above, ARRIS also provided representations and warranties that relate generally to financial capacity to consummate the merger.

Although both ARRIS and C-COR provide a representation and warranty with respect to several of the same categories, the C-COR’s representations and warranties with respect to intellectual property are generally more comprehensive than those provided by ARRIS, and C-COR provided certain representations and warranties that were not also provided by ARRIS. Certain representations and warranties of ARRIS and C-COR are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, material adverse effect means, with respect to ARRIS or C-COR or any of their respective subsidiaries, any change or effect which individually, or in the aggregate is or will be materially adverse to the business, operations, prospects, properties (including intangible properties), condition (financial or otherwise), assets, liabilities or regulatory status of such party and its subsidiaries taken as a whole, but does not include the effects of changes that are generally applicable in:

•	the United States economy;

•	the United States securities markets;

•	the announcement of the merger agreement and the transactions contemplated thereby;

•	the taking of any action required under the merger agreement or the transactions contemplated thereby;

•	changes in GAAP;

•	changes in laws of general applicability or interpretations thereof by courts or governmental entities;

•	changes in C-COR’s and ARRIS’ industry; or

•	any acts of terrorism or any outbreak of war.

Most references to material adverse effect on ARRIS or its subsidiaries refers solely to ARRIS and its subsidiaries without including its ownership of C-COR and its subsidiaries after the merger. Generally, the representations and warranties of each of the parties to the merger agreement will expire upon the effective time.

Covenants

Conduct of C-COR Pending the Merger.  The merger agreement contains certain covenants of C-COR and its subsidiaries concerning the operation of their business between the date of the merger agreement and continuing until the earlier of the termination of the merger agreement or the effective time of the merger. C-COR has agreed that, unless ARRIS otherwise consents in writing (which consent may not be unreasonably withheld), during such period, C-COR will carry on its business in the ordinary course consistent with past practice and, to the extent consistent with the conduct of its business in the ordinary course, use commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers and other persons with which C-COR or any of its subsidiaries has significant business relations. In addition to and without limiting the generality of the foregoing, C-COR will not during the period from the date of the merger agreement and continuing until the earlier of the termination of the merger agreement or the effective time of the merger (except as specifically contemplated in the merger agreement), directly or indirectly, without the consent of ARRIS, which shall not be unreasonably withheld, do any of the following:

•	amend its articles of incorporation or bylaws;

•	issue, sell, pledge, dispose or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including without limitation, any phantom interest), except as provided in the merger agreement;

•	sell, pledge, dispose of or encumber any assets of C-COR, or any of its subsidiaries, except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) disposition of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $500,000;

•	declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, except that a wholly owned subsidiary of C-COR may declare and pay a dividend or make advances to C-COR;

•	split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, other than options for new hires and directors;

•	amend the terms of change the period of exerciseability of purchase, repurchase, redeem, or otherwise acquire, or permit any subsidiary to purchase repurchase redeem or otherwise acquire, any of its securities or any securities of its subsidiaries;

•	acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof;

•	incur any indebtedness for borrowed money, except as provided in the merger agreement, or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or, except in the ordinary course of business consistent with past practices or in connection with purchase of equipment or capital improvements, make any loans or advances (other than loans or advances to or from direct or indirect wholly owned subsidiaries);

•	enter into or amend any material contract or agreement other than in the ordinary course of business;

•	authorize any capital expenditures or purchase fixed assets, which are, in the aggregate, in excess of $8.1 million;

•	increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees of C-COR in accordance with past practice or, except in the ordinary course of business, grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of C-COR, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law, to establish the rate of contributions under certain benefit plans, and to amend the terms of employment agreements, change in control agreements, and stock option and nonqualified deferred compensation plans and arrangements to the extent necessary or desirable to conform to the requirements of section 409A of the Internal Revenue Code or to satisfy an exception to section 409A of the Code;

•	take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) or any action that would prevent or impede the merger from qualifying as a tax-free reorganization under Section 368 of the Code;

•	make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations, except to the extent the amount of any such settlement has been reserved for in the financial statements contained in C-COR’s reports filed with the SEC prior to the date of the merger agreement;

•	pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in C-COR’s reports filed with the SEC prior to the date of the merger agreement or incurred in the ordinary course of business and consistent with past practice;

•	make any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or GAAP; or

•	take, or agree in writing to take, any of the actions described above, or any action which would make any of the representations or warranties of C-COR contained in the merger agreement untrue or incorrect or prevent C-COR from performing or cause C-COR not to perform its covenants under the merger agreement.

No Solicitation.  The merger agreement includes provisions prohibiting C-COR from seeking a competing transaction, subject to certain exceptions described below. Under these “no shop” provisions, C-COR has agreed that it will not, directly or indirectly, and will not authorize or permit any of its officers, directors, employees, advisors or other representatives to take any of the following actions:

•	solicit, initiate, facilitate, respond to or encourage, including by way of furnishing non-public information, any inquiries regarding or relating to, or the submission of, any takeover proposal (as defined below);

•	participate in any discussions or negotiations, furnish to any person any information or data relating to C-COR or its subsidiaries, provide access to any of the properties, books, records or employees of C-COR or its subsidiaries or take any other action, in each such case regarding or to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal;

•	enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement or commitment with respect to any takeover proposal or agree to, approve, endorse or resolve to recommend or approve any takeover proposal, except in the circumstances described below;

•	grant any waiver or release under any standstill or similar agreement by any third party who has made a takeover proposal; or

•	take any action to exempt any third party from the restrictions on “business combinations” contained in Subchapters “C” through “J” of Chapter 25 of Pennsylvania law.

However, prior to the adoption of the merger agreement and approval of the transactions contemplated by the C-COR shareholders at the C-COR meeting, C-COR may, so long as such information is contemporaneously provided to ARRIS, furnish information to and enter into discussions and negotiations with any person that makes an unsolicited bona fide acquisition proposal that the C-COR board of directors in good faith, after consultation with its outside counsel and financial advisors, concludes is likely to result in a superior proposal (as defined below) if the C-COR board of directors determines that such action is required to discharge the C-COR board of directors’ fiduciary duties to C-COR’s shareholders.

C-COR has agreed to promptly notify ARRIS telephonically and in writing of any proposal, discussion, negotiation or inquiry received by C-COR that is or could reasonably be expected to constitute or lead to a takeover proposal. C-COR must notify ARRIS of any superior proposal, specifying the terms and conditions of such proposal, the name of the party making such proposal and provide a copy of the superior proposal, to the extent permitted. If ARRIS does not make an offer that is at least as favorable as the superior proposal to C-COR shareholders within three business days of receiving such notification, and the adoption of the merger agreement at the C-COR meeting has not yet occurred, the C-COR board of directors may withdraw or change its recommendation and/or approve or recommend the superior proposal if the board of directors has determined in good faith, after receiving advice from its outside counsel and financial advisors, that such action is required to discharge the C-COR board of directors’ fiduciary duties to C-COR shareholders.

A takeover proposal is any inquiry, proposal, offer or indication of interest (including any inquiry, proposal, offer or indication of interest to its shareholders), whether in writing or otherwise, from a third party that constitutes, or could reasonably be expected to lead to any transaction, other than the transactions contemplated by the merger agreement, to acquire beneficial ownership of:

•	assets that constitute 20% or more of the consolidated revenues, net income or assets of C-COR and its subsidiaries; or

•	20% or more (in number or voting power) of any class of equity securities or other capital stock of C-COR pursuant to any transaction or series of transactions, including:

—	a merger, consolidation, share exchange, or other business combination involving C-COR or any of its subsidiaries;

—	a sale, issuance, exchange, transfer or other disposition of shares of capital stock of C-COR or any of its subsidiaries;

—	a sale, lease, license, exchange, transfer or other disposition of assets of C-COR or any of its subsidiaries; or

—	a tender offer, exchange offer or similar transaction with respect to either C-COR or any of its subsidiaries, including any single or multi-step transaction or series of related transactions, which is structured to permit such third party or another third party to acquire beneficial ownership of assets that constitute 20% or more of the consolidated revenues, net income or assets of C-COR and its subsidiaries, or 20% or more of the equity interest in either C-COR or any of its subsidiaries.

A superior proposal is an unsolicited written proposal or offer (whether a takeover proposal or otherwise) by a third party to acquire (whether by way of merger, acquisition or otherwise), directly or indirectly, greater than 50% of the shares of C-COR common stock then outstanding (or the effect of which would be that the shareholders of C-COR beneficially own less than 50% of the voting power of the combined or ongoing entity), or to acquire all or substantially all of the assets of C-COR and (i) otherwise on terms which the board of directors of C-COR determines in good faith, after consultation with its financial advisors, and taking into account all terms and conditions of the proposal or offer that it deems relevant (including all legal, financial, regulatory and other aspects, including any financing condition and time to consummation), to be more favorable to C-COR’s shareholders from a financial point of view than the merger, and (ii) that, in the good faith reasonable judgment of the board of directors of C-COR, is reasonably likely to be consummated.

Conduct of ARRIS Pending the Merger.  The merger agreement contains certain covenants of ARRIS and its subsidiaries concerning the operation of their business between the date of the merger agreement and continuing until the earlier of the termination of the merger agreement or the effective time of the merger. ARRIS has agreed that, unless C-COR otherwise consents in writing (which consent may not be unreasonably withheld), during such period, ARRIS will carry on its business in the ordinary course consistent with past practice and, to the extent consistent with the conduct of its business in the ordinary course, use commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers and other persons with which ARRIS or any of its subsidiaries has significant business relations. In addition, ARRIS will not, during the period from the date of the merger agreement and continuing until the earlier of the termination of the merger agreement or the effective time of the merger, directly or indirectly, do any of the following:

•	amend its certificate of incorporation or bylaws;

•	declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, except that a wholly owned subsidiary of ARRIS may declare and pay a dividend or make advances to ARRIS;

•	split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

•	take, or agree in writing to take, any of the actions described above, or any action which would make any of the representations or warranties of ARRIS contained in the merger agreement untrue or incorrect or prevent ARRIS from performing or cause ARRIS not to perform its covenants under the merger agreement; or

•	take any other action that would reasonably be expected to interfere with, or delay the consummation of, the merger or otherwise breach the merger agreement.

Conditions to Completion of the Merger

Conditions to Each Party’s Obligations to Effect the Merger.  The respective obligations of ARRIS and C-COR to effect the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction and waiver of various conditions that include, in addition to other customary closing conditions, the following:

•	adoption by C-COR shareholders of the merger agreement;

•	approval by ARRIS shareholders of the issuance of ARRIS common stock pursuant to the merger;

•	absence of legal prohibitions on consummating the merger and the transactions contemplated by the merger agreement or other legal issues that would have a material adverse effect on ARRIS or C-COR;

•	expiration or termination of the waiting period under the HSR Act;

•	receipt of all consents, approvals and authorizations of any governmental authority required of ARRIS, C-COR or any of their respective subsidiaries to consummate the transactions contemplated by the merger agreement, other than matters described in the two preceding bullet points, the failure of which to be obtained or taken, individually or in the aggregate, would have a material adverse effect on ARRIS or C-COR or prevent the parties from realizing in all material respects the economic benefit of the transactions contemplated by the merger agreement;

•	effectiveness under the Securities Act of the registration statement on Form S-4 in which this joint proxy statement/prospectus is included, the absence of any stop order suspending such effectiveness, and the absence of any proceedings by the SEC for such purpose;

•	obtainment of consent and approval, by each of C-COR and ARRIS, of any person whose consent or approval is required under any agreement or instrument in order to permit the consummation of the merger and the transactions contemplated by the merger agreement;

•	approval for listing on the NASDAQ Global Select Market of the shares of ARRIS common stock into which the C-COR shares will be converted;

•	receipt of a tax opinion by C-COR from Ballard Spahr Andrews & Ingersoll, LLP substantially to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; and

•	receipt of a tax opinion by ARRIS from Troutman Sanders LLP substantially to the effect that the merger will qualify as reorganization within the meaning of Section 368(a) of the Code.

Additional Conditions to Obligations of ARRIS.  The obligations of ARRIS to effect the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of the following:

•	the representations and warranties made by C-COR in the merger agreement being true and correct in all material respects as of the date of the merger agreement and as of the effective time of the merger (except to the extent the representation and warranty speaks as of an earlier date) except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on C-COR or ARRIS; and

•	C-COR having performed or complied in all material respects with all agreements and covenants required by the merger agreement.

Additional Conditions to Obligations of C-COR.  The obligations of C-COR to effect the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of the following:

•	the representations and warranties made by ARRIS in the merger agreement being true and correct in all material respects as of the date of the merger agreement and as of the effective time (except to the extent the representation and warranty speaks as of an earlier date) except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on ARRIS; and

•	ARRIS having performed or complied in all material respects with all agreements and covenants required by the merger agreement.

Other Agreements

The merger agreement contains other mutual agreements, in addition to the covenants related to the conduct of business described above, including the following mutual agreements of ARRIS and C-COR:

•	to promptly prepare and file all necessary documentation to effect all applications, notices and filings, including this joint proxy statement/prospectus and the registration statement to which this joint proxy statement/prospectus is a part, to hold special shareholder meetings;

•	to agree to be bound by the confidentiality agreement entered into between the two parties prior to execution of the merger agreement, including following termination of the merger agreement;

•	to provide each other with reasonable access to properties, books, contracts, commitments and records;

•	to use all commercially reasonable efforts to obtain all approvals, including any consents, waivers and approvals from any governmental entity or under any agreements, contracts licenses or leases with third parties, required to be obtained in connection with or satisfied under the merger agreement;

•	to take all commercially reasonable actions to consummate the merger and make effective the transactions contemplated by the merger agreement; and

•	not to issue or cause to issue the publication of an press release or other public announcement with respect to the merger, the merger agreement or the other transactions contemplated thereby without the prior approval of the other party, except such disclosures as may be required by law or by NASDAQ regulations or listing requirements.

Registration Statement on Form S-8.  C-COR options that have not been exercised prior to the effective time of the merger will be converted into options to acquire shares of ARRIS common stock. Within ten business days following the effective time of the merger, ARRIS must file a registration statement on Form S-8 under the Securities Act with respect to the ARRIS common stock underlying such exchanged options.

Indemnification, Directors, and Officer’s Insurance.  C-COR, prior to the effective time of the merger, and each of ARRIS and Merger Sub, following the effective time of the merger, have agreed to indemnify and hold harmless the present and former directors and officers of C-COR and its subsidiaries for costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, or liabilities, arising out of matters existing or occurring at or prior to the effective time of the merger to the same extent these individuals are indemnified or have the right to advancement of expenses, as of the date of the merger agreement, by C-COR pursuant to its articles of incorporation and bylaws and any indemnification agreements between C-COR and its officers, to the fullest extent permitted by law. Prior to the closing, Merger Sub, as the surviving corporation, or in lieu thereof, C-COR, shall obtain directors’ and officers’ “tail” insurance policies with a claims period of at least six years from the effective time of the merger, in amount and scope at least as favorable as C-COR’s existing policies for claims arising from facts on or before the effective time, subject to certain limitations.

Employee Benefit Plans.  ARRIS has agreed that it will initially provide, or cause Merger Sub to provide, each employee of C-COR with at least the same level of base salary and, taken as a whole, cash incentive compensation and other variable cash compensation as was provided to each employee immediately prior to the effective time of the merger. ARRIS has also agreed initially to provide the C-COR employees with benefits that are no less favorable in the aggregate than those provided to similarly situated employees of ARRIS.

Change of Control, Severance and Employment Agreements.  ARRIS shall cause Merger Sub to honor, in accordance with their terms, all of C-COR’s employment agreements and change of control agreements, except in the event the individuals covered under such agreements enter into new agreements with ARRIS, and, for a period of 18 months following the effective time of the merger, C-COR’s severance plans.

ARRIS has agreed to honor existing participant elections as to timing and forms of benefits under C-COR’s Supplemental Executive Retirement Plan. C-COR has agreed to cooperate reasonably with ARRIS and Merger Sub in accelerating to the earlier of the effective time of the merger or December 31, 2007, benefits under any existing change of control agreements, benefits to be paid in the event of a change of control under any existing employment agreements, bonuses or other incentive compensation reasonably likely to be earned and benefits under any nonqualified deferred compensation arrangements.

Tax-free Reorganization.  Each of ARRIS and C-COR has agreed to use its commercially reasonably efforts to cause the merger agreement to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Amendment

Subject to applicable law, at any time prior to the effective time, ARRIS and C-COR may amend the merger agreement by written agreement authorized by their respective boards of directors. However, after ARRIS shareholder approval or C-COR shareholder approval is obtained, no amendment requiring further approval by the ARRIS shareholders or the C-COR shareholders, as the case may be, may be effected without that further approval.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after the approval by shareholders of C-COR and ARRIS, as authorized by the board of directors of the terminating party, if any of the following occurs:

•	by mutual agreement of ARRIS and C-COR;

•	by either ARRIS or C-COR if:

—	the merger is not completed by March 31, 2008;

—	the adoption of the merger agreement by C-COR shareholders or the approval of the issuance of ARRIS common stock pursuant to the merger by ARRIS shareholders is not obtained at a duly held shareholders meeting;

—	any order permanently restraining, enjoining or otherwise prohibiting consummation of the merger becomes final and non-appealable, whether before or after the shareholders meeting of either party; or

—	the average closing price of ARRIS common stock on the NASDAQ Global Select Market for the ten trading-day period ending the third trading day prior to the anticipated closing date is less than $11.41;

however, the right to terminate the merger agreement by either ARRIS or C-COR under the first two circumstances will not be available to any party that has breached or failed to perform in any material respect its obligations under the merger agreement in any manner that has been the principal cause of or primarily resulted in the failure of the merger to be consummated.

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger by ARRIS, as authorized by its board of directors, if:

•	one of the following events, which we refer to as a C-COR triggering event, has occurred:

—	the board of directors of C-COR fails to recommend approval of the merger agreement and the merger in this joint proxy statement/prospectus, a change in recommendation occurs or the board of directors of C-COR resolves to make a change in its recommendation;

—	the board of directors of C-COR recommends to the shareholders of C-COR a competing transaction or publicly announces that it intends to do so or enters into any alternative acquisition agreement accepting any acquisition proposal;

—	a tender offer or exchange offer for the outstanding shares of capital stock of C-COR is commenced (other than pursuant to the transactions contemplated by the merger agreement), and the board of directors of C-COR fails to recommend against (or maintain such recommendation against) acceptance of such tender offer or exchange offer by its shareholders;

—	the board of directors of C-COR, upon request of ARRIS following receipt of a proposal or offer for a competing transaction, fails to reaffirm to ARRIS the approval or recommendation of the merger and the merger agreement within five business days after such request; or

—	C-COR or any of its officers, directors, representatives, or agents knowingly and materially breaches its non-solicitation obligations; or

•	there has been a breach of any representation, warranty, covenant or agreement made by C-COR in the merger agreement, or any such representation or warranty becomes untrue after the date of the merger agreement (unless the failure of such representation or warranty to be true would not have a material adverse effect on ARRIS or C-COR) and such breach is not cured within 20 days after written notice thereof; provided however, that the right to terminate under this condition will not be available if ARRIS or Merger Sub is at that time in material breach of the merger agreement.

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger by C-COR as authorized by its board of directors if:

•	prior to, but not after, the time the vote is taken with respect to the adoption of the merger agreement at the shareholders meeting of either party (i) C-COR’s board of directors has approved or recommended to the shareholders of C-COR any superior proposal and (ii) prior to or upon termination, C-COR paid the termination fee; provided, however, that (A) C-COR notified ARRIS in writing promptly of its intention to terminate the merger agreement and to enter into a binding alternative acquisition agreement concerning a superior proposal promptly following the waiting period (as defined below), and (B) ARRIS did not make, within three business days after its receipt of such written notification (the waiting period), an offer that the board of directors of C-COR determined is at least as favorable to the shareholders of C-COR from a financial point of view as such superior proposal; or

•	there has been a breach of any representation, warranty, covenant or agreement made by ARRIS in the merger agreement, or any such representation or warranty becomes untrue after the date of the merger agreement (unless the failure of such representation or warranty to be true would not have a material adverse effect on ARRIS) and such breach is not cured within 20 days after written notice thereof; provided however, that the right to terminate under this condition will not be available if C-COR is at that time in material breach of the merger agreement.

In the event of termination of the merger agreement and the abandonment of the merger, the merger agreement becomes void and of no effect with no liability or obligation on the part of any party (or any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided in the merger agreement, no termination relieves any party of any liability or damages resulting from any fraud or willful or intentional breach of the merger agreement. Termination of the merger agreement will not affect the obligations under the separate confidentiality agreement between ARRIS and C-COR.

Termination Fee

C-COR must pay a termination fee of $22.5 million to ARRIS no later than:

•	the date of the first to occur of the execution of an alternative acquisition agreement, approval or recommendation to the C-COR shareholders of a competing transaction, failure to oppose a competing transaction or the consummation of a competing transaction, if the merger agreement is terminated by ARRIS or C-COR due to failure to obtain the approval of C-COR shareholders and if:

—	prior to the shareholder meeting of either party, any third party makes a takeover proposal to C-COR or publicly discloses or announces an intention to make a takeover proposal (as defined in “The Merger Agreement — Covenants,” substituting 35% for the 20% threshold in the definition); and

—	within 12 months of termination, C-COR enters into an alternative acquisition agreement to consummate, or consummates, or approves or recommends to the shareholders of C-COR or otherwise does not oppose, a competing transaction with such third party;

•	the date of termination of the merger agreement if the merger agreement is terminated by C-COR, in the event that a C-COR triggering event has occurred prior to the date of the shareholders meeting of either party or board of directors has approved or recommended to the shareholders of C-COR any superior proposal; or

•	two business days after termination of the merger agreement if the merger agreement is terminated by ARRIS, in the event that a C-COR triggering event has occurred.

ARRIS must pay a termination fee of $22.5 million no later the date of the first to occur of the execution of an alternative acquisition agreement, approval or recommendation to the ARRIS shareholders of a competing transaction, failure to oppose a competing transaction or the consummation of a competing transaction, if the merger agreement is terminated by ARRIS or C-COR due to failure to obtain the approval of ARRIS shareholders and if:

•	prior to the shareholder meeting of either party, any third party makes a takeover proposal to ARRIS or publicly discloses or announces an intention to make a takeover proposal; and

•	within 12 months of termination, ARRIS enters into an alternative acquisition agreement to consummate, or consummates, or approves or recommends to the shareholders of C-COR or otherwise does not oppose, a competing transaction with such third party.

Fees and Expenses

All expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, except that expenses incurred in connection with the printing of the joint proxy statement/prospectus and the registration statement, of which it is a part, as well as the filing fees related thereto and any filing fee required in connection with the filing of Pre-Merger Notifications under the HSR Act, will be shared equally by ARRIS and C-COR.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a summary of material U.S. federal income tax consequences applicable to C-COR shareholders that receive ARRIS common stock or cash in the merger (or both ARRIS common stock and cash). This summary is based upon the provisions of the Code, applicable Treasury regulations thereunder, judicial decisions, and current administrative rulings, all as in effect on the date of this joint proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect.

This discussion addresses only those C-COR shareholders that hold their shares as capital assets (generally, property held for investment). In addition, this discussion does not address all the U.S. federal income tax consequences that may be relevant to these shareholders in light of their particular circumstances, or the U.S. federal income tax consequences to those shareholders that are subject to special rules, such as, without limitation:

•	partnerships, subchapter S corporations and other pass-through entities (and the holders of interests therein);

•	foreign persons and entities;

•	banks, thrifts, mutual funds and other financial institutions;

•	tax-exempt organizations and pension funds;

•	insurance companies;

•	dealers or traders in securities;

•	shareholders who received their shares of common stock through a benefit plan or a tax-qualified retirement plan or through the exercise of employee stock options or similar derivative securities or otherwise as compensation;

•	shareholders whose shares are qualified small business stock for purposes of section 1202 of the Code;

•	shareholders who may be subject to the alternative minimum tax provisions of the Code;

•	shareholders whose functional currency is not the U.S. dollar; and

•	shareholders who hold their shares other than as a capital asset or who hold their shares as part of a hedge, appreciated financial position, straddle, synthetic security, conversion transaction or other integrated investment.

Furthermore, this discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction. This discussion does not purport to be a comprehensive analysis or description of all potential U.S. federal income tax consequences of the proposed transaction.

ARRIS and C-COR anticipate that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the completion of the merger that ARRIS receive a written opinion of Troutman Sanders LLP and that C-COR receive a written opinion of Ballard Spahr Andrews & Ingersoll, LLP, dated as of the effective date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither ARRIS nor C-COR currently intends to waive this condition. The opinions of Troutman Sanders LLP and Ballard Spahr Andrews & Ingersoll, LLP will be based upon representation letters of ARRIS, Merger Sub and C-COR, and upon customary assumptions. Any inaccuracy in the representations or assumptions, or any actions by ARRIS, Merger Sub or C-COR contrary to the representations or assumptions, could adversely affect the conclusions reached in the opinions and the tax discussion set forth below.

The opinions represent the best judgment of Troutman Sanders LLP and Ballard Spahr Andrews & Ingersoll, LLP, respectively, as to the U.S. federal income tax treatment of the merger and as to the U.S. federal income tax consequences of the merger to the C-COR shareholders, but will not be binding on the IRS or the courts. No rulings have been or will be requested from the IRS with respect to any of the matters discussed herein. There can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this summary. The following discussion assumes that the foregoing factual conditions are met, and therefore, the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

Tax Consequences of the Merger to C-COR Shareholders

Exchange of C-COR Common Stock for Cash

A C-COR shareholder that exchanges shares of C-COR common stock solely for cash will recognize capital gain or loss on the difference between the cash received and the adjusted basis of the C-COR common stock, and such gain or loss will be long-term capital gain or loss if the C-COR shareholder’s holding period is more than one year as of the date of the merger. A C-COR shareholder must recognize gain or loss separately for each identifiable block of shares that is surrendered in the exchange, and the C-COR shareholder may not offset a loss recognized on one block of the shares against a gain recognized on another block of the shares.

In determining whether a C-COR shareholder has exchanged his or her shares solely for cash, a shareholder will, under constructive ownership rules, be deemed to own stock that is owned by certain related persons or entities or with respect to which the shareholder owns options, in addition to stock actually owned by that shareholder. Thus, for any C-COR shareholder that received solely cash in exchange for C-COR shares he or she actually owns, but that also constructively owns C-COR common stock that is exchanged for common stock of ARRIS in the merger, or otherwise owns common stock of ARRIS actually or constructively after the merger, the consequences to such C-COR shareholder may be similar to the consequences described below under the headings “— Exchange of C-COR Common Stock for a Combination of ARRIS Common Stock and Cash” and “— Possible Treatment of Cash to the Extent of Gain as a Dividend.” Because the application of the constructive ownership rules is complex, a C-COR shareholder should consult its own tax advisor as to the applicability of the rules and the resulting tax consequences.

Exchanges of C-COR Common Stock for ARRIS Common Stock

A C-COR shareholder that exchanges shares of C-COR common stock solely for shares of ARRIS common stock in the merger will not recognize gain or loss, except with respect to any cash received instead of fractional share interests in ARRIS common stock. The aggregate tax basis of the ARRIS common stock received by a C-COR shareholder in the merger will be the same as the aggregate tax basis of the C-COR common stock for which it is exchanged, less any tax basis attributable to fractional share interests in ARRIS common stock for which cash is received. The holding period of ARRIS common stock received in exchange for shares of C-COR common stock will include the holding period of the C-COR common stock surrendered in exchange therefor. For the consequences of receipt of cash instead of a fractional share interest in ARRIS common stock, see “— Cash Received Instead of a Fractional Share” below.

Exchange of C-COR Common Stock for a Combination of ARRIS Common Stock and Cash

A C-COR shareholder that exchanges shares of C-COR common stock for a combination of cash and shares of ARRIS common stock in the merger will not recognize loss on the exchange. However, such a C-COR shareholder will recognize gain equal to the lesser of the amount of cash received and the gain realized. The gain realized will be the excess of the sum of the fair market value of the shares of ARRIS common stock (determined as of the effective time of the merger) and the amount of cash received by a C-COR shareholder over the shareholder’s adjusted tax basis in the shares of C-COR common stock that were surrendered in the merger. For this purpose, a C-COR shareholder must calculate gain or loss separately for each identifiable block of shares of C-COR common stock that is surrendered in the exchange, and the C-COR shareholder may not offset a loss recognized on one block of the shares against gain recognized on another block of the shares. For the consequences of receipt of cash instead of a fractional share interest in ARRIS common stock, see “— Cash Received Instead of a Fractional Share” below.

Any gain recognized generally will be treated as capital gain. However, as discussed below under the section captioned “— Possible Treatment of Cash to the Extent of Gain as a Dividend,” if the receipt of the cash has “the effect of the distribution of a dividend” for U.S. federal income tax purposes, any gain recognized by the C-COR shareholder will be treated as ordinary dividend income to the extent of the shareholder’s ratable share of the earnings and profits of C-COR accumulated through the date of the exchange. Any gain that is treated as capital gain will be long-term capital gain if the C-COR shareholder held the C-COR common stock that is surrendered in the exchange for more than one year as of the date of the merger.

The aggregate tax basis of the shares of ARRIS common stock received by a C-COR shareholder (including, for this purpose, any fractional share of ARRIS common stock for which cash is received pursuant to the Merger Agreement) in exchange for shares of C-COR common stock in the merger will be equal to the aggregate tax basis of the surrendered C-COR common stock, decreased by the amount of cash received (excluding any cash received instead of a fractional share), and increased by the amount of gain recognized, (including any portion of the gain that is treated as a dividend and excluding any gain recognized as a result of the receipt of cash instead of a fractional share). The holding period of the ARRIS common stock received will include the holding period of the shares of C-COR common stock surrendered in exchange therefor.

Possible Treatment of Cash to the Extent of Gain as a Dividend

In general, the determination of whether gain recognized by a C-COR shareholder will be treated as capital gain or a dividend distribution will depend upon whether, and to what extent, the receipt of cash rather than stock in the transaction reduces the C-COR shareholder’s deemed percentage stock ownership interest in ARRIS. For purposes of this determination, a C-COR shareholder will be treated as if it first exchanged all of its C-COR common stock solely for ARRIS common stock (instead of the combination of ARRIS common stock and cash actually received), and then ARRIS immediately redeemed a portion of that ARRIS common stock in exchange for the cash the C-COR shareholder received in the merger transaction. The gain recognized in the exchange followed by the deemed redemption will be treated as capital gain if, with respect to the C-COR shareholder, the deemed redemption is “substantially disproportionate” or “not essentially equivalent to a dividend.”

In general, the deemed redemption will be “substantially disproportionate” with respect to a C-COR shareholder if the C-COR shareholder experiences more than a 20% reduction in its percentage ownership of ARRIS common stock as a result of the deemed redemption. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the C-COR shareholder’s deemed percentage stock ownership of ARRIS common stock. The IRS has indicated that a minority shareholder in a publicly traded corporation whose relative stock interest is minimal and who exercise no control with respect to corporate affairs will experience a “meaningful reduction” if that shareholder experiences any reduction in its percentage ownership. In applying the foregoing tests, a shareholder will, under constructive ownership rules, be deemed to own stock that is owned by certain related persons or entities or with respect to which the shareholder owns options, in addition to the stock actually owned by that shareholder. Moreover, the tests are applied after taking into account any related transactions undertaken by a C-COR shareholder under a single, integrated plan. Thus, dispositions or acquisitions by a holder of common stock of ARRIS before or after the merger that are part of such C-COR shareholder’s plan may be taken into account. Because the application of these tests may be complex in many cases, each C-COR shareholder should consult its own tax advisor as to the applicability of these rules.

Cash Received Instead of a Fractional Share

No fractional shares of ARRIS common stock will be issued in connection with the merger. Instead, ARRIS will make a cash payment without interest to each C-COR shareholder who would otherwise receive a fractional share. A C-COR shareholder who receives cash instead of a fractional share of ARRIS common stock will be treated as having received the fractional share pursuant to the merger, and then as having exchanged the fractional share for cash in a redemption by ARRIS. Any gain or loss attributable to this deemed redemption will be capital gain or loss. The amount of this gain or loss will be equal to the difference between the portion of the tax basis of the C-COR common stock surrendered in the merger transaction that is allocated to the fractional share and the cash received therefor. Any capital gain or loss of this type will constitute long-term capital gain or loss if the holding period for the C-COR common stock surrendered is greater than one year as of the date of the merger.

Information Reporting and Backup Withholding

Cash payments received by a C-COR shareholder in the merger may, under certain circumstances, be subject to information reporting and backup withholding (currently at the rate of 28%) of the cash payable to such shareholder, unless such shareholder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to C-COR shareholders under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against such shareholder’s federal income tax liability provided that the required information is timely furnished to the IRS.

This U.S. federal income tax discussion is for general information only and may not apply to all C-COR shareholders. C-COR shareholders are strongly urged to consult their own tax advisors as to the specific tax consequences of the proposed transaction to them, including state, local and foreign tax consequences.

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

C-COR is a Pennsylvania corporation subject to the provisions of the Pennsylvania Business Corporation Law, which we refer to in this joint proxy statement/prospectus as Pennsylvania law. ARRIS is a Delaware corporation subject to the provisions of the Delaware General Corporation Law, which we refer to in this joint proxy statement/prospectus as Delaware law. If the merger is completed, C-COR shareholders, whose rights are currently governed by the C-COR articles of incorporation, the C-COR bylaws and Pennsylvania law, will, if they receive ARRIS common stock as merger consideration, become shareholders of ARRIS and their rights will be governed by the ARRIS certificate of incorporation, the ARRIS bylaws and Delaware law.

The following description summarizes material differences that may affect the rights of ARRIS shareholders and C-COR shareholders but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Shareholders should read carefully the relevant provisions of Delaware law, Pennsylvania law, the ARRIS certificate of incorporation, the ARRIS bylaws, the C-COR articles of incorporation and the C-COR bylaws.

C-COR is a “registered corporation” under Pennsylvania law because C-COR common stock is registered under the Exchange Act.

Capitalization

ARRIS

The authorized capital stock of ARRIS consists of (i) 320,000,000 shares of ARRIS common stock and (ii) 5,000,000 shares of preferred stock, $1.00 par value per share, none of which is issued and outstanding and none of which is reserved for issuance. As of • , 2007, • shares of ARRIS common stock were issued and outstanding. ARRIS also has $276.0 million in senior unsecured convertible notes outstanding. The notes bear interest at 2% per year, which is payable in arrears twice a year. The notes are senior unsecured obligations and rank equally with all existing and future senior unsecured indebtedness. The Notes will be effectively subordinated to all future secured indebtedness.

C-COR

The authorized capital stock of C-COR consists of (i) 100,000,000 shares of C-COR common stock and (ii) 2,000,000 shares of preferred stock, no par value per share, none of which is issued and outstanding and none of which is reserved for issuance. C-COR also has $35.0 million of 3.5% senior unsecured convertible notes due on December 31, 2009. As of •  , 2007, •  shares of C-COR common stock were issued and outstanding.

Number, Election, Vacancy and Removal of Directors

ARRIS

The ARRIS bylaws provide that the total number of ARRIS directors will be fixed from time to time by action of the shareholders or directors or, if not so fixed, the number shall be three. ARRIS currently has seven directors, all of whom serve one year terms. Under Delaware law, directors are elected by a plurality of the votes of the shares present at the meeting.

The ARRIS bylaws provide that vacancies on the ARRIS board of directors may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. Delaware law provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

C-COR

The C-COR bylaws provide that the total number of C-COR directors will not be less than six nor more than 15, as determined by the C-COR board of directors from time to time. C-COR currently has nine directors. The board is divided into three classes, with the directors of each class elected for three-year terms and the term of one class expiring each year. A class of directors is elected at each annual meeting of shareholders to serve until the end of the term to which they are elected and until their successors are elected and qualified. Under Pennsylvania law, candidates for director who receive the highest number of affirmative votes are elected.

The C-COR bylaws provide that vacancies on the C-COR board of directors may be filled by a majority vote of the directors then in office.

C-COR’s bylaws provide that directors may not be removed without cause. C-COR shareholders may remove any director, class of directors or may remove the entire board of directors for cause, by the vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast at any annual election of directors. In the event any directors are so removed, new directors may be elected at the same time.

Amendments to Charter Documents

ARRIS

Under Delaware law, all proposed amendments to a corporation’s certificate of incorporation require (i) approval by its board of directors and (ii) adoption by an affirmative vote of a majority of the outstanding stock entitled to vote on the amendment (subject to any class voting rights required by the corporation’s certificate of incorporation, the terms of any preferred stock, or Delaware law).

The certificate of incorporation of ARRIS provides that ARRIS may amend, alter or repeal the certificate of incorporation as permitted by Delaware law.

C-COR

Under Pennsylvania law, every amendment to a registered corporation’s articles of incorporation must be (i) proposed or approved by the corporation’s board of directors and (ii) with certain exceptions, adopted by an affirmative vote of a majority of the votes cast by shareholders entitled to vote on the amendment (subject to any class voting rights required by the corporation’s articles of incorporation, the terms of any preferred stock, or Pennsylvania law), unless the corporation’s articles of incorporation or a specific provision of Pennsylvania law requires a greater vote. The C-COR articles of incorporation provide that two-thirds of shares entitled to vote generally in the election of directors is required to approve any amendment relating to the approval requirements for certain business combinations.

Under Pennsylvania law, unless the corporation’s articles of incorporation restrict the power, a corporation’s board of directors, without shareholder approval, may amend the corporation’s articles of incorporation to:

•	change the corporation’s name;

•	provide for perpetual existence of the corporation;

•	in certain circumstances, reflect a reduction in authorized shares effected in connection with an acquisition by the corporation of its own shares;

•	add or delete a provision authorizing that shares of the corporation not be represented by certificates;

•	add, change or eliminate the par value of any class or series of shares, if the par value does not have any substantive effect on the terms of any shares of the corporation; and/or

•	under certain circumstances, split the corporation’s voting shares and/or, subject to certain limitations, increase the number of authorized voting shares of the corporation in connection with a stock split or stock dividend of the corporation’s voting shares.

The C-COR articles of incorporation do not restrict this power of the C-COR board of directors.

Amendments to Bylaws

ARRIS

The ARRIS certificate of incorporation and bylaws provide that the power to amend, alter, or repeal the bylaws and to adopt new bylaws may be exercised by the board of directors or by the shareholders. The ARRIS bylaws do not require a supermajority vote to approve any amendment to the bylaws.

C-COR

The C-COR bylaws provide that, except for those provisions discussed below, the bylaws may be changed at any meeting of shareholders a majority of the votes which all shareholders are entitled to cast thereon, or by the board of directors by a majority vote of the directors present at any regular or special meeting. This authority of the board of directors is subject to the authority of the shareholders of C-COR to further alter, amend or repeal the bylaws.

A vote of shareholders holding two-thirds of shares entitled to vote thereon is required to approve an amendment to the bylaws relating to (i) the number and term of directors; (ii) removal of directors; and (iii) liability of directors.

Action by Written Consent

ARRIS

Under Delaware law, unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote, upon the written consent of shareholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The ARRIS bylaws specifically provide for shareholder action by written consent.

C-COR

Under Pennsylvania law, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by consent by all the shareholders entitled to vote on the action and delivered to the corporation, unless otherwise provided in the articles of incorporation or bylaws. Pennsylvania law allows shareholder action without a meeting for registered corporations such as C-COR by less than unanimous consent of the shareholders only if provided for in the corporation’s articles of incorporation. The C-COR articles of incorporation do not contain provisions with respect to shareholder action by written consent.

Notice of Shareholder Meetings and Actions

ARRIS

Delaware law and the ARRIS bylaws provide that written notice of the time, place and purpose or purposes of any annual or special meeting of shareholders must be given not less than 10 days and not more than 60 days before the date of the meeting to each shareholder entitled to vote at the meeting.

C-COR

Pennsylvania law provides that written notice of the time, place and date of a meeting of shareholders must be given or sent to each shareholder of record entitled to vote at the meeting at least 10 days prior to the day named for a meeting that will consider a “fundamental change” or five days prior to the day named for the meeting in any other case. The C-COR bylaws require that notice of a meeting of shareholders be sent to each shareholder entitled to vote at the meeting at least five days before the meeting. A notice of a special meeting must state the purpose or purposes of the meeting.

The C-COR bylaws require a shareholder who intends to nominate a person to the board of directors bring any matter before an annual meeting to provide advance notice of such intended action not less than 50 nor more than 75 days prior to the date of the meeting.

Special Shareholder Meetings

ARRIS

Under Delaware law, a special meeting of shareholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. A notice must be sent to shareholders of the meeting stating the purpose or purposes for which the meeting is called.

Under the ARRIS bylaws, a special meeting of the shareholders may be called by the directors or by any officer upon the direction of the directors.

C-COR

Under the C-COR bylaws, a special meeting of shareholders may be called at any time by the president of the corporation, a majority of the board of directors, or by shareholders entitled to cast a majority of the votes which all shareholders are entitled to cast at the meeting.

Under Pennsylvania law, shareholders of registered companies do not have a statutory right to call special meetings, except that an “interested shareholder” (generally, a beneficial owner of shares entitling the shareholder to cast 20% of the votes that all shareholders are entitled to cast in an election of directors, or certain affiliates or associates of the corporation) may call a special meeting for the purpose of approving certain business combinations.

Limitation of Personal Liability and Indemnification of Directors and Officers

ARRIS

Under Delaware law, a corporation may indemnify any directors, officers, employees and agents of the corporation against expenses and, except in the case of an action by or in the right of the corporation, liabilities actually and reasonably incurred by such person in connection with any action, suit or proceeding involving such person by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, provided that (i) such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful and (ii) in the case of an action by or in the right of the corporation, no indemnification of expenses may be made in respect of any matter as to which such person is adjudged liable to the corporation unless and only to the extent such indemnification is approved by a court. Delaware law mandates such indemnification of expenses to the extent that a present or former director or officer of the corporation has been successful in defense of any proceeding described above, and permits advancement of expenses to a director or officer if the corporation receives an undertaking that the amount advanced will be repaid if it is determined that such person is not entitled to indemnification. Delaware law also provides that the permitted indemnifications described above are not exclusive.

Delaware law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director of a corporation to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the directors’ duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for acts relating to unlawful payment of a dividend or an unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit.

The ARRIS bylaws provide for indemnification of officers and directors of the corporation in the following circumstances: If any person is made a party to any suit or proceeding because of such person’s status as a director or officer of the corporation, where such director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to criminal matters, had no reasonable cause to believe his or her conduct was unlawful.

If a director or officer is made a party to any suit by the corporation arising from the fact that he or she was an officer or director of the corporation, where such director or officer acted in good faith and reasonably believed to be in, or not opposed to, the best interests of the company; except that no indemnification shall be made for any matter where a person is found liable to the corporation, unless a court determines that despite such liability, such person is fairly and reasonably entitled to indemnification.

ARRIS may also, at its discretion, provide the same benefits of indemnification to any employee or agent of the corporation, including a director or officer of the corporation who is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

C-COR

Under Pennsylvania law, unless otherwise restricted in its articles of incorporation or bylaws, a corporation may indemnify any directors, officers, employees and agents of the corporation against expenses and, except in the case of an action by or in the right of the corporation, liabilities actually and reasonably incurred by such person in connection with any action or proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, provided that (i) such person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful and (ii) in the case of an action by or in the right of the corporation, no indemnification of expenses may be made in respect of any matter as to which such person is adjudged liable to the corporation unless and only to the extent such indemnification is approved by a court. Pennsylvania law mandates such indemnification of expenses to the extent the present or former director, officer, employee or agent has been successful in defense of any action or proceeding described above, and permits advancement of expenses to a director or officer if the corporation receives an undertaking that the amount advanced will be repaid if it is determined that such person is not entitled to indemnification. Pennsylvania law also provides that the permitted indemnifications described above are not exclusive.

The C-COR bylaws provide that C-COR shall indemnify any director or officer of the corporation against expenses, judgments, fines and amounts paid in settlement to the fullest extent permitted under Pennsylvania law by reason of the fact that the person is or was a director or officer of the corporation or is or was serving on behalf of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

The board of directors may similarly indemnify any person who is not a director or officer for liabilities incurred in connection with services rendered for or at the request of the corporation.

Dividends

ARRIS

Under Delaware law, subject to any restrictions contained in the corporation’s certificate of corporation, the board of directors of a corporation may declare and pay dividends and other distributions to the corporation’s shareholders either out of surplus (generally net assets in excess of capital) or, if there is no surplus, out of its net profits for the current or preceding fiscal year in which the dividend is declared. However, a distribution out of net profits is not permitted if a corporation’s capital is less than the amount of capital represented by the issued and outstanding shares of all classes having a preference upon the distribution of assets, until the deficiency has been repaid.

C-COR

Under Pennsylvania law, a board of directors of a corporation may not authorize and pay dividends to its shareholders if after giving it effect:

•	the corporation would not be able to pay its debts as they become due in the usual course of business; or

•	the corporation’s total assets would be less than the sum of its total liabilities plus (unless otherwise provided in the articles of incorporation) the amount that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividend if the corporation were to be dissolved at the time this valuation is measured.

Rights Plan

ARRIS

Under the ARRIS shareholder rights plan dated October 3, 2002, each outstanding share of ARRIS’ common stock has an associated preferred stock purchase right. Each right represents the right to purchase one one-thousandth of a share of Series A Participating Preferred Stock and becomes exercisable only if a person or group acquires beneficial ownership of 15% or more of ARRIS common stock or announces a tender or exchange offer for 15% or more of ARRIS common stock or under other similar circumstances. See “Description of ARRIS’ Capital Stock — Shareholder Rights Plan.”

C-COR

Under the C-COR shareholder rights agreement, dated August 17, 1999, each outstanding share of the company’s common stock has an associated preferred share purchase right. The rights are exercisable only if a person or group acquires 20% or more of C-COR’s outstanding common stock. If the rights became exercisable, the rights would allow C-COR shareholders (other than the acquiring person or group) to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock, no par value per share, of the company at a price of $150.00 per one one-hundredth of a share of Series A Junior Participating Preferred Stock, subject to adjustment. Holders of shares of the Series A Junior Participating Preferred Stock are entitled to a preferential quarterly dividend, voting rights and a stipulated return in the event of a merger or similar transaction.

On September 23, 2007, prior to the execution of the merger agreement, the C-COR shareholder rights agreement was amended in order to exempt the merger and related transactions from the C-COR rights agreement and to provide that the rights issued thereunder will expire immediately prior to the effective time of the merger.

Voting Rights; Required Vote for Authorization of Certain Actions

ARRIS

Voting Rights.  Each holder of ARRIS common stock is entitled to one vote for each share held of record.

Merger, Consolidation or Sale of Assets — General.  Under Delaware law, the consummation of a merger or consolidation requires the approval of the board of directors of the corporation which desires to merge or consolidate and requires that the agreement and plan of merger be adopted by the affirmative vote of a majority of the stock of the corporation entitled to vote thereon at an annual or special meeting for the purpose of acting on the agreement. However, no such approval and vote are required if such corporation is the surviving corporation and:

•	such corporation’s certificate of incorporation is not amended;

•	the shareholders of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after the effective date of the merger; and

•	either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the merger.

Under Delaware law, a sale of all or substantially all of a corporation’s assets requires the approval of such corporation’s board of directors and the affirmative vote of a majority of the outstanding stock of the corporation entitled to vote thereon.

Business Combinations with Interested Shareholder.  ARRIS is subject to Section 203 of Delaware law (“Section 203”), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” with an “interested shareholder” for a period of 3 years following the time that such shareholder became an interested shareholder, unless:

•	prior to the time that such shareholder became an interested shareholder, the board of directors of the corporation approves either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•	upon the closing of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to the time that such shareholder became an interested shareholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 2/3 of the outstanding voting stock that is not owned by the interested shareholder.

Subject to certain exceptions, an “interested shareholder” is a person or group who or which owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years. In general, Section 203 defines a “business combination” to include:

•	any merger or consolidation involving the corporation and the interested shareholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the interested shareholder of assets of the corporation having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested shareholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested shareholder; or

•	the receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a shareholders’ amendment approved by at least a majority of the outstanding voting shares. ARRIS has not “opted out” of this provision.

Disgorgement of Profits by Certain Controlling Persons.  Delaware law does not have a “disgorgement” statute similar to that described below under “— C-COR.”

Control-Share Acquisitions.  Delaware law does not have a “control share” statute similar to that described below under “— C-COR.”

C-COR

Voting Rights.  Except as provided below under “— Control-Share Acquisitions” each holder of C-COR common stock is entitled to one vote for each share held of record.

Merger, Consolidation or Sale of Assets — General.  Under Pennsylvania law, the consummation of a merger or consolidation generally requires the approval of the board of directors of the corporation of the plan of merger or consolidation and, except where the approval of shareholders is not required, the adoption of the plan by a majority of the votes cast by all shareholders of the corporation entitled to vote thereon. Approval of the shareholders of a constituent Pennsylvania corporation is not required if:

•	whether or not the constituent corporation is the surviving corporation:

—	the surviving or new corporation is a Pennsylvania corporation and, except for amendments the board of directors is authorized to make without shareholder approval, its articles of incorporation are identical to the articles of incorporation of the constituent corporation;

—	each share of the constituent corporation outstanding immediately prior to the effective date of the merger or consolidation will continue as or be converted into, except as may otherwise be agreed by the shareholder, an identical share of the surviving or new corporation after the effective date of the merger or consolidation; and

—	the plan of merger or consolidation provides that the shareholders of the constituent corporation will hold in the aggregate shares of the surviving or new corporation to be outstanding immediately after the effectiveness of the merger or consolidation entitled to cast at least a majority of the votes entitled to be cast generally for the election of directors;

•	immediately prior to the adoption of the plan of merger or consolidation and at all times after the adoption and prior to its effective date, another corporation that is a party to the plan owns 80% or more of the outstanding shares of each class of the constituent corporation; or

•	no shares of the constituent corporation have been issued prior to the adoption of the plan of merger or consolidation by the board of directors.

Under Pennsylvania law, a sale of all or substantially all of a corporation’s assets generally requires the approval of the corporation’s board of directors and the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the transaction.

Business Combinations with Interested Shareholder.  Under Pennsylvania law, in connection with a business combination an “interested shareholder” of a registered corporation (which includes C-COR) is (i) any person that is the beneficial owner, directly or indirectly, of shares of the corporation entitled to cast at least 20% of the votes all shareholders would be entitled to cast in an election of directors of the corporation or (ii) an affiliate or associate of such corporation and at any time within the five-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of shares entitled to cast at least 20% of the votes all shareholders would be entitled to cast in an election of directors of the corporation. Certain shares outstanding since the beginning of 1983, and certain shares distributed with respect of those shares, may be excluded for purposes of calculating the 20% voting power. A “business combination” generally includes:

•	a merger, consolidation, share exchange or division of the corporation or a subsidiary of the corporation with an interested shareholder, or with, involving or resulting in any other corporation which is, or after such transaction would be, an affiliate or associate of the interested shareholder;

•	a sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the interested shareholder, or any affiliate or associate of the interested shareholder, of assets of the corporation or a subsidiary having an aggregate market value equal to 10% or more of the market value of all the assets or outstanding shares of the corporation or representing 10% or more of the earning power or net income of the corporation;

•	with certain exceptions, the issuance or transfer by the corporation or a subsidiary to the interested shareholder or an affiliate or associate of the interested shareholder of shares of the corporation or subsidiary having an aggregate market value equal to 5% or more of the market value of all the outstanding shares of the corporation;

•	adoption of any plan or proposal for the liquidation or dissolution of the corporation that was proposed by or pursuant to any agreement or understanding with the interested shareholder or an affiliate or associate of the interested shareholder;

•	a split, reverse split, dividend or distribution of shares, other reclassification of securities, recapitalization or other transaction proposed by or pursuant to any agreement or understanding with the interested shareholder or an affiliate or associate of the interested shareholder that has the effect of increasing the interested shareholder’s or its affiliate’s or associate’s proportionate share, whether owned directly or indirectly, of the outstanding shares of any class or series of voting shares, or securities convertible into voting shares, of the corporation or a subsidiary of the corporation; and

•	the receipt by the interested shareholder or any affiliate or associate of the interested shareholder of the benefit, directly or indirectly, of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by or through the corporation, other than such a benefit received proportionately as a shareholder of the corporation.

Pennsylvania law provides for a five-year moratorium on business combinations between a registered corporation and any person that is an interested shareholder of the corporation, unless:

•	the board of directors of the corporation had approved the acquisition of shares that made the person an interested shareholder of the corporation before the interested shareholder became an interested shareholder of the corporation; or

•	the proposed business combination was approved by (i) the board of directors of the corporation before the person became an interested shareholder of the corporation, or (ii) all of the holders of the outstanding shares of common stock of the corporation, or (iii) the holders of shares entitled to cast a majority of the votes all shareholders would be entitled to cast in an election of directors of the corporation (not including any shares of voting stock beneficially owned by the interested shareholder or its affiliates or associates) at a meeting called for such purpose no earlier than three months after the interested shareholder became the beneficial owner, directly or indirectly, of shares entitled to cast at least 80% of the votes all shareholders would be entitled to cast in an election of directors of the corporation, if the interested shareholder at the time of the meeting is the beneficial owner, directly or indirectly, of shares entitled to cast at least 80% of the votes all shareholders would be entitled to cast in an election of directors of the corporation and certain other criteria relating to per share consideration are met.

Following expiration of the five-year moratorium, a business combination between a registered corporation and an interested shareholder is still prohibited, unless it is approved at a shareholders meeting called for such purpose no earlier than five years after the interested shareholder became an interested shareholder of the corporation and the business transaction meets certain per share consideration criteria and meets certain other requirements.

Disgorgement of Profits by Certain Controlling Persons.  Pennsylvania law regarding disgorgement of profits by certain controlling persons applies in the event that (i) any person or group publicly discloses that the person or group may acquire control of the corporation, or (ii) a person or group acquires (or publicly discloses an intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation received by the person or group during such 18-month period will belong to the corporation if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto. Transactions approved by both the board of directors and the shareholders prior to the acquisition of stock or, as to dispositions, by such approval received prior to disposition, are excepted from coverage under the statute.

Control-Share/Cash-Out Statute.  Under Pennsylvania law, if a person, or group of persons acting in concert, acquires voting control over 20% of a company’s voting stock, such “control person or group” must notify other holders and such other holders may require the controlling person or group to purchase their shares at “fair value.” “Fair value” means not less than the highest price paid by the controlling person or group during the 90-day period prior to the control transaction, plus a control premium. This statute does not apply in certain situations, such as (i) shares acquired directly from the corporation by an underwriter in an offering registered under the Securities Act in a transaction exempt from the registration requirements of the Securities Act; (ii) where a person holds voting power in good faith and not for the purpose of circumventing the statute as an agent, bank, broker nominee or trustee for one or more beneficial owners who do not individually (or, if they are a group acting in concert, as a group) have voting power over 20%; and (iii) a one-step merger (since the obligation to notify holders does not arise until after the control transaction, at which time the acquirer will “own” 100%).

Control-Share Acquisitions.  Under Pennsylvania law, subject to various exceptions, a control-share acquisition is an acquisition in which a person acquires, directly or indirectly, voting power over shares of certain registered corporations that are entitled to vote generally in the election of directors of the corporation which, when added to all voting power the person and the person’s affiliates and associates have over other such voting shares of the corporation, entitle the acquiring person to vote or direct the voting of at least 20%, at least 33 1/3% or more than 50% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation. Certain shares outstanding since the beginning of 1988, and certain shares distributed with respect of those shares, may be excluded for purposes of calculating the voting power of the acquiring person. Two or more persons acting in concert may constitute an “acquiring person” for purposes of these provisions of Pennsylvania law. Under Pennsylvania law and for purposes of this description, an acquiring person may be a person who has acquired control shares or who has not acquired control shares but proposes to acquire control shares in a control-share acquisition.

Control shares are the shares the acquiring person acquires in the control-share acquisition that cause the acquisition to constitute a control-share acquisition, plus any voting shares of the corporation that the acquiring person acquired either within 180 days of the control-share acquisition or with the intention of making a control-share acquisition. Under Pennsylvania law, control shares have no voting rights until their voting rights have been restored by two shareholder votes as described below or until they have been transferred to a person in whose hands the shares do not constitute control shares.

The acquiring person may request that the question of restoring the voting rights of his control shares be submitted to the shareholders of the corporation at the next annual or special meeting of the shareholders. The acquiring person may accelerate consideration of the question by requesting a special meeting of the shareholders for that purpose and agreeing to pay or reimburse the corporation for expenses of the special meeting. In either case, the acquiring person must furnish to the corporation an information statement containing certain information. With the notice of the shareholders meeting, the shareholders must be given copies of the acquiring person’s information statement and a statement disclosing the board of directors position with respect to the restoration of the voting rights of the control shares.

Restoration of the voting rights of control shares will be approved by the shareholders of the corporation only if it is approved by two separate shareholder votes. To be approved, a resolution to restore the voting rights must be approved by the affirmative vote of the holders of a majority of the voting power of (i) all the “disinterested shares” of the corporation and also (ii) all shares of the corporation that would be entitled to vote in an election of directors of the corporation.

Unless prohibited by the corporation’s articles of incorporation in effect before the control-share acquisition occurred, the corporation may redeem the control shares from the acquiring person within 24 months after (i) the date the control-share acquisition occurs, unless within 30 days after the control-share acquisition takes place the acquiring person properly requests that the question of restoring the voting rights of the control shares be presented to the shareholders or (ii) the proposal of restoring the voting rights of the control shares is submitted to but not approved by the shareholders or (iii) such voting rights are restored and subsequently lapse under certain circumstances. Such redemption of the control shares shall be at the average of the high and low prices of the shares on a national exchange or quotation system or similar service.

Pennsylvania law contains certain other provisions applicable to C-COR that require certain severance payments to terminated employees and the preservation of labor contracts in a control share acquisition.

The merger agreement provides that the anti-takeover provisions of Pennsylvania law discussed above will not apply to the execution, delivery or performance of the merger agreement and the transactions contemplated by the merger agreement (including the merger).

In addition to the foregoing provisions of Pennsylvania law, C-COR’s articles of incorporation requires the affirmative vote of two-thirds of all shares entitled to vote to approve certain transactions between C-COR and shareholder who beneficially owns more than 10% of the outstanding shares of any class of stock of C-COR.

Other Corporate Constituencies

ARRIS

Delaware law does not have an “other constituency” statute similar to that described below under “— C-COR.”

C-COR

Under Pennsylvania law, in discharging the duties of their respective positions, the board of directors of a corporation and individual directors may consider, to the extent they deem appropriate, the effects of any action on shareholders, employees, suppliers, customers, creditors, the communities in which offices or other establishments of the corporation are located and any other factors that they consider pertinent. Directors are not required to redeem any rights or render inapplicable any shareholder rights plan or any antitakeover protections available to the corporation under Pennsylvania law or to take or decline to take any action solely because of the effect that the action might have on a potential acquisition of control of the corporation or the consideration that may be offered or paid to shareholders in such an acquisition.

Pennsylvania law explicitly provides that there will be no different or higher degree of scrutiny imposed upon director actions relating to or affecting potential changes in control.

Appraisal Rights and Dissenters’ Rights

ARRIS

Under Delaware law, shareholders have the right to dissent from any plan of merger or consolidation to which the corporation is a party, and to demand payment for the fair value of their shares pursuant to, and in compliance with procedures set forth in, the “appraisal rights” provisions of Delaware law. However, unless the certificate of incorporation otherwise provides, Delaware law states that shareholders do not have such appraisal rights in connection with a merger or consolidation with respect to shares:

•	listed on a national securities exchange or held of record by more than 2,000 holders; and

•	for which, pursuant to the plan of merger or consolidation, shareholders will receive only (i) shares or depository receipts of another corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders, (ii) shares of stock or depositary receipts of the surviving corporation in the merger or consolidation, (iii) cash in lieu of fractional shares or (iv) any combination of the foregoing.

In addition, Delaware law provides that, unless the certificate of incorporation provides otherwise, shareholders of a surviving corporation do not have appraisal rights in connection with a plan of merger if the merger did not require for its approval the vote of the surviving corporation’s shareholders. The ARRIS certificate of incorporation does not contain any provisions with respect to appraisal rights.

C-COR

Under Pennsylvania law, unless the articles of incorporation or bylaws provide otherwise, shareholders of a Pennsylvania corporation generally are not entitled to dissenters’ rights if the shares that would otherwise give rise to such rights are listed on a national securities exchange, or held beneficially or of record by more than 2,000 persons, on the record date fixed to determine the shareholders entitled to notice of and vote at the meeting at which a merger or consolidation will be voted upon. Neither the C-COR articles of incorporation nor the C-COR bylaws contain provisions with respect to dissenters’ rights.

C-COR shareholders will not be entitled to dissenters’ rights in connection with the merger because shares of C-COR common stock are listed on the NASDAQ Global Select Market.

Interested Directors

ARRIS

Delaware law provides that no contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, will be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board of directors or committee of the board of directors which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose if (i) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors are less than a quorum; or (ii) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or (iii) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, committee or shareholders.

C-COR

Pennsylvania law provides that a contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation, partnership, joint venture, trust or other enterprise in which one or more of its directors or officers are directors or officers or have a financial or other interest shall not be void or voidable solely for that reason, or solely because the director or officer is present at or participates in the meeting of the board of directors that authorizes the contract or transaction, or solely because his or their votes are counted for that purpose if (i) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors and the board of directors authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even if the disinterested directors are less than a quorum; or (ii) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon and the contract or transaction is specifically approved in good faith by vote of those shareholders; or (iii) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors or the shareholders.

DESCRIPTION OF ARRIS’ CAPITAL STOCK

General

ARRIS’ authorized capital stock is 325,000,000 shares consisting of 320,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $1.00 per share, in such series and with such voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be fixed from time to time by the ARRIS board of directors for each series. The following summary description of certain provisions of ARRIS’ certificate of incorporation and its Bylaws does not purport to be complete and is qualified in its entirety by reference to said provisions.

Common Stock

Holders of ARRIS common stock are entitled to one vote for each share held on all matters submitted to a vote of the ARRIS shareholders and do not have cumulative voting rights. Holders of a majority of the shares of common stock entitled to vote in any election of ARRIS directors may elect all of the directors standing for election. Holders of ARRIS common stock are entitled to receive ratably such dividends, if any, as may be declared by the ARRIS board of directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon ARRIS’ liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably ARRIS’ net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of ARRIS common stock have no preemptive, subscription, redemption or conversion rights.

The outstanding shares of ARRIS common stock are fully paid and non-assessable.

The rights, preferences and privileges of holders of ARRIS common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which ARRIS may designate and issue.

Preferred Stock

ARRIS has authorized 5,000,000 shares of preferred stock which may be issued with such preferences and voting rights as the ARRIS board of directors, without further approval by the ARRIS shareholders, may determine by duly adopted resolution. See “— Certain Charter and By-Law Provisions.” ARRIS has no shares of preferred stock issued and outstanding. At the time of the adoption of ARRIS’ shareholder rights plan on October 3, 2002, ARRIS designated 320,000 shares of preferred stock as Series A Participating Preferred Stock.

Shareholder Rights Plan

Each share of ARRIS common stock issued and outstanding prior to a distribution date under ARRIS’ Rights Agreement, dated as of October 3, 2002, between ARRIS and The Bank of New York, as rights agent (the “Rights Agreement”), includes one right, which right entitles the registered holder to purchase from ARRIS one one-thousandth of a share of Series A Participating Preferred Stock, par value $0.01 per share, at a purchase price of $37.00, subject to adjustment. The description and terms of the rights are set forth in the Rights Agreement.

Initially, the rights will be attached to all ARRIS common stock certificates representing shares then outstanding, and no separate rights certificates will be distributed. The rights will separate from the ARRIS common stock and a distribution date will occur upon the earlier of (i) ten business days following a public announcement that a person or group of affiliated or associated persons has (subject to certain exceptions) acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of ARRIS common stock, other than as a result of repurchases of stock by ARRIS (such person, subject to certain exceptions, an “acquiring person”), or (ii) ten business days (or such later date as the ARRIS board shall determine) following (x) the commencement of a tender offer or exchange offer that, if successfully completed, would result in a person or group becoming an acquiring person of such outstanding shares of ARRIS’ common stock or (y) the date of the public announcement of the interest of any person or group (subject to certain exceptions) to commence a tender offer or exchange offer that, if successfully completed, would result in the person becoming an acquiring person of such outstanding shares of ARRIS’ common stock.

The Rights Agreement provides that, until the distribution date (or the earlier expiration or redemption of the rights), ARRIS will issue one new right for each share of common stock issued by ARRIS after the record date. Accordingly, a right will be issued for each share of ARRIS common stock issued in the merger. The rights are not exercisable until the distribution date and will expire at the close of business on October 3, 2012, unless earlier redeemed by ARRIS.

Each share of ARRIS Series A Participating Preferred Stock purchasable upon exercise of the rights will have a preferential dividend equal to 1,000 times the aggregate per share amount of all cash dividends declared on the ARRIS common stock, and 1,000 times the aggregate per share amount of all non-cash dividends or other distributions (other than a dividend payable in shares of ARRIS common stock or a subdivision of the outstanding ARRIS common stock) declared on the shares of ARRIS common stock. In the event of ARRIS’ liquidation, dissolution or winding up, the holders of the Series A Participating Preferred Stock will be entitled to receive an aggregate amount per share equal to 1,000 times the aggregate amount distributed per share to each holder of shares of ARRIS common stock plus any accrued and unpaid dividends on the Series A Participating Preferred Stock. In the event of any merger, consolidation, combination or other transaction in which shares of ARRIS common stock are exchanged, each share of Series A Participating Preferred Stock will be similarly exchanged in an amount per share equal to 1,000 times the amount and type of consideration received per share of ARRIS common stock. The rights of the shares of ARRIS Series A Participating Preferred Stock as to dividends and liquidation, and in the event of a merger or consolidation, are protected by antidilution provisions.

In the event a person becomes an acquiring person, each holder of a right will thereafter have the right to receive, upon exercise, common stock (or, in certain circumstances, cash, property or other securities of the company) having a value equal to two times the exercise price of the right. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any acquiring person will be null and void.

In the event that, at any time following the stock acquisition date, (i) ARRIS is acquired in a merger or other business combination transaction in which ARRIS is not the surviving corporation (other than a merger which follows an offer described in the second preceding paragraph), or (ii) 50% or more of ARRIS’ assets, cash flow or earning power is sold or transferred, each holder of a right (except rights which previously have been voided) shall have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right.

At any time after a person becomes an acquiring person and prior to the acquisition by such person or group of 50% or more of the outstanding ARRIS common stock, the ARRIS board may exchange the rights (other than rights owned by the person or group which have become void), in whole or in part, at an exchange ratio of one share of ARRIS common stock per right (subject to adjustment). At any time prior to ten business days following the stock acquisition date, the ARRIS board may redeem the rights in whole, but not in part, at a price of $0.001 per right (payable in cash, common stock or other consideration deemed appropriate by the ARRIS board). Immediately upon the action of the board ordering redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the $0.001 redemption price.

The rights are intended to protect ARRIS’ shareholders in the event of an unfair or coercive offer to acquire ARRIS and to provide the ARRIS board of directors with adequate time to evaluate unsolicited offers. The rights may have anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire ARRIS without conditioning the offer on a substantial number of rights being acquired. The rights, however, should not affect any prospective offer or person willing to make an offer at a fair price as determined by the ARRIS board of directors. The rights should not interfere with any merger or other business combination approved by the ARRIS board of directors.

Certain Charter and Bylaw Provisions

Pursuant to the provisions of the Delaware law, ARRIS has adopted provisions in its certificate of incorporation and bylaws which required ARRIS to indemnify its officers and directors to the fullest extent permitted by law, and eliminate the personal liability of its directors to ARRIS or ARRIS’ shareholders for monetary damages for breach of their duty of due care except (i) for any breach of the duty of loyalty; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of laws; (iii) for liability under Section 174 of Delaware law (relating to certain unlawful dividends, stock repurchases or stock redemptions); or (iv) for any transaction from which the director derived any improper personal benefit. These provisions do not eliminate a director’s duty of care. Moreover, the provisions do not apply to claims against a director for violation of certain laws, including federal securities laws. ARRIS believes that these provisions will assist it in attracting or retaining qualified individuals to serve as directors and officers.

ARRIS’ certificate of incorporation includes a provision which allows the ARRIS board of directors, without shareholder approval to issue up to 5,000,000 shares of preferred stock with voting, liquidation and conversion rights that could be superior to and adversely affect the voting power of holders of ARRIS common stock. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of ARRIS.

Delaware Anti-Takeover Law

ARRIS is a Delaware corporation that is subject to Section 203 of the Delaware law. Under Section 203 certain “business combinations” between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 shareholders and an “interested shareholder” are prohibited for a three-year period following the date that such shareholder became an interested shareholder, unless (i) the corporation has elected in its certificate of incorporation not to be governed by Section 203 (ARRIS has not made such election), (ii) the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested shareholder, (iii) upon consummation of the transaction that made it an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan) or (iv) the business combination is approved by the board of directors of the corporation and ratified by two-thirds of the voting stock which the interested shareholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested shareholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested shareholder during the previous three years or who became an interested shareholder with the approval of a majority of the corporation’s directors. The term “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an interested shareholder, transactions with an interested shareholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions which increase an interested shareholder’s percentage ownership of stock. The term “interested shareholder” is defined generally as those shareholders who become beneficial owners of 15% or more of a Delaware corporation’s voting stock, together with the affiliates or associates of that shareholder.

EXPERTS

The consolidated financial statements of ARRIS appearing in ARRIS’ Annual Report (Form 10-K) for the year ended December 31, 2006 (including the schedule appearing therein), and ARRIS management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and financial statement schedule of C-COR Incorporated and subsidiaries as of June 29, 2007 and June 30, 2006, and for each of the three fiscal years in the period ended June 29, 2007 and C-COR’s management’s assessment of the effectiveness of internal control over financial reporting as of June 29, 2007 have been incorporated herein by reference from C-COR’s Annual Report on Form 10-K, as amended, for the fiscal year ended June 29, 2007 in reliance upon the reports of KPMG LLP, independent registered public accounting firm, given on the authority of such firms as experts in accounting and auditing.

The audit report on C-COR’s consolidated financial statements contains an explanatory paragraph that describes C-COR’s change in its method of accounting for stock-based compensation on June 25, 2005.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

ARRIS

ARRIS files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document ARRIS files at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. ARRIS’ SEC filings are also available to the public at the SEC’s website at http://www.sec.gov or at ARRIS’ website at www.arrisi.com.

The SEC allows ARRIS to incorporate by reference into this joint proxy statement/prospectus, documents it files with the SEC. This means that ARRIS can disclose important information to you by referring you to those documents. The information filed by ARRIS and incorporated by reference is considered to be a part of this joint proxy statement/prospectus, and later information that ARRIS files with the SEC will update and supersede that information. Statements contained in this joint proxy statement/prospectus, or in any document incorporated in this joint proxy statement/prospectus by reference, regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to such contract or other document filed as an exhibit with the SEC. ARRIS incorporates by reference the documents listed below and any documents filed by ARRIS pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (File No. 0-31254), after the date of this joint proxy statement/prospectus and before the date of the ARRIS meeting:

ARRIS Filings	Period/Filing Date:

Annual Report on Form 10-K	For the year ended December 31, 2006
Quarterly Report on Form 10-Q	For the quarter ended June 30, 2007
Quarterly Report on Form 10-Q	For the quarter ended March 31, 2007
Current Report on Form 8-K	September 24, 2007
Current Report on Form 8-K	March 13, 2007
Current Report on Form 8-K	February 21, 2007
Current Report on Form 8-K	January 19, 2007

C-COR

C-COR files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document C-COR files at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. C-COR’s SEC filings are also available to the public at the SEC’s website at http://www.sec.gov or at C-COR’s website at www.c-cor.com.

The SEC allows C-COR to incorporate by reference into this joint proxy statement/prospectus, documents it files with the SEC. This means that C-COR can disclose important information to you by referring you to those documents. The information filed by C-COR and incorporated by reference is considered to be a part of this joint proxy statement/prospectus, and later information that C-COR files with the SEC will update and supersede that information. Statements contained in this joint proxy statement/prospectus, or in any document incorporated in this joint proxy statement/prospectus by reference, regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to such contract or other document filed as an exhibit with the SEC. C-COR incorporates by reference the documents listed below and any documents filed by C-COR pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (File No. 0-10726), after the date of this joint proxy statement/prospectus and before the date of the C-COR meeting:

C-COR Filings	Period/Filing Date:

Annual Report on Form 10-K, as amended	For the year ended June 29, 2007
Current Report on Form 8-K	October 12, 2007
Current Report on Form 8-K	October 1, 2007
Current Report on Form 8-K	September 27, 2007
Current Report on Form 8-K	September 25, 2007
Current Report on Form 8-K	September 24, 2007

LEGAL MATTERS

The validity of ARRIS common stock offered by this joint proxy statement/prospectus will be passed upon for ARRIS by Troutman Sanders LLP. Troutman Sanders LLP and Ballard Spahr Andrews & Ingersoll, LLP also will opine as to certain United States federal income tax consequences of the merger.

OTHER MATTERS

As of the date of this joint proxy statement/prospectus, none of the ARRIS board of directors or the C-COR board of directors knows of any matter that will be presented for consideration at the ARRIS meeting or the C-COR meeting, respectively, other than as described in this joint proxy statement/prospectus.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined balance sheet and statements of operations are presented to give effect to the proposed transaction. The pro forma information was prepared based on the historical financial statements and related notes of ARRIS and C-COR (which are incorporated by reference in this document), after giving effect to ARRIS’ acquisition of C-COR using the purchase method of accounting. The unaudited pro forma combined balance sheet is presented as if the transaction occurred on June 30, 2007. The unaudited pro forma combined statements of operations combine the results of operations of ARRIS and C-COR for the calendar year ended December 31, 2006 and the six months ended June 30, 2007 are presented as if the transaction had taken place on January 1, 2006. For additional information, please see the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined financial statements.

ARRIS and C-COR have different fiscal year ends. The unaudited pro forma combined balance sheet combines ARRIS’ and C-COR’s historical consolidated balance sheets as of June 30, 2007 and June 29, 2007, respectively. The unaudited pro forma combined statement of operations for the year ended December 31, 2006 combines ARRIS’ and C-COR’s historical consolidated statement of operations for the trailing four quarters. The unaudited pro forma combined statement of operations for the six months ended June 30, 2007 combines ARRIS’ and C-COR’s historical consolidated statement of operations for the trailing two quarters. Certain reclassification adjustments have been made in the presentation of C-COR’s historical amounts to conform to ARRIS’ presentation.

The proposed transaction will be accounted for under the purchase method of accounting, and following the closing of the transaction, the results of operations of C-COR will be included in the results of ARRIS. For purposes of this pro forma information, the preliminary purchase price has been allocated to the estimated fair values of the assets acquired and liabilities assumed based on the information available at the time of the printing of this document. The excess of the preliminary purchase price over the fair value of the net tangible and identifiable intangible assets acquired and liabilities assumed has been allocated to goodwill. Although the preliminary purchase price and its allocation are not final, it is anticipated that a portion of the purchase price will be allocated to existing technology, in-process research and development, order backlog, customer relationships, and non-compete agreements. Since C-COR is an operating business, the assets and liabilities actually acquired and the fair market values of the assets will change prior to completion of the transaction. As a result, the final purchase price and the allocation of the purchase price will be determined after the transaction is completed and after completion of thorough analyses to identify and determine the fair values of C-COR’s tangible and identifiable intangible assets and liabilities as of the date the transaction is completed. Any change in the fair value of the net assets of C-COR will change the amount of the purchase price allocable to goodwill. The final allocation may be materially different from the unaudited pro forma adjustments presented herein.

The unaudited pro forma combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been achieved had ARRIS and C-COR been a combined company during the respective periods presented. These unaudited pro forma combined financial statements should be read in conjunction with ARRIS’ historical consolidated financial statements and related notes included in its Form 10-K for the fiscal year ended December 31, 2006 filed on March 1, 2007 and in its Form 10-Q for the six months ended June 30, 2007 filed on August 3, 2007, as well as C-COR’s historical consolidated financial statements and related notes included in its Form 10-K for the fiscal year ended June 29, 2007 filed on September 12, 2007, as amended on October 11, 2007.

ARRIS GROUP, INC.

Unaudited Pro Forma Combined Balance Sheet
At June 30, 2007
(in millions)

	Historical		Pro Forma
	ARRIS	C-COR	Adjustments		Combined

Assets
Current assets:
Cash, cash equivalents and short-term investments	$604.3	$54.9	$(401.7	)(a1)	$257.5
Restricted cash	3.1	2.5	—		5.6
Marketable securities	—	53.5	—		53.5
Accounts receivable (net)	120.7	63.4	—		184.1
Other receivables	6.8	4.6	—		11.4
Inventories (net)	90.5	28.1	4.5	(b)	123.1
Deferred costs	—	8.5	(8.5	)(c)	—
Current deferred income tax assets	23.2	0.6	20.3	(g)	44.1
Other current assets	14.1	2.1	—		16.2

Total current assets	862.7	218.2	(385.4)		695.5
Property, plant and equipment (net)	30.2	19.4	6.0	(d)	55.6
Goodwill	150.6	128.8	202.7	(a5),(e)	482.1
Intangibles (net of accumulated amortization)	0.2	1.8	307.2	(a4),(f)	309.2
Investments	3.2	—	—		3.2
Noncurrent deferred income tax assets	17.3	0.8	29.0	(g)	47.1
Other assets	7.5	7.7	(0.5	)(c)	14.7

	$1,071.7	$376.7	$159.0		$1,607.4

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$46.0	$20.7	$—		$66.7
Accrued compensation, benefits and related taxes	14.6	13.7	—		28.3
Deferred revenue	9.2	32.5	(26.3	)(h)	15.4
Accrued warranty	7.8	5.5	—		13.3
Current deferred income tax liabilities	—	0.2	(0.2	)(g)	—
Other accrued liabilities	18.8	12.1	—		30.9
Current portion of long-term debt	—	0.4	—		0.4

Total current liabilities	96.4	85.1	(26.5)		155.0
Long-term debt, net of current portion	276.0	36.0	(35.0	)(i)	277.0
Accrued pension	12.8	—	—		12.8
Noncurrent income tax payable	4.3	—	—		4.3
Deferred revenue, net of current portion	—	3.9	(1.8	)(h)	2.1
Noncurrent deferred income tax liabilities	—	5.2	98.0	(g)	103.2
Other long-term liabilities	5.3	5.6	—		10.9

Total liabilities	394.8	135.8	34.7		565.3
Total stockholders’ equity	676.9	240.9	124.3	(a2),(a3),(j),(k),(l)	1,042.1

	$1,071.7	$376.7	$159.0		$1,607.4

ARRIS GROUP, INC.

Unaudited Pro Forma Combined Statement of Operations
For the six months ended June 30, 2007
(in millions, except per share data)

	Historical		Pro Forma
	ARRIS	C-COR	Adjustments		Combined

Net sales	$488.0	$147.4	$—		$635.4
Cost of sales	346.9	79.0	—		425.9

Gross margin	141.1	68.4	—		209.5
Gross margin%	28.9%	46.4%			33.0%
Operating expenses:
Selling, general and administrative expenses	50.6	33.3	0.5	(o)	84.4
Research and development expenses	35.9	17.0	0.5	(o)	53.4
Restructuring and impairment charges	0.4	0.4	—		0.8
Amortization of intangibles	0.1	1.6	27.9	(m),(n)	29.6

Total operating expenses	87.0	52.3	28.9		168.2
Operating income	54.1	16.1	(28.9)		41.3
Other expense (income):
Interest expense	3.3	0.7	(0.6	)(p),(q)	3.4
Gain on investments	(1.4)	—	—		(1.4)
Interest income	(12.9)	(2.3)	9.0	(r)	(6.2)
Loss (gain) on foreign currency	0.2	0.3	—		0.5
Gain related to terminated acquisition, net of expenses	(22.8)	—	—		(22.8)
Other expense (income), net	0.1	(0.3)	—		(0.2)

Income from continuing operations before income taxes	87.6	17.7	(37.3)		68.0
Income tax expense	26.7	1.0	(8.6	)(s)(t)	19.1

Net income from continuing operations	$60.9	$16.7	($28.7)		$48.9

Income from continuing operations per common share:
Basic	$0.56				$0.36

Diluted	$0.55				$0.36

Weighted average common shares:
Basic	108.9				134.1

Diluted	111.3				137.7

ARRIS GROUP, INC.

Unaudited Pro Forma Combined Statement of Operations
For the year ended December 31, 2006
(in millions, except per share data)

	Historical		Pro Forma
	ARRIS	C-COR	Adjustments		Combined

Net sales	$891.6	$236.8	$—		$1,128.4
Cost of sales	639.5	134.7	—		774.2

Gross margin	252.1	102.1	—		354.2
Gross margin%	28.3%	43.1%			31.4%
Operating expenses:
Selling, general and administrative expenses	87.2	61.4	1.0	(o)	149.6
Research and development expenses	66.0	33.1	1.0	(o)	100.1
Restructuring and impairment charges	2.2	7.1	—		9.3
Gain on sale of product lines	—	(1.7)	—		(1.7)
Amortization of intangibles	0.6	3.4	55.6	(m),(n)	59.6

Total operating expenses	156.0	103.3	57.6		316.9
Operating income	96.1	(1.2)	(57.6)		37.3
Other expense (income):
Interest expense	1.0	1.4	3.9	(p),(q)	6.3
Interest income	(11.2)	(2.9)	11.2	(r)	(2.9)
Loss (gain) on foreign currency	(1.4)	(0.6)	—		(2.0)
Gain on sale of bankruptcy trade claims	—	(9.7)	—		(9.7)
Other expense (income), net	0.3	(2.9)	—		(2.6)

Income from continuing operations before income taxes	107.4	13.5	(72.7)		48.2
Income tax expense (benefit)	(34.8)	3.3	(26.1	)(s)(t)	(57.6)

Net income from continuing operations	$142.2	$10.2	$(46.6)		$105.8

Income from continuing operations per common share:
Basic	$1.33				$0.80

Diluted	$1.30				$0.78

Weighted average common shares:
Basic	107.3				132.4

Diluted	109.5				135.5

The following pro forma adjustments have been made in the Unaudited Pro Forma Combined Balance Sheet presented above (in millions):

(a)	Adjustment to record ARRIS’ purchase of approximately 53.1 million shares of C-COR common stock at a purchase price of $13.75 per share:
	Cash paid for shares - $7.00 per share	$371.7
	Acquisition-related transaction costs and change of control expenses to be paid upon closing of transaction	30.0
1	Total cash outflow	401.7
2	Fair value of assumed stock options	16.8
3	Equity issued for shares - $6.75 per share	358.4

	Preliminary purchase price	$776.9

	Allocation of preliminary purchase price:
	Net tangible assets acquired and liabilities assumed	$174.9
4	Identifiable intangible assets	309.0
	In-process research and development	10.0
	Current deferred tax assets	20.3
	Noncurrent deferred tax assets	29.0
	Current deferred tax liabilities	0.2
	Noncurrent deferred tax liabilities	(98.0)
5	Goodwill	331.5

		$776.9

(b)	To adjust work-in-process and finished goods inventories to their fair values	$4.5
(c)	To eliminate C-COR’s deferred costs associated with deferred revenue:
	Short-term	$(8.5)
	Long-term	$(0.5)
(d)	To record the difference between the fair value and historical carrying value of C-COR’s property and equipment	$6.0
(e)	To eliminate C-COR’s historical goodwill	$(128.8)
(f)	To eliminate C-COR’s historical intangible assets	$(1.8)
(g)	To recognize deferred tax assets and liabilities for the tax consequences of deductible and taxable temporary differences between the assigned values and the tax basis of identifiable assets and liabilities, which includes recognizing certain C-COR deferred tax assets previously subject to a valuation allowance:
	Current deferred tax assets	$20.3
	Noncurrent deferred income tax assets	$29.0
	Current deferred income tax liabilities	$(0.2)
	Noncurrent deferred income tax liabilities	$98.0
(h)	To record the difference between the fair value, representing the legal performance obligations under C-COR’s existing contracts, and historical carrying value of C-COR’s deferred revenue:
	Short-term	$(26.3)
	Long-term	$(1.8)
(i)	To eliminate convertible debt upon conversion, assuming the holder converts prior to the closing of the merger	$(35.0)
(j)	To expense in-process research and development	$(10.0)
(k)	To eliminate C-COR’s historical stockholders’ equity	$(240.9)
(l)	For purposes of these pro forma financial statements, the vested ARRIS stock options issued as a result of the merger have a fair value in excess of the exchanged C-COR stock options of approximately $1.8 million, which is immediately recognized as compensation expense, for purposes of these pro forma financial statements, in the total stockholders’ equity line of the Unaudited Pro Forma Combined Balance Sheet. (This charge is not reflected in the Unaudited Pro Forma Combined Statement of Operations.) The following is a summary of the effect on stockholders’ equity:

	Additional paid-in-capital-purchase price allocation	$1.8
	Retained earnings — compensation expense	(1.8)

	Net effect on total stockholders’ equity	$—

The following pro forma adjustments have been made in the Unaudited Pro Forma Combined Statements of Operations presented above (in millions):

		Twelve months	Six months
		ended	ended
		12/31/2006	6/30/2007

(m)	Adjustment to eliminate the historical amortization related to C-COR’s intangibles	$(3.4)	$(1.6)
(n)	Amortization expense of purchased intangible assets	$59.0	$29.5
(o)	To record additional depreciation expense on property and equipment as a result of the adjustment to fair value:
	SG&A	$1.0	$0.5
	R&D	$1.0	$0.5
(p)	To adjust interest expense associated with C-COR’s convertible debt on the assumption that the convertible debt was converted on January 1, 2006	$(1.2)	$(0.6)
(q)	ARRIS issued convertible debt in November 2006 for working capital and acquisition purposes. For purposes of the pro forma combined financial statement for the year ended December 31, 2006, it is assumed that ARRIS had issued its convertible debt on January 1, 2006. Accordingly, pro forma interest expense was calculated based on a 2% coupon rate assuming that the ARRIS convertible debt was outstanding for each of the periods presented.	$5.1	$—
(r)	To reduce interest income to reflect cash used for funding the merger (interest earned at an average rate of 4.5%)	$11.2	$9.0
(s)	To adjust the tax provision to reflect the effect of the pro forma adjustments at the statutory tax rate of 38.5%	$(28.0)	$(14.4)
(t)	To reflect an income tax provision for C-COR at the statutory tax rate for historical pretax earnings	$1.9	$5.8

Reclassifications

The following reclassifications have been made in the presentation of the historical financial statements to conform to the current presentation:

•	ARRIS’ deferred revenue of $9.2 million was reclassified from other accrued liabilities to deferred revenue.

•	ARRIS’ prepaid assets of $3.3 million was reclassified from prepaid assets to other current assets.

•	Both ARRIS’ and C-COR’s stockholders’ equity individual accounts are included in total stockholders’ equity.

•	Certain subtotals may differ from subtotals in the financial statements previously filed as a result of rounding.

Preliminary Purchase Price Allocation

The total preliminary purchase price of the transaction and allocation of the preliminary purchase price is as follows (in millions):

Total purchase consideration — cash and equity	$730.1
Fair value of assumed stock options	16.8
Acquisition-related transaction costs and change of control expenses	30.0

Total preliminary purchase price	$776.9

Net tangible assets:	$174.9
Identifiable intangible assets:
Existing technology	60.0
Order backlog	6.0
Customer relationships	240.0
Non-compete agreements	3.0
In-process research & development	10.0
Current deferred tax assets	20.3
Noncurrent deferred tax assets	29.0
Current deferred tax liabilities	0.2
Noncurrent deferred tax liabilities	(98.0)
Goodwill	331.5

Total preliminary purchase price	$776.9

  Fair Value of Assumed Stock Options

The fair value of the assumed options was determined using a Black-Scholes Merton model. The use of this model and the method of determining the variables were consistent with ARRIS’ valuation of stock options in accordance with Statement of Financial Accounting Standards No. 123R, Share-Based Payment. For purposes of the preliminary purchase price calculation, the assumed ARRIS stock price was based on the average closing price of the stock over a five-day period beginning two business days prior to the announcement of the merger and ending two business days after the announcement. The fair value of the ARRIS stock options issued has a fair value in excess of the exchanged C-COR stock options of approximately $1.8 million. This excess is recognized as compensation expense at the acquisition date for purposes of these pro forma financial statements, as the options will become fully vested. Additionally, the number of stock options included in the preliminary purchase price calculation is based upon the stock options outstanding as of June 30, 2007. ARRIS does not expect this number to change materially before the closing of the merger. The number of stock options ultimately issued will be dependent upon the final calculation of the exchange ratio formula per the merger agreement, and determination of the measurement date in accordance with Emerging Issues Task Force Issue No. 99-12, Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination.

  Fair Value of Assets and Liabilities

Under the purchase method of accounting, the purchase price as shown in the table above is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values. The purchase price was allocated using the information currently available, and ARRIS may adjust the preliminary purchase price allocation after obtaining more information regarding, among other things, asset valuations, liabilities assumed, and revisions of preliminary estimates. The purchase price allocation will be finalized in fiscal 2008. The excess of the total purchase price over the net of the amounts assigned to tangible and identifiable intangible assets acquired and liabilities assumed is recognized as goodwill.

The unaudited pro forma combined financial statements are based on the estimates and assumptions set forth in the notes to such statements, which are preliminary and have been made solely for the purpose of developing such pro forma information. ARRIS expects that the existing technology will have an amortization period ranging from one to eight years. At this time, the work needed to provide the basis for estimating these fair values and amortization periods has not been completed. Below is a table which details the preliminary fair market value and useful life of each intangible asset:

  Intangible Assets

	Preliminary Fair	Preliminary
	Market Value	Estimated
	(in millions)	Useful Life

Existing technology	$60.0	3 years
Customer relationships	240.0	8 years
Non-compete agreements	3.0	1 year
Order backlog	6.0	1 year

Total	$309.0

  Existing Technology

Approximately $60.0 million, or 19% of the identified intangible assets, has been preliminarily allocated to existing technology with an estimated useful life of 3 years. Approximately 78% of C-COR’s sales in its fiscal 2007 related to Access & Transport products, with the other 22% relating to the OSS and On-Demand businesses. Conversely, approximately 45% and 55% of research and development expense related to the Access & Transport, OSS and On-Demand business, respectively. ARRIS believes that it will be able to leverage the technologies in product solutions that encompass all of C-COR’s products and ARRIS’ products. As a result, relatively less value has been placed on the existing technologies of C-COR’s standalone products and more on the combined solutions which is included in goodwill.

  Customer Relationships

Approximately $240.0 million, or 78% of the identified intangible assets, has been preliminarily allocated to customer relationships with an estimated useful life of 8 years. Key factors leading to the allocation include:

•	The cable industry in general is dominated by several large MSOs, resulting in customer concentration. In particular, C-COR had a significant portion of its sales to Time Warner (approximately 31% in C-COR’s fiscal year 2007). C-COR’s position with Time Warner is complementary to ARRIS, creating synergistic value.

•	The Access & Transport products are fairly sensitive to existing footprints, or installed base. As MSOs upgrade their networks, for example to 1 GHZ, the incumbent vendors have a significant advantage. As a result, the existing relationships have a proportionately higher value and larger useful life.

  In-Process Research & Development

ARRIS estimates that $10.0 million of the purchase price represents in-process research and development (“in-process R&D”) primarily related to research and development projects of C-COR which had not yet reached technological feasibility, and if unsuccessful, have no alternative future use.

The project activities that fell within the in-process R&D valuation include: Headend Optics, Outside Plant, Operational Support Systems, On Demand, and eQAM.

Headend Optics:  Activities in this area are primarily focused around two areas. The first is the continued extension of optical technology (e.g. Course Wave Division Multiplexing (CWDM)), and the second area is support of natural extensions of existing platform system requirements.

Outside Plant:  Activities in this area are primarily focused around two areas. The first is the outside plant component of optical technology (e.g. CWDM). This outside plant component (optical node) converts voice, video and data applications from an optical format (fiber optic) to an electrical format (coaxial cable) for delivery to the application subscriber and in turn takes returning subscriber data from an electrical format to an optical format. The second area is the development of radio frequency (RF) amplifiers that maintain the amplitude and integrity of the voice, video and data signals in domestic and international communication networks.

Operational Support Systems (OSS):  Activities in this area are primarily focused around two areas; Service Assurance and Work Assurance. The Service Assurance platforms assist the Multiple System Operators (MSO) in the monitoring of voice, video and data services and the prioritization of activities to maintain and restore those services. The Work Assurance platform assists the MSO in providing optimal workflow for their technical field personnel, i.e. installers, service technicians, maintenance technicians, etc.

On Demand:  Activities in this area are primarily focused around two areas. The first is a system for the management and provision of real-time, on-demand, video systems. The second area is focused on systems that manage and insert advertisements into video programming on a real-time basis.

eQAM (quadrature amplitude modulated): Activities in this area are primarily focused around development of system components necessary for the translation of digitally formatted (gigabit ethernet) information into RF formatted (QAM — quadrature amplitude modulated) information closer to the edge of the cable distribution networks which is then a compatible format for consumer premise devices.

ARRIS’ methodology for allocating the purchase price for acquisitions to in-process R&D is determined through established valuation techniques in the high-technology communications equipment industry. Due to its non-recurring nature, the in-process R&D expense has been excluded from the Unaudited Pro Forma Combined Statements of Operations, but it is included as a reduction to shareholders’ equity in the Unaudited Pro Forma Combined Balance Sheet.

  Goodwill

Goodwill of $331.5 million represents the excess of the total purchase price over the net of the amounts assigned to tangible and identifiable intangible assets acquired and liabilities assumed from C-COR. As described above, ARRIS believes it will be able to create significant value from combining the organizations, technologies, and products that create the ability to provide bundled solution sales. As a result, approximately 43% of the purchase price has preliminarily been assigned to goodwill. ARRIS performs a goodwill impairment test on an annual basis and between annual tests in certain circumstances.

Pro Forma Combined Net Income per Share

Diluted shares outstanding include the dilutive effect of in-the-money options which is calculated based on the average share price for each fiscal period using the treasury stock method. Under the treasury stock method, the amount the employee must pay for exercising stock options, the amount of compensation cost for future service that ARRIS has not yet recognized, and the amount of tax benefits that would be recorded in additional paid-in capital when the award becomes deductible are assumed to be used to repurchase shares. Based upon the assumption that C-COR stock options would have been converted into ARRIS stock options as of January 1, 2006, the pro forma diluted shares outstanding increased by approximately 0.9 million and 1.2 million for the year ended December 31, 2006 and the six months ended June 30, 2007, respectively.

Certain Impact on Future Financial Results

The pro forma combined balance sheet is as of June 30, 2007. The impact of adjusting certain assets and liabilities to fair market value will have an impact on the results of operations in future periods. A similar impact does not exist in the pro forma combined statement of operations since the assumed opening balance sheet is recorded at historical cost, not fair market value. Specifically, the change in fair market value of the following items is expected to impact the results of operations following the close of the transaction:

	At June 30, 2007
	C-COR	C-COR		Impact on Future Results
	Historic	Fair Market			Gross	Operating
	Value	Value	Change	Sales	Margin	Income

Deferred revenue	$36.4	$8.3	$(28.1)	$(28.1)	$(28.1)	$(28.1)
Deferred cost	9.0	—	(9.0)	—	9.0	9.0
Inventory and cost of goods sold	28.1	32.6	4.5	—	(4.5)	(4.5)
Property, plant and equipment and depreciation	19.4	25.4	6.0	—	—	(6.0)

ANNEX A

Agreement and Plan of Merger
by and among
ARRIS Group, Inc.,
C-COR Incorporated
and
Air Merger Subsidiary, Inc.

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of September 23, 2007 (this ‘‘Agreement”), among C-COR INCORPORATED, a Pennsylvania corporation (“C-COR” or the “Company”), ARRIS GROUP, INC., a Delaware corporation (“ARRIS”), and AIR MERGER SUBSIDIARY, INC., a Delaware corporation and wholly owned subsidiary of ARRIS (the “Merger Subsidiary”). C-COR, ARRIS, and the Merger Subsidiary are herein referred to collectively as the “Parties” and each individually as a ‘‘Party.”

W I T N E S S E T H

WHEREAS, the Boards of Directors of C-COR, ARRIS and the Merger Subsidiary have determined that it is in the best interests of their respective stockholders that C-COR, ARRIS and the Merger Subsidiary enter into a business combination under which C-COR will merge with and into the Merger Subsidiary (the “Merger”) and, in connection therewith, to make certain representations, warranties and agreements in connection with the Merger;

WHEREAS, the Boards of Directors of C-COR, ARRIS and the Merger Subsidiary have determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals and have each adopted and approved this Agreement and the Merger upon the terms and conditions set forth herein; and

WHEREAS, for federal income tax purposes, it is intended that the Merger shall constitute a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended and the Treasury regulations promulgated thereunder (the “Code”);

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 — The Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement, the Pennsylvania Business Corporation Law (“Pennsylvania Law”) and the Delaware General Corporation Law (“Delaware Law”), the Merger shall be consummated, whereby C-COR shall be merged with and into the Merger Subsidiary, the separate corporate existence of C-COR shall cease, and the Merger Subsidiary shall continue as the surviving corporation, which shall be a wholly owned subsidiary of ARRIS. The Merger Subsidiary as the surviving corporation after the Merger is herein sometimes referred to as the “Surviving Corporation,” and C-COR as the non-surviving corporation after the Merger is herein sometimes referred to as the “Merged Corporation.”

Section 1.2 — Effective Time.  As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VIII hereof and the consummation of the Closing referred to in Section 7.2(b) hereof, the Parties shall cause the Merger to be consummated by filing (i) Articles of Merger (the “Articles of Merger”) with the Department of State of the Commonwealth of Pennsylvania with respect to the Merger and (ii) a Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed in accordance with, the relevant provisions of Pennsylvania Law and Delaware Law, as applicable (the time of such filing being the “Effective Time”).

Section 1.3 — Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Pennsylvania Law and Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of C-COR and the Merger Subsidiary shall continue with, or vest in, as the case may be, the Merger Subsidiary as the Surviving Corporation, and all debts, liabilities and duties of C-COR and the Merger

Subsidiary shall continue to be, or become, as the case may be, the debts, liabilities and duties of the Merger Subsidiary as the Surviving Corporation. As of the Effective Time, the Surviving Corporation shall be a direct wholly owned subsidiary of ARRIS.

Section 1.4 — Subsequent Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the directors and officers of the Surviving Corporation shall be directed and authorized to execute and deliver, in the name and on behalf of either of such constituent corporations, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.5 — Certificate of Incorporation; Bylaws; Directors and Officers of Surviving Corporation.  Unless otherwise agreed by C-COR and ARRIS before the Effective Time, at the Effective Time:

(a) the Certificate of Incorporation of the Merger Subsidiary immediately prior to the Effective Time shall be the Certificate of Incorporation of the Merger Subsidiary as the Surviving Corporation from and after the Effective Time, until thereafter amended as provided by Delaware Law and such Certificate of Incorporation, except that the name of the Merger Subsidiary as the Surviving Corporation shall be changed to “C-COR Incorporated;”

(b) the Bylaws of the Merger Subsidiary immediately prior to the Effective Time shall be the Bylaws of the Merger Subsidiary as the Surviving Corporation from and after the Effective Time, until thereafter amended as provided by Delaware Law, the Certificate of Incorporation and such Bylaws; and

(c) the directors of the Merger Subsidiary immediately prior to the Effective Time shall continue to serve as directors of the Surviving Corporation, and the officers of C-COR immediately prior to the Effective Time shall continue to serve in their respective offices as officers of the Surviving Corporation from and after the Effective Time, in each case until their successors are elected or appointed or until their resignation or removal. If, at the Effective Time, a vacancy shall exist in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by Delaware Law and the Bylaws of the Merger Subsidiary as the Surviving Corporation.

ARTICLE II

EFFECT ON STOCK OF THE SURVIVING
CORPORATION AND THE MERGED CORPORATION

Section 2.1 — Conversion of Securities.  The manner and basis of converting the shares of common stock of the Merged Corporation at the Effective Time, by virtue of the Merger and without any action on the part of any of the Parties or the holder of any of such securities, shall be as hereinafter set forth in this Article II.

Section 2.2 — Conversion of Shares.

(a) Subject to Section 2.3, each share of C-COR Common Stock (as defined herein) issued and outstanding immediately before the Effective Time (excluding those held in the treasury of C-COR and those owned by ARRIS, referred to herein as the “Excluded C-COR Shares”) and all rights in respect thereof, shall at the Effective Time, without any action on the part of any holder thereof, forthwith cease to exist and be converted into and become exchangeable, at the election of the holder thereof: (i) for each share of C-COR Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost pursuant to Section 2.5 (a “Cash Election”), the right to receive in cash from ARRIS, without interest, an amount equal to $13.75 (the “Cash Consideration”), (collectively, ‘‘Cash Election Shares”); (ii) for each share of C-COR Common Stock with respect to which an election to receive ARRIS Common Stock (as defined herein) has been effectively made and not revoked or lost pursuant to Section 2.5 (a ‘‘Stock Election”), the right to receive from ARRIS a portion of a share of ARRIS Common Stock equal to 0.9642 of a share, subject to adjustment as set forth in Section 2.2(b) below, (the “Exchange Ratio”) of ARRIS Common Stock (the “Stock Consideration”), subject to adjustment as provided in Section 2.2(b) (collectively, the “Stock Election Shares”); and (iii) for each share of C-COR Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost pursuant to Section 2.5 (“Non-Election Shares”), the right to receive from ARRIS such Stock Consideration and/or Cash Consideration as is determined in accordance with Section 2.3(b). For purposes of this Agreement, the term ‘‘Merger Consideration” with respect to a given share of C-COR Common Stock shall mean either the Cash Consideration (with respect to a share of C-COR Common Stock representing the right to receive the Cash Consideration) or the Stock Consideration (with respect to a share of C-COR Common Stock representing the right to receive the Stock Consideration).

(b) In the event that the average closing price of the ARRIS Common Stock on the Nasdaq Global Select Market (as reported in The Wall Street Journal) for the ten trading-day period ending the third trading day prior to the anticipated Closing Date (the “Average Trading Price”) is less than $12.83 (a “Decrease Event”) then ARRIS shall increase the amount of the Stock Consideration, which increase in the Stock Consideration, at ARRIS’ election by notice to the Exchange Agent and C-COR, may be paid as cash or additional shares of ARRIS Common Stock, such that the value of the aggregate Merger Consideration paid per share of C-COR Common Stock for all outstanding shares of C-COR Common Stock (other than Excluded C-COR Shares), calculated using the Average Trading Price (solely for purposes of determining the value of the shares of ARRIS Common Stock to be issued as Stock Consideration), equals $13.08. If the Average Trading Price is more than $15.69 (an “Increase Event”), then ARRIS shall decrease the amount of the Stock Consideration such that the value of the aggregate Merger Consideration paid per share of C-COR Common Stock for all outstanding shares of C-COR Common Stock (other than Excluded C-COR Shares), calculated using the Average Trading Price (solely for purposes of determining the value of the shares of ARRIS Common Stock to be issued as Stock Consideration), equals $14.43. Notwithstanding the foregoing, in making the adjustments to the Merger Consideration set forth in this Section 2.2(b), (i) ARRIS shall not be required to use an Average Trading Price of less than $11.41 or more than $17.11, and (ii) in the event of a Decrease Event, ARRIS shall not elect to pay such increase in cash to the extent that such increase in cash would result in counsel to C-COR or counsel to ARRIS being unable to deliver its opinion contemplated by Sections 8.2(d) or 8.3(d), respectively.

(c) Commencing immediately after the Effective Time, each certificate that, immediately prior to the Effective Time, represented issued and outstanding shares of C-COR Common Stock (“C-COR Shares”) shall evidence the right to receive the Merger Consideration on the basis hereinbefore set forth, but subject to the limitations set forth in this Article II.

(d) For all purposes of this Agreement, unless otherwise specified, all C-COR Shares held by retirement plans of C-COR subject to the requirements under Section 401(a) of the Code and all C-COR Shares held in non-qualified plans of C-COR (the “C-COR Retirement Plan Shares”) (i) shall be deemed to be issued and outstanding, (ii) shall not be deemed to be held in the treasury of C-COR and (iii) shall be converted into the right to receive the Merger Consideration in accordance with Section 2.2(a); provided, however, that all such C-COR Retirement Plan Shares shall be deemed Non-Election Shares for purposes of this Article II.

Section 2.3 — Allocation of Merger Consideration.

(a) Notwithstanding any other provision contained in this Agreement and subject to ARRIS’s rights under Section 2.3(b) to increase the Stock Consideration by adding cash instead of ARRIS Common Stock, (i) the number of shares of C-COR Common Stock to be converted into Stock Consideration pursuant to Section 2.2(a) (the “Stock Conversion Number”) shall be equal to the product obtained by multiplying (A) the number of shares of C-COR Common Stock outstanding immediately prior to the Effective Time by (B) 0.4909 and (ii) all of the

other shares of C-COR Common Stock outstanding immediately prior to the Effective Time shall be converted into Cash Consideration (in case of each of clauses (i) and (ii), excluding the Excluded C-COR Shares).

(b) As soon as practicable after the Election Deadline (as defined herein) and in any event no more than five business days after the Closing Date (or such other date as C-COR and ARRIS shall agree), ARRIS shall cause the Exchange Agent to effect the allocation among holders of C-COR Common Stock (other than Excluded C-COR Shares) of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i) If the aggregate number of C-COR Shares with respect to which Stock Elections shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares of such holder equal to the product obtained by multiplying (A) the number of Stock Election Shares held by such holder by (B) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration; and

(ii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner: (A) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares of each holder thereof shall be converted into the right to receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or (B) if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration and Cash Election Shares of each holder thereof shall be converted into the right to receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

Section 2.4 — Cancellation of Treasury Shares.  Except as provided in Section 2.2(d), at the Effective Time, each share of C-COR Common Stock held in the treasury of C-COR or owned by ARRIS immediately prior to the Effective Time shall be canceled and retired and no shares of stock or other securities of ARRIS or the Surviving Corporation shall be issuable, and no payment or other consideration shall be made, with respect thereto.

Section 2.5 — Election of Merger Consideration and Exchange of Shares.  Each holder of record of C-COR Common Stock (other than (i) Excluded C-COR Shares and (ii) C-COR Retirement Plan Shares) shall have the right, subject to the limitations set forth in this Article II to submit an election in accordance with the following procedures:

(a) Each holder may specify in a request made in accordance with the provisions of this Section 2.5 (herein called an “Election”) (i) the number of C-COR Shares owned by such holder with respect to which such holder desires to make a Stock Election and (ii) the number of C-COR Shares owned by such holder with respect to which such holder desires to make a Cash Election.

(b) Subject to the terms and conditions hereof, at or prior to the Effective Time, ARRIS and C-COR shall jointly appoint an exchange agent to effect the exchange of C-COR Shares for the Merger

Consideration in accordance with the provisions of this Article II (the “Exchange Agent”). Prior to the Effective Time, ARRIS shall deposit, or cause to be deposited, with the Exchange Agent cash and certificates representing ARRIS Common Stock sufficient to pay all amounts for conversion of C-COR Shares in accordance with the provisions of Section 2.2 hereof, it being understood that any and all interest earned on funds deposited with the Exchange Agent shall be turned over to ARRIS. Commencing immediately after the Effective Time and until the appointment of the Exchange Agent shall be terminated, each holder of a certificate or certificates theretofore representing C-COR Shares may surrender the same to the Exchange Agent, and, after the appointment of the Exchange Agent shall be terminated, any such holder may surrender any such certificate to ARRIS. Each holder shall be entitled upon such surrender to receive in exchange therefor the Cash Consideration and a certificate or certificates representing the number of full shares of the Stock Consideration into which the C-COR Shares theretofore represented by the certificate or certificates so surrendered shall have been converted in accordance with the provisions of Section 2.2 hereof, together with a cash payment in lieu of fractional shares, if any, in accordance with Section 2.7 hereof. All such shares of ARRIS Common Stock issued as Stock Consideration shall be issued at the Effective Time. Until so surrendered and exchanged, each outstanding certificate that, prior to the Effective Time, represented issued and outstanding C-COR Shares shall be for all corporate purposes of ARRIS, other than the payment of dividends and other distributions, if any, to evidence the right to receive the Merger Consideration. Unless and until any such certificate theretofore representing C-COR Shares is so surrendered, no dividend or other distribution, if any, payable to the holders of record of ARRIS Common Stock as of any date subsequent to the Effective Time shall be paid to the holder of such certificate in respect thereof. Except as otherwise provided in Section 2.6 hereof, upon the surrender of any such certificate theretofore representing C-COR Shares, however, the record holder of the certificate or certificates representing shares of ARRIS Common Stock issued in exchange therefor shall receive from the Exchange Agent or from ARRIS, as the case may be, payment of the amount of dividends and other distributions, if any, that as of any date subsequent to the Effective Time and until such surrender shall have become payable with respect to such number of shares of ARRIS Common Stock (“Pre-Surrender Dividends”). No interest shall be payable with respect to the payment of Pre-Surrender Dividends upon the surrender of certificates theretofore representing C-COR Shares. After the appointment of the Exchange Agent shall have been terminated, any holders of certificates representing C-COR Shares which have not received payment of Pre-Surrender Dividends shall look only to ARRIS for payment thereof. Notwithstanding the foregoing provisions of this Section 2.5(b), neither the Exchange Agent nor any Party shall be liable to a holder of C-COR Shares for any Cash Consideration, Stock Consideration, any dividends or distributions thereon or any cash payment for fractional shares as contemplated by Section 2.7, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law or to a transferee.

(c) ARRIS shall cause the Exchange Agent to mail to the shareholders of C-COR entitled to vote at the C-COR Stockholders’ Meeting (as defined herein), at the time that the Joint Proxy Statement (as defined herein) is provided to the stockholders of C-COR, a form reasonably acceptable to C-COR (the “Form of Election”) pursuant to which C-COR’s stockholders shall be entitled to exercise their right to make an Election prior to the Election Deadline (as defined herein), and shall cause the Exchange Agent to use all reasonable efforts to make available as promptly as possible a Form of Election to any stockholder of C-COR who requests such Form of Election following the initial mailing of the Form of Election and prior to the Election Deadline. In no event shall the initial mailing of the Form of Election to C-COR’s stockholders be made less than 20 days prior to the Election Deadline.

(d) Any Election shall have been made properly only if the person authorized to receive Elections and to act as Exchange Agent under this Agreement, shall have received, by 5:00 p.m. New York City time on the date of the Election Deadline, a Form of Election properly completed and signed. As used herein, “Election Deadline” means 5:00 p.m. New York City time on the date that is the business day prior to the date of the C-COR Stockholders Meeting (or at such other date and time as C-COR and ARRIS shall agree). ARRIS and C-COR shall cooperate to issue a press release announcing the date of the Election Deadline not more than fifteen business days before, and at least five business days prior to, the Election Deadline (and, if C-COR and ARRIS shall agree to any extension thereof, C-COR and

ARRIS shall make a public announcement of any such extension as far as reasonably practicable prior to such new Election Deadline).

(e) If ARRIS shall determine in its reasonable discretion that any Election is not properly made with respect to any C-COR Shares, such Election shall be deemed to be not in effect, thereafter timely filed. Any stockholder of C-COR may, at any time prior to the Election Deadline, change his, her or its Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed, revised Form of Election. Any stockholder of C-COR may, at any time prior to the Election Deadline, revoke his, her or its Election by written notice received by the Exchange Agent prior to the Election Deadline.

(f) Each of the Exchange Agent, ARRIS and the Surviving Corporation will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of C-COR Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign law related to Taxes. To the extent that amounts are so withheld by the Surviving Corporation or ARRIS, as the case may be, such withheld amounts (i) will be remitted by ARRIS or the Surviving Corporation, as the case may be, to the applicable governmental entity, and (ii) will be treated for all purposes of this Agreement as having been paid to the holder of the share of C-COR Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or ARRIS, as the case may be.

(g) If any certificate formerly representing C-COR Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by ARRIS, the posting by such person of a bond, in such reasonable amount as ARRIS may direct, as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed certificate, the Merger Consideration to be paid in respect of C-COR Shares represented by such certificate, as contemplated by this Section 2.5.

Section 2.6 — Transfer Books.  The stock transfer books of C-COR shall be closed at the Effective Time and no transfer of any C-COR Shares will thereafter be recorded on any of such stock transfer books. In the event of a transfer of ownership of C-COR Shares that is not registered in the stock transfer records of C-COR at the Effective Time, cash and a certificate or certificates representing the number of full shares of ARRIS Common Stock into which such C-COR Shares shall have been converted shall be issued to the transferee together with a cash payment in lieu of fractional shares, if any, in accordance with Section 2.7 hereof, and a cash payment in the amount of Pre-Surrender Dividends, if any, in accordance with Section 2.5(b) hereof, if the certificate or certificates representing such C-COR Shares is or are surrendered as provided in Section 2.5 hereof, accompanied by all documents required to evidence and effect such transfer and by evidence of payment of any applicable stock transfer tax.

Section 2.7 — No Fractional Share Certificates.  Notwithstanding any other provision of this Agreement, each holder of shares of C-COR Common Stock exchanged pursuant to the Merger who otherwise would have been entitled to receive a fraction of a share of ARRIS Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of ARRIS Common Stock multiplied by the Average Trading Price. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

Section 2.8 — Options to Purchase C-COR Common Stock.

(a) At the Effective Time, each option granted by C-COR to purchase shares of C-COR Common Stock that is outstanding and unexercised immediately prior to the Effective Time (the “Assumed Equity Awards”), whether vested or unvested, shall be assumed by ARRIS and converted into an option or warrant to purchase shares of ARRIS Common Stock in such amount and at such exercise price as provided below and otherwise having the same terms, conditions and restrictions as are in effect immediately prior to the Effective Time

(except to the extent that such terms, conditions and restrictions may be altered in accordance with their terms as a result of the transactions contemplated hereby):

(i) the number of shares of ARRIS Common Stock to be subject to the new option or warrant shall be equal to the product of (x) the number of shares of C-COR Common Stock subject to the original option or warrant multiplied by (y) 0.9642 (the “Option Exchange Ratio”), rounded down to the nearest whole share; provided, however, that (A) in the event of a Decrease Event under Section 2.2(b), the Option Exchange Ratio shall be the quotient obtained by dividing $13.08 by the Average Trading Price, and (B) in the event of an Increase Event under Section 2.2(b), the Option Exchange Ratio shall be the quotient obtained by dividing $14.43 by the Average Trading Price, in the case of either (A) or (B), rounded down to the nearest whole share; provided, further, that ARRIS shall not be required to use an Average Trading Price of less than $11.41 or more than $17.11; and

(ii) the exercise price per share of ARRIS Common Stock under the new option or warrant shall be equal to the result of (x) the exercise price per share of the C-COR Common Stock under the original option or warrant divided by (y) the applicable Option Exchange Ratio, rounded up to the nearest cent.

(b) For purposes of Section 4(b) of the C-COR Amended and Restated Incentive Plan (the “Incentive Plan”), the provisions of Section 2.8(a) constitute an adjustment in the number and option price of shares subject to, and the consideration to be issued upon the exercise of, outstanding Options (as defined in the Incentive Plan), as determined appropriate by the Board of Directors of C-COR, as of the Effective Time, and no further action or amendment of the Incentive Plan shall be necessary to implement such adjustment.

(c) The adjustments provided herein shall, to the extent applicable, be effected in a manner consistent with Section 409A of the Code so as not to be treated as new grants or awards or as a change in the form of payment, and with respect to any options that are “incentive stock options” (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.

(d) ARRIS shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of ARRIS Common Stock for delivery upon exercise of the Assumed Equity Awards assumed in accordance with this Section 2.8. Within ten (10) business days following the Effective Time, ARRIS shall file a registration statement on Form S-8 (or any successor form) with respect to ARRIS Common Stock subject to such Assumed Equity Awards and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Assumed Equity Awards remain outstanding.

(e) As of the Effective Time, ARRIS shall assume the obligations and succeed to the rights of C-COR under the Incentive Plan with respect to the Assumed Equity Awards.

(f) At the Effective Time, each warrant granted by C-COR to purchase shares of C-COR Common Stock that is outstanding and unexercised immediately prior to the Effective Time, whether vested or unvested, shall be canceled and no shares of stock or other securities of ARRIS or the Surviving Corporation shall be issuable, and no payment or other consideration shall be made with respect thereto. C-COR will take all steps reasonably necessary to notify the holders of such warrants of the anticipated Effective Time as required by the applicable warrant agreements.

Section 2.9 — Restricted Stock.  At the Effective Time, each share of C-COR Common Stock awarded pursuant to any plan, arrangement or transaction, and outstanding immediately prior to the Effective Time shall be treated as fully vested and shall be exchanged in accordance with Section 2.2 hereof with respect to such percentage of such award equal to the percentage of the applicable restriction period for such award that has elapsed as of the Effective Time.

Section 2.10 — Certain Adjustments.  If between the date hereof and the Effective Time, the outstanding shares of C-COR Common Stock or of ARRIS Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the Exchange Ratio and Option Exchange Ratio shall be adjusted accordingly to provide to the holders of

C-COR Common Stock and ARRIS Common Stock the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.

Section 2.11 — Employee Stock Purchase Plans.  C-COR shall take all actions with respect to the 1992 Stock Purchase Plan (the “1992 SPP”) as are necessary to assure that (i) the 1992 SPP shall be suspended as soon as permitted by the terms of the 1992 SPP and (ii) there shall not be any additional Offering Period (as defined in the 1992 SPP) following the date of this Agreement.

ARTICLE III

CERTAIN CORPORATE MATTERS

Section 3.1 — Directors of ARRIS.  As soon as practicable after the Effective Time, ARRIS shall take such steps as are reasonably necessary to ensure that a nominee to the Board of Directors of ARRIS as selected by C-COR (and reasonably acceptable to ARRIS) is appointed to the Board of Directors of ARRIS.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF C-COR

C-COR hereby represents and warrants to ARRIS and the Merger Subsidiary that, except as set forth in the written disclosure schedule delivered on or prior to the date hereof by C-COR to ARRIS and the Merger Subsidiary that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV (the “C-COR Disclosure Schedule”) that the statements contained in this Article IV are true and correct. The C-COR Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV. Unless otherwise stated therein, if the disclosure of any paragraph lists an item or information in such a way as to make its relevance to the disclosure required in another paragraph reasonably apparent on its face, such disclosure shall qualify and apply to the other paragraph.

Section 4.1 — Organization and Qualification; Subsidiaries.  Each of C-COR and each of its Subsidiaries (as defined herein) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be in good standing or to have such Approvals would not have a Material Adverse Effect. Each of C-COR and each of its Subsidiaries is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not have a Material Adverse Effect. A true and complete list of all of C-COR’s Subsidiaries, together with the jurisdiction of organization of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock or ownership interests owned by C-COR or another Subsidiary, is set forth in Section 4.1 of the C-COR Disclosure Schedule. Except as set forth in Section 4.1 of the C-COR Disclosure Schedule, C-COR does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, with respect to which interest C-COR or any of its Subsidiaries has invested or is required to invest $50,000 or more, excluding securities in any publicly traded company held for investment and comprising less than five percent of the outstanding stock of such company.

Section 4.2 — Articles of Incorporation and Bylaws.  C-COR has heretofore furnished to ARRIS a complete and correct copy of its Articles of Incorporation and Bylaws as most recently restated and subsequently amended to date, and has furnished or made available to ARRIS and the Merger Subsidiary the Articles of Incorporation and Bylaws (or equivalent organizational documents) of each of its Subsidiaries (the

“Subsidiary Documents”). Such Articles of Incorporation, Bylaws and Subsidiary Documents are in full force and effect. Neither C-COR nor any of its Subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws or Subsidiary Documents, except for immaterial violations of the Subsidiary Documents that may exist.

Section 4.3 — Capitalization.  The authorized capital stock of C-COR consists of (i) 100,000,000 shares of C-COR Common Stock and (ii) 2,000,000 shares of preferred stock, no par value per share, none of which is issued and outstanding and none of which is reserved for issuance. As of September 20, 2007, (i) 50,288,695 shares of C-COR Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and 3,644,980 shares were held in treasury, (ii) no shares of C-COR Common Stock were held by Subsidiaries of C-COR, (iii) 4,216,184 shares of C-COR Common Stock were reserved for future issuance pursuant to warrants or pursuant to outstanding stock options or other similar rights granted under C-COR incentive plans and agreements listed in Section 4.3 of the C-COR Disclosure Schedule (“C-COR’s Stock Option Plans”), (iv) 2,838,168 shares reserved for future issuance upon the conversion of the 3.5% Convertible Senior Unsecured Notes due 2009 (the “C-COR Notes”) and (v) 563,853 shares of C-COR Common Stock were reserved for future issuance under C-COR’s 1992 Stock Purchase Plan. Except as set forth in Section 4.3 or Section 4.12 of the C-COR Disclosure Schedule, and other than the C-COR Notes, there are no options, warrants, convertible securities or other similar rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of C-COR or any of its Subsidiaries or obligating C-COR or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, C-COR or any of its Subsidiaries. All shares of C-COR Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in Section 4.3 of the C-COR Disclosure Schedule, there are no obligations, contingent or otherwise, of C-COR or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of C-COR Common Stock or the capital stock of any Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. There are no preemptive rights with respect to the C-COR Common Stock. Except as set forth in Sections 4.1 and 4.3 of the C-COR Disclosure Schedule, all of the outstanding shares of capital stock of each of C-COR’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by C-COR or another Subsidiary of C-COR free and clear of all security interests, liens, claims, pledges, agreements, limitations in C-COR’s voting rights, charges or other encumbrances of any nature whatsoever.

Section 4.4 — Authority Relative to this Agreement.  C-COR has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by C-COR and the consummation by C-COR of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of C-COR are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the adoption of this Agreement by the holders of at least a majority of the votes cast at the C-COR Stockholders’ Meeting by the holders of all outstanding shares of C-COR Common Stock entitled to vote in accordance with Pennsylvania Law and C-COR’s Articles of Incorporation and Bylaws). The Board of Directors of C-COR has determined that the Merger upon the terms and subject to the conditions of this Agreement is advisable and in the best interests of C-COR’s stockholders. This Agreement has been duly and validly executed and delivered by C-COR and, assuming the due authorization, execution and delivery by ARRIS and the Merger Subsidiary, as applicable, constitutes a legal, valid and binding obligation of C-COR enforceable against C-COR in accordance with its terms.

Section 4.5 — No Conflict; Required Filings and Consents.

(a) Section 4.5(a) of the C-COR Disclosure Schedule includes a list of all agreements to which C-COR or any of its Subsidiaries is a party or by which any of them is bound that, as of the date hereof: (i) are required to be filed as “material contracts” with the SEC pursuant to the requirements of the Exchange Act (as defined herein); (ii) under which the consequences of a default, nonrenewal, termination or reduction of purchases or sales thereunder could have a Material Adverse Effect on C-COR; or (iii) pursuant to which payments might be required or acceleration of benefits may be required upon a “change of control” of C-COR (collectively, the “Material Contracts”).

(b) Except as set forth in Section 4.5(b) of the C-COR Disclosure Schedule, the execution and delivery of this Agreement by C-COR does not, and the performance of this Agreement by C-COR will not, (i) conflict with or violate the Articles of Incorporation, Bylaws or Subsidiary Documents of C-COR or any of its Subsidiaries, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to C-COR or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair C-COR’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of any Material Contract, or result in the creation of a lien or encumbrance on any of the properties or assets of C-COR or any of its Subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which C-COR or any of its Subsidiaries is a party or by which C-COR or any of its Subsidiaries or its or any of their respective properties is bound or affected, except in such cases for any such conflicts, violations, breaches, defaults, liens or other occurrences with respect to (ii) and (iii) above that would not have a Material Adverse Effect.

(c) Except as set forth in Section 4.5(c) of the C-COR Disclosure Schedule, the execution and delivery of this Agreement by C-COR does not, and the performance of this Agreement by C-COR will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the 1933 Act, the Exchange Act, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), and the filing of the Articles of Merger and the Certificate of Merger, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent or delay C-COR from performing its obligations under this Agreement, or would not otherwise have a Material Adverse Effect.

Section 4.6 — Compliance, Permits.

(a) Except as disclosed in Section 4.6(a) of the C-COR Disclosure Schedule, neither C-COR nor any of its Subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to C-COR or any of its Subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which C-COR or any of its Subsidiaries is a party or by which C-COR or any of its Subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations that would not have a Material Adverse Effect.

(b) Except as disclosed in Section 4.6(b) of the C-COR Disclosure Schedule, C-COR and its Subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities that are material to the operation of the business of C-COR and its Subsidiaries taken as a whole as it is now being conducted (collectively, the “C-COR Permits”), except where the failure to have such C-COR Permits would not have a Material Adverse Effect. C-COR and its Subsidiaries are in compliance with the terms of the C-COR Permits, except where the failure to so comply would not have a Material Adverse Effect.

Section 4.7 — SEC Filings; Financial Statements.

(a) C-COR has filed all forms, reports and documents required to be filed with the SEC and has made available to ARRIS (i) its Annual Reports on Form 10-K for the fiscal years ended June 24, 2005, June 30, 2006 and June 29, 2007, (ii) all proxy statements relating to C-COR’s meetings of stockholders (whether annual or special) held since June 25, 2004, (iii) all other reports or registration statements filed by C-COR with the Securities and Exchange Commission (the “SEC”) since June 25, 2004, and (iv) all amendments and supplements to all such reports and registration statements filed by C-COR with the SEC since June 25, 2004 (collectively, the “C-COR SEC Reports”). Except as disclosed in Section 4.7(a) of the C-COR Disclosure Schedule, the C-COR SEC Reports (i) were prepared in all material respects in accordance with the requirements of the 1933 Act (as defined herein) or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of C-COR’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Except as disclosed in Section 4.7(b) of the C-COR Disclosure Schedule, each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the C-COR SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of C-COR and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount.

(c) C-COR has established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) promulgated under the Exchange Act) that are reasonably designed to ensure that material information (both financial and non-financial) relating to C-COR and its Subsidiaries required to be disclosed by C-COR in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to C-COR’s principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding disclosure and to make the certifications of the principal executive officer and the principal financial officer of C-COR required by Section 302 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) with respect to such reports. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in Sarbanes-Oxley.

(d) C-COR has established and maintains a “system of internal control over financial reporting” (as defined in Rule 13a-15(f) promulgated under the Exchange Act) (“internal controls”). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of C-COR’s financial reporting and the preparation of C-COR’s financial statements for external purposes in accordance with GAAP (as defined herein). C-COR has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to C-COR’s auditors and audit committee (i) any significant deficiencies and material weaknesses known to C-COR in the design or operation of internal controls which are reasonably likely to adversely affect in a material respect C-COR’s ability to record, process, summarize and report financial information and (ii) any material fraud known to C-COR that involves management or other employees who have a significant role in internal controls. C-COR has made available to ARRIS a summary of any such disclosure regarding material weaknesses and fraud made by management to C-COR’s auditors and audit committee since July 1, 2005. For purposes of this Agreement, a “significant deficiency” in controls means an internal control deficiency that adversely affects an entity’s ability to initiate, authorize, record, process, or report external financial data reliably in accordance with GAAP. A “significant deficiency” may be a single deficiency or a combination of deficiencies that results in more than a remote likelihood that a misstatement of the annual or interim financial statements that is more than inconsequential will not be prevented or detected. For purposes of this Agreement, a “material weakness” in internal controls means a significant deficiency, or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Section 4.8 — Absence of Certain Changes or Events.  Except as set forth in Section 4.8 of the C-COR Disclosure Schedule or the C-COR SEC Reports, since June 29, 2007, C-COR has conducted its business in the ordinary course and there has not occurred: (i) any Material Adverse Effect; (ii) any amendments or changes in the Articles of Incorporation or Bylaws of C-COR; (iii) any damage to, destruction or loss of any asset of C-COR (whether or not covered by insurance) that would have a Material Adverse Effect; (iv) any material change by C-COR in its accounting methods, principles or practices, except as disclosed in Section 4.8 of the C-COR Disclosure Schedule; (v) any material revaluation by C-COR of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (vi) any other action or event that would have required the consent of ARRIS pursuant to Section 6.1 had such action or event occurred after the date of this Agreement; or (vii) any sale of a material amount of property of C-COR or any of its Subsidiaries, except in the ordinary course of business.

Section 4.9 — No Undisclosed Liabilities.  Except as is disclosed in Section 4.9 of the C-COR Disclosure Schedule, neither C-COR nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for in C-COR’s audited balance sheet (including any related notes thereto) as of June 29, 2007 (the “2007 C-COR Balance Sheet”), (b) incurred in the ordinary course of business and not required under GAAP to be reflected on the 2007 C-COR Balance Sheet, (c) incurred since June 29, 2007, in the ordinary course of business consistent with past practice, or (d) incurred in connection with this Agreement.

Section 4.10 — Absence of Litigation.  Except as set forth in Section 4.10 of the C-COR Disclosure Schedule, there are no claims, actions, suits or proceedings pending or, to the knowledge of C-COR, overtly threatened and to the knowledge of C-COR, there are no investigations pending or threatened against C-COR or any of its Subsidiaries, or any properties or rights of C-COR or any of its Subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, could reasonably be expected to result in a liability in excess of $500,000.

Section 4.11 — Joint Proxy Statement.  None of the information supplied or to be supplied by or on behalf of C-COR for inclusion or incorporation by reference in the registration statement to be filed with the SEC by ARRIS in connection with the issuance of shares of ARRIS Common Stock in the Merger (the “Registration Statement”) will, at the time the Registration Statement becomes effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of C-COR for inclusion or incorporation by reference in the joint proxy statement, in definitive form, relating to the meetings of C-COR and ARRIS stockholders to be held in connection with the Merger, or in the related proxy and notice of meeting, or soliciting material used in connection therewith (referred to herein collectively as the “Joint Proxy Statement”) will, at the dates mailed to stockholders and at the times of the C-COR Stockholders’ Meeting and the ARRIS Stockholders’ Meeting (as defined herein), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information provided by C-COR for inclusion in the Joint Proxy Statement (except for information relating solely to ARRIS) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

Section 4.12 — Employee Benefit Plans, Employment Agreements.

(a) Section 4.12(a) of the C-COR Disclosure Schedule lists all employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), all material employee welfare plans (as defined in Section 3(1) of ERISA) and all other material bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any material current or former employment, executive compensation, consulting or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of or consultant to C-COR, any trade or business (whether or not incorporated) which is a member of a controlled group including C-COR or which is under common control with C-COR (an “ERISA Affiliate”) within the meaning of Section 414 of the Code, or any Subsidiary of C-COR, as well as each plan with respect to which C-COR or an ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (collectively the “C-COR Employee Plans”). C-COR has made available to ARRIS copies of (i) each such written C-COR Employee Plan (other than those referred to in Section 4(b)(4) of ERISA), (ii) the most recent annual report on Form 5500 series, with accompanying schedules and attachments, filed with respect to each C-COR Employee Plan required to make such a filing,

(iii) the most recent actuarial valuation for each C-COR Employee Plan subject to Title IV of ERISA, and (iv) such other documents or information that ARRIS reasonably requests. For purposes of this Section 4.12(a), the term “material,” used with respect to any C-COR Employee Plan, shall mean that C-COR or an ERISA Affiliate has incurred or may incur obligations in an annual amount exceeding $500,000 with respect to such C-COR Employee Plan.

(b) (i) Except as set forth in Section 4.12(b) of the C-COR Disclosure Schedule, none of the C-COR Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, (ii) none of the C-COR Employee Plans is a “multiemployer plan” as such term is defined in Section 3(37) of ERISA; (iii) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any C-COR Employee Plan that could result in any material liability of C-COR or any of its subsidiaries; (iv) all C-COR Employee Plans are in compliance in all material respects with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), Internal Revenue Service (the “IRS”) or Secretary of the Treasury), and C-COR and each of its Subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the C-COR Employee Plans; (v) each C-COR Employee Plan that is subject to Section 409A of the Code has been operated prior to 2008 in material good faith compliance with temporary and transition guidance issued by the IRS with respect to Section 409A of the Code, and will be amended within the time prescribed by law so that payments thereunder will not result in the imposition of any additional tax as a result of Section 409A of the Code; (vi) each C-COR Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impairs such determination; (vii) all contributions required to be made to any C-COR Employee Plan pursuant to Section 412 of the Code, or the terms of C-COR Employee Plan or any collective bargaining agreement, have been made on or before their due dates; (viii) with respect to each C-COR Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and (ix) neither C-COR nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the PBGC arising in the ordinary course).

(c) Section 4.12(c) of the C-COR Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of C-COR or any of its subsidiaries who holds (i) any option to purchase C-COR Common Stock as of the date hereof, together with the number of shares of C-COR Common Stock subject to such option, the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an “ISO”), and the expiration date of such option; (ii) any other right, directly or indirectly, to acquire C-COR Common Stock, together with the number of shares of C-COR Common Stock subject to such right. Section 4.12(c) of the C-COR Disclosure Schedule also sets forth the total number of such ISOs, such nonqualified options and such other rights. The per share exercise price for each option to purchase C-COR Common Stock issued by C-COR equaled the fair market value of one share of C-COR Common Stock.

(d) Section 4.12(d) of the C-COR Disclosure Schedule sets forth a true and complete list of (i) all employment agreements with officers of C-COR or any of its Subsidiaries; (ii) all agreements with consultants who are individuals obligating C-COR or any of its Subsidiaries to make annual cash payments in an amount exceeding $200,000; (iii) all employees of, or consultants to, C-COR or any of its Subsidiaries who have executed a non-competition agreement with C-COR or any of its Subsidiaries; (iv) all severance agreements, programs and policies of C-COR or any of its Subsidiaries with or relating to its employees, in each case with outstanding commitments exceeding $100,000, excluding programs and policies required to be maintained by law; and (v) all plans, programs, agreements and other arrangements of C-COR or any of its Subsidiaries with or relating to its employees that contain change in control provisions.

Section 4.13 — Labor Matters.  Except as set forth in Section 4.13 of the C-COR Disclosure Schedule, (i) there are no material controversies pending or, to the knowledge of C-COR, threatened between C-COR or any of its Subsidiaries and any of their respective employees; (ii) neither C-COR nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by C-COR or its Subsidiaries, nor to the knowledge of C-COR, are there any activities or proceedings by any labor union to organize any employees; and (iii) to the knowledge of C-COR, there are not any material strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of C-COR or any of its Subsidiaries.

Section 4.14 — Restrictions on Business Activities.  Except for this Agreement or as set forth in Section 4.14 of the C-COR Disclosure Schedule, to the knowledge of C-COR, there is no material agreement, judgment, injunction, order or decree binding upon C-COR or any of its Subsidiaries that has or could reasonably be expected to have the effect of prohibiting or impairing any material business practice of C-COR or any of its Subsidiaries, any acquisition of property by C-COR or any of its Subsidiaries or the conduct of business by C-COR or any of its Subsidiaries as currently conducted or as proposed to be conducted by C-COR.

Section 4.15 — Title to Property.  Except as set forth in Section 4.15 of the C-COR Disclosure Schedule, C-COR and each of its Subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances, except (i) liens for Taxes (as defined herein) not yet due and payable, (ii) mechanics’, materialmen’s or similar statutory liens for amounts not yet due or being contested and (iii) such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby; and, to the knowledge of C-COR, all leases pursuant to which C-COR or any of its Subsidiaries lease from others material amounts of real or personal property are valid and effective in accordance with their respective terms, and there is not, to the knowledge of C-COR, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default).

Section 4.16 — Customers.  Except as set forth in Section 4.16 of the C-COR Disclosure Schedule, C-COR has not received any notice and has no knowledge to the effect that any of C-COR’s ten largest customers for fiscal year 2007 may terminate or materially alter its business relations with C-COR, either as a result of the transactions contemplated by this Agreement or otherwise, except for such alterations that have not had or are not reasonably expected to have a Material Adverse Effect.

Section 4.17 — Supplier Relations.  Except as set forth on Section 4.17 of the C-COR Disclosure Schedule, C-COR has not received any notice and has no knowledge to the effect that any of C-COR’s ten largest suppliers for fiscal year 2007 may terminate or materially alter its business relations with C-COR, either as a result of the transactions contemplated by this Agreement or otherwise.

Section 4.18 — Inventory.  The inventory (a) is sufficient for the operations of C-COR (as conducted on the date hereof) in the ordinary course consistent with past practice, (b) consists of items which are good and merchantable within normal trade tolerances and (c) is of a quality and quantity presently usable or saleable in the ordinary course of the business of C-COR (subject to applicable reserves).

Section 4.19 — Taxes.  For purposes of this Agreement, “Tax” or “Taxes” shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, together with any interest, penalties, additional taxes and additions to tax imposed with respect thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other person; and “Tax Returns” shall mean returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

(a) Except as set forth in Section 4.19(a) of the C-COR Disclosure Schedule, each of C-COR and its Subsidiaries (together the “C-COR Entities”), including for this purpose, their branches, has timely filed (taking into account any extension of time within which to file) with the appropriate Taxing authorities all material income and other Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. All Taxes of the C-COR Entities (whether or not shown on any Tax Return) that have become due or payable have been fully and timely paid, or proper accruals pursuant to GAAP have been established in the 2007 C-COR Balance Sheet with respect thereto (except for Taxes relating to events subsequent to the date thereof), except to the extent any failure to accrue or reserve would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no material liens for any Taxes (other than a lien for current real property or ad valorem Taxes not yet due and payable) on any of the assets of any of the C-COR Entities.

(b) Except as set forth in Section 4.19(b) of the C-COR Disclosure Schedule, none of the C-COR Entities has received in writing from any foreign, federal, state, or local taxing authority (including jurisdictions where the C-COR Entities have not filed Tax Returns) any notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against C-COR or any of its Subsidiaries exceeding the amount reserved on the face of, rather than in any notes thereto, the 2007 C-COR Balance Sheet. Section 4.19(b) of the C-COR Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns that currently are the subject of audit. C-COR has delivered to ARRIS correct and complete copies of all federal income Tax Returns filed since October 15, 2002, and all examination reports, and statements of deficiencies assessed against or agreed to by the C-COR Entities. Except as set forth in Section 4.19(b) of the C-COR Disclosure Schedule, none of the C-COR Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

(c) Each C-COR Entity has complied in all material respects with all applicable laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign law.

(d) Except as set forth in Section 4.19(d) of the C-COR Disclosure Schedule, none of the C-COR Entities is a party to any Tax allocation or sharing agreement, and none of the C-COR Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was C-COR) or has any Tax liability of any person (other than another C-COR Entity that is a member of the consolidated federal income Tax group of which C-COR is the common parent) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, or as a transferee or successor, by contract or otherwise.

(e) During the five-year period ending on the date hereof, none of the C-COR Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(f) Except as set forth in Section 4.19(f) of the C-COR Disclosure Schedule, none of the C-COR Entities has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Code.

(g) None of the C-COR Entities has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) None of the C-COR Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) ending after the Closing Date pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring prior to the Closing.

(i) None of the C-COR Entities is or has been a Passive Foreign Investment Company within the meaning of the Code or the Treasury Regulations promulgated thereunder. Schedule 4.19(i) of the C-COR Disclosure Schedule lists each C-COR Entity that is a Controlled Foreign Corporation within the meaning of the Code and the Treasury Regulations promulgated thereunder.

(j) To the knowledge of C-COR, except as set forth in Section 4.19(j) of the C-COR Disclosure Schedule, the net operating losses of the C-COR Entities are not subject to any limitation on their use under the provisions of Sections 382, 384, or 269 of the Code or any of the provisions of the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated hereby.

Section 4.20 — Environmental Matters.  Except as set forth in Section 4.20 of the C-COR Disclosure Schedule, and except in those cases, either individually or in the aggregate, that are not reasonably expected to have a Material Adverse Effect, C-COR and each of its Subsidiaries (i) are in compliance with all Environmental Laws (as defined below); (ii) have obtained all applicable permits, licenses and other authorizations that are required to be obtained under all applicable federal, foreign, state or local laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or Hazardous Materials into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes (“Environmental Laws”) by C-COR or its Subsidiaries; (iii) are in compliance with all terms and conditions of such required permits, licenses and authorizations, and have made all appropriate filings for issuance or renewal of such permits, licenses and authorizations; (iv) as of the date hereof, are not aware of nor have received any notice, claim, demand, report or other information alleging any past or present violations of Environmental Laws, or any liabilities arising under Environmental Laws, against C-COR or any of its Subsidiaries; (v) have not used any waste disposal site or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Materials to any place or location, or in violation of any Environmental Laws; and (vi) have taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by C-COR or its Subsidiaries (or any of their respective agents) thereunder.

Section 4.21 — Intellectual Property.

(a) Section 4.21(a)-1 of the C-COR Disclosure Schedule sets forth, for the Owned Intellectual Property (as defined below), a correct and complete list of all (i) issued Patents (as defined below) and filed and pending applications for Patents, (ii) registered Trademarks (as defined below) and Trademarks for which registrations have been applied for, (iii) domain name registrations, (iv) mask work registrations and (v) registered Copyrights (as defined below) and Copyrights for which registrations have been applied for, indicating for each of the foregoing (i)-(v), the applicable jurisdiction, registration number (or application number) and date issued (or date filed). C-COR and its Subsidiaries exclusively own, free and clear of all liens, all right, title and interest in the Owned Intellectual Property except as set forth in Section 4.21(a)-2 of the C-COR Disclosure Schedule.

(b) All Trademarks, Patents and Copyrights listed in Section 4.21(a) of the C-COR Disclosure Schedule (i) are currently in compliance in all material respects with all applicable legal requirements (including, as applicable, application, registration and maintenance requirements, such as the timely post-registration filing of affidavits of use and incontestability and renewal applications with respect to Trademarks, and the payment of filing, examination and annuity and maintenance fees in the United States, (ii) are, to the knowledge of C-COR, valid and enforceable, and (iii) except as set forth in Section 4.21(b)-1 of the C-COR Disclosure Schedule, are not subject to any maintenance fees or actions falling due on or before March 31, 2008. No Trademark listed in Section 4.21(a) of the C-COR Disclosure Schedule currently is involved in any opposition or cancellation proceeding and, to the knowledge of C-COR, no such action has been threatened with respect to any of those Trademarks. As of the date hereof, except as set forth in Section 4.21(b)-2 of the C-COR Disclosure Schedule, no Patent owned by C-COR or any of its Subsidiaries currently is involved in any interference, reissue, re- examination or opposition proceeding and, to the knowledge of C-COR, no such action has been threatened with respect to any such Patent.

(c) Section 4.21(c)-1 of the C-COR Disclosure Schedule sets forth a complete and accurate list of any and all contracts or other written agreements (excluding license agreements for off-the-shelf software applications programs having a price of less than $10,000 per copy, seat, CPU or named user) pursuant to which C-COR or any of its Subsidiaries has been granted or otherwise receives from a third party any right to use or distribute any software (as defined below) (other than the Third Party Embedded Software (as defined below) and any Software licensed pursuant to a Limited License (as defined below)). Section 4.21(c)-2 of the C-COR Disclosure Schedule sets forth a complete and accurate list of all third party Software that is contained or embedded in, and necessary for the operation and use of, any commercially available products of C-COR (“Third Party Embedded Software” and, together with the contracts and agreements listed in Section 4.21(c)-1 of the C-COR Disclosure Schedule, the “Third Party Software Licenses”). C-COR has all of the Third Party Embedded Software rights materially necessary to manufacture, distribute, and sell all Software embedded in C-COR products, provided, that the foregoing shall not be deemed to be a representation that such Third Party Embedded Software rights do not infringe the patent rights of any other person, other than the Third Party Embedded Software developer or provider.

(d) Except for the Third Party Software Licenses, Section 4.21(d) of the C-COR Disclosure Schedule sets forth a complete and accurate list of any and all contracts or other written arrangements pursuant to which C-COR or any of its Subsidiaries has been granted or otherwise receives any right to use, exercise or practice any right under any Intellectual Property (as defined below) of a third party (the “Third Party IP Licenses” and, together with the Third Party Software Licenses, the “Third Party Licenses”). To the knowledge of C-COR, C-COR and its Subsidiaries have valid and enforceable rights to use all of the Intellectual Property covered by the Third Party Licenses. No royalties, honoraria or other fees are past due and owing by C-COR or any of its Subsidiaries under the Third Party Licenses. C-COR has all of the Third Party IP Licenses necessary to manufacture, distribute, and sell all C-COR products, provided, that the foregoing shall not be deemed to be a representation that such rights do not infringe the patent rights of any other person, other than the Third Party IP Licenses developer or provider.

(e) Except as set forth on Section 4.21(e)-1 of the C-COR Disclosure Schedule, the Owned Intellectual Property and the Intellectual Property covered by the Third Party Licenses constitute all of the Intellectual Property used in and, to the knowledge of C-COR, necessary for the operation of C-COR’s business as currently conducted. C-COR and its Subsidiaries have taken all reasonable steps to protect the Owned Intellectual Property, including reasonable steps to prevent and abate any infringement or misappropriation of the Owned Intellectual Property. To the knowledge of C-COR, except as set forth on Section 4.21(e)-2 of the C-COR Disclosure Schedule, no third party has challenged in writing, to C-COR, C-COR’s ownership, use, validity or enforceability of any of the Owned Intellectual Property since C-COR’s acquisition of such Intellectual Property. Neither C-COR nor any of its Subsidiaries has licensed or otherwise authorized any third party to make, have made, sell, copy, distribute, modify, reverse engineer, or prepare derivatives of any Owned Intellectual Property (other than Copyrights in C-COR Software, which is addressed in the last sentence of Section 4.21(h) below), except pursuant to a written agreement (including via electronic means).

(f) Except as set forth on Section 4.21(f)-1 of the C-COR Disclosure Schedule, the conduct of C-COR’s business as currently conducted with respect to the development of the products, services and platforms set forth on Section 4.21(f)-2 of the C-COR Disclosure Schedule, to the knowledge of C-COR, does not infringe upon any Intellectual Property rights of any third party. Except as set forth on Section 4.21(f)-3 of the C-COR Disclosure Schedule, to the knowledge of C-COR, no third party has notified C-COR or any of C-COR’s Subsidiaries in writing that (i) any of such third party’s Intellectual Property rights are infringed by C-COR or any of its Subsidiaries, or (ii) C-COR or any of its Subsidiaries requires a license to any of such third party’s Intellectual Property rights in order for C-COR or its Subsidiaries, as applicable, to be non-infringing, and neither C-COR nor any of its Subsidiaries has received any written offer to license (or any other form of written notice of) any of such third party’s Intellectual Property rights.

(g) To the knowledge of C-COR, except as set forth in Section 4.21(g)-1 of the C-COR Disclosure Schedule, no third party is misappropriating, infringing, diluting or violating any Owned Intellectual Property. Except as set forth on Section 4.21(g)-2 of the C-COR Disclosure Schedule, no such claims have been brought or threatened against any third party by or on behalf of C-COR or any of its Subsidiaries.

(h) Section 4.21(h)-1 of the C-COR Disclosure Schedule contains a complete and accurate list of all Software that is owned by C-COR or any of its Subsidiaries and sold, licensed, leased or otherwise distributed by C-COR or any of its Subsidiaries or authorized resellers to end user customers of C-COR’s or its Subsidiaries’ products or services (the “C-COR Software”). C-COR Software was developed either by (i) employees of C-COR or its Subsidiaries within the scope of their employment who have executed enforceable confidentiality and assignment of inventions agreements, which are with or have been assigned to C-COR or any of its Subsidiaries, or (ii) independent contractors who have assigned their rights to C-COR or one of its Subsidiaries pursuant to enforceable written agreements or (iii) acquired pursuant to an enforceable written agreement or assignment. Neither C-COR nor any of its Subsidiaries have licensed or otherwise authorized any third party to copy, distribute, modify, decompile, or prepare derivatives of any C-COR Software except pursuant to a written license agreement or other written arrangement.

(i) Except as set forth on Section 4.21(i)-1 of the C-COR Disclosure Schedule, all material Trademarks of C-COR and its Subsidiaries within the Owned Intellectual Property and currently used in the operation of the business of C-COR or any of its Subsidiaries have been in continuous use by C-COR or a Subsidiary of C-COR, as applicable, since the date of their initial use in commerce. Except as set forth on Section 4.21(i)-2 of the C-COR Disclosure Schedule, to the knowledge of C-COR, there has been no prior use of any registered Trademarks owned by C-COR or any of its Subsidiaries or other action taken by any third party that would confer upon such third party superior rights in such Trademarks. C-COR has taken reasonable steps to prevent infringement of the Trademarks referenced in the first sentence of this subsection (i).

(j) The Copyrights within the Owned Intellectual Property have been solely (i) created by (A) employees of C-COR and its Subsidiaries within the scope of their employment who have executed the confidentiality and assignment of inventions agreement set forth in Section 4.21(h)-2 of the C-COR Disclosure Schedule, or (B) independent contractors who have assigned their rights in such works to C-COR, either as a “work made for hire” as defined under Section 101 of the United States Copyright Act, or pursuant to enforceable written agreements, or (ii) acquired pursuant to an enforceable written assignment from the original author(s) or subsequent assignees. To the knowledge of C-COR, the works covered by such Copyrights were not copies of, nor derived from, any work for which C-COR or any of its Subsidiaries does not own the Copyrights. To the knowledge of C-COR, no other person has any claim to authorship or ownership of any part of any of the Copyrights within the Owned Intellectual Property.

(k) The Patents within the Owned Intellectual Property relate solely to inventions (i) created by (A) employees of C-COR and its Subsidiaries within the scope of their employment who have executed the confidentiality and assignment of inventions agreement set forth in Section 4.21(h)-2 of the C-COR Disclosure Schedule, or (B) independent contractors who have assigned their rights to C-COR pursuant to enforceable written agreements, or (ii) acquired pursuant to an enforceable written assignment from the original inventor(s) or subsequent assignees or pursuant to written agreements setting forth an obligation of the original investor to assign their inventions to C-COR. The inventions covered by such Patents were not copies of any invention for which C-COR or any of its Subsidiaries does not own the Patent, and no other person has any claim to inventorship or ownership of any part thereof.

(l) C-COR and its Subsidiaries have taken reasonable steps to protect their respective rights in material confidential information and trade secrets owned by them or disclosed to them by a third party and used in connection with the conduct of C-COR’s business. Without limiting the foregoing, C-COR and its Subsidiaries have enforced a policy of requiring each employee, consultant and contractor to execute proprietary information, invention assignment and confidentiality agreements, as appropriate, substantially consistent with C-COR’s standard forms (complete and current copies of which have been delivered or made available to ARRIS). Except under valid and binding confidentiality obligations, there has been no material disclosure by

C-COR or any of its Subsidiaries to a third party of any confidential information or trade secrets used in connection with the conduct of C-COR’s business.

(m) C-COR and its Subsidiaries have valid registrations for each of the domain names set forth in Section 4.21(a) of the C-COR Disclosure Schedule. The registration of each such domain name is free and clear of all liens and is in full force and effect. C-COR has paid all fees required to maintain each such registration. Neither C-COR nor any of its Subsidiaries has received written notice of any claim asserted against C-COR or any of its Subsidiaries adverse to its rights to such domain names, and, to the knowledge of C-COR, none of C-COR’s registrations or uses of the domain names has been disturbed or placed “on hold.”

(n) To the knowledge of C-COR, all C-COR Software is free from any defect or programming or documentation error, including bugs, logic errors or failures of such software to operate in all material respects as described in the related documentation, and substantially conforms to the specifications of such software, other than those defects, errors, bugs or failures that would not have a Material Adverse Effect on C-COR. To the knowledge of C-COR, all Software licensed from any third party is free from any material defect or programming or documentation error, including major bugs, logic errors or failures of such Software to operate in all material respects as described in the related documentation, and substantially conforms to the specifications of such Software. With respect to C-COR Software, the applications can be compiled from the associated source code in accordance with the means currently employed by C-COR. Except for any components of the source code licensed in from third parties, C-COR has actual and sole possession of the complete source code of C-COR Software. Except as set forth on Section 4.21(n) of the C-COR Disclosure Schedule, other than C-COR’s or any of its Subsidiaries’ delivery of C-COR source code to third party escrow agents or their disclosure of such source code to third parties as part of a software development kit made available by C-COR or any of its Subsidiaries in the ordinary course of business, no event has occurred, and to the knowledge of C-COR no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any third party of the source code for C-COR Software. C-COR Software (as used or distributed by C-COR or its Subsidiaries) does not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry), or other Software routines or hardware components intentionally designed to permit unauthorized access, to disrupt, disable or erase software, hardware or data, or to perform any other similar type of unauthorized activities.

(o) Except as set forth in Section 4.21(o) of the C-COR Disclosure Schedule, none of C-COR Software or any Owned Intellectual Property are, in whole or in part, subject to the provision of any open source or other similar type of license agreement or distribution model that (i) requires the distribution or making available of the source code for C-COR Software to the general public, (ii) prohibits or limits C-COR or any of its Subsidiaries from charging a fee or receiving consideration in connection with sublicensing or distributing any C-COR Software, (iii) except as specifically permitted by law, grants any right to any third party (other than C-COR and its Subsidiaries) or otherwise allows any such third party to decompile, disassemble or otherwise reverse-engineer any C-COR Software, or (iv) requires the licensing of any C-COR Software to the general public for the purpose of permitting others to make derivative works of C-COR Software (any such open source or other type of license agreement or distribution model described in clause (i), (ii), (iii) or (iv) above, a “Limited License”). By way of clarification, but not limitation, the term “Limited License” includes (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), and (F) the Sun Industry Standards License (SISL). To the knowledge of C-COR, none of C-COR Software incorporates, or is distributed with, any Software that is subject to a Limited License, nor does any C-COR Software constitute a derivative work of or dynamically link with any such Software.

(p) Except as set forth on Section 4.21(p) of the C-COR Disclosure Schedule, no government funding, facilities of a university, college, or other educational institution or research center was used in the creation or development of the Owned Intellectual Property or C-COR Software. To the knowledge of C-COR, no current or former employee, consultant or independent contractor who was directly involved in, or who contributed directly to, the creation or development of any Owned Intellectual Property or C-COR Software has performed services for any governmental entity, a university, college, or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services used in the creation or development of the Owned Intellectual Property or C-COR Software. Neither C-COR nor any of its Subsidiaries are party to any contract, license or agreement with any governmental entity that grants to such governmental entity any right or license with respect to the Owned Intellectual Property or C-COR Software, other than as granted in the ordinary course of business pursuant to a non-exclusive license to any C-COR Software.

(q) For the purposes of this Agreement:

(i) The term “Copyrights” means (A) any rights in original works of authorship fixed in any tangible medium of expression as set forth in the United States Copyright Act, 17 U.S.C. §101 et. seq., and any rights in mask works, registered and unregistered, as defined in 17 U.S.C. §901, (B) all registrations and applications to register the foregoing anywhere in the world, (C) all foreign counterparts and analogous rights anywhere in the world, and (D) all rights in and to any of the foregoing;

(ii) The term “Intellectual Property” means any and all (A) Copyrights, Trademarks, and Patents and all rights to obtain and rights to apply for Patents, and to register Trademarks and Copyrights, (B) and to the extent enforceable rights of protection are available, such right in Software, ideas, innovations, inventions (whether or not patentable, reduced to practice, or the subject of an application for Patent), know-how and show-how, trade secrets, works of authorship, and confidential technical and non-technical information to the extent protectable under intellectual property rights anywhere in the world, (C) moral rights and author’s rights, (D) all rights in mask works and registrations and applications for registrations thereof (E) all other industrial, proprietary and intellectual property related rights anywhere in the world, and all renewals and extensions of any of the foregoing, regardless of whether or not such rights have been registered with the appropriate authorities in such jurisdictions in accordance with the relevant legislation, (F) copies and tangible embodiments of all the foregoing, in whatever form or medium, (G) all rights in and to any of the foregoing, including the right to sue, recover, and retain damages, costs, and attorneys’ fees for past and present infringement or misappropriation of any of the foregoing;

(iii) The term “Owned Intellectual Property” means Intellectual Property currently owned by or subject to an obligation to be assigned to C-COR and its Subsidiaries;

(iv) The term “Patents” means (A) all classes and types of patents (including national and multinational statutory invention registrations, utility models, petty patents, design patents and industrial designs) and the inventions covered thereby and any enhancements or improvements thereto (including the exclusive right to use, make, have made, sell, offer to sell and import the inventions), (B) invention disclosures, provisional patent applications, patent applications, continuations, continuations-in-part, divisionals or substitutes of the original applications upon which the any of foregoing patent rights are based, (C) any reexaminations, reissues, renewals or extensions of any of the foregoing, (D) foreign counterparts (including national and multinational) of any of the foregoing, and (E) all rights in and to any of the foregoing;

(v) The term “Software” means all computer programs and systems, whether embodied in software, firmware or otherwise, including, software compilations, software implementations of algorithms, software tool sets, compilers, and software models and methodologies (regardless of the stage of development or completion), all databases and compilations, and all related documentation, including system documentation, user manuals, and training materials, all descriptions, flow-charts and other work product used to design, plan organize and develop any of the foregoing, and including any and all forms in which any of the foregoing is embodied (whether in source code, object code, executable code or human readable form); and

(vi) The term “Trademarks” means (A) all classes and types of trademarks, service marks, logos, trade dress and trade names, Web addresses and domain names, and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise), (B) registrations and pending applications to register any of the foregoing including any intent to use applications, supplemental registrations and any renewals or extensions, (C) goodwill associated with any of the foregoing, (D) foreign counterparts of any of the foregoing anywhere in the world, (E) all goodwill associated with any of the foregoing, and (F) all rights in and to any of the foregoing.

Section 4.22 — Product Warranty and Product Liability.  C-COR has delivered to ARRIS true, correct and complete copy of C-COR’s standard warranty or warranties for sales of products and/or services, and except as expressly set forth therein, there are no warranties, deviations from standard warranties or commitments or obligations with respect to the return, repair, replacement or re-performance of products and/or services under which C-COR could reasonably be expected to have any material liability which has not been adequately reserved for on the financial statements of C-COR. Except as set forth in Section 4.22 of the C-COR Disclosure Schedule, C-COR’s products and services have not been the subject of any broad-based (i.e., excluding customary warranty claims with respect to individual defective products) replacement, field fix, retrofit, modification or recall campaign costing in excess of $10,000,000 in the aggregate after July 1, 2004, and no facts or conditions exist that are reasonably expected to result in such a recall campaign. All of C-COR’s products have been designed, manufactured and labeled and all of C-COR’s services have been performed so as to meet and comply with all industry and governmental standards and specifications and all applicable laws and orders currently in effect in all material respects, and have received all governmental approvals necessary to allow their sale and use. All products and services that C-COR produces or performs under contracts in which C-COR commits to deliver products or perform services that are designed, manufactured, labeled and/or performed so as to meet and comply with any industry and/or governmental standards and specifications or laws or orders currently in effect have been designed, manufactured, labeled and/or performed in a manner that complies with such contractual requirements in all material respects.

Section 4.23 — Insurance.  All material fire and casualty, general liability, business interruption, product liability, professional liability and sprinkler and water damage insurance policies maintained by C-COR or any of its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of C-COR and its Subsidiaries and their respective properties and assets and are in character and amount at least equivalent to that carried by entities engaged in similar businesses and subject to the same or similar perils or hazards, except as would not have a Material Adverse Effect.

Section 4.24 — Import and Export Control Laws.  C-COR and each of its Subsidiaries has at all times as to which the applicable statute of limitations has not yet expired, conducted its import and export transactions in accordance in all material respects with all applicable U.S. import, export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations, and all other applicable import/export controls in other countries in which C-COR and its Subsidiaries conduct material business. Without limiting the foregoing:

(a) C-COR and each of its Subsidiaries has obtained, and is in compliance in all material respects with, all material export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any governmental entity required for (i) the export and re-export of products, services, Software and technologies and (ii) releases of technologies and Software to foreign nationals located in the United States and abroad (“Export Approvals”);

(b) There are no pending or, to the knowledge of C-COR, threatened claims against C-COR or any of its Subsidiaries with respect to such Export Approvals;

(c) To the knowledge of C-COR, there are no actions, conditions or circumstances pertaining to C-COR’s or any of its Subsidiaries’ import or export transactions that may give rise to any future claims;

(d) Except as set forth on Section 4.24(d) of the C-COR Disclosure Schedule, no Export Approvals for the transfer of export licenses to ARRIS or the Surviving Corporation are required, or if any such Export Approvals are required, they can be obtained expeditiously without material cost;

(e) None of C-COR, its Subsidiaries or any of their respective affiliates is a party to any contract or bid with, or has conducted business with (directly or, to the knowledge of C-COR, indirectly), a person located in, or otherwise has any operations in, or sales to, Cuba, Myanmar (Burma), Iran, Iraq, North Korea, Libya, Rwanda, Syria or Sudan;

(f) Since January 1, 2007, neither C-COR nor any of its Subsidiaries has received written notice to the effect that a governmental entity claimed or alleged that C-COR or any of its Subsidiaries was not in compliance in any material respect with any applicable laws relating to the export of goods and services to any foreign jurisdiction against which the United States or the United Nations maintains sanctions or export controls, including applicable regulations of the United States Department of Commerce and the United States Department of State; and

(g) None of C-COR, its Subsidiaries or any of their respective affiliates has made any voluntary disclosures to, or has been subject to any fines, penalties or sanctions from, any governmental entity regarding any past import or export control violations.

Section 4.25 — Foreign Corrupt Practices Act.  To the knowledge of C-COR, neither C-COR nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees or other person associated with or acting on their behalf) has, directly or indirectly, taken any action which would cause it to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Laws applicable to C-COR or any of its Subsidiaries in any jurisdiction other than the United States (collectively, the “FCPA”), or used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly, except for any of the foregoing which is no longer subject to potential claims of violation as a result of the expiration of the applicable statute of limitations. C-COR has established reasonable internal controls and procedures intended to ensure compliance with the FCPA and has made available to ARRIS copies of any such written controls and procedures.

Section 4.26 — Board Recommendation; Required Vote.  The Board of Directors of C-COR at a meeting duly called and held, by vote of the members present at such meeting has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the stockholders of C-COR; (b) adopted this Agreement in accordance with Section 1922(c) of Pennsylvania Law; (c) directed that this Agreement be submitted to a vote of shareholders entitled to vote thereon at a regular or special meeting of stockholders; and (d) resolved to recommend that the stockholders of C-COR approve and adopt this Agreement and the Merger (collectively, the “C-COR Board Recommendation”). The affirmative vote of a majority of the votes cast at the C-COR Stockholders’ Meeting by the holders of all outstanding shares of C-COR Common Stock entitled to vote is necessary to adopt this Agreement and the Merger is the only vote of the holders of any class or series of capital stock of C-COR necessary to adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger (the “C-COR Stockholders’ Approval”).

Section 4.27 — Opinion of Financial Advisor.  The Board of Directors of C-COR has received the opinion of C-COR’s financial advisor, Merrill Lynch & Co. Inc. (“Merrill Lynch”), to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the stockholders of C-COR.

Section 4.28 — Brokers.  No broker, finder or investment banker (other than Merrill Lynch) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of C-COR. C-COR has heretofore furnished to ARRIS a complete and correct copy of all agreements between C-COR and Merrill Lynch pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

Section 4.29 — Certain of Pennsylvania Law Not Applicable.  Assuming that ARRIS does not own or acquire 20% or more of the C-COR Common Stock prior to the Effective Time, Subchapters “C” through “J” of Chapter 25 of Pennsylvania Law will not apply to the execution, delivery or performance of this Agreement, including the Merger or the C-COR stockholder vote with respect thereto, or the other transactions contemplated by this Agreement.

Section 4.30 — C-COR Rights Plan.  C-COR has amended or otherwise taken all necessary action, and C-COR and the Board of Directors of C-COR have taken all necessary action to render the rights issuable pursuant to the Rights Agreement dated as of August 17, 1999, between C-COR.net Corp. and American Stock & Transfer Co. (the “C-COR Rights Agreement”) inapplicable to the execution and delivery of this Agreement and consummation of the Merger and ensure that none of the execution or delivery of this Agreement or the consummation of the Merger will result in (a) the occurrence of the “flip-in event” described under Section 11(a)(ii) of the C-COR Rights Agreement or (b) the rights becoming evidenced by, and transferable pursuant to, certificates separate from the certificates representing the shares of C-COR Common Stock. C-COR and the Board of Directors of C-COR have taken all actions necessary to ensure that the Rights shall expire immediately prior to the Effective Time, without the payment of any money or other consideration.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ARRIS AND THE MERGER SUBSIDIARY

ARRIS and the Merger Subsidiary hereby, represents and warrants to C-COR that, except as set forth in the written disclosure schedule delivered on or prior to the date hereof, by ARRIS to C-COR that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III (the “ARRIS Disclosure Schedule”) the statements contained in this Article V are true and correct. The ARRIS Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article V. Unless otherwise stated therein, if the disclosure of any paragraph lists an item or information in such a way as to make its relevance to the disclosure required in another paragraph reasonably apparent on its face, such disclosure shall qualify and apply to the other paragraph.

Section 5.1 — Organization and Qualification; Subsidiaries.  Each of ARRIS and its Subsidiaries (as defined herein) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be in good standing or to have such Approvals would not have a Material Adverse Effect. Each of ARRIS and each of its Subsidiaries, including the Merger Subsidiary, is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not have a Material Adverse Effect. A true and complete list of all of ARRIS’ Subsidiaries, together with the jurisdiction of organization of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock or ownership interests owned by ARRIS or another Subsidiary, is set forth in Section 5.1 of the ARRIS Disclosure Schedule. Except as set forth in Section 5.1 of the ARRIS Disclosure Schedule, ARRIS does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, with respect to which interest ARRIS or any of its Subsidiaries has invested or is required to invest $50,000 or more, excluding securities in any publicly traded company and comprising less than five percent of the outstanding stock of such company.

Section 5.2 — Certificate of Incorporation and By-laws.  ARRIS has heretofore furnished to C-COR a complete and correct copy of its Certificate of Incorporation and By-laws as most recently restated and subsequently amended to date, and has furnished or made available to C-COR the Subsidiary Documents of each of its Subsidiaries, including the Merger Subsidiary. Such Certificate of Incorporation, By-laws and Subsidiary Documents are in full force and effect. Neither ARRIS nor any of its Subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or By-laws or Subsidiary Documents, except for immaterial violations of the Subsidiary Documents which may exist.

Section 5.3 — Capitalization.  The authorized capital stock of ARRIS consists of (i) 320,000,000 shares of ARRIS Common Stock and (ii) 5,000,000 shares of preferred stock, $1.00 par value per share, none of which is issued and outstanding and none of which is reserved for issuance. As of September 20, 2007, (i) 110,122,378 shares of ARRIS Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and no shares were held in treasury, (ii) no shares of ARRIS Common Stock were held by Subsidiaries of ARRIS, (iii) 8,093,994 shares of ARRIS Common Stock were reserved for future issuance pursuant to outstanding warrants or pursuant to stock options, or other similar rights granted under the ARRIS incentive plans and agreements listed in Section 5.3 of the ARRIS Disclosure Schedule (the “ARRIS Stock Option Plans”), and (iv) 59,005 shares of ARRIS Common Stock were reserved for future issuance under the ARRIS Employee Stock Purchase Plan. No material change in such capitalization has occurred between September 20, 2007 and the date hereof. Except as set forth in Section 5.3 or Section 5.9 of the ARRIS Disclosure Schedule, and other than the 2.00% Convertible Senior Notes due 2026 (the “ARRIS Notes”) and employee and director stock options issued pursuant to shareholder approved plans, there are no options, warrants, convertible securities or other similar rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of ARRIS or any of its Subsidiaries or obligating the ARRIS or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, ARRIS or any of its Subsidiaries. All shares of ARRIS Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in Section 5.3 of the ARRIS Disclosure Schedule, there are no obligations, contingent or otherwise, of ARRIS or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of ARRIS Common Stock or the capital stock of any Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. There are not, and never have been, preemptive rights with respect to the ARRIS Common Stock. Except as set forth in Sections 5.1 and 5.3 of the ARRIS Disclosure Schedule, all of the outstanding shares of capital stock of each of the ARRIS’ Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by ARRIS or another Subsidiary of ARRIS free and clear of all security interests, liens, claims, pledges, agreements, limitations in ARRIS’ voting rights, charges or other encumbrances of any nature whatsoever.

Section 5.4 — Authority Relative to this Agreement.  ARRIS has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by ARRIS and the consummation by ARRIS of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of ARRIS, and no other corporate proceedings on the part of ARRIS (other than the approval of the issuance of ARRIS Common Stock pursuant to this Agreement by the holders of at least a majority of the votes cast at the ARRIS Stockholders’ Meeting by the holders of all outstanding shares of ARRIS Common Stock entitled to vote in accordance with Delaware Law and ARRIS’ Certificate of Incorporation and Bylaws) are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by ARRIS and, assuming the due authorization, execution and delivery by the other Parties, constitutes a legal, valid and binding obligation of ARRIS enforceable against each of ARRIS and the Merger Subsidiary in accordance with its terms.

Section 5.5 — No Conflict, Required Filings and Consents.

(a) Section 5.5(a) of the ARRIS Disclosure Schedule includes a list of all agreements to which ARRIS or any of its Subsidiaries is a party or by which any of them is bound that, as of the date hereof are required to be filed as “material contracts” with the SEC pursuant to the requirements of the Exchange Act (collectively, the “ARRIS Material Contracts”).

(b) Except as set forth in Section 5.5(b) of the ARRIS Disclosure Schedule, the execution and delivery of this Agreement by ARRIS does not, and the performance of this Agreement by ARRIS will not, (i) conflict with or violate the Certificate of Incorporation, By-laws or Subsidiary Documents of ARRIS or any of its Subsidiaries, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to ARRIS or any of its Subsidiaries or by which its or their respective properties are bound or affected, or

(iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair ARRIS’ or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of any ARRIS Material Contract, or result in the creation of a lien or encumbrance on any of the properties or assets of ARRIS or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which ARRIS or any of its Subsidiaries is a party or by which ARRIS or any of its Subsidiaries or its or any of their respective properties are bound or affected, except in any such case for any such conflicts, violations, breaches, defaults, liens or other occurrences with respect to (ii) and (iii) above that would not have a Material Adverse Effect.

(c) The execution and delivery of this Agreement by ARRIS does not, and the performance of this Agreement by ARRIS will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the 1933 Act, the Exchange Act, the pre-merger notification requirements of the HSR Act and the filing of the Certificate of Merger as required by Delaware Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the offer of ARRIS Common Stock or the Merger, or otherwise prevent ARRIS or Acquisition from performing their respective obligations under this Agreement, and would not have a Material Adverse Effect.

Section 5.6 — Compliance, Permits.

(a) Except as disclosed in Section 5.6(a) of the ARRIS Disclosure Schedule, neither ARRIS nor any of its Subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to ARRIS or any of its Subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or any other instrument or obligation to which ARRIS or any of its Subsidiaries is a party or by which ARRIS or any of its Subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations that would not have a Material Adverse Effect.

(b) Except as disclosed in Section 5.6(b) of the ARRIS Disclosure Schedule, ARRIS and its Subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities that are material to the operation of the business of ARRIS and its Subsidiaries taken as a whole as it is now being conducted (collectively, the “ARRIS Permits”), except where the failure to have such ARRIS Permits would not have a Material Adverse Effect. ARRIS and its Subsidiaries are in compliance with the terms of the ARRIS Permits, except where the failure to so comply would not have a Material Adverse Effect.

Section 5.7 — SEC Filings; Financial Statements.

(a) ARRIS has filed all forms, reports and documents required to be filed with the SEC and has made available to C-COR (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 2004, 2005 and 2006, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended September 30, 2006, March 31, 2007 and June 30, 2007 (iii) all proxy statements relating to ARRIS’ meetings of stockholders (whether annual or special) held since January 1, 2004, (iv) all other reports or registration statements (other than Reports on Form 10-Q not referred to in clause (ii) above) filed by ARRIS with the SEC since January 1, 2004, and (v) all amendments and supplements to all such reports and registration statements filed by ARRIS with the SEC since January 1, 2004 (collectively, the “ARRIS SEC Reports”). Except as disclosed in Section 5.7 of the ARRIS Disclosure Schedule, the ARRIS SEC Reports (i) were prepared in all material respects in accordance with the requirements of the 1933 Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the ARRIS’ Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the ARRIS SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of ARRIS and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not. or are not expected to be, material in amount.

(c) ARRIS has established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) promulgated under the Exchange Act) that are reasonably designed to ensure that material information (both financial and non-financial) relating to ARRIS and its Subsidiaries required to be disclosed by ARRIS in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to ARRIS’ principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding disclosure and to make the certifications of the principal executive officer and the principal financial officer of ARRIS required by Sarbanes-Oxley with respect to such reports. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in Sarbanes-Oxley.

(d) ARRIS has established and maintains a “system of internal control over financial reporting” (as defined in Rule 13a-15(f) promulgated under the Exchange Act) (“internal controls”). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of ARRIS’ financial reporting and the preparation of ARRIS’ financial statements for external purposes in accordance with GAAP. ARRIS has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to ARRIS’ auditors and audit committee (i) any significant deficiencies and material weaknesses known to ARRIS in the design or operation of internal controls which are reasonably likely to adversely affect in a material respect ARRIS’ ability to record, process, summarize and report financial information and (ii) any material fraud known to ARRIS that involves management or other employees who have a significant role in internal controls. ARRIS has made available to C-COR a summary of any such disclosure regarding material weaknesses and fraud made by management to ARRIS’ auditors and audit committee since December 31, 2004. For purposes of this Agreement, a “significant deficiency” in controls means an internal control deficiency that adversely affects an entity’s ability to initiate, authorize, record, process, or report external financial data reliably in accordance with GAAP. A “significant deficiency” may be a single deficiency or a combination of deficiencies that results in more than a remote likelihood that a misstatement of the annual or interim financial statements that is more than inconsequential will not be prevented or detected. For purposes of this Agreement, a “material weakness” in internal controls means a significant deficiency, or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Section 5.8 — Absence of Certain Changes or Events.  Except as set forth in Section 5.8 of the ARRIS Disclosure Schedule or the ARRIS SEC Reports, since June 30, 2007, ARRIS has conducted its business in the ordinary course and there has not occurred: (i) any Material Adverse Effect; (ii) any amendments or changes in the Certificate of Incorporation or Bylaws of ARRIS; (iii) any damage to, destruction or loss of any asset of ARRIS (whether or not covered by insurance) that would have a Material Adverse Effect; (iv) any material change by ARRIS in its accounting methods, principles or practices; (v) any material revaluation by ARRIS of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (vi) any other action or event that would have required the consent of C-COR pursuant to Section 6.1 had such action or event occurred after the date of this Agreement; or (vii) any sale of a material amount of property of ARRIS or any of its Subsidiaries, except in the ordinary course of business.

Section 5.9 — No Undisclosed Liabilities.  Except as is disclosed in Section 5.9 of the ARRIS Disclosure Schedule, neither ARRIS nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for in ARRIS’ audited balance sheet (including any related notes thereto) as of December 31, 2006, (the “2006 ARRIS Balance

Sheet”), (b) incurred in the ordinary course of business and not required under GAAP to be reflected on the 2006 ARRIS Balance Sheet, (c) incurred since December 31, 2006, in the ordinary course of business consistent with past practice, or (d) incurred in connection with this Agreement.

Section 5.10 — Absence of Litigation.  Except as set forth in Section 5.10 of the ARRIS Disclosure Schedule, there are no claims, actions, suits or proceedings pending or, to the knowledge of ARRIS, overtly threatened and to the knowledge of ARRIS, there are no investigations pending or threatened against ARRIS or any of its Subsidiaries, or any properties or rights of ARRIS or any of its Subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that could reasonably be expected to result in a liability in excess of $500,000.

Section 5.11 — Joint Proxy Statement.  None of the information supplied or to be supplied by or on behalf of ARRIS for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of ARRIS for inclusion or incorporation by reference in the Joint Proxy Statement, will, at the dates mailed to stockholders and at the times of the C-COR Stockholders’ Meeting and the ARRIS Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information provided by ARRIS for the Registration Statement and the Joint Proxy Statement (except for information relating solely to C-COR) will comply as to form in all material respects with the provisions of the 1933 Act and the Exchange Act and the rules and regulations promulgated thereunder.

Section 5.12 — Employee Benefit Plans, Employment Agreements.  Section 5.12 of ARRIS Disclosure Schedule lists all employee pension plans (as defined in Section 3(2) of ERISA), all material employee welfare plans (as defined in Section 3(1) of ERISA) and all other material bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any material current or former employment, executive compensation, consulting or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of or consultant to ARRIS, any trade or business (whether or not incorporated) which is a member of a controlled group including ARRIS or which is under common control with ARRIS (an “ERISA Affiliate”) within the meaning of Section 414 of the Code, or any Subsidiary of ARRIS, as well as each plan with respect to which ARRIS or an ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (collectively the “ARRIS Employee Plans”). There have been made available to C-COR copies of (i) each such written ARRIS Employee Plan (other than those referred to in Section 4(b)(4) of ERISA), (ii) the most recent annual report on Form 5500 series, with accompanying schedules and attachments, filed with respect to each ARRIS Employee Plan required to make such a filing, (iii) the most recent actuarial valuation for each ARRIS Employee Plan subject to Title IV of ERISA, and (iv) such other documents or information that C-COR reasonably requests. For purposes of this Section 5.12, the term “material,” used with respect to any ARRIS Employee Plan, shall mean that ARRIS or an ERISA Affiliate has incurred or may incur obligations in an annual amount exceeding $500,000 with respect to such ARRIS Employee Plan.

Section 5.13 — Taxes.

(a) Each of ARRIS and its Subsidiaries (together the “Acquirer Entities”) has timely filed (taking into account any extension of time within which to file) with the appropriate Taxing authorities all material income and other Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. All Taxes of the Acquirer Entities (whether or not shown on any Tax Return) that have become due or payable have been fully and timely paid, or proper accruals pursuant to GAAP have been established in ARRIS’ consolidated unaudited balance sheet as of June 30, 2007 with respect thereto (except for Taxes relating to events subsequent to the date thereof), except to the extent any failure to accrue or reserve would not, individually, or in the aggregate, reasonably be expected to have a

Material Adverse Effect. There are no liens for any Taxes (other than a lien for current real property or ad valorem Taxes not yet due and payable) on any of the assets of any of the Acquirer Entities.

(b) None of the Acquirer Entities has received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Acquired Companies or their Subsidiaries have not filed Tax Returns) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against ARRIS or any of its Subsidiaries exceeding the amount reserved for on its financial statements.

(c) Each Acquirer Entity has complied in all material respects with all applicable laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign law.

(d) None of the Acquirer Entities is a party to any Tax allocation or sharing agreement, and none of the Acquirer Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was ARRIS) or has any Tax liability of any person (other than another Acquirer Entity that is a member of the consolidated federal income Tax group of which ARRIS is the common parent) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, or as a transferee or successor, by contract or otherwise.

(e) During the five-year period ending on the date hereof, none of the Acquirer Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code.

Section 5.14 — Environmental Matters.  Except as set forth in Section 5.14 of the ARRIS Disclosure Schedule, and except in those cases, either individually or in the aggregate, that are not reasonably expected to have a Material Adverse Effect, ARRIS and each of its Subsidiaries (i) are in compliance with all Environmental Laws; (ii) have obtained all applicable permits, licenses and other authorizations that are required to be obtained under all applicable Environmental Laws by ARRIS or its Subsidiaries; (iii) are in compliance with all terms and conditions of such required permits, licenses and authorizations, and have made all appropriate filings for issuance or renewal of such permits, licenses and authorizations; (iv) as of the date hereof, are not aware of nor have received any notice, claim, demand, report or other information alleging any past or present violations of Environmental Laws, or any liabilities arising under Environmental Laws, against ARRIS or any of its Subsidiaries; (v) have not used any waste disposal site or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Materials to any place or location, or in violation of any Environmental Laws; and (vi) have taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by ARRIS or its Subsidiaries (or any of their respective agents) thereunder.

Section 5.15 — ARRIS Customers.  Except as set forth in Section 5.15 of the ARRIS Disclosure Schedule, ARRIS has not received any notice and has no knowledge to the effect that any of ARRIS’ ten largest customers for fiscal year 2007 may terminate or materially alter its business relations with ARRIS, either as a result of the transactions contemplated by this Agreement or otherwise, except for such alterations that have not had or are not reasonably expected to have a Material Adverse Effect.

Section 5.16 — ARRIS Intellectual Property.

(a) All Trademarks, Patents and Copyrights owned by ARRIS (“ARRIS Trademarks”, “ARRIS Patents”, and “ARRIS Copyrights” respectively; collectively “ARRIS Owned Intellectual Property”) are currently in compliance in all material respects with all applicable legal requirements. No ARRIS Trademark is currently involved in any opposition or cancellation proceeding and, to the knowledge of ARRIS, no such action has been threatened with respect to any of those ARRIS Trademarks. No ARRIS Patent is currently involved in any interference, reissue, re-examination or opposition proceeding and, to the knowledge of ARRIS, no such action has been threatened with respect to any such ARRIS Patent.

(b) To the knowledge of ARRIS, ARRIS and its Subsidiaries have valid and enforceable rights to use all Intellectual Property licensed from third parties.

(c) To the knowledge of ARRIS, the ARRIS Owned Intellectual Property and the Intellectual Property licensed from third parties constitute all of the Intellectual Property used in and, to the knowledge of ARRIS, necessary for the operation of ARRIS’ business as currently conducted. ARRIS and its Subsidiaries have taken all reasonable steps to protect the ARRIS Owned Intellectual Property, including reasonable steps to prevent and abate any infringement or misappropriation of the ARRIS Owned Intellectual Property.

(d) Except as set forth on Section 5.16(d) of the ARRIS Disclosure Schedule, to the knowledge of ARRIS, the conduct of ARRIS’ business as currently conducted does not infringe upon any Intellectual Property rights of any third party. Except as set forth on Section 5.16(d) of the ARRIS Disclosure Schedule, no third party has notified ARRIS of any allegation of infringement upon any third party Intellectual Property rights.

(e) To the knowledge of ARRIS, no third party is misappropriating, infringing, diluting or violating any ARRIS Owned Intellectual Property.

(f) Software developed by ARRIS (“ARRIS Software”) was developed either by (i) employees of ARRIS or its Subsidiaries within the scope of their employment who have executed a confidentiality and assignment of inventions agreement, (ii) independent contractors who have assigned their rights to ARRIS or one of its Subsidiaries pursuant to enforceable written agreements, or (iii) acquired pursuant to an enforceable written agreement or assignment.

(g) To the knowledge of ARRIS, the ARRIS Copyrights have been solely (i) created by (A) employees of ARRIS and its Subsidiaries within the scope of their employment who have executed confidentiality and assignment of inventions agreements, or (B) independent contractors who have assigned their rights to ARRIS pursuant to enforceable written agreements, or (ii) acquired pursuant to an enforceable written assignment or agreement.

(h) To the knowledge of ARRIS, the ARRIS Patents relate solely to inventions (i) created by (A) employees of ARRIS and its Subsidiaries within the scope of their employment who have executed a confidentiality and assignment of inventions agreement, or (B) independent contractors who have assigned their rights to ARRIS pursuant to enforceable written agreements, or (ii) acquired pursuant to an enforceable written agreement or assignment. To the knowledge of ARRIS, the inventions covered by such Patents were not copies of any invention for which ARRIS or any of its Subsidiaries does not own the Patent, and no other person has any claim to inventorship or ownership of any part thereof.

(i) ARRIS and its Subsidiaries have taken reasonable steps to protect their respective rights in material confidential information and trade secrets owned by them or disclosed to them by a third party and used in connection with the conduct of ARRIS’ business. Without limiting the foregoing, ARRIS and its Subsidiaries have enforced a policy of requiring each employee, consultant and contractor to execute proprietary information, invention assignment and confidentiality agreements, as appropriate, substantially consistent with ARRIS’ standard forms. Except under valid and binding confidentiality obligations, there has been no material disclosure by ARRIS or any of its Subsidiaries to a third party of any confidential information or trade secrets used in connection with the conduct of ARRIS’ business.

(j) ARRIS and its Subsidiaries have valid registrations for each of the domain names owned by ARRIS. The registration of each such domain name is free and clear of all liens and is in full force and effect. ARRIS has paid all fees required to maintain each such registration. Neither ARRIS nor any of its Subsidiaries has received written notice of any claim asserted against ARRIS or any of its Subsidiaries adverse to its rights to such domain names, and, to the knowledge of ARRIS, none of ARRIS’ registrations or uses of the domain names has been disturbed or placed “on hold.”

(k) To the knowledge of ARRIS, all ARRIS Software is free from any material defect or programming or documentation error, including major bugs, logic errors or failures of such software to operate in all material respects as described in the related documentation, and substantially conforms to the specifications of such software, other than those defects, errors, bugs or failures that would not have a Material Adverse Effect on ARRIS.

(l) Except as set forth in Section 5.16(l) of the ARRIS Disclosure Schedule, none of the ARRIS Software or any ARRIS Owned Intellectual Property are, in whole or in part, subject to the provision of any open source or other similar type of license agreement or distribution model that (i) requires the distribution or making available of the source code for ARRIS Software to the general public, (ii) prohibits or limits ARRIS or any of its Subsidiaries from charging a fee or receiving consideration in connection with sublicensing or distributing any ARRIS Software, (iii) except as specifically permitted by law, grants any right to any third party (other than ARRIS and its Subsidiaries) or otherwise allows any such third party to decompile, disassemble or otherwise reverse-engineer any ARRIS Software, or (iv) requires the licensing of any ARRIS Software to the general public for the purpose of permitting others to make derivative works of ARRIS Software.

Section 5.17 — Foreign Corrupt Practices Act.  To the knowledge of ARRIS, neither ARRIS nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees or other person associated with or acting on their behalf) has, directly or indirectly, taken any action which would cause it to be in material violation of the FCPA, or used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly, except for any of the foregoing which is no longer subject to potential claims of violation as a result of the expiration of the applicable statute of limitations. ARRIS has established reasonable internal controls and procedures intended to ensure compliance with the FCPA and has made available to ARRIS copies of any such written controls and procedures.

Section 5.18 — Opinion of Financial Advisor.  The Board of Directors of ARRIS has received the opinion of ARRIS’ financial advisor, UBS Securities LLC, to the effect that, as of the date of such opinion, the Merger Consideration to be paid by ARRIS is fair, from a financial point of view, to ARRIS.

Section 5.19 — Brokers.  No broker, finder or investment banker (other than UBS Securities LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of ARRIS. ARRIS has heretofore furnished to C-COR a complete and correct copy of all agreements between ARRIS and UBS Securities LLC pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

Section 5.20 — Financial Capability.  ARRIS has sufficient funds or capital commitments in place to consummate the transactions contemplated herein on the terms and conditions contained in this Agreement and will have such funds or capital commitments on the Closing Date.

Section 5.21 — Board Recommendation; Required Vote.

(a) The Board of Directors of ARRIS, at a meeting duly called and held, by vote of the members present at such meeting has (a) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the stockholders of ARRIS; (b) declared advisable and in all respects approved the issuance of ARRIS Common Stock pursuant to this Agreement; (c) resolved to recommend that the stockholders of ARRIS approve the issuance of ARRIS Common Stock pursuant to this Agreement; (d) approved the Merger as the sole stockholder of the Merger Subsidiary; and (e) directed that the proposed issuance of ARRIS Common Stock pursuant to this Agreement be submitted to stockholders of ARRIS for consideration in accordance with this Agreement, which resolutions as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way (collectively, the “ARRIS Board Recommendation”). The vote of the stockholders of ARRIS to approve the issuance of ARRIS Common Stock pursuant to this Agreement is the only vote of the holders of capital stock of ARRIS necessary to approve the transactions contemplated by this Agreement.

(b) The Board of Directors of the Merger Subsidiary, at a meeting duly called and held, by unanimous vote of the members present at such meeting has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the stockholders of the Merger Subsidiary; (b) declared advisable and in all respects approved this Agreement, and the transactions contemplated by this Agreement, including the Merger; (c) directed that this Agreement be submitted to a vote of ARRIS, as sole stockholder of the Merger Subsidiary; and (d) resolved to recommend that ARRIS, as sole stockholder of the Merger Subsidiary, approve and adopt this Agreement and the Merger, which resolutions as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way (collectively, the “Merger Subsidiary Board Recommendation”). The vote of ARRIS, as the sole stockholder of the Merger Subsidiary, to approve this Agreement and the Merger is the only vote of the holders of capital stock of the Merger Subsidiary necessary to approve the transactions contemplated by this Agreement, and ARRIS in that capacity has approved this Agreement and the Merger.

Section 5.22 — ARRIS Rights Plan.  ARRIS has amended or otherwise taken all necessary action, and ARRIS and the Board of Directors of ARRIS have taken all necessary action to render the rights issuable pursuant to the Rights Agreement dated as of October 3, 2002, between ARRIS and The Bank of New York (the “ARRIS Rights Agreement”) inapplicable to the execution and delivery of this Agreement and consummation of the Merger and ensure that none of the execution or delivery of this Agreement or the consummation of the Merger will result in (a) the rights becoming evidenced by, and transferable pursuant to, certificates separate from the certificates representing the shares of ARRIS Common Stock and (b) the rights becoming exercisable under the ARRIS Rights Agreement.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1 — Conduct of Business by C-COR Pending the Merger.  C-COR covenants and agrees that, except as contemplated by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement, unless ARRIS shall otherwise consent in writing (which consent shall not be unreasonably withheld), C-COR shall conduct its business and shall cause the businesses of its Subsidiaries to be conducted only in, and C-COR and its Subsidiaries shall not take any action except in, the ordinary course of business and in the manner consistent with past practice; and C-COR shall use reasonable commercial efforts to preserve substantially intact the business organization of C-COR and its Subsidiaries, to keep available the services of the present officers, employees and consultants of C-COR and its Subsidiaries and to preserve the present relationships of C-COR and its Subsidiaries with customers, suppliers and other persons with which C-COR or any of its Subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither C-COR nor any of its Subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Merger, directly or indirectly do, or propose to do, any of the following without the prior written consent of ARRIS (which consent shall not be unreasonably withheld):

(a) amend or otherwise change the Articles of Incorporation, Bylaws or Subsidiary Documents of C-COR or any of its Subsidiaries;

(b) except as set forth in Section 6.1(b) of the C-COR Disclosure Schedule, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in C-COR or any of its Subsidiaries (except for (i) the issuance of shares of C-COR Common Stock issuable pursuant to Stock Options listed in Section 4.12(c) of the C-COR Disclosure Schedule, (ii) the grant of options under C-COR’s Stock Option Plans to new hires consistent with past practice to purchase up to 50,000 (in the aggregate) shares of C-COR Common Stock at the market value on the date of grant, and the issuance of shares upon exercise thereof (provided that the vesting of such options granted from and after the date hereof pursuant to this clause (ii) shall not be accelerated by the transactions contemplated by this Agreement and, if necessary, C-COR will amend the Incentive Plan to so provide), (iii) the grant of options under C-COR’s Stock Option Plans to non-employee directors of C-COR consistent with past practice to purchase up to 7,500 shares of C-COR Common Stock per non-

employee director, at the market value on the date of grant, and the issuance of shares upon the exercise thereof or (iv) issuance of shares of C-COR Common Stock upon conversion of the C-COR Notes;

(c) except as set forth on Section 6.1(c) of the C-COR Disclosure Schedule, sell, pledge, dispose of or encumber any assets of C-COR or any of its Subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) disposition of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $500,000;

(d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned Subsidiary of C-COR may declare and pay a dividend or make advances to C-COR, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any Subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries, including, without limitation, shares of C-COR Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of C-COR Common Stock, or propose to do any of the foregoing;

(e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money, other than renewal or extension of C-COR’s revolving credit facility with Citizen’s Bank of Pennsylvania (the “C-COR LOC Facility”) which renewal or extension shall not materially modify the terms of the C-COR LOC Facility other than to renew or extend the Commitment Period (as defined in the C-COR LOC Facility) thereof and to make substantially similar changes to any notes issued thereunder, or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or, except in the ordinary course of business consistent with past practice or in connection with purchases of equipment or capital improvements, make any loans or advances (other than loans or advances to or from direct or indirect wholly owned Subsidiaries), (iii) enter into or amend any material contract or agreement other than in the ordinary course of business; or (iv) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of the amounts set forth in Section 6.1(e) of the C-COR Disclosure Schedule;

(f) except as set forth in Section 6.1(f) of the C-COR Disclosure Schedule, increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees of C-COR or its Subsidiaries in accordance with past practice and in amounts that are in the aggregate reflected in the budgets previously provided to ARRIS or, except in the ordinary course of business, grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of C-COR or any of its Subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law; provided however, C-COR may take action prior to the Effective Time (i) to determine the Matching Contribution to be made under C-COR’s 401(k) savings plan (the “C-COR Retirement Savings and Profit Sharing Plan”) for 2008 (which shall not exceed the rate of matching contribution made for 2007) and to determine the status of such plan for 2008 as a “safe harbor” plan described in Sections 401(k)(12) and 401(m)(10) of the Code, (ii) to provide for the deferral, matching and discretionary contributions for 2008 under the terms of C-COR’s Supplemental Executive Retirement Plan (which matching and discretionary contributions shall not exceed the rate of such contributions made for 2007) and (iii) to amend the terms of the C-COR Employee Plans to the extent necessary or desirable to conform to the requirements of Section 409A of the Code or to satisfy an exception to Section 409A of the Code, including without limitation to provide elections before the end of 2007 to affected participants in such plans regarding new benefit timing and/or form elections consistent with transition guidance promulgated by the IRS (provided that to the extent permissible without violating Section 409A of the Code, such amendments do not further accelerate the time of payment or vesting pursuant to the transactions contemplated by this Agreement, except that payments pursuant to a qualifying change in control may be made at any time following Closing);

(g) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) or any action that would prevent or impede the Merger from qualifying as a tax-free reorganization under Section 368 of the Code;

(h) make any material Tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations, except to the extent the amount of any such settlement has been reserved for in the financial statements contained in the C-COR SEC Reports filed prior to the date of this Agreement;

(i) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the C-COR SEC Reports filed prior to the date of this Agreement or incurred in the ordinary course of business and consistent with past practice;

(j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

(k) take, or agree in writing or otherwise to take, any of the actions described in Sections 6.1(a) through (i) above, or any action which would make any of the representations or warranties of C-COR contained in this Agreement untrue or incorrect or prevent C-COR from performing or cause C-COR not to perform its covenants hereunder.

Section 6.2 — No Solicitation by C-COR.

(a) C-COR shall not, nor shall it permit or authorize any of its Subsidiaries or any officer, director, employee, accountant, counsel, financial advisor, agent or other representative of C-COR or any of its Subsidiaries (collectively, the “C-COR Representatives”) to, on its or any of its Subsidiaries’ behalf, directly or indirectly,

(i) solicit, initiate, facilitate, respond to or encourage, including by way of furnishing non-public information, any inquiries regarding or relating to, or the submission of, any Takeover Proposal (as defined below),

(ii) participate in any discussions or negotiations, furnish to any person any information or data relating to C-COR or its Subsidiaries, provide access to any of the properties, books, records or employees of C-COR or its Subsidiaries or take any other action, in each such case regarding or to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal,

(iii) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement or commitment with respect to any Takeover Proposal (an “Alternative Acquisition Agreement”) or agree to, approve, endorse or resolve to recommend or approve any Takeover Proposal, except in each case as otherwise specifically provided in Section 6.2(b),

(iv) grant any waiver or release under any standstill or similar agreement by any third party who has made a Takeover Proposal,

(v) take any action to exempt any third party from the restrictions on “business combinations” contained in Subchapters “C” through “J” of Chapter 25 of Pennsylvania Law or otherwise cause such restrictions not to apply, or

(vi) authorize or direct any C-COR Representative to take any such action;

provided, however, that nothing contained in this Section 6.2(a) or any other provision of this Agreement shall prohibit C-COR or the Board of Directors of C-COR from (A) taking and disclosing to C-COR’s stockholders a position required by Rules 14d-9 and 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (B) making such disclosure to C-COR’s stockholders as, in the good faith judgment of the Board of Directors of C-COR, after receiving advice from its outside counsel and its financial advisors, C-COR is required under Pennsylvania Law in order to comply with its fiduciary duties, or (C) notifying any third party solely of the existence of, and restrictions under, the provisions of this Section 6.2, provided that C-COR may not, except as permitted by Section 6.2(b), withdraw or modify, or propose to withdraw or modify, its approval or recommendation of this Agreement or the transactions contemplated hereby, including the Merger, or approve or recommend, or propose to approve or recommend, any Takeover Proposal, or enter into any Alternative Acquisition Agreement. Upon execution of this Agreement, C-COR shall, and it shall cause C-COR Representatives and its Subsidiaries to, immediately terminate any existing activities, discussions, solicitations or negotiations with any third party conducted previously with respect to any Takeover Proposal and, if requested by ARRIS, to request the return and/or destruction of any materials previously provided in connection with any such activities, discussions, solicitations or negotiations.

Notwithstanding any of the foregoing restrictions set forth in Section 6.1 or this Section 6.2(a), nothing in this Agreement prevents C-COR or the Board of Directors of C-COR from furnishing (or causing to be furnished), prior to, but not after, the time the vote is taken with respect to adoption of this Agreement and approval of the Merger at the Meeting of the stockholders of C-COR, information concerning its business, properties or assets to any third party pursuant to a confidentiality agreement with terms and conditions substantially similar to those of the Confidentiality Agreement (as defined herein), so long as such information is contemporaneously provided to ARRIS, and may negotiate and participate in discussions and negotiations with such third party who has made a bona fide, written Takeover Proposal, but only if: (w) such Takeover Proposal was made after the date of this Agreement (it being understood that such a Takeover Proposal made after the date of this Agreement by a third party who has made a Takeover Proposal prior to the date of this Agreement is considered a new Takeover Proposal made after the date of this Agreement); (x) none of C-COR, its Subsidiaries nor the C-COR Representatives has solicited, initiated, or knowingly facilitated or encouraged any Takeover Proposal, or otherwise directly or indirectly violated this Section 6.2 (other than unintentional breaches that (1) have not directly or indirectly resulted in the making of such Takeover Proposal and (2) otherwise have had only an immaterial impact on ARRIS’ rights under this Section 6.2); (y) such third party has submitted a Takeover Proposal that the Board of Directors of C-COR has determined, after receiving advice from its outside legal counsel and its financial advisors, either (i) constitutes a Superior Proposal (as defined below) or (ii) is reasonably likely to lead to a Superior Proposal; and (z) the Board of Directors of C-COR determines in good faith, after receiving advice from its outside counsel and its financial advisors, that such action is required to discharge the Board of Directors of C-COR’s fiduciary duties to C-COR’s stockholders under Pennsylvania Law. C-COR shall not release or permit the release of any third party from, or waive or permit the waiver of any provision of, any confidentiality, standstill (other than to permit the making of a Takeover Proposal) or similar agreement to which C-COR is a party or under which C-COR has any rights. C-COR shall promptly (and in any event within one business day) notify ARRIS telephonically and in writing of the existence of any proposal, discussion, negotiation or inquiry received by C-COR that is or could reasonably be expected to constitute or lead to a Takeover Proposal, and C-COR shall promptly communicate in writing to ARRIS the terms and conditions of any such proposal, discussion, negotiation or inquiry which it may receive, and provide a copy of any written proposal (to the extent permissible by the terms thereof) and the identity of the third party making the same. C-COR shall inform ARRIS within one business day after any change to the material terms of any such Takeover Proposal. Within one business day after any determination by the C-COR Board that a Takeover Proposal constitutes a Superior Proposal, C-COR shall deliver to ARRIS and Merger Subsidiary a written notice advising them of such determination, specifying the terms and conditions of such Superior Proposal and the identity of the third party making such Superior Proposal, and providing ARRIS and Merger Subsidiary with a copy of the Superior Proposal to the extent permissible by the terms thereof.

(b) Neither the Board of Directors of C-COR nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to ARRIS or Merger Subsidiary, the recommendation of the

Board of Directors of C-COR, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any Alternative Acquisition Agreement (other than a confidentiality agreement expressly permitted by and in accordance with Section 6.2(a)). Notwithstanding the foregoing, prior to, but not after, the time the vote is taken with respect to the adoption of this Agreement and approval of the Merger at the Meeting of the stockholders of C-COR, the Board of Directors of C-COR may make a Change in C-COR Recommendation in a manner adverse to ARRIS or Merger Subsidiary (including, for such purpose, a withdrawal of such recommendation by the Board of Directors of C-COR) (a “Change in C-COR Recommendation”) and/or approve or recommend a Superior Proposal (and, in connection therewith, take such action as shall be necessary to exempt such Superior Proposal from any Takeover Statute (as defined herein) and the C-COR Rights Agreement), and C-COR may enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in connection with the termination of this Agreement, in each case if (A) C-COR has received a Superior Proposal that is pending at the time C-COR determines to take such action, (B) the C-COR Board has determined in good faith, after receiving advice from its outside counsel and its financial advisors, that such action is required to discharge the fiduciary duties of the Board of Directors of C-COR to C-COR’s stockholders under Pennsylvania Law and (C) at least three business days have passed following ARRIS’ receipt of an Adverse Recommendation Notice (as defined below), and ARRIS does not make an offer within such three business day period that is at least as favorable to C-COR’s stockholders as the Superior Proposal, as concluded by the Board of Directors of C-COR in its good faith judgment, after receiving advice from its outside counsel and its financial advisors (it being agreed that the Board of Directors of C-COR shall convene a meeting to consider any such offer by ARRIS as promptly as possible following receipt of such offer and that the Board of Directors of C-COR shall not withhold, withdraw or modify the recommendation of the Board of Directors of C-COR until the earlier of the receipt of ARRIS’ revised offer or three business days after receipt by ARRIS of the Adverse Recommendation Notice).

(c) For purposes of this Agreement:

(i) The term “Adverse Recommendation Notice” means a written notice from C-COR advising ARRIS that the Board of Directors of C-COR has received a Superior Proposal that it intends to accept or recommend or advising ARRIS that it intends to make a Change in C-COR Recommendation, specifying the material terms and conditions of such Superior Proposal and the other information required by Section 6.2(a); provided, however, any material amendment to the financial terms or other material terms of such Superior Proposal shall require a new Adverse Recommendation Notice and a new three business day period pursuant to Section 6.2(b) hereof.

(ii) The term “Competing Transaction” means any transaction, other than the transactions contemplated by this Agreement, to acquire beneficial ownership (as defined under Rule 13(d) promulgated under the Exchange Act) of (A) assets that constitute 20% or more of the consolidated revenues, net income or assets of C-COR and its Subsidiaries or (B) 20% or more (in number or voting power) of any class of equity securities or other capital stock of C-COR or any of its Subsidiaries, in any such case pursuant to any transaction or series of transactions, including (I) a merger, consolidation, share exchange, or other business combination (including any so-called merger-of-equals and whether or not C-COR is the entity surviving any such transaction) involving C-COR or any of its Subsidiaries, (II) a sale, issuance, exchange, transfer or other disposition of shares of capital stock of C-COR or any of its Subsidiaries, (III) a sale, lease, license, exchange, transfer or other disposition of assets of C-COR or any of its Subsidiaries or (IV) a tender offer, exchange offer or similar transaction with respect to either C-COR or any of its Subsidiaries, including any single or multi-step transaction or series of related transactions, which is structured to permit such third party or another third party to acquire beneficial ownership of assets that constitute 20% or more of the consolidated revenues, net income or assets of C-COR and its Subsidiaries, or 20% or more of the equity interest in either C-COR or any of its Subsidiaries.

(iii) The term “Superior Proposal” means an unsolicited written proposal or offer (whether a Takeover Proposal or otherwise) by a third party to acquire (whether by way of merger, acquisition or otherwise), directly or indirectly, greater than 50% of the shares of C-COR Common Stock then outstanding (or the effect of which would be that the stockholders of C-COR beneficially own less than 50% of the voting power of the combined or ongoing entity), or to acquire all or substantially all of the assets of C-COR and (A) otherwise on terms which the Board of Directors of C-COR determines in good faith, after consultation with its financial advisors, and taking into account all terms and conditions of the proposal or offer that it deems relevant (including all legal, financial, regulatory and other aspects, including any financing condition and time to consummation), to be more favorable to C-COR’s stockholders from a financial point of view than the Merger, and (B) that, in the good faith reasonable judgment of the Board of Directors of C-COR, is reasonably likely to be consummated.

(iv) The term “Takeover Proposal” means any inquiry, proposal, offer or indication of interest (including any inquiry, proposal, offer or indication of interest to its stockholders), whether in writing or otherwise, from a third party that constitutes, or could reasonably be expected to lead to, a Competing Transaction.

Section 6.3 — Conduct of Business by ARRIS Pending the Merger.  ARRIS covenants and agrees that, except as contemplated by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement, unless C-COR shall otherwise consent in writing (which consent shall not be unreasonably withheld), ARRIS shall conduct its business and shall cause the businesses of its Subsidiaries to be conducted only in, and ARRIS and its Subsidiaries shall not take any action except in, the ordinary course of business and in the manner consistent with past practice; and ARRIS shall use reasonable commercial efforts to preserve substantially intact the business organization of ARRIS and its Subsidiaries, to keep available the services of the present officers, employees and consultants of ARRIS and its Subsidiaries and to preserve the present relationships of ARRIS and its Subsidiaries with customers, suppliers and other persons with which ARRIS or any of its Subsidiaries has significant business relations or take any actions which would reasonably be expected to interfere with or delay the consummation of the Merger or otherwise breach this Agreement. By way of amplification and not limitation, except as contemplated by this Agreement, neither ARRIS nor any of its Subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Merger, directly or indirectly do, or propose to do, any of the following without the prior written consent of C-COR (which consent shall not be unreasonably withheld):

(a) amend or otherwise change the Articles of Incorporation, Bylaws or Subsidiary Documents of ARRIS or any of its Subsidiaries;

(b) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned Subsidiary of ARRIS may declare and pay a dividend or make advances to ARRIS or (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; and

(c) take, or agree in writing or otherwise to take, any of the actions described in Sections 6.3(a) and (b) above, or any action which would make any of the representations or warranties of ARRIS contained in this Agreement untrue or incorrect or prevent ARRIS from performing or cause ARRIS not to perform its covenants hereunder.

Section 6.4 — Recommendation of the Board of Directors of ARRIS.  The Board of Directors of ARRIS shall recommend the approval of the issuance of ARRIS Common Stock pursuant to this Agreement in the Joint Proxy Statement. Neither the Board of Directors of ARRIS nor any committee thereof shall withdraw or modify, or propose to or resolve to withdraw or modify, in a manner adverse to C-COR, the ARRIS Board Recommendation.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1 — Joint Proxy Statement and the Registration Statement.

(a) As promptly as practicable after the execution and delivery of this Agreement, the Parties shall prepare and file with the SEC, and shall use all reasonable efforts to have cleared by the SEC, and promptly thereafter shall mail to the holders of record of shares of ARRIS Common Stock and C-COR Common Stock, the Joint Proxy Statement, provided, however, that C-COR and ARRIS shall not mail or otherwise furnish the Joint Proxy Statement to their respective stockholders unless and until they have received notice from the SEC that the Registration Statement is effective under the 1933 Act.

(b) The Parties will cooperate in the preparation of the Joint Proxy Statement and the Registration Statement and in having the Registration Statement declared effective as soon as practicable.

Section 7.2 — C-COR and ARRIS Stockholders’ Meetings and Consummation of the Merger.

(a) Following the execution and delivery of this Agreement, C-COR shall promptly take all action necessary in accordance with Pennsylvania Law and its Articles of Incorporation and Bylaws to convene a stockholders’ meeting (the “C-COR Stockholders’ Meeting”) and ARRIS shall promptly take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and By-laws to convene a stockholders’ meeting (the “ARRIS Stockholders’ Meeting”). Each of C-COR and ARRIS shall use all commercially reasonable efforts to solicit from its respective stockholders proxies to be voted at its stockholders’ meeting in favor of this Agreement pursuant to the Joint Proxy Statement and, subject to the fiduciary duties of its Board of Directors, each of C-COR and ARRIS shall include in the Joint Proxy Statement the recommendation of its Board of Directors in favor of this Agreement and the Merger. Each of the Parties shall take all other action necessary or, in the opinion of the other Parties, advisable to promptly and expeditiously secure any vote or consent of stockholders required by Pennsylvania Law or Delaware Law, as applicable, the applicable requirements of any securities exchange, and such Party’s Certificate or Articles of Incorporation and Bylaws to effect the Merger.

(b) Upon the terms and subject to the conditions hereof and as soon as practicable after the conditions set forth in Article VIII hereof have been fulfilled or waived, each of the Parties shall execute such instruments and agreements as may be required by Pennsylvania Law and Delaware Law in the manner required by such applicable state law and deliver to and file such instruments and documents with the Department of State of the Commonwealth of Pennsylvania and the Secretary of State of the State of Delaware, as applicable, and the Parties shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filings referred to in this Section 7.2(b), a closing (the “Closing”) will be held at the offices of Troutman Sanders LLP in Atlanta, Georgia (or such other place as the Parties may agree) for the purpose of confirming all the foregoing. The Closing will take place upon the fulfillment or waiver of all of the conditions to closing set forth in Article VIII of this Agreement, or as soon thereafter as practicable (the date of the Closing being herein referred to as the “Closing Date”).

Section 7.3 — Additional Agreements.

(a) Each of the Parties will comply in all material respects with all applicable laws and with all applicable rules and regulations of any governmental authority in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby. Each of the Parties agrees to use all commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use all commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of C-COR and ARRIS shall promptly prepare and file a Premerger Notification (as defined in the HSR Act) in accordance with the HSR Act, shall promptly comply with any requests for additional information, and shall use its commercially reasonable efforts to obtain termination of the waiting period thereunder as promptly as practicable.

(b) C-COR and ARRIS shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, and transfer, recording, registration and other fees and similar taxes which become payable in connection with the Merger that are required or permitted to be filed on or before the Effective Time. Except to the extent set forth in Section 2.5(f) hereof, each of ARRIS and the Merger Subsidiary shall pay, without deduction from any amount payable to holders of C-COR Common Stock, any such taxes or fees imposed on any Party that become payable in connection with the Merger.

Section 7.4 — Notification of Certain Matters.  Each of C-COR and ARRIS shall give prompt notice to the other of the following:

(a) the occurrence or nonoccurrence of any event whose occurrence or nonoccurrence would be likely to cause either (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, or (ii) directly or indirectly, any Material Adverse Effect on such Party;

(b) any material failure of such Party, or any officer, director, employee or agent of any thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; and

(c) any facts relating to such Party which would make it necessary or advisable to amend the Joint Proxy Statement or the Registration Statement in order to make the statements therein not misleading or to comply with applicable law; provided, however, that the delivery of any notice pursuant to this Section 7.4 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

Section 7.5 — Access to Information.

(a) From the date hereof to the Effective Time, each of C-COR and ARRIS shall, and shall cause its respective Subsidiaries, and its and their officers, directors, employees, auditors, counsel and agents to afford the officers, employees, auditors, counsel and agents of the other Party complete reasonable access at all reasonable times to such Party’s and its Subsidiaries’ officers, employees, auditors, counsel agents, properties, offices and other facilities and to all of their respective books and records, and shall furnish the other with all financial, operating and other data and information as such other Party may reasonably request.

(b) Each of C-COR and ARRIS agrees that all information so received from the other Party shall be deemed received pursuant to the confidentiality agreement, dated as of September 6, 2007 between C-COR and ARRIS (the “Confidentiality Agreement”) and such Party shall, and shall cause its Subsidiaries and each of its and their respective officers, directors, employees, financial advisors and agents (“Party Representatives”), to comply with the provisions of the Confidentiality Agreement with respect to such information and the provisions of the Confidentiality Agreement are hereby incorporated herein by reference with the same effect as if fully set forth herein.

Section 7.6 — Public Announcements.  C-COR and ARRIS shall use all reasonable efforts to develop a joint communications plan and each Party shall use all reasonable efforts to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan or, to the extent inconsistent therewith, shall have received the prior written approval of the other.

Section 7.7 — Cooperation.

(a) Upon the terms and subject to the conditions hereof, each of the Parties agrees to use its commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and shall use its commercially reasonable efforts to obtain all necessary waivers, consents and approvals, and to effect all necessary filings under the 1933 Act, the Exchange Act and the HSR Act. The Parties shall cooperate in responding to inquiries from, and making presentations to, regulatory authorities. Notwithstanding the foregoing, no Party shall have any obligation to divest, or agree to divest, any asset or business.

(b) Each of C-COR and ARRIS agree to use its commercially reasonable efforts to comply promptly with all requirements of any property transfer statutes, to the extent applicable to the transactions contemplated hereby, and to take all actions necessary to cause the transactions contemplated hereby to be effected in compliance therewith. C-COR and ARRIS agree that they will consult with each other to determine what, if any, actions must be taken prior to or after the Effective Time to ensure compliance with such statutes.

(c) The Parties shall use their reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Article VII, as applicable to each of them.

Section 7.8 — Indemnification, Directors, and Officers’ Insurance.

(a) As of the Effective Time, the indemnification and exculpation provisions contained in the Certificate of Incorporation and Bylaws of the Surviving Corporation shall be at least as favorable to individuals who immediately prior to the Closing Date were directors, officers, agents or employees of C-COR or its Subsidiaries or otherwise entitled to indemnification under C-COR’s or such Subsidiary’s Bylaws or Articles of Incorporation (an “Indemnified Party”) as those contained as of the date hereof in the Bylaws and Articles of Incorporation of C-COR or such Subsidiary, respectively, and shall not be amended, repealed or otherwise modified for a period of six years after the Closing Date in any manner that would adversely affect the rights thereunder of any Indemnified Party; provided, however, that nothing contained herein shall limit ARRIS’ ability to merge the Surviving Corporation into ARRIS or any of its Subsidiaries or any other person or otherwise eliminate the Company’s or the Surviving Corporation’s corporate existence so long as such rights are preserved. C-COR covenants that it shall, to the fullest extent permitted under Pennsylvania law and regardless of whether the Merger becomes effective, indemnify, defend and hold harmless, and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by Delaware law, indemnify, defend and hold harmless, each Indemnified Party against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, including, without limitation, liabilities arising out of this Agreement or under the 1933 Act or the Exchange Act, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) C-COR or the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to C-COR or the Surviving Corporation, promptly as statements therefor are received, and (ii) C-COR and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither C-COR nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that neither C-COR nor the Surviving Corporation shall be obliged pursuant to this Section 7.8(a) to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action, except to the extent that, in the reasonable opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action.

(b) The Surviving Corporation shall cause to be obtained prior to the Effective Time, although in lieu thereof C-COR may obtain prior to the Effective Time, “tail” insurance policies with a claims period of at least six years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as C-COR’s existing policies for claims arising from facts or events that occurred on or prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 7.8 more than an amount per year equal to 200% of current annual premiums paid by C-COR for such insurance; provided, further however, that in the event of an expiration, termination or cancellation of such policies, ARRIS or the Surviving Corporation shall be required to obtain as much coverage as is possible under substantially similar policies for such maximum annual amount in aggregate annual premiums.

(c) It is expressly agreed that the Indemnified Parties (and, if deceased, his or her heirs or beneficiaries) to whom this Section 7.8 applies shall be third party beneficiaries of the obligations to such persons set forth in this Section 7.8. The obligations of the Surviving Corporation and its Subsidiaries under this Section 7.8 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party

(or, if deceased, his or her heirs or beneficiaries) to whom this Section 7.8 applies without the consent of such affected person.

Section 7.9 — Employee Benefit Plans.

(a) ARRIS hereby agrees that, immediately following the Effective Time, it shall, or it shall cause the Surviving Corporation to, (i) initially provide each employee of C-COR and each of its Subsidiaries as of the Effective Time (each, an “Employee”) with at least the same level of base salary and, taken as a whole, cash incentive compensation and other variable cash compensation as was provided to each such Employee immediately prior to the Effective Time, and (ii) initially provide the Employees with employee benefits that are no less favorable in the aggregate than those provided to similarly situated employees of ARRIS. From and after the Effective Time, ARRIS shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms, all employment agreements and change in control agreements (including, without limitation, distribution elections under C-COR’s Supplemental Executive Retirement Plan) listed on Section 4.12 of the C-COR Disclosure Schedule, except in the event the individuals covered under such agreements enter into new agreements with ARRIS, and, for a period of 18 months following the Effective Time, severance plans or agreements listed on Section 4.12 of the C-COR Disclosure Schedule.

(b) Employees shall receive credit for all purposes (including, for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits, but excluding benefit accruals under any defined benefit pension plan) under any employee benefit plan, program or arrangement established or maintained by ARRIS or the Surviving Corporation under which the Employee may be eligible to participate on or after the Effective Time to the same extent recognized by C-COR or any of its Subsidiaries with respect to its own Employees under comparable plans immediately prior to the Effective Time, but which shall not result in the duplication of benefits thereunder.

(c) In the event that ARRIS or the Surviving Corporation does not elect to continue C-COR’s 401(k) savings plan (the “C-COR Retirement Savings and Profit Sharing Plan”) and elects to transfer account balances to ARRIS’ (or the Surviving Corporation’s) 401(k) savings plan, outstanding plan loans shall be transferred in kind so as to permit such loans to continue in accordance with their terms without triggering a taxable distribution event. In the event ARRIS or the Surviving Corporation does not choose to continue C-COR’s flexible spending account (“FSA”) program, it shall nevertheless allow the current coverage periods under such FSAs to continue through March 31, 2008 to permit participants who remain employees to continue to obtain reimbursements for eligible expenses incurred through March 31, 2008 on the same terms and conditions as existed immediately prior to the Effective Time.

(d) With respect to the welfare benefits plans, programs and arrangements maintained, sponsored or contributed to by ARRIS or the Surviving Corporation in which an Employee may be eligible to participate on the Effective Time, ARRIS shall (i) waive, or shall use commercially reasonable efforts to cause its insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each Employee, (ii) to the extent that ARRIS’ insurance carrier will not provide coverage to an Employee as a result of a preexisting or at-work condition and in the event that such Employee elects continuation coverage pursuant to Section 4980B of the Code or Sections 601 to 608 of ERISA or other similar state laws (“COBRA”), ARRIS shall pay for such continuation coverage to the extent that the cost of the coverage exceeds the amount that the Employee was paying for the benefit coverage immediately prior to the Employee’s loss of coverage and such payments shall continue until the COBRA period has ended or, if earlier, until the Employee is entitled to coverage under any employer-sponsored group health plan or any government-sponsored health program, (iii) provide credit to each Employee for any co-payments, deductibles and out-of-pocket expenses paid by such Employee under C-COR’s comparable plans during the relevant plan year, up to and including the Effective Time, and (iv) use commercially reasonable efforts to provide in-network coverage for State College-based Employees.

(e) As of the Closing, ARRIS and its affiliates shall assume and be liable for all obligations of C-COR and all of its Subsidiaries in respect of any accrued but unpaid vacation, holiday or similar liability as of the Closing and to provide COBRA continuation coverage to C-COR employees and qualified beneficiaries.

Section 7.10 — Stock Exchange Listing.  ARRIS shall use all reasonable efforts to obtain, prior to the Effective Time, the approval for listing on the NASDAQ, effective upon official notice of issuance, of the shares of ARRIS Common Stock into which the C-COR Shares will be converted pursuant to Article II hereof and which will be issuable upon exercise of options pursuant to Section 2.8 hereof.

Section 7.11 — No Shelf Registration.  ARRIS shall not be required to amend or maintain the effectiveness of the Registration Statement for the purpose of permitting resale of the shares of ARRIS Common Stock received pursuant hereto by the persons who may be deemed to be “affiliates” of C-COR or ARRIS within the meaning of Rule 145 promulgated under the 1933 Act.

Section 7.12 — Affiliates.  C-COR (i) has disclosed to ARRIS on Section 7.12 of the C-COR Disclosure Schedule hereof all persons who are, or may be, as of the date hereof its “affiliates” for purposes of Rule 145 under the 1933 Act or SEC Accounting Series Release 135, and (ii) shall use commercially reasonable efforts to cause each person who is identified as an “affiliate” of it on Section 7.12 of the C-COR Disclosure Schedule to deliver to ARRIS as promptly as practicable but in no event later than the Closing Date, a signed agreement substantially in the form previously agreed to by C-COR and ARRIS. C-COR and ARRIS shall notify each other from time to time of any other persons who then are, or may be, such an “affiliate” and use all reasonable efforts to cause each additional person who is identified as an “affiliate” to execute a signed agreement as set forth in this Section 7.12.

Section 7.13 — Change in Control, Severance and Employment Agreements.  C-COR shall cooperate reasonably with ARRIS and the Merger Subsidiary in accelerating to the earlier of the Effective Time or December 31, 2007, with respect to those individuals and specific awards or payments identified by ARRIS, any one or more of the following subject to the limitations of Section 409A of the Code: (i) benefits under any existing change in control agreements; (ii) benefits to be paid in the event of a change in control under any existing employment agreements; (iii) bonuses or other incentive compensation reasonably likely to be earned; and (iv) benefits under any nonqualified deferred compensation arrangements. Notwithstanding the foregoing, ARRIS shall honor existing participant elections as to timing and forms of benefits under C-COR’s Supplemental Executive Retirement Plan (including elections made before the end of 2007 with respect to payment in connection with a qualified change in control, if applicable). The parties understand that payments subject to Section 409A of the Code that are triggered by termination of employment must be delayed for six months for specified employees under Section 409A(2)(B)(i).

Section 7.14 — Tax-Free Reorganization.

(a) This Agreement is a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each Party hereto shall use all commercially reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code. Following the Effective Time, neither the Merger Subsidiary, ARRIS, C-COR or any of their affiliates shall knowingly take any action that could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

(b) Officers of C-COR shall execute and deliver to each of C-COR’s and ARRIS’ counsel, at the time the Registration Statement or any amendment thereto is filed with the SEC and on or about the Closing Date, certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver any opinions required in connection with the filing of the Registration Statement and the opinions contemplated by Sections 8.2(d) and 8.3(d). C-COR does not know of any reason why C-COR will not be able to deliver such certificates.

(c) Officers of ARRIS shall execute and deliver to each of C-COR’s and ARRIS’ counsel at the time the Registration Statement or any amendment thereto is filed with the SEC and on or about the Closing Date, certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to delivery any opinions required in connection with the filing of the Registration Statement and the opinions contemplated by Sections 8.2(d) and 8.3(d). ARRIS does not know of any reason why ARRIS will not be able to deliver such certificates.

Section 7.15 — Section 16 Matters.  Prior to the Effective Time, C-COR shall take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of C-COR Common Stock (including derivative securities with respect to C-COR Common Stock) resulting from the transactions contemplated by Article II by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to C-COR to be exempt under Rule 16b-(3) promulgated under the Exchange Act.

Section 7.16 — C-COR Notes.  If requested by ARRIS, to the extent permitted by the C-COR Notes, C-COR shall redeem the C-COR Notes in accordance with ARRIS’ request.

Section 7.17 — C-COR Incentive Plan.  If requested by ARRIS, C-COR shall take all reasonable actions necessary to amend the Incentive Plan to permit consultants of C-COR to be eligible to receive awards thereunder.

Section 7.18 — C-COR Intellectual Property.  C-COR will deliver to ARRIS as soon as reasonably practicable a list of maintenance fees outside the United States for all Patents listed on Section 4.21(a) of the C-COR Disclosure Schedule. Within thirty (30) days of the date of the Agreement C-COR will provide the names of the parties and the date executed for each contract or agreement set forth on Schedule 4.21(c)-1. Within thirty (30) days of the date of this Agreement, C-COR will identify to ARRIS, for each contract listed in Section 4.21(c)-1 and Section 4.21(c)-2 of the C-COR Disclosure Schedule, all royalties, honoraria or other fees (if any) that will become due or payable thereunder on or prior to March 31, 2008. Within thirty (30) days of the signing of this Agreement, C-COR will identify to ARRIS, for each Contract listed in Section 4.21(d) of the C-COR Disclosure Schedule, all royalties, honoraria or other fees (if any) that will become due or payable thereunder within five months after the date of this Agreement. C-COR will deliver to ARRIS as soon as reasonably practicable a complete and accurate list of all Agreements referenced in Section 4.21(k)(i)(B) or 4.21(k)(ii).

Section 7.19 — Change of Control Notifications .  Prior to the Closing, ARRIS will deliver to each C-COR employee subject to a change of control agreement a non-binding indication of ARRIS’ then-current expectation with respect to the term of such employee’s employment after the Effective Time.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.1 — Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each Party to effect the Merger shall be subject to the following conditions:

(a) Stockholder Approval.  The Merger and this Agreement shall have been approved and adopted by the requisite vote of the stockholders of each of C-COR and the Merger Subsidiary and the issuance of ARRIS Common Stock pursuant to the Merger shall have been approved by the requisite vote of the stockholders of ARRIS, in each case in accordance with Pennsylvania Law, Delaware Law and the rules of NASDAQ, as applicable;

(b) Legality.  No federal, state or foreign statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which is in effect and has the effect of (i) making the Merger illegal or otherwise prohibiting the consummation of the Merger or (ii) creating a Material Adverse Effect on ARRIS, with or without including its ownership of C-COR and its Subsidiaries after the Merger, or C-COR;

(c) Regulatory Matters.  All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental body, agency or official, including, without limitation, any waiting period applicable to the consummation of the Merger under the HSR Act, shall have expired or been terminated (all of the foregoing, “Consents”) that are necessary for the consummation of the transactions contemplated hereby, other than immaterial Consents the failure to obtain which would have no material adverse effect on the consummation of the transactions contemplated hereby and no Material Adverse Effect on ARRIS, with or without including its ownership of

C-COR and its Subsidiaries after the Merger, or C-COR, shall have been filed, have occurred or have been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”) and all such Requisite Regulatory Approvals shall be in full force and effect, provided, however, that a Requisite Regulatory Approval shall not be deemed to have been obtained if in connection with the grant thereof any state or federal governmental body, agency or official shall have imposed any condition, requirement, restriction or change of regulation, or any other action directly or indirectly related to such grant taken by such governmental body, which would reasonably be expected to either (i) have a Material Adverse Effect on either ARRIS, with or without including its ownership of C-COR and its Subsidiaries, or C-COR, or (ii) prevent the Parties from realizing in all material respects the economic benefits of the transactions contemplated by this Agreement that the Parties currently anticipate receiving therefrom;

(d) Registration Statement Effective.  The Registration Statement shall have become effective prior to the mailing by each of C-COR and ARRIS of the Joint Proxy Statement to its respective stockholders, no stop order suspending the effectiveness of the Registration Statement shall then be in effect, and no proceedings for that purpose shall then be threatened by the SEC or shall have been initiated by the SEC and not concluded or withdrawn;

(e) Stock Exchange Listing. The shares of ARRIS Common Stock into which the C-COR Shares will be converted pursuant to Article II hereof and the shares of ARRIS Common Stock issuable upon the exercise of options pursuant to Section 2.8 hereof shall have been duly approved for listing on the NASDAQ, subject to official notice of issuance;

(f) Consents Under C-COR Agreements.  C-COR shall have obtained the consent or approval of any person whose consent or approval shall be required under any agreement or instrument in order to permit the consummation of the transactions contemplated hereby except those which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on ARRIS, with or without including its ownership of C-COR and its Subsidiaries after the Merger, or C-COR; and

(g) Consents Under ARRIS Agreements.  ARRIS shall have obtained the consent or approval of any person whose consent or approval shall be required under any agreement or instrument in order to permit the consummation of the transactions contemplated hereby except those which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on ARRIS, with or without including its ownership of C-COR and its Subsidiaries after the Merger, or C-COR.

Section 8.2 — Additional Conditions to Obligations of C-COR.  The obligations of C-COR to effect the Merger are also subject to the fulfillment of the following conditions:

(a) Representations and Warranties.  The representations and warranties of ARRIS contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of a date earlier than the date hereof) shall also be true and correct on and as of the Closing Date, except for changes permitted under Section 6.1 hereof or otherwise contemplated by this Agreement, with the same force and effect as if made on and as of the Closing Date, provided, however, that for purposes of this Section 8.2(a) only, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct (without regard to materiality qualifiers contained therein), individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on ARRIS;

(b) Agreements, Conditions and Covenants.  ARRIS shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by them on or before the Effective Time;

(c) Certificate.  C-COR shall have received a certificate of an executive officer of ARRIS to the effect set forth in paragraphs (a) and (b) above;

(d) Tax Opinion.

(i) C-COR shall have received an opinion of Ballard Spahr Andrews & Ingersoll, LLP, special counsel to C-COR, dated as of the Closing Date, in form and substance reasonably satisfactory to C-COR, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that (A) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (B) C-COR, the Merger Subsidiary and ARRIS each will be a “party to the reorganization” within the meaning of Section 368 of the Code. In rendering such opinion, Ballard Spahr Andrews & Ingersoll, LLP may require and rely upon representations and covenants including those contained in certificates of officers of C-COR and ARRIS and others. The issuance of such tax opinion shall be conditioned upon receipt by C-COR’s counsel of representation letters from each of ARRIS and C-COR reasonably satisfactory in form and substance to each of C-COR’s and ARRIS’ counsel; and

(ii) ARRIS shall have received the opinion described in Section 8.3(d) (i) hereof; and

Section 8.3 — Additional Conditions to Obligations of ARRIS.  The obligations of ARRIS to effect the Merger are also subject to the fulfillment of the following conditions:

(a) Representations and Warranties.  The representations and warranties of C-COR contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of a date earlier than the date hereof) shall also be true and correct on and as of the Closing Date, except for changes permitted under Section 6.1 hereof or otherwise contemplated by this Agreement, with the same force and effect as if made on and as of the Closing Date, provided, however, that for purposes of this Section 8.3(a) only, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct (without regard to materiality qualifiers contained therein), individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on C-COR or ARRIS;

(b) Agreements, Conditions and Covenants.  C-COR shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by them on or before the Effective Time;

(c) Certificate.  ARRIS shall have received a certificate of an executive officer of C-COR to the effect set forth in paragraphs (a) and (b) above;

(d) Tax Opinion.

(i) ARRIS shall have received a written opinion of Troutman Sanders LLP, special counsel to ARRIS, dated as of the Effective Time, in form and substance reasonably satisfactory to ARRIS, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that (A) the Merger will qualify as a reorganization within the meaning of Section 368 of the Code and (B) C-COR, the Merger Subsidiary and ARRIS will each be a “party to the reorganization” within the meaning of Section 368 of the Code. In rendering such opinion, Troutman Sanders LLP may require and rely upon representations and covenants including those contained in certificates of officers of ARRIS and C-COR and others. The issuance of such tax opinion shall be conditioned upon receipt by ARRIS’ counsel of representation letters from each of ARRIS and C-COR reasonably satisfactory inform and substance to each of C-COR’s and ARRIS’ counsel; and

(ii) C-COR shall have received the opinion described in Section 8.2(d)(i) hereof.

(e) Affiliate Agreements.  ARRIS shall have received the agreements required by Section 7.12 hereof to be delivered by the C-COR “affiliates,” duly executed by each “affiliate” of C-COR.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.1 — Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of C-COR and ARRIS referred to in Section 7.2(a), by mutual written consent of C-COR or ARRIS as authorized by the respective Board of Directors.

Section 9.2 — Termination by Either ARRIS or C-COR.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of C-COR and ARRIS referred to in Section 7.2(a), by ARRIS or C-COR as authorized by the respective Board of Directors and by written notice if:

(a) the Merger is not consummated by March 31, 2008 (as such date may be extended by mutual written consent of ARRIS and C-COR) (the “Termination Date”);

(b) the approval of the stockholders of ARRIS or of C-COR required by Section 7.2(a) is not obtained at a duly held stockholders meeting of each such company, including any adjournments thereof;

(c) any order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger becomes final and non-appealable, whether before or after the stockholders meeting of either Party (provided such Party used commercially reasonable efforts to have such order lifted); or

(d) if the Average Trading Price, as determined in accordance with Section 2.2(b), is less than $11.41;

provided, however, that the right to terminate this Agreement pursuant to clause (a) or (b) above will not be available to any Party that has breached or failed to perform in any material respect its obligations under this Agreement in any manner that has been the principal cause of or primarily resulted in the failure of the Merger to be consummated; and provided, further, that, prior to or upon any termination (i) by C-COR pursuant to clause (b) above, C-COR must have paid to ARRIS any C-COR Termination Fee (as defined herein) then due and payable under Section 9.5(b) under the terms specified in Section 9.5(b) or (ii) by ARRIS pursuant to clause (b) above, ARRIS must have paid to C-COR any ARRIS Termination Fee (as defined herein) then due and payable under Section 9.5(c) under the terms specified in Section 9.5(c).

Section 9.3 — Termination by C-COR.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by C-COR as authorized its the Board of Directors:

(a) if prior to, but not after, the time the vote is taken with respect to the adoption of this Agreement at the stockholders meeting of either Party, (i) C-COR’s Board of Directors, pursuant to and in compliance with Section 6.2, has approved or recommended to the stockholders of C-COR any Superior Proposal and (ii) prior to or upon termination pursuant to this Section 9.3(a), C-COR has paid to ARRIS the C-COR Termination Fee then due and payable under Section 9.5; provided, however, that (A) prior to such termination pursuant to this Section 9.3(a), C-COR notified ARRIS in writing promptly of its intention to terminate this Agreement and to enter into a binding Alternative Acquisition Agreement concerning a Superior Proposal promptly following the Waiting Period (as defined below), attaching the most current version of such agreement (or, to the extent no such agreement is contemplated to be entered into by C-COR in connection with such Superior Proposal, a description of all material terms and conditions of such Superior Proposal), and (B) ARRIS did not make, within three business days after its receipt of such written notification (the “Waiting Period”), an offer that the Board of Directors of C-COR determined, in good faith after consultation with its financial advisor, is at least as favorable to the stockholders of C-COR from a financial point of view as such Superior Proposal (it being understood that (1) C-COR shall not enter into any such binding agreement prior to or during the Waiting Period, (2) C-COR shall keep ARRIS reasonably informed at all times during the Waiting Period of the status and material terms and conditions (including any amendment thereto) of such Superior Proposal and provide copies of all draft Alternative Acquisition Agreements relating to such Superior Proposal (and any executed confidentiality agreement entered into in the circumstances referred to in Section 6.2(a)), and (3) C-COR shall notify ARRIS promptly if C-COR’s intention to enter into such binding written agreement changes at any time after giving notification of such Superior Proposal); or

(b) if there has been a breach of any representation, warranty, covenant or agreement made by ARRIS or Merger Subsidiary in this Agreement, or any such representation or warranty becomes untrue after the date of this Agreement, such that the condition set forth in Sections 8.2(a) or 8.2(b), as the case may be, would not be satisfied and such breach is not cured within twenty days after written notice thereof is given by C-COR to ARRIS; provided, however, that the right to terminate this Agreement by C-COR will not be available to ARRIS if C-COR is at that time in material breach of this Agreement.

Section 9.4 — Termination by ARRIS.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by ARRIS as authorized by its Board of Directors:

(a) if a C-COR Triggering Event (as defined below) has occurred; or

(b) if there has been a breach of any representation, warranty, covenant or agreement made by C-COR in this Agreement, or any such representation or warranty becomes untrue after the date of this Agreement, such that the condition set forth in Sections 8.3(a) or 8.3(b), as the case may be, would not be satisfied and such breach is not cured within 20 days after written notice thereof is given by ARRIS to C-COR; provided, however, that the right to terminate this Agreement by ARRIS will not be available to ARRIS if ARRIS or Merger Subsidiary is at that time in material breach of this Agreement.

For the purposes of this Agreement, a “C-COR Triggering Event” will be deemed to have occurred if:

(A) the Board of Directors of C-COR fails to recommend approval of this Agreement and the Merger in the Proxy Statement, a Change in C-COR Recommendation occurs or the Board of Directors of C-COR resolves to make a change in its recommendation;

(B) the Board of Directors of C-COR recommends to the stockholders of C-COR a Competing Transaction or publicly announces that it intends to do so or enters into any Alternative Acquisition Agreement accepting any Acquisition Proposal;

(C) a tender offer or exchange offer for the outstanding shares of capital stock of C-COR is commenced (other than pursuant to the transactions contemplated by this Agreement), and the Board of Directors of C-COR fails to recommend against (or maintain such recommendation against) acceptance of such tender offer or exchange offer by its stockholders;

(D) the Board of Directors of C-COR, upon request of ARRIS following receipt of a proposal or offer for a Competing Transaction, fails to reaffirm to ARRIS the approval or recommendation of the Merger and this Agreement within five business days after such request; or

(E) C-COR or any of its officers, directors, representatives, or agents knowingly and materially breaches its obligations under Section 6.2.

Section 9.5 — Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement (other than as set forth in Section 10.1) becomes void and of no effect with no liability or obligation on the part of any party (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided in this Agreement, no termination relieves any Party hereto of any liability or damages resulting from any fraud or willful or intentional breach of this Agreement. No termination of this Agreement affects the obligations of the Parties contained in the Confidentiality Agreement, all of which obligations survive in accordance with their terms.

(b) C-COR shall pay to ARRIS a fee equal to $22.5 million (the “C-COR Termination Fee”), by wire transfer of immediately available funds on the date that the C-COR Termination Fee is due as provided below, in the event this Agreement is terminated:

(i) by ARRIS or C-COR pursuant to Section 9.2(a) or Section 9.2(b) as a result of the failure to obtain the approval of the C-COR stockholders, if the following occurs:

(A) after the date of this Agreement and prior to the stockholders meeting of either Party, any third party makes a Takeover Proposal (substituting 35% for the 20% threshold in the definition of Competing Transaction for purposes of this Section 9.5(b)(i)) to C-COR or publicly discloses or announces an intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal, prior to either (1) with respect to any termination pursuant to Section 9.2(a), the date of such termination or (2) with respect to any termination pursuant to Section 9.2(b), the date of the C-COR Stockholders’ Meeting; and

(B) within twelve months of such termination C-COR or any of its Subsidiaries enters into an Alternative Acquisition Agreement to consummate, or consummates, or approves or recommends to the stockholders of C-COR or otherwise does not oppose, a Competing Transaction with such third party;

(ii) by C-COR (A) pursuant to Section 9.2(b) and, prior to the date of the stockholders meeting of either Party, a C-COR Triggering Event shall have occurred or (B) pursuant to Section 9.3(a); or

(iii) by ARRIS pursuant to Section 9.4(a).

C-COR shall pay ARRIS the C-COR Termination Fee no later than: (x) on the date of the first to occur of the execution of an Alternative Acquisition Agreement (other than a confidentiality agreement), approval or recommendation to the stockholders of C-COR of a Competing Transaction, failure to oppose a Competing Transaction or the consummation of a Competing Transaction, in the case of clause (i) above; (y) on the date of termination of this Agreement in the case of clause (ii) above; and (z) two business days after termination of this Agreement in the case of clause (iii) above. ARRIS and Merger Subsidiary agree that payment of the C-COR Termination Fee, if such fee is actually paid as provided herein, will be the sole and exclusive remedy of ARRIS and Merger Subsidiary upon termination of this Agreement.

C-COR acknowledges that the agreements contained in this Section 9.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, ARRIS and the Merger Subsidiary would not enter into this Agreement. If C-COR fails to pay the C-COR Termination Fee in accordance with this Section 9.5(b) and, in order to obtain such payment, ARRIS commences a suit that results in a judgment against C-COR for the C-COR Termination Fee, C-COR shall pay to ARRIS its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amount of the C-COR Termination Fee, from the date such payment was required to be made until the date of payment at the prime rate as announced in The Wall Street Journal in effect on the date such payment was required to be made, after delivery to C-COR of reasonable documentation evidencing such costs and expenses.

(c) ARRIS shall pay to C-COR a fee equal to $22.5 million (the “ARRIS Termination Fee”), by wire transfer of immediately available funds on the date that the ARRIS Termination Fee is due as provided below, in the event this Agreement is terminated by ARRIS or C-COR pursuant to Section 9.2(a) or Section 9.2(b) as a result of the failure to obtain the approval of the ARRIS stockholders, if the following occurs:

(i) after the date of this Agreement and prior to the stockholders meeting of either Party, any third party makes an ARRIS Takeover Proposal (as defined herein) to ARRIS or publicly discloses or announces an intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal, prior to either (1) with respect to any termination pursuant to Section 9.2(a), the date of such termination or (2) with respect to any termination pursuant to Section 9.2(b), the date of the ARRIS Stockholders’ Meeting; and

(ii) within twelve months of such termination ARRIS or any of its Subsidiaries enters into an ARRIS Alternative Acquisition Agreement (as defined herein) to consummate, or consummates, or approves or recommends to the stockholders of ARRIS or otherwise does not oppose, an ARRIS Competing Transaction (as defined herein) with such third party;

ARRIS shall pay C-COR the ARRIS Termination Fee no later than on the date of the first to occur of the execution of an Alternative Acquisition Agreement (other than a confidentiality agreement), approval or recommendation to the stockholders of ARRIS of an ARRIS Competing Transaction, failure to oppose an ARRIS Competing Transaction or the consummation of an ARRIS Competing Transaction. C-COR agrees that payment of the ARRIS Termination Fee, if such fee is actually paid as provided herein, will be the sole and exclusive remedy of C-COR upon termination of this Agreement.

ARRIS acknowledges that the agreements contained in this Section 9.5(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, C-COR would not enter into this Agreement. If ARRIS fails to pay the ARRIS Termination Fee in accordance with this Section 9.5(c) and, in order to obtain such payment, C-COR commences a suit that results in a judgment against ARRIS for the ARRIS Termination Fee, ARRIS shall pay to C-COR its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amount of the ARRIS Termination Fee, from the date such payment was required to be made until the date of payment at the prime rate as announced in The Wall Street Journal in effect on the date such payment was required to be made, after delivery to C-COR of reasonable documentation evidencing such costs and expenses.

For purpose of this Agreement:

(A) The term “ARRIS Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement or commitment with respect to any ARRIS Takeover Proposal.

(B) The term “ARRIS Competing Transaction” means any transaction, other than the transactions contemplated by this Agreement, to acquire beneficial ownership (as defined under Rule 13(d) promulgated under the Exchange Act) of (1) assets that constitute 35% or more of the consolidated revenues, net income or assets of ARRIS and its Subsidiaries or (2) 35% or more (in number or voting power) of any class of equity securities or other capital stock of ARRIS or any of its Subsidiaries, in any such case pursuant to any transaction or series of transactions, including (w) a merger, consolidation, share exchange, or other business combination (including any so-called merger-of-equals and whether or not ARRIS is the entity surviving any such transaction) involving ARRIS or any of its Subsidiaries, (x) a sale, issuance, exchange, transfer or other disposition of shares of capital stock of ARRIS or any of its Subsidiaries, (y) a sale, lease, license, exchange, transfer or other disposition of assets of ARRIS or any of its Subsidiaries or (z) a tender offer, exchange offer or similar transaction with respect to either ARRIS or any of its Subsidiaries, including any single or multi-step transaction or series of related transactions, which is structured to permit such third party or another third party to acquire beneficial ownership of assets that constitute 35% or more of the consolidated revenues, net income or assets of ARRIS and its Subsidiaries, or 35% or more of the equity interest in either ARRIS or any of its Subsidiaries.

(C) The term “ARRIS Takeover Proposal” means any inquiry, proposal, offer or indication of interest (including any inquiry, proposal, offer or indication of interest to its stockholders), whether in writing or otherwise, from a third party that constitutes, or could reasonably be expected to lead to, an ARRIS Competing Transaction.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 — Non-Survival of Representations, Warranties and Agreements.  The representations. warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.1 hereof, as the case may be, except that (a) the agreements set forth in Article I and Sections 2.5, 2.6, 2.7, 7.8, and 7.9 hereof shall survive the Effective Time indefinitely, (b) the agreements and representations set forth in Sections 4.11, 4.28, 5.11, 5.19, 7.5(b) and 10.3 and Article IX hereof shall survive termination indefinitely and (c) nothing contained herein shall limit any covenant or agreement of the Parties that by its terms contemplates performance after the Effective Time.

Section 10.2 — Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally, sent by nationally recognized overnight courier or sent by telecopy, to the Parties at the following addresses or telecopy numbers (or at such other address or telecopy number for a Party as shall be specified by like notice):

(a)	if to C-COR:

C-COR Incorporated
60 Decibel Road
State College, Pennsylvania 16801
Attention: President
Telecopy No.: (814) 237-5574

with a copy to:

Ballard Spahr Andrews & Ingersoll, LLP
51st Floor, 1735 Market Street
Philadelphia, Pennsylvania 19103-7599
Attention: Robert C. Gerlach
Telecopy No.: (215) 864-8999

(b)	if to ARRIS:

ARRIS Group, Inc.
3871 Lakefield Drive
Suwanee, Georgia 30024
Attention: President
Telecopy No.: (678) 473-8470

with a copy to:

Troutman Sanders LLP
600 Peachtree Street, NE
Atlanta, Georgia 30308
Attention: W. Brinkley Dickerson, Jr.
Telecopy No.: (404) 962-6743

Section 10.3 — Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, except that those expenses incurred in connection with the printing of the Joint Proxy Statement and the Registration Statement, as well as the filing fees related thereto and any filing fee required in connection with the filing of Premerger Notifications under the HSR Act, shall be shared equally by C-COR and ARRIS.

Section 10.4 — Certain Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a) “1933 Act” means the Securities Act of 1933, as the same may be amended from time to time, and “Exchange Act” means the Securities Exchange Act of 1934, as the same may be amended from time to time.

(b) “ARRIS Common Stock” means the shares of common stock, par value $.01 per share of ARRIS.

(c) “affiliate” of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person.

(d) “C-COR Common Stock” or “C-COR Common Stock” means the shares of common stock, par value $.05 per share of C-COR.

(e) “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

(f) “GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

(g) “HSR Act” means the Hart-Scott- Rodino Antitrust Improvements Act of 1976, as the same may be amended from time to time.

(h) “Hazardous Materials” means (a) any substance, material, element, compound, waste or chemical, whether solid, liquid or gaseous which is defined, listed or otherwise classified or regulated in any way as a “contaminant,” “pollutant” “toxic pollutant,” “toxic substance,” “hazardous substance,” “hazardous waste,” or “special waste” under any Environmental Laws; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) radon; and (e) any raw materials, building components (including without limitation, asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws.

(i) “knowledge” of any Party shall mean the actual knowledge of the executive officers of such Party following due inquiry.

(j) “Material Adverse Effect” means any change in or effect on the business of the referenced corporation or any of its Subsidiaries that is or will be materially adverse to the business, operations (including the income statement), prospects, properties (including intangible properties), condition (financial or otherwise), assets, liabilities or regulatory status of such referenced corporation and its Subsidiaries taken as a whole, but shall not include the effects of changes that are generally applicable in (A) the United States economy, (B) the United States securities markets, (C) the announcement of this Agreement and the transactions contemplated hereby, (D) the taking of any action required under this Agreement or the transactions contemplated hereby, (E) changes in GAAP, (E) changes in laws of general applicability or interpretations thereof by courts or governmental entities, (F) changes in C-COR and ARRIS’ industry and (G) any acts of terrorism or any outbreak of war, if, in any of (A) through (G), the effect on C-COR or ARRIS, determined without including its ownership of C-COR after the Merger, (as the case may be) and its respective Subsidiaries, taken as a whole, is not disproportionate relative to the effect on the other and its Subsidiaries, taken as a whole. All references to Material Adverse Effect on ARRIS or its Subsidiaries contained in Article IV, V or VI of this Agreement shall be deemed to refer solely to ARRIS and its Subsidiaries without including its ownership of C-COR and its Subsidiaries after the Merger.

(k) “person” means an individual, corporation, partnership, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

(l) “Subsidiary,” “C-COR Subsidiary,” or “ARRIS Subsidiary” means any corporation or other legal entity of which C-COR or ARRIS, as the case may be (either alone or through or together with any other

Subsidiary or Subsidiaries), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

(m) “Takeover Statute” means a “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal Laws in the United States, including Section 203 of the Delaware Law and Subchapters “C” through “J” of Chapter 25 of the Pennsylvania Law.

(n) “third party” means any person or group other than ARRIS, Merger Subsidiary, C-COR, any affiliate of ARRIS or any affiliate of C-COR.

Section 10.5 — Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

Section 10.6 — Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.7 — Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

Section 10.8 — Entire Agreement; No Third-Party Beneficiaries.  This Agreement constitutes the entire agreement and, except as expressly set forth herein, supersedes any and all other prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and, except for Section 7.8 (Indemnification, Directors’ and Officers’ Insurance) is not intended to confer upon any person other than C-COR, ARRIS, and the Merger Subsidiary and, after the Effective Time, their respective stockholders, any rights or remedies hereunder. Without by implication limiting the foregoing, in no event shall Section 7.9 or 8.2(e) confer any rights on any current, former or future employee of C-COR or ARRIS or any of their Subsidiaries.

Section 10.9 — Assignment.  This Agreement shall not be assigned by operation of law or otherwise.

Section 10.10 — Governing Law; Jurisdiction and Venue.  Other than the validity of the Merger, which shall be governed by the laws of the Commonwealth of Pennsylvania, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. For all actions, suits and proceedings arising out of or relating to this Agreement, the parties hereby irrevocably and unconditionally (i) consent to the personal jurisdiction of any state or federal court of competent jurisdiction located in the City of Wilmington in the State of Delaware and (ii) waive any defense or objection to proceeding in such court, including those objections and defenses based on an alleged lack of personal jurisdiction, improper venue and forum non-conveniens.

Section 10.11 — Counterparts.  This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.

[This space intentionally left blank.]

IN WITNESS WHEREOF, C-COR and ARRIS have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

C-COR INCORPORATED

By:	/s/ David A Woodle
David A. Woodle
Chairman and Chief Executive Officer

ARRIS GROUP, INC.

By:	/s/ Robert J. Stanzione
Robert J. Stanzione
Chairman and Chief Executive Officer

AIR MERGER SUBSIDIARY, INC.

By:	/s/ Robert J. Stanzione
Robert J. Stanzione
President

List of Disclosure Schedules

Schedule No.		Schedule Title

4.1		C-COR Organization and Qualification; Subsidiaries
4.3		C-COR Capitalization
4	.5(a)	C-COR Material Contracts
4	.5(b)	C-COR No Conflict
4	.5(c)	C-COR Required Filings and Consents
4	.6(a)	C-COR Compliance
4	.6(b)	C-COR Permits
4	.7(a) and (b)	C-COR SEC Filings; Financial Statements
4.8		C-COR Absence of Changes
4.9		C-COR Undisclosed Liabilities
4.10		C-COR Litigation
4	.12(a)	C-COR Employee Benefit Plans
4	.12(b)	C-COR Retiree Benefits
4	.12(c)	C-COR Options
4	.12(d)	C-COR Agreements related to Employment
4.13		C-COR Labor Matters
4.14		C-COR Restrictions on Business Activities
4.15		C-COR Title to Property
4.16		C-COR Customers
4.17		C-COR Supplier Relations
4	.19(a)	C-COR Tax Returns
4	.19(b)	C-COR Tax Returns Subject to Audit
4	.19(d)	C-COR Tax Groups
4	.19(f)	C-COR Certain Payments
4	.19(i)	C-COR Controlled Foreign Companies
4	.19(j)	C-COR Net Operating Loss Limitations
4.20		C-COR Environmental Matters
4	.21(a)	C-COR Intellectual Property
4	.21(b)	C-COR Trademarks, Patents & Copyrights
4	.21(c)	C-COR Third Party Software
4	.21(d)	C-COR Third Party IP Licenses
4	.21(e)	C-COR Owned Intellectual Property
4	.21(f)	C-COR Third Party Infringement
4	.21(g)	C-COR Infringement on Owned Intellectual Property
4	.21(h)	C-COR Software
4	.21(h)-2	C-COR Form Non-Competition Agreement
4	.21(i)-2	C-COR Trademarks
4	.21(n)	C-COR Software
4	.21(o)	C-COR Licenses
4	.21(p)	C-COR Funding
4.22		C-COR Warranties
4	.24(d)	C-COR Import and Export Control Laws
4.25		C-COR Foreign Corrupt Practices Act
5.1		ARRIS Organization and Qualification; Subsidiaries
5.3		ARRIS Capitalization

Schedule No.		Schedule Title

5	.5(a)	ARRIS No Conflict; Required Filings
5	.5(b)	ARRIS Consents
5	.6(a)	ARRIS Compliance
5	.6(b)	ARRIS Permits
5.7		ARRIS SEC Filings; Financial Statements
5.8		ARRIS Absence of Certain Changes or Events
5.9		ARRIS No Undisclosed Liabilities
5.10		ARRIS Litigation
5.12		ARRIS Employee Benefit Plans; Employment Agreements
5.14		ARRIS Environmental Matters
5.15		ARRIS Customers
5	.16(d)	ARRIS Infringement on Third Party IP Rights
5	.16(l)	ARRIS Open Source Licensing
6.1		Business Pending the Merger
7.12		Affiliates

ANNEX B

[LETTERHEAD OF UBS SECURITIES LLC]

September 23, 2007

The Board of Directors
ARRIS Group, Inc.
3871 Lakefield Drive
Suwanee, Georgia 30024

Dear Members of the Board:

We understand that ARRIS Group, Inc., a Delaware corporation (“ARRIS”), is considering a transaction whereby C-COR Incorporated, a Pennsylvania corporation (“C-COR”), will merge with and into Air Merger Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of ARRIS (“Merger Sub”), as a result of which C-COR will become a wholly owned subsidiary of ARRIS (the “Transaction”). Pursuant to the terms of the Agreement and Plan of Merger, dated as of September 23, 2007 (the “Merger Agreement”), among C-COR, Merger Sub and ARRIS, each outstanding share of the common stock, par value $0.05 per share, of C-COR (“C-COR Common Stock”) will be converted, at the option of the holder thereof (subject to certain proration and other procedures and limitations set forth in the Merger Agreement, as to which procedures and limitations we express no opinion), into the right to receive either (i) $13.75 (the “Cash Consideration”) or (ii) 0.9642 of a share of the common stock, par value $0.01 per share, of ARRIS (“ARRIS Common Stock” and, such number of shares, the “Stock Consideration”) (the Stock Consideration and the Cash Consideration being collectively referred to as the “Merger Consideration”), subject to a collar mechanism as specified in the Merger Agreement. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to ARRIS of the Merger Consideration to be paid by ARRIS in the Transaction.

UBS Securities LLC (“UBS”) has acted as financial advisor to ARRIS in connection with the Transaction and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Transaction. In the past, UBS has provided investment banking services to ARRIS unrelated to the proposed Transaction, for which UBS received compensation. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of ARRIS and C-COR and, accordingly, may at any time hold a long or short position in such securities.

Our opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available to ARRIS or ARRIS’ underlying business decision to effect the Transaction. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Merger Consideration to the extent expressly specified herein, of the Merger Agreement, the form of the Transaction or the form of the Merger Consideration. We express no opinion as to what the value of ARRIS Common Stock will be when issued pursuant to the Transaction or the prices at which ARRIS Common Stock or C-COR Common Stock will trade at any time. In rendering this opinion, we have assumed, with your consent, that (i) ARRIS and C-COR will comply with all material terms of the Merger Agreement, and (ii) the Transaction will be consummated in accordance with the terms of the Merger Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on ARRIS, C-COR or the Transaction.

B-1

The Board of Directors
ARRIS Group, Inc.
September 23, 2007

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to C-COR and ARRIS; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of C-COR that were provided to us by the management of C-COR and not publicly available, including financial forecasts and estimates prepared by the management of C-COR as adjusted by the management of ARRIS; (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of ARRIS that were provided to us by the management of ARRIS and not publicly available, including financial forecasts and estimates prepared by the management of ARRIS; (iv) conducted discussions with members of the senior managements of ARRIS and C-COR concerning the businesses and financial prospects of ARRIS and C-COR; (v) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (vi) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions we believe to be generally relevant; (vii) reviewed current and historical market prices of C-COR Common Stock and ARRIS Common Stock; (viii) considered certain pro forma effects of the Transaction on ARRIS’ financial statements, both before and after giving effect to the accounting treatment under purchase accounting of certain deferred revenue of C-COR as estimated by the management of ARRIS; (ix) reviewed the Merger Agreement; and (x) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of ARRIS or C-COR, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates and pro forma effects referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of C-COR and ARRIS, as the case may be, as to the future performance of C-COR and ARRIS and such pro forma effects. In addition, we have assumed, with your approval, that the financial forecasts and estimates referred to above will be achieved at the times and in the amounts projected. We have assumed, with your consent, that the Transaction will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid by ARRIS in the Transaction is fair, from a financial point of view, to ARRIS.

This opinion is provided for the benefit of the Board of Directors in connection with, and for the purpose of, its evaluation of the Transaction.

Very truly yours,

/s/ UBS Securities LLC

UBS SECURITIES LLC

B-2

ANNEX C

September 23, 2007

Board of Directors
C-COR Incorporated
60 Decibel Road
State College, Pennsylvania 16801

Members of the Board of Directors:

C-COR Incorporated (the “Company”), ARRIS Group, Inc. (the “Acquiror”) and Air Merger Subsidiary, Inc., a wholly owned subsidiary of the Acquiror (the “Acquisition Sub”), propose to enter into an Agreement and Plan of Merger dated as of September 23, 2007 (the “Agreement”) pursuant to which the Company will be merged with and into the Acquisition Sub in a transaction (the “Merger”) in which each outstanding share of the Company’s common stock, par value $0.05 per share (the “Company Shares”), will be converted into the right to receive (i) 0.9642 shares of common stock, subject to the adjustment described below (the “Stock Consideration”), of the Acquiror, par value $0.01 per share (the “Acquiror Shares”), or (ii) $13.75 in cash (the “Cash Consideration,” and together with the Stock Consideration, the “Consideration”), in each case as the holder thereof shall have elected, or (iii) in certain circumstances a combination of cash and Acquiror Shares, subject to the terms, limitations and procedures set forth in the Agreement, which include a limitation on the aggregate amount of cash and the number of Acquiror Shares available to be paid in the Merger. Subject to the limitations described therein, the Agreement also provides that if the Market Value (as defined in the Agreement) of the Acquiror Shares is less than $12.83 per share, then the Acquiror shall increase the amount of the Stock Consideration, which increase may be paid in cash or additional Acquiror Shares, such that the value of the aggregate Consideration paid per Company Share for all outstanding Company Shares equals $13.08, and if the Market Value of the Acquiror Shares is greater than $15.69 per share, then the Acquiror shall decrease the amount of the Stock Consideration such that the value of the aggregate Consideration paid per Company Share for all outstanding Company Shares equals $14.43.

You have asked us whether, in our opinion, the Consideration is fair from a financial point of view to the holders of the Company Shares.

In arriving at the opinion set forth below, we have, among other things:

(1)	Reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant;

(2)	Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger furnished to us by the Company (the “Expected Synergies”), and certain information relating to the business, earnings,

C-1

Board of Directors
C-COR Incorporated
60 Decibel Road
State College, Pennsylvania 16801

cash flow, assets, liabilities and prospects of the Acquiror furnished to us by the Acquiror, including financial forecasts for fiscal years 2007 and 2008 only, having been informed by the Acquiror that it has not prepared financial forecasts beyond that period;

(3)	Conducted discussions with members of senior management and representatives of the Company and the Acquiror concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies;

(4)	Reviewed the market prices and valuation multiples for the Company Shares and the Acquiror Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5)	Reviewed the results of operations of the Company and the Acquiror and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6)	Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

(7)	Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors;

(8)	Reviewed the potential pro forma impact of the Merger;

(9)	Reviewed the Agreement; and

(10)	Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Acquiror or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Acquiror. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by the Company or the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company’s or the Acquiror’s management as to the expected future financial performance of the Company or the Acquiror, as the case may be, and the Expected Synergies. We have further assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company, a portion of which is payable upon the delivery of this letter, and a significant portion of which is payable contingent upon the consummation of the Merger. In addition, the Company has agreed to

C-2

Board of Directors
C-COR Incorporated
60 Decibel Road
State College, Pennsylvania 16801

indemnify us for certain liabilities arising out of our engagement. In the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as the Acquiror Shares and other securities of the Acquiror, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto or as to what form of Consideration such shareholder should elect. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Shares.

We are not expressing any opinion herein as to the prices at which the Company Shares or the Acquiror Shares will trade following the announcement or consummation of the Merger.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration is fair from a financial point of view to the holders of the Company Shares.

Very truly yours,

/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

C-3